      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998


                                                      REGISTRATION NO. 333-42293
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                          6512/6513                          75-2531304
   (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)           Identification Number)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102

                           TELEPHONE: (817) 877-0477

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ---------------------

                               GERALD W. HADDOCK
               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102

                           TELEPHONE: (817) 877-0477

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                   Copies to:

              ROBERT B. ROBBINS, ESQ.                               DAVID M. DEAN, ESQ.
             SYLVIA M. MAHAFFEY, ESQ.                CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
          SHAW PITTMAN POTTS & TROWBRIDGE                       777 MAIN STREET, SUITE 2100
                2300 N STREET, N.W.                               FORT WORTH, TEXAS 76102
              WASHINGTON, D.C. 20037

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998


               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                               OFFER TO EXCHANGE

    6 5/8% NOTES DUE 2002 FOR ANY AND ALL OUTSTANDING 6 5/8% NOTES DUE 2002 7 1/8% NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 7 1/8% NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON             ,
1998 UNLESS EXTENDED.

     Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), is making this exchange offer (the "Exchange Offer") to provide holders of its outstanding 6 5/8% Notes due 2002 and its outstanding 7 1/8% Notes due 2007 the opportunity to exchange those Notes (collectively, the "Private Notes"), which are not freely transferable, for the 6 5/8% Notes due 2002 and the 7 1/8% Notes due 2007 offered hereby (collectively, the "Exchange Notes"), which will be subject to fewer restrictions on transfer, as discussed below. The Private Notes and the Exchange Notes are sometimes collectively referred to as the "Notes."

     There are risks associated with continued investment in the Operating Partnership's securities, which generally could adversely affect the financial condition and results of operations of the Operating Partnership (and potentially the Operating Partnership's ability to satisfy its obligations under the Notes) or otherwise reduce the value of the Notes. The material risks include:

     - By not exchanging their Private Notes, investors risk holding on to an investment that is subject to restrictions on sale that will not apply to the Exchange Notes, but unless a public market develops (which cannot be guaranteed) it also may be difficult to sell the Exchange Notes.


     - The Exchange Notes, like the Private Notes, are subordinated to secured debt of the Operating Partnership and its subsidiaries totaling approximately $768 million at March 31, 1998, and will be subordinated to future liabilities of the subsidiaries and certain additional secured debt of the Operating Partnership and its subsidiaries.


     - A significant portion of the Operating Partnership's assets are located in, and revenues are derived from, the Dallas/Fort Worth and Houston metropolitan areas, either or both of which could experience an economic decline that would adversely affect the financial condition and results of operations of the Operating Partnership.

     - The Operating Partnership does not control the operation of certain properties from which it derives a substantial amount of revenue (including its hotels, residential development properties, behavioral healthcare facilities and investment in refrigerated warehouses) or the real estate investments that it owns jointly with unrelated persons. As a result, the Operating Partnership is unable to control the timing or amount of revenues it receives from these investments and is dependent on the ability of its tenants or co-owners to manage the properties successfully.

     - The Operating Partnership will be subject to particular risks for each type of real estate asset in which it invests, including risks specific to the office, healthcare, hotel and refrigerated warehouse industries.

     - Conflicts of interest exist or may arise due to relationships or contractual arrangements between or among the Operating Partnership, persons and entities related to the Operating Partnership and management of the Operating Partnership and the related persons. These conflicts of interests may lead to decisions that are not exclusively in the interest of the Operating Partnership.

     - There can be no assurance that the Operating Partnership will be able to continue to manage its rapid growth effectively, and the failure to do so could have an adverse effect on its financial condition and results of operations.

   SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE
                                EXCHANGE NOTES.

     The 6 5/8% Exchange Notes due 2002 will mature on September 15, 2002, and the 7 1/8% Exchange Notes due 2007 will mature on September 15, 2007. The Exchange Notes may be redeemed, at the option of the

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1998

                                             [Cover page continued on next page]

[Cover page continued from prior page]

Operating Partnership, at any time, at a redemption price equal to the sum of the unpaid principal amounts, accrued interest and an additional amount described in "Description of the Exchange Notes -- Optional Redemption." Interest on the Exchange Notes will be payable semi-annually in arrears on each September 15 and March 15, commencing March 15, 1998. The interest rate on each series of the Exchange Notes is subject to a temporary or permanent increase of
37.5 basis points in the event that the Notes in that series do not obtain and retain an investment grade rating (generally, one of the top four ratings assigned by certain rating agencies) from two rating agencies by September 22, 1998. The interest rate on the Private Notes increased by 50 basis points, effective March 22, 1998, to 7 1/8% for the Private Notes due 2002 and 7 5/8% for the Private Notes due 2007. This interest rate increase will remain in effect until consummation of the Exchange Offer. Upon consummation of the Exchange Offer, the interest rate increase will be eliminated and the Exchange Notes and the Private Notes that remain outstanding will bear interest at their stated rates at 6 5/8% for the Notes due 2002 and 7 1/8% for the Notes due 2007.

     The Operating Partnership will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on
            , 1998 (the "Expiration Date"), unless the Exchange Offer is extended by the Operating Partnership in its sole discretion. The Operating Partnership believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased the Private Notes directly from the Operating Partnership or (ii) a person that is an affiliate of the Operating Partnership within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Operating Partnership that such conditions have been met. This Prospectus, as it may be amended or supplemented from time to time, also may be used by a broker-dealer in connection with any resale of the Exchange Notes received for Private Notes where such Private Notes were acquired by a broker-dealer as a result of market-making or other trading activities. The Operating Partnership has agreed that for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resales. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

     Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial owner's behalf. Any such beneficial owner that wishes to tender on its own behalf must, prior to completing and executing the letter of transmittal delivered herewith and delivering its Private Notes, either make appropriate arrangements to register ownership of the Private Notes in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time, and it may not be possible to complete the transfer prior to the Expiration Date.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................     1
  The Operating Partnership...........     1
  Summary Risk Factors................     4
  Conflicts of Interest...............     5
  The Exchange Offer..................     6
  The Exchange Notes..................     8
  No Cash Proceeds to the Operating
     Partnership......................    10
  Summary Selected Financial Data.....    11
RISK FACTORS..........................    13
  Restrictions on Transfer Continue
     After Failure to Comply with
     Exchange Procedures..............    13
  No Current Public Market for
     Exchange Notes Which Could Make
     Sale of Exchange Notes More
     Difficult........................    13
  Notes Subordinate to Certain Other
     Operating Partnership
     Indebtedness.....................    13
  Regional Concentration of Assets
     Increases Effects of Adverse
     Trends in Certain Markets........    14
  Operating Partnership Does Not Fully
     Control Certain Investments and
     Consequently has No Control Over
     Revenues from the Investments....    14
     Revenues from Hotels Dependent on
       Third-Party Operators and
       Hospitality Industry...........    14
     Lack of Control of Residential
       Development Corporations and
       Dividends......................    14
     Americold and URS Partnerships
       Controlled by Third Parties....    15
     Revenues from Proposed
       Casino/Hotel Investment
       Dependent on Third-Party
       Operators and Casino/Hotel
       Industry.......................    15
  Real Estate Risks Specific to the
     Operating Partnership's
     Business.........................    15
     Risks Related to Investment
       Strategy.......................    15
     Joint Ownership of Assets Limits
       Operating Partnership's
       Flexibility with Investments...    16
     Risks that Adequate Financing
       will not be Available to
       Refinance Station Debt.........    16
  Conflicts of Interest...............    16
     Common Management and Ownership..    16
     Relationship with Crescent
       Operating......................    17
     Relationship with Magellan Health
       Services, Inc. ................    17
     Joint Investments................    18


                                        PAGE
                                        ----
     Competition for Management
       Time...........................    18
     Legal Representation.............    18
  Risk of Inability to Manage Rapid
     Growth and Acquisition of
     Substantial New Assets
     Effectively......................    18
  General Real Estate Risks Affecting
     the Operating Partnership........    18
     Operating Partnership's Inability
       to Control Certain Factors
       Affecting Performance and
       Value..........................    18
     Real Estate Investments are
       Illiquid.......................    18
     Risk of Environmental
       Liability......................    19
  Financially Distressed Properties
     Are Riskier Investments than
     Other Properties.................    19
  Noteholders Cannot Control Changes
     in Policies......................    19
  Operating Partnership's Success
     Depends on Key Personnel.........    20
  Limited Restrictions on Increases in
     Debt.............................    20
THE OPERATING PARTNERSHIP.............    20
  Investment Strategy.................    21
  Operating Strategy..................    22
  Financing Strategy..................    23
CONFLICTS OF INTEREST.................    24
  Common Management, Ownership and
     Investments......................    24
  Relationship with Crescent
     Operating........................    25
  Joint Investments...................    25
  Competition for Management Time.....    25
  Legal Representation................    25
  Conflicts Resolution Procedures.....    26
RECENT DEVELOPMENTS...................    26
  Pending Transaction with Station
     Casinos, Inc.....................    26
     Proposed Merger with Station.....    26
     Station Performance..............    28
     Station Properties...............    28
     Station Competition..............    33
     Station Environmental Matters....    34
     Station Litigation...............    34
     Station Government Regulation....    36
NO CASH PROCEEDS TO THE OPERATING
  PARTNERSHIP.........................    36
CAPITALIZATION........................    37
THE EXCHANGE OFFER....................    38
  Purpose of the Exchange Offer.......    38
  Terms of the Exchange Offer.........    38
  Expiration Date; Extensions;
     Amendments.......................    39

                                        PAGE
                                        ----
  Interest on the Exchange Notes and
     Accrued Interest on the Private
     Notes............................    39
  Resale of the Exchange Notes........    40
  Procedures for Tendering............    40
  Return of Private Notes.............    42
  Book-Entry Transfer.................    43
  Guaranteed Delivery Procedures......    43
  Withdrawal of Tenders...............    43
  Termination of Certain Rights.......    44
  Exchange Agent......................    44
  Fees and Expenses...................    44
  Consequence of Failure to
     Exchange.........................    45
  Accounting Treatment................    45
DESCRIPTION OF THE EXCHANGE NOTES.....    45
  General.............................    45
  Principal and Interest..............    46
  Optional Redemption.................    47
  Rating..............................    47
  Certain Covenants...................    47
  Merger, Consolidation or Sale.......    50
  Global Securities...................    50
  Events of Default, Notice and
     Waiver...........................    52
  Modification of the Indenture.......    53
  Satisfaction and Discharge..........    54
  No Conversion Rights................    54
  Payment.............................    54
  Governing Law.......................    54
SELECTED FINANCIAL DATA...............    55
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF THE OPERATING
  PARTNERSHIP.........................    58
  Liquidity and Capital Resources.....    60
  Funds from Operations...............    66
RATIOS OF EARNINGS TO FIXED CHARGES...    69
BUSINESS AND PROPERTIES...............    70
  Office Properties...................    70
  Lease Expirations of Office
     Properties.......................    75
  Office Property Market
     Information......................    76
  Behavioral Healthcare Facilities....    77
  Hotel Properties....................    78
  Refrigerated Warehouse Investment...    78
  Residential Development
     Properties.......................    79



                                        PAGE
                                        ----
  Retail Properties...................    80
  Recent Acquisitions.................    80
  Competition.........................    81
  Interest Rates......................    82
  Year 2000 Compliance................    82
  Employees...........................    83
  Insurance...........................    83
  Legal Proceedings...................    83
  Environmental Matters...............    83
CERTAIN POLICIES......................    84
  Investment Policies.................    84
  Financing Policies..................    85
  Working Capital Reserves............    86
  Other Policies......................    86
MANAGEMENT............................    87
  Management of the Operating
     Partnership......................    87
  Executive Compensation..............    90
  Option Grants in 1997...............    92
  Option Exercises and Values at
     December 31, 1997................    92
  Employment Agreements...............    93
  Agreements Not To Compete...........    93
  Compensation Policies...............    93
PRINCIPAL SHAREHOLDERS................    94
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................    97
STRUCTURE OF THE OPERATING
  PARTNERSHIP.........................   102
U.S. FEDERAL INCOME TAX
  CONSEQUENCES........................   103
  Exchange Offer......................   103
PLAN OF DISTRIBUTION..................   104
AVAILABLE INFORMATION.................   104
EXPERTS...............................   105
LEGAL MATTERS.........................   105
GLOSSARY..............................   106
INDEX TO FINANCIAL STATEMENTS.........   F-1
APPENDIX A............................   A-1
  Nevada Gaming Regulations...........   A-1
  Nevada Liquor Regulations...........   A-5
  Missouri Gaming Regulations.........   A-5

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. The offer by the Operating Partnership to exchange the 6 5/8% Notes due 2002 (the "2002 Exchange Notes") and 7 1/8% Notes due 2007 (the "2007 Exchange Notes" and, together with the 2002 Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its outstanding 6 5/8% Notes due 2002 (the "2002 Private Notes") and its outstanding 7 1/8% Notes due 2007 (the "2007 Private Notes" and, together with the 2002 Private Notes, the "Private Notes") is referred to as the "Exchange Offer." The Private Notes and the Exchange Notes are sometimes collectively referred to as the "Notes." All references to the "Operating Partnership" include Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, and those entities in which Crescent Real Estate Equities Limited Partnership has a substantial ownership interest or control, unless the context indicates otherwise. The Operating Partnership is controlled by Crescent Real Estate Equities Company (the "Company"), a self-administered and self-managed equity real estate investment trust, through the Company's ownership of all of the outstanding stock of Crescent Real Estate Equities, Ltd., a Delaware corporation (the "General Partner"), which is the sole general partner of the Operating Partnership. The Company, which is based in Fort Worth, Texas, operates as a real estate investment trust for federal income tax purposes (a "REIT").

                           THE OPERATING PARTNERSHIP


     The Operating Partnership owns a portfolio of real estate assets (the "Properties") consisting, as of March 31, 1998, primarily of 88 office properties (the "Office Properties") located in 30 metropolitan submarkets in Texas, Colorado, Arizona, Louisiana, Nebraska, New Mexico, California, Washington, D.C. and Florida, 89 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), seven full-service hotels with a total of 2,276 rooms and two destination health and fitness resorts that can accommodate up to 452 guests daily (collectively, the "Hotel Properties"), real estate mortgages relating to and non-voting common stock in five residential development corporations (the "Residential Development Corporations") which own interests in 12 residential development properties (the "Residential Development Properties"), and seven retail properties with an aggregate of approximately 771,000 net rentable square feet (the "Retail Properties"). In addition, the Operating Partnership owns an indirect 38% interest in each of two corporations that currently own and operate approximately 80 refrigerated warehouses with an aggregate of approximately 394 million cubic feet, one of which has also entered into an agreement to purchase the assets of a company that operates nine additional refrigerated warehouses (the "Refrigerated Warehouse Investment"). See "Business and Properties" for a more detailed description of the Operating Partnership's business and assets, and "Recent Developments" for a detailed description of the Operating Partnership's proposed acquisition of a corporation that owns primarily four full-service casino/hotels and two riverboat casinos (collectively, the "Casino/Hotel Properties").

INVESTMENT STRATEGY

     The Operating Partnership believes that it will be able to identify substantial opportunities for future real estate investments from a variety of sources, including life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets, public and private sellers requiring complex disposition structures and other domestic and international sources. The Operating Partnership intends to continue utilizing its extensive network of relationships, its ability to identify underperforming assets, its market reputation and its ready access to capital to achieve favorable returns on invested capital and growth in cash flow by:

     - acquiring high-quality office properties at prices significantly below their estimated replacement cost in selected core markets and submarkets that management expects to experience above-average population and employment growth; and

     - employing the corporate, transactional and financial skills of the Operating Partnership's management team to structure innovative investments in other types of real estate assets (such as its recent Refrigerated Warehouse Investment, its acquisition of the Behavioral Healthcare Facilities and its Pending Investment in the Casino/Hotel Properties).

     See "The Operating Partnership -- Investment Strategy."

OPERATING AND FINANCING STRATEGIES

     The Operating Partnership seeks to enhance its operating performance and financial position by:

     - applying well-defined leasing strategies in order to capture the potential rental growth in the Operating Partnership's existing portfolio of Office Properties as occupancy and rental rates increase with the recovery of the markets and submarkets in which the Operating Partnership has invested;

     - achieving a high tenant retention rate at the Operating Partnership's Office Properties through quality service, individualized attention to its tenants and active preventive maintenance programs;

     - empowering management and employing compensation formulas linked directly with enhanced operating performance of the Operating Partnership and its Properties; and

     - optimizing the use of debt and other sources of financing to create a flexible and conservative capital structure that will allow the Operating Partnership to continue its investment strategy.

     See "The Operating Partnership -- Operating Strategy" and "The Operating Partnership -- Financing Strategy."

PROPERTIES


     The following table sets forth, for the three months ended March 31, 1998, the Operating Partnership's earnings before interest expense, depreciation, amortization and minority interest ("EBIDA"), on a percentage basis, by type of Property, after giving effect to investments completed after January 1, 1998, as if they had occurred on January 1, 1998.


                                                              PERCENT
                                                                OF
                       PROPERTY TYPE                           EBIDA
                       -------------                          -------
Office Properties...........................................     60%
Behavioral Healthcare Facilities............................     12
Hotel Properties............................................     11
Refrigerated Warehouse Investment...........................      8
Residential Development Properties..........................      8
Retail Properties...........................................      1
                                                                ---
                                                                100%
                                                                ===


     The following table sets forth, for the three months ended March 31, 1998, the EBIDA of the Operating Partnership, on a percentage basis, by type of Property, after giving effect to the Pending Investment in the Casino/Hotel Properties and investments completed after January 1, 1998, as if they had occurred on January 1, 1998.


                                                              PERCENT
                                                                OF
                       PROPERTY TYPE                           EBIDA
                       -------------                          -------
Office Properties...........................................     43%
Casino/Hotel Properties.....................................     27
Behavioral Healthcare Facilities............................      9
Hotel Properties............................................      8
Refrigerated Warehouse Investment...........................      6
Residential Development Properties..........................      6
Retail Properties...........................................      1
                                                                ---
                                                                100%
                                                                ===


RECENT DEVELOPMENTS


     The following briefly summarizes the Operating Partnership's Pending Investment as of the date of this Prospectus. A more detailed description of this proposed investment is contained in "Recent Developments -- Pending Transaction with Station Casinos, Inc."

     Station Casinos, Inc. On January 16, 1998, the Company entered into an agreement and plan of merger under which Station Casinos, Inc. ("Station") will merge with and into the Company. Station is an established multi-jurisdictional gaming company that owns and operates, through wholly-owned subsidiaries, six distinctly-themed casino/hotel properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri.

     As a result of the merger, the Operating Partnership will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the merger, as described below. It is presently anticipated that, immediately prior to the merger, certain operating assets and the employees of Station will be transferred to a limited liability company to be owned 50% by Crescent Operating, Inc. or another entity designated by the Company, 24.9% by a newly formed entity owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity owned by other members of Station management. The newly formed limited liability company, as lessee, will operate the six Casino/Hotel Properties currently operated by Station pursuant to a lease with the Operating Partnership. The Operating Partnership also will enter into a right of first refusal and non-competition agreement with the lessee. See "Recent Developments -- Pending Transaction with Station Casinos, Inc."

     In order to effect the merger, the Company will issue .466 of its common shares of beneficial interest ("Common Shares") for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the merger. In addition, the Company will create a new class of preferred shares (the "Preferred Shares") which will be exchanged, upon consummation of the merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the merger.


     The merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the merger and the Operating Partnership's assumption and/or refinancing of approximately $900 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.731 billion.


     In connection with the merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the merger. The purchase will be made in increments, or in a single transaction, upon call by Station subject to certain conditions, whether or not the merger is consummated.

     It is anticipated that the Merger and the associated transactions will be consummated in the fourth quarter of 1998, although there can be no assurances that the Merger will be consummated on the terms described herein.

                              SUMMARY RISK FACTORS

     The "Risk Factors" section discusses in detail the more important risks associated with an investment in the debt of the Operating Partnership, including risks associated with exchanging or not exchanging Private Notes in the Exchange Offer, risks associated with the manner in which the Operating Partnership conducts its business and risks associated with the Operating Partnership's investment in real estate such as the Properties. These risks, which generally could adversely affect the financial condition and results of operations of the Operating Partnership (and potentially the Operating Partnership's ability to satisfy its obligations under the Notes) or otherwise reduce the value of the Notes, include:

     - Risks that holders of Private Notes who do not exchange those Notes will hold an investment subject to restrictions on transfer not applicable to the Exchange Notes and that it also may be difficult to sell the Exchange Notes unless a public market for the Exchange Notes develops, which cannot be guaranteed.

     - Risks that payments due under the Exchange Notes are subordinated to the liabilities of the Operating Partnership's subsidiaries and are effectively subordinated to the Operating Partnership's existing secured indebtedness.

     - Risks that the Operating Partnership's assets are concentrated in the Dallas/Fort Worth and Houston metropolitan areas and that the Operating Partnership's financial condition and results of operations could be adversely affected by an economic decline in either of these areas.

     - Risks related to the fact that the Operating Partnership does not control the operation of certain of the Properties from which it derives substantial revenue, which means that the Operating Partnership is unable to control the timing or amount of revenue it receives from those investments and is dependent on the ability of its tenants or co-owners to manage the Properties successfully.

     - Risks related to the different types of assets in which the Operating Partnership invests, including risks specific to the office, healthcare, hotel and refrigerated warehouse industries.


     - Risks that conflicts of interest that exist or may arise due to relationships or contractual arrangements between the Operating Partnership, affiliates of the Operating Partnership and management of the Operating Partnership and such affiliations may lead to decisions that are not exclusively in the interest of the Operating Partnership.


     - Risks related to the Operating Partnership's ability to manage its rapid growth effectively.

                             CONFLICTS OF INTEREST

     The following summarizes the principal conflicts of interest to which the Operating Partnership is subject. A more detailed description is contained in "Risk Factors -- Conflicts of Interest" and "Conflicts of Interest."

     Common Ownership by Senior Management. In April 1997, the Operating Partnership established a new Delaware corporation, Crescent Operating, Inc. ("Crescent Operating"). All of the outstanding common stock of Crescent Operating was distributed, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997. Richard E. Rainwater, John C. Goff and Gerald W. Haddock, together with the other management of the Company and the General Partner with a rank of Vice President or higher appearing in the management chart in the "Management" section below, beneficially owned, as of April 13, 1998, an approximately 14.3% equity interest in the Operating Partnership, both directly through their ownership of 9,529,030 Units in the Operating Partnership and indirectly through their ownership of 9,190,948 Common Shares of the Company, and approximately the same percentage of the outstanding common stock of Crescent Operating through their ownership of 1,712,251 shares of Crescent Operating common stock. The common management and ownership among these entities may lead to the conflicts of interest described below in connection with transactions between or among the Operating Partnership, the Company and Crescent Operating, because, due to the conflicts, management of the Operating Partnership may not have the same financial interests as the other shareholders or investors in the Operating Partnership.

     Relationship with Crescent Operating. Crescent Operating and the Operating Partnership have entered into an agreement which provides, subject to certain terms, that the Operating Partnership will provide Crescent Operating with a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with the Company's status as a REIT, it is required to enter into a "master" lease arrangement, provided that Crescent Operating and the Operating Partnership negotiate a mutually satisfactory lease arrangement and the Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. As to opportunities for Crescent Operating to become the lessee of any assets under a master lease arrangement, the agreement provides that the Operating Partnership must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with the Operating Partnership on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Crescent Operating and the Operating Partnership may agree), the Operating Partnership may offer the opportunity to others, on terms not more favorable than those offered to Crescent Operating, for a period of one year thereafter before it must again offer the opportunity to Crescent Operating in accordance with the procedures specified above. The Operating Partnership may, in its discretion, offer any investment opportunity other than a lessee opportunity to Crescent Operating upon such notice and other terms as the Operating Partnership may determine.

     Subsidiaries of Crescent Operating are the lessees of each of the Hotel Properties. Crescent Operating also owns a 50% interest in the lessee and operator of the Behavioral Healthcare Facilities, which is the Operating Partnership's largest tenant in terms of base rental revenues. On March 5, 1998, Crescent Operating entered into a definitive agreement to acquire from a subsidiary of Magellan Health Services, Inc. the remaining 50% interest in such lessee that Crescent Operating does not already own. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, and Gerald W. Haddock serves as the President, Chief Executive Officer and a director of Crescent Operating, the General Partner and the Company. Due to the common management and ownership between the Operating Partnership and Crescent Operating, management of the Operating Partnership could experience conflicts of interest in the event of a dispute relating to any of the leases of which Crescent Operating is the lessee or if there were a default by Crescent Operating under a lease. Conflicts of interest also could arise in connection with the renegotiation or renewal of any lease or other agreement with Crescent Operating.

     Relationship with Magellan Health Services, Inc. Mr. Rainwater, along with certain affiliates and members of his family, owns approximately 19% of the outstanding common stock of Magellan Health Services, Inc., a subsidiary of which is a 50% owner (along with Crescent Operating) of the lessee of the Behavioral Healthcare Facilities. Mr. Rainwater's spouse, Darla D. Moore, is a member of the board of directors of Magellan Health Services, Inc. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating or the Operating Partnership, or vice versa.

                               THE EXCHANGE OFFER

     The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained in "The Exchange Offer."

THE EXCHANGE OFFER AND
CERTAIN
REGISTRATION RIGHTS          The Operating Partnership is hereby offering to
                             exchange 2002 Exchange Notes and 2007 Exchange
                             Notes for an equal aggregate principal amount of 2002 Private Notes and 2007 Private Notes, respectively, that are properly tendered and accepted.

                             Holders of Private Notes whose Private Notes are not tendered and accepted in the Exchange Offer will continue to hold such Private Notes and will continue to be subject to the rights and limitations applicable thereto, including existing restrictions upon transfer thereof. Further, the Operating Partnership will have no further obligation to holders of Private Notes which were eligible to participate in the Exchange Offer to provide for the registration under the Securities Act of any offering of the Private Notes held by them. See "The Exchange Offer -- Consequences of Failure to Exchange."

                             Based on interpretations set forth in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), the Operating Partnership believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business, is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Operating Partnership within the meaning of Rule 405 under the Securities Act. See "The Exchange Offer -- Resale of the Exchange Notes."

EXPIRATION DATE              The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1998 (the
                             "Expiration Date"), unless the Exchange Offer is extended by the Operating Partnership in its sole discretion, in which case the term "Expiration
                             Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange
                             Offer -- Expiration Date; Extensions; Amendments."

PROCEDURES FOR TENDERING
PRIVATE
NOTES Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the letter of transmittal accompanying this Prospectus (the "Letter of Transmittal"), or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to State Street Bank and Trust Company of Missouri, N.A., as exchange agent (the "Exchange Agent"), at the address set forth under "The Exchange
                             Offer -- Exchange Agent." By executing the Letter of Transmittal, the holder will represent to and agree with the Operating Partnership that, among other things, (i) any Exchange Notes acquired in exchange for Private Notes tendered thereby are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) the person receiving such Exchange Notes is not engaging in and does not intend to engage in a distribution of the Exchange Notes, (iii) the person receiving such Exchange Notes does not have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any other person receiving the Exchange Notes is an "affiliate," as defined in Rule 405 under the Securities Act, of the Operating Partnership. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS            Any beneficial owner whose Private Notes are
                             registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Any such beneficial owner that wishes to tender on its own behalf must, prior to completing and executing the Letter of Transmittal and delivering its Private Notes, either make appropriate arrangements to register ownership of the Private Notes in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time, and it may not be possible to complete the transfer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES                   Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures described under "The Exchange Offer -- Guaranteed
                             Delivery Procedures."

ACCEPTANCE OF THE PRIVATE
NOTES AND DELIVERY OF
THE EXCHANGE NOTES
                             Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Operating Partnership will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS            Tenders of Private Notes may be withdrawn at any
                             time prior to the Expiration Date by delivering a notice of withdrawal to the Exchange Agent prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who deposited the Private Notes to be withdrawn, (ii) identify the Private Notes to be withdrawn
                             (including the certificate number or numbers) and
                             (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered
                             (including any required
                             signature guarantees). See "The Exchange
                             Offer -- Withdrawal of Tenders."

FEDERAL INCOME TAX
CONSEQUENCES
                             There will be no federal income tax consequences to holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes will be the same as the federal income tax consequences of holding and disposing of the Private Notes. See "U.S. Federal Income Tax Consequences."

EXCHANGE AGENT               State Street Bank and Trust Company of Missouri,
                             N.A. is serving as the Exchange Agent in connection with the Exchange Offer. State Street Bank and
                             Trust Company of Missouri, N.A. also serves as trustee (the "Trustee") under the indenture relating to the Notes.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to the $150 million aggregate principal amount of the 2002 Private Notes and to the $250 million aggregate principal amount of the 2007 Private Notes. The form and terms of the 2002 Exchange Notes and the 2007 Exchange Notes are identical in all material respects to the form and terms of the 2002 Private Notes and the 2007 Private Notes, respectively, except that the Exchange Notes will not bear legends restricting the transfer thereof and the holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under a registration rights agreement, which rights will terminate upon consummation of the Exchange Offer. The 2002 Exchange Notes and the 2007 Exchange Notes will evidence the same indebtedness as the 2002 Private Notes and the 2007 Private Notes, respectively (which they replace), and will be issued under, and be entitled to the benefits of, an indenture, dated as of September 22, 1997 (the "Indenture"), between the Operating Partnership and the Trustee. For further information and for definitions of certain capitalized terms, see "Description of the Exchange Notes."

ISSUER                       Crescent Real Estate Equities Limited Partnership

EXCHANGE NOTES               $150 million aggregate principal amount of 6 5/8%
                             Notes due 2002, and $250 million aggregate principal amount of 7 1/8% Notes due 2007.

MATURITY The 2002 Exchange Notes will mature on September 15, 2002, and the 2007 Exchange Notes will mature on September 15, 2007.

INTEREST PAYMENT DATES       Interest on the Exchange Notes is payable
                             semi-annually in arrears on each September 15 and March 15, commencing March 15, 1998, through maturity. The Exchange Notes will bear interest from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March
                             15, 1998). In the Letter of Transmittal, holders of
                             Private Notes whose Private Notes are accepted for exchange will waive the right to receive any payment in respect of interest on the Private Notes accrued from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March
                             15, 1998) to the date of the issuance of the Exchange Notes. In certain circumstances, the interest rate on the Exchange Notes is subject to adjustment. See "-- Rating," below. The interest rate on the Private Notes increased by 50 basis points, effective March 22, 1998, to 7 1/8% for the 2002 Private Notes and 7 5/8% for the 2007 Private
                             Notes. This interest rate increase will remain in effect until consummation of the Exchange Offer.
                             Upon consummation of the Exchange Offer, the interest rate increase will be eliminated and the Exchange Notes and the Private Notes that remain outstanding will bear interest at their stated rates of 6 5/8 for the Notes due 2002 and
                            7 1/8 for the Notes due 2007.


RANKING The Exchange Notes are unsecured obligations of the Operating Partnership and will have equal priority of security with each other and with all other unsecured and unsubordinated obligations of the Operating Partnership, including Private Notes that remain outstanding following the Exchange Offer. The Exchange Notes will be effectively subordinated to the claims of any secured mortgage lender to the extent of the value of the property securing such indebtedness. The Exchange Notes also will be effectively subordinated to all existing and future third-party indebtedness and other liabilities of the Subsidiaries. As of March 31, 1998, after giving pro forma effect to investments completed after March 31, 1998, the Pending Investment and related financing, the Operating Partnership and its Subsidiaries collectively had total indebtedness of $3,073 million, which consisted of $815 million of secured indebtedness (of which $253 million was secured indebtedness of the Operating Partnership and $562 million was secured indebtedness of its Subsidiaries) and $2,258 million of unsecured and unsubordinated indebtedness (all of which was unsecured and unsubordinated indebtedness of the Operating Partnership). See "Capitalization."


LIMITATIONS ON INCURRENCE
OF DEBT The Indenture contains various covenants, including covenants limiting the ability of the Operating Partnership and its Subsidiaries to incur additional secured and unsecured debt unless certain financial standards are satisfied. See "Description of the Exchange Notes -- Certain Covenants."

OPTIONAL REDEMPTION          The Exchange Notes are redeemable at any time at
                             the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest, if any, to the redemption date and (ii) the Make-Whole
                             Amount, if any. For a description of this calculation, including the calculation of the Make-Whole Amount, as well as information relating to redemption procedures, see "Description of the Exchange Notes -- Optional Redemption."

RATING The Operating Partnership has agreed to obtain a rating of the Private Notes and/or the Exchange Notes from Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, and Moody's Investors Services, Inc. (each a "Rating Agency," and together, the "Rating Agencies"). Under certain circumstances in which, prior to September 22, 1998, a series of the Private Notes or the Exchange Notes does not have a rating that is in one of such Rating Agency's generic rating categories which signifies investment grade (an "Investment Grade Rating"), which are generally accepted to be the four highest rating categories for corporate debt, the interest rate for such series shall increase by
                             37.5 basis points (the "Rating Adjustment"). Any Rating Adjustment applicable to a series may be eliminated for periods prior to September 22, 1998 during which the series has an Investment Grade Rating, but the interest rate in effect for each series of Private Notes or Exchange Notes, as the case may be, will be fixed on September 22, 1998 for the remainder of the term of such series. See "Description of the Exchange Notes -- Rating."

                 NO CASH PROCEEDS TO THE OPERATING PARTNERSHIP

     The Operating Partnership will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration of its issuance of the 2002 Exchange Notes and the 2007 Exchange Notes as contemplated in this Prospectus, the Operating Partnership will receive 2002 Private Notes and 2007 Private Notes, respectively, representing an equal aggregate principal amount. The Private Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding indebtedness of the Operating Partnership. The proceeds from the issuance of the Private Notes were used to fund the acquisition of Houston Center, repay amounts outstanding under the Credit Facility and to repay additional short-term indebtedness, as described in the pro forma financial statements presented in "Summary Selected Financial Data" and "Selected Financial Data."

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth certain summary financial information for the Operating Partnership on a pro forma and historical basis and for the Rainwater Property Group (the Operating Partnership's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares of the Company in connection with the formation of the Company and the Operating Partnership. Such information should be read in conjunction with "Selected Financial Data."


     The pro forma information for the three months ended March 31, 1998 and the year ended December 31, 1997 assumes completion, as of January 1, 1997 in determining balance sheet, operating and other data, of (i) the Company's public offering of its Common Shares in April 1997 (the "April 1997 Offering") and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the Company's offering of 4,700,000 Common Shares to an affiliate of Union Bank of Switzerland (the "UBS Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $145 million of indebtedness under the Credit Facility, (iii) the Operating Partnership's offering of the Private Notes in an aggregate principal amount of $400 million (the "September Note Offering") and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the Company's public offering of its Common Shares in October 1997 (the "October 1997 Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Company's offering of 5,375,000 Common Shares to Merrill Lynch International (the "Merrill Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $199.9 million of indebtedness under the Credit Facility, (vi) the Company's public offering of 8,000,000 Preferred Shares in February 1998 and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $191.5 million of indebtedness under the Credit Facility,
(vii) the Company's public offering of 1,365,138 Common Shares to Merrill Lynch & Co. in April 1998, which Merrill Lynch & Co. deposited with the trustee of a unit investment trust ("Unit Investment Trust Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $44 million of indebtedness under the Credit Facility,
(viii) Property acquisitions, other investments and related financing and share issuances during 1997 and 1998, and (ix) the Pending Investment and related financing, including $1.04 billion for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger with Station.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                  PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT PER PARTNER INTEREST DATA)


                                                         OPERATING PARTNERSHIP
                                     --------------------------------------------------------------

                                         THREE MONTHS ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                     ------------------------------------   -----------------------
                                        1998         1998         1997         1997         1997
                                     ----------   ----------   ----------   ----------   ----------
                                     PRO FORMA                              PRO FORMA
OPERATING DATA:
Total revenue......................  $  214,453   $  161,149   $   80,930   $  789,489   $  447,373
Operating income (loss)............      49,909       41,309       16,144      141,547      111,281
Income (loss) before minority
 interest and extraordinary item...      56,240       47,154       20,245      177,823      135,024
Preferred distributions............  $    5,186   $    1,575   $       --   $   20,745           --
Net income available to
 partners'.........................  $   50,654   $   45,179   $   19,829   $  155,644   $  133,590
BALANCE SHEET DATA (AT PERIOD END):
Total assets.......................  $6,432,220   $4,594,600   $1,993,007   $       --   $4,182,875
Total debt.........................   3,072,777    1,974,927      934,766           --    1,710,124
Total partners' capital............   3,252,465    2,512,695      985,954           --    2,317,353
OTHER DATA:
Funds from Operations before
 minority interests(1)(2)..........  $  109,319   $   83,544   $   33,591   $  367,469   $  214,396
Distribution per partner
 interest..........................          --   $      .76   $      .61           --   $     2.74
Weighted average partner
 interests -- basic(2).............  74,684,485   65,531,563   42,792,928   74,684,485   53,417,790
Weighted average partner
 interests -- diluted(2)...........  77,260,143   67,875,734   44,569,749   76,984,912   55,486,730
Cash flow provided by (used in):
 Operating activities..............  $       --(3) $   11,491  $   30,614   $       --(3) $  211,452
 Investing activities..............          --(3)   (415,428)   (253,670)          --(3) (2,295,080)
 Financing activities..............          --(3)    405,798     239,922           --(3)  2,124,156
EBIDA(4)...........................     154,745      107,584       49,590      567,408      299,390
Total Debt to Total Assets(5)......         46%          41%          43%          46%          39%
Total Secured Debt to Total
 Assets(5).........................         12%          16%          29%          13%          18%
Ratio of Consolidated Income
 Available for Debt Service to
 Annual Debt Service Charge(5).....         2.8          3.1          3.4          2.6          3.4
Ratio of earnings to fixed
 charges(6)........................         1.9          2.3          2.3          1.7          2.5
Ratio of Funds from Operations
 before fixed charges to fixed
 charges(7)........................         2.9          3.3          3.1          2.6          3.3

                                                                                     RAINWATER PROPERTY
                                               OPERATING PARTNERSHIP                        GROUP
                                     ------------------------------------------   -------------------------
                                                                                   FOR THE
                                                                     FOR THE        PERIOD
                                                                   PERIOD FROM       FROM
                                                                   MAY 5, 1994    JANUARY 1,    YEAR ENDED
                                     YEAR ENDED DECEMBER 31,
                                     ---------------------------   DECEMBER 31,     MAY 4,     ------------
                                         1996           1995           1994          1994          1993
                                     ------------   ------------   ------------   ----------   ------------

OPERATING DATA:
Total revenue......................   $  208,861     $  129,960     $   50,343     $ 21,185      $ 57,168
Operating income (loss)............       44,101         30,858         10,864       (1,599)      (53,024)
Income (loss) before minority
 interest and extraordinary item...       47,951         36,358         12,595       (1,599)      (53,024)
Preferred distributions............           --             --             --           --            --
Net income available to
 partners'.........................   $   44,870     $   35,543     $   11,648     $ (1,599)     $(53,024)
BALANCE SHEET DATA (AT PERIOD END):
Total assets.......................   $1,733,540     $  965,232     $  538,354           --      $290,869
Total debt.........................      667,808        444,528        194,642           --       278,060
Total partners' capital............      988,005        479,517        328,448           --         2,941
OTHER DATA:
Funds from Operations before
 minority interests(1)(2)..........   $   87,616     $   64,475     $   32,723           --            --
Distribution per partner
 interest..........................   $     2.32     $     2.10     $     1.30           --            --
Weighted average partner
 interests -- basic(2).............   32,342,421     27,091,093     22,498,858           --            --
Weighted average partner
 interests -- diluted(2)...........   32,932,759     27,249,845     22,519,920           --            --
Cash flow provided by (used in):
 Operating activities..............   $   77,384     $   64,877     $   21,614     $  2,455      $  9,313
 Investing activities..............     (513,033)      (421,306)      (260,666)      (2,379)      (20,572)
 Financing activities..............      444,315        343,079        265,608      (21,310)       28,861
EBIDA(4)...........................      134,224         85,699         31,266       11,061        (5,717)
Total Debt to Total Assets(5)......          39%            47%            37%           --            --
Total Secured Debt to Total
 Assets(5).........................          37%            47%            37%           --            --
Ratio of Consolidated Income
 Available for Debt Service to
 Annual Debt Service Charge(5).....          3.1            4.6            9.0           --            --
Ratio of earnings to fixed
 charges(6)........................          2.0            2.6            3.9           --            --
Ratio of Funds from Operations
 before fixed charges to fixed
 charges(7)........................          2.9            3.9            8.4           --            --


---------------
(1) FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), and as used herein, means net income (loss) (determined in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed description of FFO, see "Selected Financial Data."
(2) Weighted average partner interests include, for purposes of this presentation, units of partnership interest relating to the general partner and limited partner interests in the Operating Partnership. Weighted average partner interest excludes preferred partner interests. The FFO calculation includes an adjustment for preferred dividends.
(3) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.
(4) EBIDA means earnings before interest expense, depreciation, amortization and minority interests. For a more detailed description of EBIDA, see "Selected Financial Data."
(5) See "Description of the Exchange Notes" for the definitions of capitalized terms.
(6) Ratio of earnings to fixed charges is computed as income from operations before minority interests and extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. For a more detailed description of ratio of earnings to fixed charges, see "Selected Financial Data."
(7) Ratio of FFO before fixed charges to fixed charges is computed as FFO plus fixed charges (excluding capitalized interest), divided by fixed charges. For a more detailed description of ratio of FFO before fixed charges to fixed charges, see "Selected Financial Data."

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before deciding whether or not to tender Private Notes in exchange for Exchange Notes pursuant to the Exchange Offer.

RESTRICTIONS ON TRANSFER CONTINUE AFTER FAILURE TO COMPLY WITH EXCHANGE
PROCEDURES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes along with a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Operating Partnership is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange.

     Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer."

     The Private Notes are eligible for trading in the Private Initial Offerings, Resales and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc. To the extent, however, that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited principal amount of the Private Notes that is expected to remain outstanding following the Exchange Offer. A small outstanding amount of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security.

NO CURRENT PUBLIC MARKET FOR EXCHANGE NOTES WHICH COULD MAKE SALE OF EXCHANGE NOTES MORE DIFFICULT

     The Operating Partnership does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval through any automated quotation system. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (the "Initial Purchasers") have advised the Operating Partnership that they currently intend to make a market in the Exchange Notes after the Exchange Offer as permitted by applicable laws and regulations, although they are not obligated to do so and may discontinue any market making activity at any time without notice. There can be no assurance regarding the future development of a market for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial public offering price of the Private Notes depending on many factors, including prevailing interest rates, the Operating Partnership's operating results and the market for similar securities. Further, holders of Private Notes who do not exchange those Notes will hold an investment subject to restrictions on transfer not applicable to the Exchange Notes and, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution."

NOTES SUBORDINATE TO CERTAIN OTHER OPERATING PARTNERSHIP INDEBTEDNESS

     The Operating Partnership derives the majority of its operating income from its Subsidiaries. The holders of the Notes will have no direct claim against the Subsidiaries for payment under the Notes. The Operating Partnership must rely on distributions and other payments from its Subsidiaries and the contribution of the net proceeds raised in public or private equity or debt offerings by the Company, or must raise funds in public or private equity or debt offerings or sell assets, to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. If the distributions and other payments from Subsidiaries and the contribution of the net proceeds raised in public or private equity or debt offerings by the Company are insufficient to meet such obligations, there can be no assurance that the Operating Partnership will be able to obtain such funds on acceptable terms or at all.

     The Notes will be effectively subordinated in right of payment to all existing and future liabilities of the Subsidiaries. See "-- Limited Restrictions on Increases in Debt," below. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of the Subsidiaries, the holders of any indebtedness of such Subsidiary will be entitled to payment thereof from the assets of such Subsidiary prior to the holders of any general unsecured obligations of the Operating Partnership, including the Notes.

     Because the Notes will be unsecured, they will be effectively subordinated to any secured indebtedness of the Operating Partnership to the extent of the value of the assets securing such indebtedness. See "-- Limited Restrictions on Increases in Debt," below. The Indenture permits the Operating Partnership and its Subsidiaries to incur additional secured indebtedness provided certain conditions are satisfied. See "Description of the Exchange Notes -- Certain Covenants." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Operating Partnership, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes.

REGIONAL CONCENTRATION OF ASSETS INCREASES EFFECTS OF ADVERSE TRENDS IN CERTAIN MARKETS

     A significant portion of the Operating Partnership's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas/Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas/Fort Worth or Houston metropolitan areas or other geographic markets in which the Operating Partnership in the future may acquire substantial assets could have an adverse effect on the financial condition and results of operations of the Operating Partnership and on the Operating Partnership's ability to satisfy its obligations as they become due.

OPERATING PARTNERSHIP DOES NOT FULLY CONTROL CERTAIN INVESTMENTS AND CONSEQUENTLY HAS NO CONTROL OVER REVENUES FROM THE INVESTMENTS

     REVENUES FROM HOTELS DEPENDENT ON THIRD-PARTY OPERATORS AND HOSPITALITY INDUSTRY. The Operating Partnership has leased the Hotel Properties to subsidiaries of Crescent Operating, and such subsidiaries, rather than the Operating Partnership, are entitled to exercise all rights of the owner of the respective hotel. The Operating Partnership will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between the years 2004 and 2012. As a result, the Operating Partnership will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Operating Partnership also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Operating Partnership under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Operating Partnership's results of operations, and ultimately its ability to meet its obligations, will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Operating Partnership expects, in accordance with the terms of the Intercompany Agreement (as defined in "-- Conflicts of Interest -- Relationship with Crescent Operating"), to lease any hotel properties that it may acquire in the future to Crescent Operating or any of its subsidiaries which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner.

     LACK OF CONTROL OF RESIDENTIAL DEVELOPMENT CORPORATIONS AND DIVIDENDS. The Operating Partnership is not able to elect the boards of directors of the Residential Development Corporations and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Operating Partnership does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities. The inability of the Operating Partnership to control its access to its dividends from the Residential Development Corporations increases the likelihood that such dividends might not be available to the Operating Partnership, which may adversely affect its results of operations and its ability to meet its obligations.

     AMERICOLD AND URS PARTNERSHIPS CONTROLLED BY THIRD PARTIES. The Operating Partnership owns, through two subsidiaries (the "Crescent Subsidiaries"), a 38% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and the other of which owns URS Logistics, Inc. ("URS"). Crescent Operating, through the Crescent Subsidiaries, owns a 2% interest in each of the partnerships. The remaining 60% interest in the partnerships is owned by two subsidiaries of Vornado Realty Trust (collectively, "Vornado"). The Operating Partnership currently owns all of the non-voting common stock, representing an approximately 95% economic interest, in each of the Crescent Subsidiaries, and Crescent Operating owns all of the voting stock, representing an approximately 5% economic interest, in each of the Crescent Subsidiaries. As a result, the Operating Partnership is not able to elect the boards of directors of the Crescent Subsidiaries and does not have the authority to control the management or operation of the Crescent Subsidiaries. Under the terms of the existing partnership agreements for each of the partnerships, the Operating Partnership does not have the right to participate in the decisions with respect to the Partnerships. Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both Crescent Operating and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of Crescent Operating and Vornado to agree on any of the specified major decisions pursuant to which the entire interest of Crescent Operating and the Operating Partnership or the entire interest of Vornado may be purchased by the other party. Until November 1, 2000, the buy-sell arrangement can only be exercised by Vornado. There can be no assurance that Vornado or Crescent Operating will operate the partnerships in a way that will maximize the Operating Partnership's return on its investment. See "-- Real Estate Risks Specific to the Operating Partnership's Business -- Joint Ownership of Assets Limits Operating Partnership's Flexibility with Investments."



     REVENUES FROM PROPOSED CASINO/HOTEL INVESTMENT DEPENDENT ON THIRD-PARTY OPERATORS AND CASINO/ HOTEL INDUSTRY. In connection with the proposed merger with Station (the "Merger"), the Operating Partnership intends to lease the Casino/Hotel Properties to a new limited liability company (the "Station Lessee") that will be owned 50% by former management of Station and 50% by Crescent Operating or one of its affiliates. The Operating Partnership expects that it will receive both base rent and a percentage of gross receipts above a certain minimum level pursuant to the leases, which will expire in 2008, subject to one, five-year renewal option. Although the rental payments have not yet been finally determined, it is anticipated that base rental payments will exceed 20% of current base rental revenues of the Operating Partnership on an annual basis. As a result of the percentage rent payments, the Operating Partnership will participate in the economic operations of the Casino/Hotel Properties only through its indirect participation in gross revenues. The amount of rent payable to the Operating Partnership under the leases with respect to the Casino/Hotel Properties will depend on the ability of the Station Lessee to maintain and increase revenues from the Casino/ Hotel Properties. Accordingly, the Operating Partnership's results of operations and its ability to meet its obligations will be affected by (i) changes in general and local economic conditions and the level of demand for the services of the Casino/Hotel Properties, a deterioration in either of which could adversely affect the Operating Partnership's results of operations and its ability to meet its obligations, (ii) competition in the casino/hotel industry, an increase in which could reduce the gross revenues at the Casino/Hotel Properties and adversely affect the Operating Partnership's results of operations and its ability to meet its obligations, (iii) governmental regulation that limits the ability of the Casino/Hotel Properties to continue conducting their business as presently conducted, (iv) any decision by the Nevada Gaming Commission or the Missouri Gaming Commission to suspend, revoke or not reissue a gaming license held by the Company or one of its Subsidiaries or the Station Lessee, which decision would adversely affect the ability of the Station Lessee to continue making its lease payments to the Operating Partnership and (v) the temporary or permanent loss of a riverboat or dockside facility due to casualty, mechanical failure or severe weather, which could prevent the Station Lessee from deriving revenue from the affected location and thereby decrease its ability to make lease payments to the Operating Partnership.


REAL ESTATE RISKS SPECIFIC TO THE OPERATING PARTNERSHIP'S BUSINESS

     The following risks, in addition to the other risks discussed herein, are the material risks relevant to an investment in the Notes.

     RISKS RELATED TO INVESTMENT STRATEGY. In implementing its investment strategies, the Operating Partnership has invested in a broad range of real estate assets, and in the future, it may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Operating Partnership will be able to implement its investment strategies successfully. As a result of its real estate investments, the Operating Partnership will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. The Operating Partnership is subject to the risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Similarly, the Operating Partnership is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon such Properties' ability to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities. In addition, the Operating Partnership is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the lessee of the Behavioral Healthcare Facilities to make the required lease payments (which equal more than 10% of the Operating Partnership's current base rental revenues); the effects of factors, such as regulation of the healthcare industry and limitations on government reimbursement programs, on the ability of the lessee to make the required lease payments; and the limited number of replacement tenants in the event of a default under, or non-renewal of, the lease. If any one or a combination of such risks were realized, the Operating Partnership could experience a material adverse change in its financial condition and results of operations, which could lead to difficulty in meeting its obligations.

     JOINT OWNERSHIP OF ASSETS LIMITS OPERATING PARTNERSHIP'S FLEXIBILITY WITH INVESTMENTS. The Operating Partnership has the right to invest, and in certain cases has invested, in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Operating Partnership's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Operating Partnership, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Operating Partnership or contrary to the Operating Partnership's policies or objectives. Because it gives a third party, which is not controlled by the Operating Partnership and which may have different goals and capabilities than the Operating Partnership, the opportunity to influence the return the Operating Partnership can achieve on some of its investments, joint ownership may adversely affect the ability of the Operating Partnership to meet its obligations. See "-- Operating Partnership Does Not Fully Control Certain Investments and Consequently Has No Control Over Revenues from the
Investments -- Americold and URS Partnerships Controlled by Third Parties."


     RISK THAT ADEQUATE FINANCING WILL NOT BE AVAILABLE TO REFINANCE STATION DEBT. Station currently has outstanding approximately $900 million of indebtedness at rates in excess of the Operating Partnership's current cost of capital. At the time of the closing of the Merger, as a result of covenants of certain Station indebtedness, the Operating Partnership will be required to refinance an aggregate of approximately $359 million of such outstanding indebtedness. In addition, the Operating Partnership intends to finance the transaction in part by incurring an additional $135 million in debt primarily related to transaction costs. There are no definitive agreements or arrangements for any such refinancing or the obtaining of any new debt, and there can be no assurance that the Operating Partnership will be able to complete the refinancing or obtain the necessary financing or that the terms thereof will be favorable to the Operating Partnership.


CONFLICTS OF INTEREST

     COMMON MANAGEMENT AND OWNERSHIP. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, and Gerald W. Haddock serves as the President, Chief Executive Officer and a director of Crescent Operating, the General Partner and the Company. As a result, Messrs. Rainwater, Goff and Haddock have fiduciary obligations to the Operating Partnership, the Company and Crescent Operating. Messrs. Rainwater, Goff and Haddock, together with the other management of the Company and the General Partner with a rank of Vice President or higher appearing in the management chart in the "Management" section below, beneficially owned, as of April 13, 1998, an approximately 14.3% equity interest in the Operating Partnership, both directly through their ownership of 9,529,030 Units in the Operating Partnership and indirectly through their ownership of 9,190,948 Common Shares of the Company, and approximately the same percentage of the outstanding common stock of Crescent Operating through their ownership of 1,712,251 shares of Crescent

Operating common stock. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership, the Company and Crescent Operating, because management of the Operating Partnership may not have the same financial interests as the other shareholders or other investors in the Operating Partnership. Members of management of the Operating Partnership who also own shares of Crescent Operating will have a financial interest in the success of Crescent Operating that will not be shared by shareholders of the Company or investors in the Operating Partnership, including holders of the Notes, who do not also own shares of Crescent Operating. There can be no assurance that, as a result of such conflicts, the Operating Partnership will not have less revenue available with which to satisfy its obligations when they become due. These conflicts and the material risks associated with them are set forth below.

     RELATIONSHIP WITH CRESCENT OPERATING. The Operating Partnership has entered into an agreement (the "Intercompany Agreement") with Crescent Operating, which provides, subject to certain terms, that the Operating Partnership will provide Crescent Operating with a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with the Company's status as a REIT, it is required to enter into a master lease arrangement, provided that Crescent Operating and the Operating Partnership negotiate a mutually satisfactory lease arrangement and the Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. As to opportunities for Crescent Operating to become the lessee of any assets under a master lease arrangement, the Intercompany Agreement provides that the Operating Partnership must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with the Operating Partnership on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Crescent Operating and the Operating Partnership may agree), the Operating Partnership may offer the opportunity to others, on terms not more favorable than those offered to Crescent Operating, for a period of one year thereafter before it must again offer the opportunity to Crescent Operating in accordance with the procedures specified above. The Operating Partnership may, in its discretion, offer any investment opportunity other than a lessee opportunity to Crescent Operating upon such notice and other terms as the Operating Partnership may determine. The certificate of incorporation of Crescent Operating, as amended and restated, generally prohibits Crescent Operating, for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity, but elected not to pursue such activities or investments. See "Business and Properties -- Completed Investments" and "Recent Developments" for a description of certain investment opportunities which the Operating Partnership has elected or expects to offer to Crescent Operating.

     Subsidiaries of Crescent Operating are the lessees of each of the Hotel Properties. Crescent Operating owns a 50% interest in Charter Behavioral Health Systems, LLC ("CBHS"), which is the lessee of the Behavioral Healthcare Facilities and the Operating Partnership's largest tenant in terms of base rental revenues. On March 5, 1998, Crescent Operating entered into a definitive agreement to acquire from a subsidiary of Magellan Health Services, Inc. ("Magellan") the remaining 50% interest in CBHS. The Operating Partnership owns all of the non-voting stock and Crescent Operating owns all of the voting stock of the entities through which the Operating Partnership made the Refrigerated Warehouse Investment and its investments in the Desert Mountain and Woodlands Residential Development Properties. In addition, it is anticipated that Crescent Operating will have the opportunity to own a 50% interest in the Station Lessee. The Operating Partnership expects to offer Crescent Operating the opportunity to become a lessee and operator of other assets in accordance with the Intercompany Agreement.

     Due to the common management and ownership between the Operating Partnership and Crescent Operating management of the Operating Partnership could experience conflicts of interest in the event of a dispute relating to any of the leases in which Crescent Operating is the lessee or if there were a default by Crescent Operating under a lease. Conflicts of interest also could arise in connection with the renegotiation or renewal of any lease or other agreement with Crescent Operating.

     RELATIONSHIP WITH MAGELLAN HEALTH SERVICES, INC. Mr. Rainwater, along with certain affiliates of and members of his family, owns approximately 19% of the outstanding common stock of Magellan, a subsidiary of which is a 50% owner (along with Crescent Operating) of CBHS. Mr. Rainwater's spouse, Darla D. Moore, is a member of the board of directors of Magellan. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating or the Operating Partnership, or vice versa.

     JOINT INVESTMENTS. The Operating Partnership has in the past and may in the future structure investments as joint investments with Crescent Operating. See "-- Relationship with Crescent Operating." The Operating Partnership could experience potential conflicts of interest in connection with the negotiation of the terms of such joint investments due to its ongoing business relationship with Crescent Operating and the common management and common ownership among the Operating Partnership, the Company and Crescent Operating.

     COMPETITION FOR MANAGEMENT TIME. Messrs. Rainwater, Goff and Haddock currently are engaged, and will in the future continue to engage, in the management of other properties and business entities, including Crescent Operating. Messrs. Rainwater, Goff and Haddock may experience conflicts of interest in allocating management time, services and functions among the Operating Partnership and the various other business activities, including the operation of Crescent Operating, in which any of them are or may become involved.

     LEGAL REPRESENTATION. Shaw Pittman Potts & Trowbridge, which has served as securities and tax counsel to the Operating Partnership in connection with this Exchange Offer, also serves as special counsel to Crescent Operating in connection with certain matters. In the event any controversy arises in which the interests of the Operating Partnership appear to be in conflict with those of Crescent Operating, other counsel may be retained for one or both parties.

RISK OF INABILITY TO MANAGE RAPID GROWTH AND ACQUISITION OF SUBSTANTIAL NEW ASSETS EFFECTIVELY


     From the time it commenced operations in May 1994 through March 31, 1998, the Operating Partnership has experienced rapid growth, increasing its total assets by approximately 1,786%, after giving pro forma effect to the Pending Investment and investments completed after March 31, 1998. There can be no assurance that the Operating Partnership will be able to manage its growth effectively and the failure to do so may have an adverse effect on the financial condition and results of operations of the Operating Partnership. If such an adverse effect were great enough, the Operating Partnership could have difficulty meeting its obligations when they become due.


GENERAL REAL ESTATE RISKS AFFECTING THE OPERATING PARTNERSHIP

     The following paragraphs describe the material factors influencing the general real estate risks to which the Operating Partnership is subject.

     OPERATING PARTNERSHIP'S INABILITY TO CONTROL CERTAIN FACTORS AFFECTING PERFORMANCE AND VALUE. The economic performance and value of the Operating Partnership's real estate assets will be subject to the risks normally associated with changes in national, regional and local economic and market conditions, as discussed below. The principal markets in which the Operating Partnership's Properties are located are Dallas/Fort Worth, Houston and Austin, Texas and Denver, Colorado. The economic condition of each of these markets is dependent on a limited number of industries, and an economic downturn in some or all these industries could adversely affect the Operating Partnership's performance in that market. Other local economic conditions that may affect the performance and value of the Operating Partnership's Properties include excess supply of office space and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance and management services. These factors may adversely affect the ability of the tenants to pay rent. In addition, other factors may affect the performance and value of a Property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in any Residential Development Property) and the availability of financing. Any of these factors, each of which is beyond the control of the Operating Partnership, could reduce the income that the Operating Partnership receives from the Properties, thereby adversely affecting the Operating Partnership's ability to meet its obligations.

     REAL ESTATE INVESTMENTS ARE ILLIQUID. Because real estate investments are relatively illiquid, the Operating Partnership's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the

Operating Partnership to respond to adverse changes in the performance of its investments could have an adverse effect on the Operating Partnership's financial condition and results of operations and its ability to meet its obligations.

     RISK OF ENVIRONMENTAL LIABILITY. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Operating Partnership has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Operating Partnership is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Operating Partnership's business, assets or results of operations. The application of environmental laws to a specific Property owned by the Operating Partnership will be dependent on a variety of Property-specific circumstances, including the former uses to which the Property was put and the building materials used at each Property. Prior to the Operating Partnership's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Operating Partnership or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. If the Operating Partnership were subject to environmental liability, the liability could be so great that the Operating Partnership could have difficulty meeting its obligations when they become due, including the obligations represented by the Notes.

FINANCIALLY DISTRESSED PROPERTIES ARE RISKIER INVESTMENTS THAN OTHER PROPERTIES

     Implementation of the Operating Partnership's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distressed situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally. If a Property has been inadequately maintained, capital and maintenance expenditures may be significant. A negative market perception of a Property may make the Property more difficult to lease than originally expected, resulting in lower occupancy rates and lease revenues for a longer period of time than the Operating Partnership originally anticipated. A continuation of factors precipitating distress, such as adverse regional economic conditions, could adversely affect the Operating Partnership's return on its investment in the Property or asset and the amount of funds the Operating Partnership has available to meet its obligations.

NOTEHOLDERS CANNOT CONTROL CHANGES IN POLICIES

     The Company is the sole shareholder of the General Partner of the Operating Partnership. The Board of Trust Managers of the Company elects the sole director of the General Partner and provides guidance to the senior management of the Operating Partnership regarding operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness and capitalization. The holders of the Notes have no voting rights and, accordingly, no ability to approve or disapprove any policies or strategies of the Operating Partnership or the Company. These policies and strategies of the Operating Partnership and the Company may change from time to time, in a manner that could adversely affect the financial condition and results of operations of the Operating Partnership.

OPERATING PARTNERSHIP'S SUCCESS DEPENDS ON KEY PERSONNEL


     The Operating Partnership is dependent on the efforts of senior management personnel of the Company and the General Partner. These senior management personnel include Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, John C. Goff, Vice Chairman of the Board of Trust Managers of the Company, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager of the Company, and President, Chief Executive Officer and sole Director of the General Partner. While the Operating Partnership believes that it would be possible to find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Operating Partnership. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. Each of Messrs. Goff and Haddock has entered into employment agreements with the Operating Partnership that expire on April 14, 1999, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Messrs. Goff or Haddock, as the case may be. Each of Messrs. Rainwater, Goff and Haddock has entered into a noncompetition agreement with the Company. Neither the Company nor the General Partner has obtained key-man insurance for any of its senior management personnel.


LIMITED RESTRICTIONS ON INCREASES IN DEBT

     The Operating Partnership is subject to the risks normally associated with debt financing, including the risk that the Operating Partnership's net operating income will be insufficient to meet required payments of principal and interest, risks associated with possible increases in variable interest rates, the risk that the Operating Partnership will not be able to refinance existing indebtedness or, if necessary, to obtain additional financing for necessary capital expenditures such as renovations and other improvements on favorable terms or at all. A default under secured indebtedness could result in a transfer of the secured asset to the mortgagee, with a consequent loss of income and asset value to the Operating Partnership.

     The Operating Partnership's organizational documents do not limit the level or amount of debt that it may incur. The Indenture, however, contains limitations on the Operating Partnership's ability to incur indebtedness. See "Description of the Exchange Notes." It is the Operating Partnership's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization of the Company targeted at approximately 40 percent, although this policy is subject to reevaluation and modification and could be increased above 40 percent. The debt policy is based on the relationship between the debt of the Operating Partnership and the total market capitalization of the Company, rather than the book value of its assets or other historical measures, because management believes that market capitalization more accurately reflects the ability of the Operating Partnership to borrow money and to meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Operating Partnership.

                           THE OPERATING PARTNERSHIP

     The Operating Partnership is controlled by the Company through the Company's ownership of all of the outstanding stock of the General Partner, which is the sole general partner of the Operating Partnership and owns a 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 89% limited partner interest in the Operating Partnership. The remaining limited partner interests are owned by senior members of management of the Company and the General Partner and certain outside investors. The Operating Partnership holds substantially all of the Company's assets, including interests in the Properties, and conducts substantially all of the Company's operations, including providing management, leasing and development services for certain of the Properties.

     The following chart indicates the relationships among the Operating Partnership, the Company, the General Partner and certain subsidiaries of these entities.

                                    [CHART]

Chart indicating that Crescent Real Estate Equities Company owns 100% of Crescent Real Estate Equities, Ltd. and an approximately 89% limited partner interest in Crescent Real Estate Equities Limited Partnership; Crescent Real Estate Equities, Ltd. owns an approximately 1% general partner interest in Crescent Real Estate Equities Limited Partnership and 100% of certain Subsidiary Corporations; the Subsidiary Corporations own general partner interests ranging from 0.1% to 1.0% in Entities that own Real Property; Crescent Real Estate Equities Limited Partnership owns limited partner interests ranging from 41.5% to 99.9% in Entities that own Real Property and non-voting interests in unconsolidated companies generally, ranging from interests of approximately 38% to approximately 95%; and Unit Holders own an approximately 10% limited partner interest in Crescent Real Estate Equities Limited Partnership.]
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(1) Represents general partner interests ranging from 0.1% to 1.0% and limited partner interests ranging from 41.5% to 99.9%.

(2) Represents non-voting interests in unconsolidated companies generally ranging from interests of approximately 38% to approximately 95%. These unconsolidated companies directly or indirectly own the Residential Development Properties and the Refrigerated Warehouse Investment.

     The Operating Partnership was organized as a Delaware limited partnership in February 1994. The Operating Partnership's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 878-0477.

INVESTMENT STRATEGY

     The Operating Partnership acquires premier assets and assets that have been undervalued by utilizing its extensive network of relationships, market reputation, ready access to low-cost equity and debt capital and ability to structure transactions creatively. Management believes that it will be able to identify substantial opportunities for future real estate investments from sources such as life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets, public and private sellers requiring complex disposition structures and other domestic and international sources.

     The Operating Partnership's targeted investments include office properties that can be acquired at significant discounts from replacement cost and that provide both a favorable current return on invested capital and the opportunity for significant cash flow growth through future increases in rental rates. Integral to this investment strategy is the identification of specific markets and submarkets that management believes will experience significant increases in demand for office space due to the impact of factors that management expects to have a positive effect on population and employment growth, including (i) desirable market and submarket conditions, such as political environments favorable to business, the availability of skilled and competitively priced labor, favorable corporate and individual tax structures, affordable housing and a favorable quality of life (as in markets such as Albuquerque, Omaha and Austin), (ii) demographic shifts in the United States (such as the relocation of businesses and the migration of people from the Northeast and the West Coast to Texas, Colorado and Arizona) and (iii) specific regional, national and global economic developments, such as an increase in demand for natural resources and the resulting employment growth in markets that have a significant presence in the oil and gas industry (as in Houston and New Orleans) and an improvement in economic conditions as a result of growth in the technology industry and/or international trade (as in San Francisco, San Diego and Miami).

     The markets and submarkets in which the Operating Partnership concentrates its acquisitions of office properties are those in which, in addition to anticipated above-average population and employment growth, replacement cost rental rates are significantly in excess of current market rental rates. Management believes that investment in markets and submarkets in which market rental rates are below the level necessary to justify new construction of competitive properties will allow the Operating Partnership to continue to increase rental rates and cash flows as demand for available office space increases.

     Within its core office markets and submarkets, the Operating Partnership seeks to develop or acquire substantial ownership positions which provided distinct competitive operating advantages, including the ability (i) to accommodate changing tenant space needs within a particular submarket, (ii) to influence rental rates through the Operating Partnership's ownership of a significant portion of high-quality office space in these markets and submarkets and (iii) to achieve superior operating expense efficiencies through arrangements with local and regional providers of office services.

     The Operating Partnership also seeks innovative real estate investments that offer superior returns on its capital investment. For example, the lease of the Behavioral Healthcare Facilities provides the Operating Partnership, based on its investment in the Behavioral Healthcare Facilities, with an attractive lease payment that increases annually during the initial 12-year term of the lease. In addition, the Operating Partnership has completed the Refrigerated Warehouse Investment and intends to acquire the Casino/Hotel Properties. Each of these investments will provide the Operating Partnership a significant ownership position in a real estate intensive operating business that provides opportunities for further strategic investments in those industries.

     Upon completion of the Pending Investment, the Operating Partnership will have completed over $5,800 million of real estate investments since it commenced operations in May 1994. The Operating Partnership believes that its success in completing investments is the result of several competitive advantages, including (i) management's ability, due to its extensive network of relationships, to identify property acquisition opportunities, often before the property is offered for sale, (ii) the proven ability of management to identify underperforming assets that can be acquired at market prices not reflecting their potential value, (iii) management's skill and creativity in consummating unusual and complex transactions, such as acquisitions of mixed-use facilities and portfolios that include traditional real estate assets, non-traditional real estate assets and, in certain instances, other types of income-producing or operating assets, and transactions that satisfy the special needs of sellers and
(iv) the Operating Partnership's reputation for "certainty of closure" as a result of its proven ability to complete large, time-sensitive transactions based on its internal due diligence capability and expertise and its ready access to capital. The Operating Partnership also believes that these competitive advantages offer it increased opportunities to acquire attractive properties, often on terms more favorable than those available to other potential purchasers.

OPERATING STRATEGY

     The Operating Partnership maintains a well-defined leasing strategy in order to capture the potential rental growth in its portfolio of Office Properties as the submarkets in which the Operating Partnership has invested continue to recover and occupancy and rental rates increase. The Operating Partnership's strategy is based in part on identifying, and then investing in, submarkets in which weighted average full-service rental rates (representing base rent after giving effect to free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursed from tenants) are significantly less than weighted average full-service replacement cost rental rates (the rate estimated by management to be necessary to provide a return to a developer of a comparable, multi-tenant building sufficient to justify construction of new buildings) in that submarket. In calculating replacement cost rental rates, management relies on available third party data and its own estimates of construction costs (including materials and labor in a particular market) and assumes replacement cost rental rates are achieved at a 95% occupancy level. The Operating Partnership believes that the difference between the two rates is a useful measure of the additional revenue that the Operating Partnership may be able to obtain from a property, because the difference should represent the amount by which rental rates would have to increase before construction of properties that would compete with the Operating Partnership's Properties would cause the Operating Partnership to risk losing tenants to construction of new buildings. For the Office Properties as of December 31, 1997, including acquisitions completed subsequent to December 31, 1997, the weighted average full-service rental rate was $18.12 per square foot, compared to an estimated weighted average full-service replacement cost rental rate of $28.33 per square foot. Many of the Operating Partnership's submarkets have experienced substantial rental rate growth during the past two years. For example, from 1995 to 1997 Class A office rental rates increased by approximately 30% in

Dallas (according to Jamison Research, Inc.), by approximately 18% in Houston (according to Baca Landata, Inc., The Woodlands Operating Company, L.P. and Cushman & Wakefield of Texas, Inc.), by approximately 15% in Denver (according to Cushman & Wakefield of Colorado, Inc.) and by approximately 19% in Austin (according to CB Commercial). As a result, the Operating Partnership has been successful in renewing or re-leasing office space in these markets at rental rates significantly above expiring rental rates. For Office Properties owned during the year ended December 31, 1997, leases were signed renewing or re-leasing 1,585,769 net rentable square feet of office space at a weighted average full-service rental rate and an annual net effective rate (calculated as weighted average full-service rental rate minus operating expenses) of $19.42 and $12.43 per square foot, respectively, compared to expiring leases with a weighted average full-service rental rate and an annual net effective rate of $15.96 and $8.94 per square foot, respectively. This represents increases in the weighted average full-service rental rate and in the annual net effective rate of 22% and 39%, respectively.

     The Operating Partnership's share of the Class A office property markets in its core markets of Dallas, Fort Worth, Houston, Austin and Denver is 20%, 23%, 16%, 25% and 11%, respectively (calculated by dividing the total number of square feet of Class A office space owned by the Operating Partnership in a submarket by the total number of square feet of Class A office space in the respective submarket, with the total number of square feet of Class A office space in a particular submarket based on reports of Jamison Research, Inc. for Dallas and Fort Worth, Baca Landata, Inc., The Woodlands Operating Company, L.P. and Cushman & Wakefield of Texas, Inc. for Houston, CB Commercial for Austin and Cushman & Wakefield of Colorado, Inc. for Denver). The Operating Partnership expects to use this substantial market share in its core office markets and submarkets to reduce Property operating expenses. For example, in Dallas, Houston and Denver, the Operating Partnership successfully negotiated bulk contracts for such services as cleaning and elevator maintenance, resulting in discounts of approximately 5% to 10% from contracts previously in place.

     The Operating Partnership focuses its operational efforts at its Office Properties on providing quality service, individualized attention to tenants and active preventive maintenance programs, while managing Property operating expenses to ensure competitive pricing. Management believes that this focus on creating and maintaining long-term relationships with its tenants will increase tenant retention, which in turn will reduce vacancy rates and leasing costs and enhance overall operating performance.

     The Operating Partnership provides its skilled management team with substantial flexibility in conducting its operations while offering incentives that reward management based on compensation formulas linked directly with enhanced operating performance.

FINANCING STRATEGY

     The Operating Partnership intends to maintain a conservative capital structure with total debt currently targeted at approximately 40% of total market capitalization of the Company. The Operating Partnership, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Operating Partnership to continue its innovative investment strategy.


     The Company has contributed to the Operating Partnership approximately $2.4 billion in net proceeds derived from public offerings of its Common Shares and Preferred Shares, in exchange for an increased limited partner interest. The Operating Partnership's sources of debt financing include its Credit Facility, which the Operating Partnership converted from a secured facility to an unsecured facility in October 1996 and which was increased to $550 million in December 1997. As of March 31, 1998, after giving pro forma effect to investments completed after March 31, 1998, the Pending Investment and related financing, the Operating Partnership and its Subsidiaries collectively had total indebtedness of $3,073 million, which consisted of $815 million of secured indebtedness (of which $253 million was secured indebtedness of the Operating Partnership and $562 million was secured indebtedness of its Subsidiaries) and $2,258 million of unsecured indebtedness (all of which was unsecured indebtedness of the Operating Partnership). After giving pro forma effect to investments completed after March 31, 1998, the Pending Investment and related financing, the ratio of debt of the Operating Partnership to market capitalization of the Company (based on a closing stock price on May 20, 1998 of $34.75 per Common Share, after full conversion of all Units and including total indebtedness and minority interests in joint ventures) was approximately 36%.

                             CONFLICTS OF INTEREST

COMMON MANAGEMENT, OWNERSHIP AND INVESTMENTS

     The Operating Partnership will be subject to various conflicts of interest arising out of the relationships between certain trust managers of the Company and members of management of the General Partner and certain lessees and operators of the Operating Partnership's assets.

     In April 1997, the Operating Partnership established Crescent Operating. All of the outstanding common stock of Crescent Operating was distributed, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997. Crescent Operating and the Operating Partnership have entered into the Intercompany Agreement which provides, subject to certain terms, that the Operating Partnership will provide Crescent Operating with a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with the Company's status as a REIT, it is required to enter into a master lease arrangement, provided that Crescent Operating and the Operating Partnership negotiate a mutually satisfactory lease arrangement and the Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. As to opportunities for Crescent Operating to become the lessee of any assets under a master lease arrangement, the Intercompany Agreement provides that the Operating Partnership must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with the Operating Partnership on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Crescent Operating and the Operating Partnership may agree), the Operating Partnership may offer the opportunity to others, on terms not more favorable than those offered to Crescent Operating, for a period of one year thereafter before it must again offer the opportunity to Crescent Operating in accordance with the procedures specified above. The Operating Partnership may, in its discretion, offer any investment opportunity other than a lessee opportunity to Crescent Operating upon such notice and other terms as the Operating Partnership may determine.

     Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, and Gerald W. Haddock serves as the President, Chief Executive Officer and a director of Crescent Operating, the General Partner and the Company. In addition, Messrs. Rainwater, Goff and Haddock, together with the other management of the Company and the General Partner with a rank of Vice President or higher appearing in the management chart in the "Management" section below, beneficially owned, as of April 13, 1998, an approximately 14.3% equity interest in the Operating Partnership, both directly through their ownership of 9,529,030 Units in the Operating Partnership and indirectly through their ownership of 9,190,948 Common Shares of the Company, and approximately the same percentage of the outstanding common stock of Crescent Operating, Inc. through their ownership of 1,712,251 shares of Crescent Operating common stock. This common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership, the Company and Crescent Operating.

     Mr. Rainwater, along with certain affiliates and members of his family, also owns approximately 19% of the outstanding common stock of Magellan, the corporation which is a 50% owner (along with Crescent Operating) of CBHS. In addition, Mr. Rainwater's spouse, Darla D. Moore, is a member of the board of directors of Magellan. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating or the Operating Partnership, or vice versa.

     The Operating Partnership has acquired properties and made investments in which members of management of the Operating Partnership or the Company have an interest (see "Certain Relationships and Related Transactions") and may do so in the future. These acquisitions and investments may create a conflict between the interests of the members of management who may benefit from the acquisition or investment and those of the beneficial owners of the Operating Partnership and the Company. The Operating Partnership and the Company have developed certain procedures designed to reduce or eliminate any such conflicts of interest. See "-- Conflicts Resolution Procedures," below.

RELATIONSHIP WITH CRESCENT OPERATING

     Subsidiaries of Crescent Operating are the lessees of each of the Hotel Properties. Crescent Operating owns a 50% interest in CBHS, which is the lessee of the Behavioral Healthcare Facilities and the Operating Partnership's largest tenant in terms of base rental revenues. On March 5, 1998, Crescent Operating entered into a definitive agreement to acquire from a subsidiary of Magellan Health Services, Inc. ("Magellan") the remaining 50% interest in CBHS. In addition, the Operating Partnership owns all of the non-voting stock and Crescent Operating owns all of the voting stock of the entities through which the Operating Partnership made the Refrigerated Warehouse Investment and its investments in the Desert Mountain and Woodlands Residential Development Properties. It is also anticipated that Crescent Operating will have the opportunity to own a 50% interest in the Station Lessee. The Operating Partnership expects to offer Crescent Operating the opportunity to become a lessee and operator of other assets in accordance with the Intercompany Agreement.

     Crescent Operating currently is the largest tenant of the Operating Partnership in terms of base rental revenues under its leases. As a result, and due to the common management and ownership between the Operating Partnership and Crescent Operating, management of the Operating Partnership could experience conflicts of interest in the event of a dispute relating to any of the leases of which Crescent Operating is the lessee or if there were a default by Crescent Operating under a lease. Conflicts of interest also could arise in connection with the renegotiation or renewal of any lease or other agreement with Crescent Operating. In any such situation, however, Messrs. Rainwater, Goff and Haddock have fiduciary obligations to the beneficial owners of the Operating Partnership, the Company and Crescent Operating. Further, the Operating Partnership has established procedures designed to reduce or eliminate any such conflicts of interest, as described in "-- Conflicts Resolution Procedures," below.

JOINT INVESTMENTS

     The Operating Partnership has in the past and may in the future structure investments as joint investments between itself and Crescent Operating. See
"-- Relationship with Crescent Operating." The Operating Partnership could experience potential conflicts of interest in connection with the negotiation of the terms of such joint investments due to its ongoing business relationship with Crescent Operating and the common management and common ownership among the Operating Partnership, the Company and Crescent Operating.

COMPETITION FOR MANAGEMENT TIME

     Messrs. Rainwater, Goff and Haddock currently are engaged, and will in the future continue to engage, in the management of other properties and business entities, including Crescent Operating, and in other business activities. None of them is required to devote his full time to any of these activities. As a result, Messrs. Rainwater, Goff and Haddock may experience conflicts of interest in allocating management time, services and functions among the Operating Partnership and the various other business activities, including the operation of Crescent Operating in which any of them are or may become involved.

LEGAL REPRESENTATION

     Shaw Pittman Potts & Trowbridge, which has served as securities and tax counsel to the Operating Partnership in connection with this Exchange Offer, also serves as special counsel to Crescent Operating in connection with certain matters. In the event any controversy arises in which the interests of the Operating Partnership appear to be in conflict with those of Crescent Operating other counsel may be retained for one or both parties.

CONFLICTS RESOLUTION PROCEDURES

     General. The Operating Partnership has adopted certain policies and entered into certain agreements designed to eliminate or minimize potential conflicts of interest. There can be no assurance, however, that these policies and statutory provisions will entirely eliminate the influence of such conflicts.

     Policies Applicable to Transactions Involving Trust Managers. Messrs. Rainwater, Goff and Haddock are all trust managers of the Company and as such owe fiduciary duties to the shareholders of the Company. Pursuant to the Texas Real Estate Investment Trust Act, the interest of any trust manager or officer of the Company in any transaction is required to be disclosed to or known to the Board of Trust Managers or, if applicable, the shareholders and generally must be approved by a majority of the disinterested trust managers or the shareholders. All transactions between the Company or the Operating Partnership and any trust manager or any entity in which such a trust manager has a material financial interest, including Crescent Operating, must be confirmed and ratified by the Board of Trust Managers, with the interested trust manager abstaining.

     Noncompetition. Each of Messrs. Rainwater, Goff and Haddock has entered into an agreement not to engage, directly or indirectly, in certain real estate related activities (a "Noncompetition Agreement") during specified periods of time. See "Management -- Agreements Not to Compete." Each also has agreed that, as long as his Noncompetition Agreement remains in effect, real estate investment opportunities that are presented to him will be offered to the Operating Partnership and that, if the Operating Partnership elects not to make an investment offered to it by any of them, neither they, nor their respective controlled affiliates, will participate in the investment unless approved by the Operating Partnership. The Noncompetition Agreements do not prohibit Messrs. Rainwater, Goff and Haddock from engaging in certain activities with respect to properties already owned or from making certain passive real estate investments. Messrs. Rainwater, Goff and Haddock, through certain affiliates, retain ownership of the Hotel Crescent Court and the Crescent Spa, and a limited partnership in which Rainwater, Inc. and Messrs. Rainwater, Goff and Haddock are indirect investors, retains ownership of a hotel in Arlington, Texas. The Company has rights of first refusal to acquire the hotel in Arlington and the Hotel Crescent Court upon any proposed transfer to a third party.


                              RECENT DEVELOPMENTS


PENDING TRANSACTION WITH STATION CASINOS, INC.

     The following section describes the Company's pending transaction with Station Casinos, Inc. The transaction is expected to be completed during the fourth quarter of 1998. The information contained in this Prospectus regarding Station is taken from publicly available information prepared by Station.

     Proposed Merger with Station. On January 16, 1998, the Company entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station will merge with and into the Company. The Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Operating Partnership will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger, as described below.

     It is presently anticipated that, as part of the transactions associated with the Merger, but immediately prior to the Merger, certain operating assets and the employees of Station will be transferred to the Station Lessee. The Station Lessee will be owned 50% by Crescent Operating or another entity designated by the Company, 24.9% by a newly formed entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity owned by other members of Station management (the "Secondary Management Entity"). It is anticipated that the Station Lessee will operate the Casino/Hotel Properties currently operated by Station pursuant to a lease with the Operating Partnership. The lease will have a 10-year term, with one five-year renewal option. The lease will provide that the Station Lessee is required to maintain the properties in good condition at its expense. The Operating Partnership will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the properties, to be used from time to time to replace furniture, fixtures and equipment. The lease will provide for base and percentage rent but the amount of the rent has not yet been determined. Under the lease, the Operating Partnership will have a right of first refusal to acquire, and thereafter to include under the lease, any additional casino and/or hotel properties which the Station Lessee desires to acquire.

     In order to effect the Merger, the Company will issue .466 Common Shares for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of preferred shares which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger.


     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $900 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.731 billion.


     In connection with the merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the merger. The purchase will be made in increments, or in a single transaction, upon call by Station subject to certain conditions, whether or not the merger is consummated.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, trust managers and affiliates of the approvals required under applicable gaming laws. It is anticipated that the Merger and the associated transactions will be consummated in the fourth quarter of 1998, although there can be no assurances that the Merger will be consummated on the terms described herein. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the Merger.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.

     In connection with the transaction, the Operating Partnership will enter into a Right of First Refusal and Noncompetition Agreement with the Station Lessee. Under the agreement, the Operating Partnership will grant the Station Lessee a right of first refusal as to any lease arrangement (a "master lease") for a casino/ hotel property (defined as real estate on which hotel and casino or other gaming-related operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Operating Partnership will cease to operate the business. The Station Lessee will grant the Operating Partnership a right of first refusal to invest, directly or indirectly, (i) in casino/hotel properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other casino/hotel-related investments that can be structured as REIT-suitable investments. In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating and their affiliates may not own, operate or otherwise engage in activities related to any casino/hotel properties other than casino/hotel properties operated and leased by the Station Lessee or an entity under its control, provided that the Company may own a casino/hotel property if a master lease arrangement already exists at the property, if casino/hotel activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Operating Partnership, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to casino/hotel properties that are not operated and leased by the Station Lessee or an entity under its control.

     Station Performance. Station had net revenues of $290.3 million, $466.9 million, $583.5 million and $564.8 million for the years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997, respectively, and Station had net losses of $7.9 million and $2.5 million for the year ended March 31, 1995 and the nine months ended December 31, 1997, respectively, and net income of $25.5 million and $13.8 million for the years ended March 31, 1996 and 1997, respectively. The loss during the year ended March 31, 1995 was primarily attributable to preopening expenses of approximately $19.4 million related to the opening of Boulder Station and Station Casino St. Charles. The loss during the nine months ended December 31, 1997 was primarily attributable to pre-opening expenses of approximately $10.9 million related to the opening of Sunset Station, as well as increased interest expense and the expiration of option agreements to lease or acquire land for future development requiring certain option payments to Station from third parties. In addition, Station's operating income was negatively impacted by a $18.7 million decline in the operating income generated by Station Casino St. Charles, which was due primarily to increased competition at that facility.

     Station Properties. Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed casino/hotel properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. The table below sets forth general information concerning each of the casino/hotel properties and certain assets currently maintained at each property. Upon consummation of the Merger, the Operating Partnership will acquire the casino/hotel properties and, in addition, will acquire those assets listed in the table which it may acquire consistent with the Company's status as a REIT. The remaining assets will be acquired by the Station Lessee. It has not yet been finally determined which assets listed below will be owned directly by the Operating Partnership upon consummation of the Merger. It is expected that each of the Casino/Hotel Properties will continue to operate all of the assets set forth in the table.

                                                                                            MISSOURI PROPERTIES
                                                  LAS VEGAS PROPERTIES                  ----------------------------
                                    -------------------------------------------------     STATION        STATION
                                      PALACE        BOULDER       TEXAS      SUNSET       CASINO          CASINO
                                      STATION       STATION      STATION     STATION    ST. CHARLES    KANSAS CITY
                                      -------       -------      -------     -------    -----------    -----------
Date Opened.......................    July 1976   August 1994   July 1995   June 1997    May 1994       January 1997
Casino Square Footage.............       84,000        86,000      75,000      80,000      47,000            140,000
Facility Square Footage...........      287,000       337,000     258,000     350,000     175,000            526,000
Slot & Video Poker Machines.......        2,250         3,040       2,020       2,770       1,860              3,100
Gaming Tables.....................           45            39          34          47          75                166
Site Acreage......................           39            47          47         100          52                171
Hotel Rooms.......................        1,028           300         200         467          --                200
Parking Spaces....................        3,700         4,350       4,000       4,200       4,000              5,000
Movie Theaters....................           --     11-screen   12-screen   13-screen          --          18-screen
Meeting and Convention Space......       20,000            --          --          --          --         1,400 seat
                                    square feet                                                       Grand Pavilion
Child Care Facility...............           --     available          --   available          --          available
Restaurant Seats..................        1,225         1,400       1,300       1,400         330              1,700

     A detailed description of the casino/hotel properties operated by Station is set forth below.

     Palace Station. Palace Station is situated on approximately 39 acres located on the west side of Las Vegas, Nevada. The Palace Station complex has approximately 287,000 square feet of main facility area and features a turn-of-the-century railroad station theme. The complex includes a 1,028-room hotel, a 84,000-square foot casino, two swimming pools, 3,700 parking spaces (including 1,900 spaces in two multi-level parking structures), a 20,000-square foot banquet and convention center, five full-service restaurants with a total of over 1,225 seats, five fast-food outlets, a gift shop and a non-gaming video arcade. The casino offers approximately 2,250 slot and video poker machines, 45 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. The hotel features 587 rooms in a modern 21-story tower. The remaining

441 hotel rooms are located in low-rise buildings adjoining the tower and casino. Palace Station's hotel rooms average approximately 377 square feet.

     The Palace Station hotel was opened in 1976 and expanded in 1991. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 94%, respectively, the average daily rate was $46 and $44, respectively, and the revenue per available room was $45 and $42, respectively.

     Station owns approximately 26 acres and leases the remaining approximately 13 acres pursuant to five long-term ground leases with unaffiliated third parties with terms extending from December 2032 to June 2037. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Palace Station will be unencumbered when acquired. Further, the Operating Partnership has no knowledge of any default or encumbrance under any such leases, and Station has advised the Operating Partnership that there are no material defaults thereunder. The Operating Partnership will not be able to obtain assurances as to such lack of default or encumbrance from such third parties in connection with the Merger.

     Palace Station is master planned for further growth. The master plan includes a total of 3,000 hotel rooms, approximately 148,000 square feet of casino space, 3,200 slot machines and 90 table games. Additionally, the expanded Palace Station would offer approximately 50,000 square feet of rentable banquet space, a child-care facility, an expanded arcade, expanded retail lease space, an estimated 5,600 parking spaces, a Las Vegas-style showroom and several new restaurants, bars and other entertainment amenities. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Boulder Station. Boulder Station, which opened in August 1994, is situated on approximately 47 acres located on the east side of Las Vegas, Nevada. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. The Boulder Station complex has approximately 337,000 square feet of main facility area and, like Palace Station, features a turn-of-the-century railroad station theme. The complex includes a 300-room hotel, an approximately 86,000-square foot casino, 4,350 parking spaces (including a 1,900-space multi-level parking structure), five full-service restaurants with a total of over 1,400 seats, several fast-food outlets, a 280-seat entertainment lounge, eight free-standing bars, a high-quality 11-screen movie theater complex, a child-care facility, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 3,040 slot and video poker machines, 39 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. Act III Theaters ("Act III") entered into a 25-year lease agreement with respect to the Boulder Station movie theater, pursuant to which Act III has provided all interior theater construction, operates the theaters and pays a percentage of the monthly gross sales to Station. The lease prohibits Act III from operating or developing theaters at gaming facilities in Las Vegas other than Station's facilities and provides the right to participate in future Act III theater developments at non-gaming facilities in Las Vegas on similar terms.

     The Boulder Station hotel was opened in 1994 and expanded in 1995. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 98% and 95%, respectively, the average daily rate was $53 and $50, respectively, and the revenue per available room was $53 and $49, respectively.

     Station owns approximately 20 acres of the Boulder Station property and leases the remaining approximately 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary is KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of Station. The lease has a maximum term of 65 years, ending in June 2058. Currently, the lease provides for monthly payments of $125,000 until June 1998. In June 1998 and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003 and every ten years thereafter by a cost-of-living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, Station has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Boulder Station will be unencumbered when acquired.

     Boulder Station is master planned for further growth. After completion of the potential master-planned development, Boulder Station would offer 1,500 hotel rooms, 140,000 square feet of casino space with 3,500 slot and video poker machines and 50 table games, a 23-screen Act III movie theater complex, a bowling center, several restaurant concepts and additional lease space for food and retail uses. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Texas Station. Texas Station, which commenced operations in July 1995, is situated on approximately 47 acres in North Las Vegas, Nevada. Texas Station has approximately 258,000 square feet of main facility area in a low-rise complex plus a six story, 200-room hotel tower and approximately 4,000 parking spaces. The complex includes a 75,000 square foot casino, five full-service restaurants with over 1,300 seats, two fast-food outlets, a 132-seat entertainment lounge, seven additional bars, a 12-screen Act III movie theater complex, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 2,020 slot and video poker machines, 34 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. Act III entered into a 25-year lease agreement with respect to the Texas Station Movie Theater with terms substantially the same as those of the Boulder Station agreement described above. In December 1996, Station completed construction of a $7 million multi-level parking structure with approximately 1,500 parking spaces.

     The Texas Station hotel was opened in 1995 and expanded in 1996. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 89%, respectively, the average daily rate was $52 and $55, respectively, and the revenue per available room was $51 and $50, respectively.

     Station leases the property from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary of which is Texas Gambling Hall & Hotel, Inc., an affiliate of the Related Lessor. The lease has a maximum term of 65 years, ending in May 2060. The lease provides for monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost-of-living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the rent for the immediately prior period. Pursuant to the ground lease, Station has an option, exercisable at five-year intervals, to purchase the land at fair market value. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Texas Station will be unencumbered when acquired.

     The Texas Station master plan would create a complex with 700 hotel rooms, 127,000 square feet of casino space with approximately 3,500 slots and video poker machines and 50 table games, over 55,000 square feet of banquet and meeting space, a 24-screen Act III movie theater, 42,000 square feet of space for the purpose of retail leasing or an entertainment venue, additional arcade space and a 70-lane bowling alley. This master plan may be executed in multiple phases over several years. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Sunset Station. Sunset Station, which commenced operations in June 1997, is located on approximately 100 acres in the Green Valley/Henderson area of Las Vegas, Nevada. The Sunset Station facility features approximately 350,000 square feet of main facility area, a 20-story, 467-room hotel tower and 4,200 parking spaces. The complex includes an 80,000-square foot casino, 2,770 slot and video poker machines, 47 gaming tables, a keno lounge, a 10-table poker room and a race and sports book. The complex also includes five full-service restaurants, with a total of over 1,700 seats, an entertainment lounge, additional bars, a microbrewery, a gift shop, a non-gaming video arcade, several fast food outlets, a 13-screen movie theater complex, a child-care facility, an outdoor swimming pool and an amphitheater. Act III has entered into a 25-year lease agreement with respect to the movie theater with terms substantially the same as those of the Boulder Station agreement described above.

     The Sunset Station hotel was opened and expanded in 1997. For the period from the beginning of its operations in June 1997 through December 31, 1997, the average occupancy rate was 92%, the average daily rate was $58 and the revenue per available room was $54.

     Station leases approximately 48 acres pursuant to a long-term ground lease with an unaffiliated third party. The lease was entered into in June 1994, and has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary date of the lease, Station has the option to purchase the land for $23.9 million. The lessor also has an option to sell the land to Station for $21.8 million on the seventh anniversary of the lease. The remaining portion of the land consisting of approximately 52 acres, was purchased by Station for approximately $11 million. The property currently secures Station's bank facility, and the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Sunset Station will be unencumbered when acquired. Further, the Operating Partnership has no knowledge of any default or encumbrance under the lease, and Station has advised the Operating Partnership that there are no material defaults thereunder. The Operating Partnership will not be able to obtain assurances as to such lack of default or encumbrance from such third party in connection with the Merger.

     The first phase of master-planned development at Sunset Station includes a 2,000-space covered parking garage, the addition of 11 "Stadium-Style" screens to the Act III movie theater complex, a 20,000 square foot expansion of the casino, which will include 400 more slot and video poker machines, a roller hockey and ice skating arena, a new steakhouse and enhanced conference facilities. The development is expected to cost approximately $45 million.

     The Sunset Station master-planned development would create a complex with 2,000 hotel rooms, 130,000 square feet of casino space, 60,550 square feet of banquet and meeting space, a bowling center and additional leasable space for retail and entertainment venues. This master plan may be executed in phases over multiple years. No decision has been made as to the timing of Sunset Station's master plan, and the scope of any project may vary significantly from that which has been described.

     Sunset Station is located on approximately 100 acres, of which only approximately 70 acres have been developed. Station is currently evaluating potential development plans for the undeveloped property. Uses for the land could include a life-style entertainment retail center, as well as the development of several pads for various build-to-suit retail, restaurant and entertainment concepts and a 199-gaming machine bar and restaurant. Timing and definitive plans have not yet been determined for the development.

     Station Casino Kansas City. Station Casino Kansas City, which commenced operations in January 1997, is located on an approximately 171-acre site in Kansas City, Missouri. The Station Casino Kansas City facility features two continuously docked gaming vessels situated in a man-made protective basin. The two gaming facilities feature approximately 140,000 square feet of gaming space that offers approximately 3,100 slot and video poker machines and 166 gaming tables and a poker room. The gaming facilities are docked adjacent to a land-based entertainment facility with approximately 526,000 square feet of main facility area which includes a 200-room hotel, seven full-service restaurants, several fast-food outlets, 11 bars and lounges, a 1,400-seat Grand Pavilion featuring headline entertainment, a child-care facility, a gift shop and parking for 5,000 vehicles. Act III has entered into a long-term ground lease agreement with respect to an 18-screen movie theater complex adjacent to the facility. In addition, Station completed a 5,700-square foot non-gaming video arcade and a midway operated by Sega Game Works, which was opened with the theater complex in July 1997.

     The Station Casino Kansas City hotel was opened and expanded in 1997. For the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, the average occupancy rate was 95% and 89%, respectively, the average daily rate was $87 and $91, respectively, and the revenue per available room was $83 and $83, respectively.

     Station entered into a joint venture with an unaffiliated third party to acquire the land on which the Station Casino Kansas City property is located. A subsidiary of Station leases the site from the joint venture for monthly payments of $90,000 through the remainder of the lease term. The lease term was extended to March 31, 2006, with the option to extend the lease for up to eight renewal periods of ten years each plus one additional period of seven years. Commencing April 1, 1998, and every anniversary thereafter the rent will be adjusted by a cost-of-living factor. In connection with the joint venture agreement, Station received an option that provided for the right to acquire the joint venture partner's interest in the joint venture. Station has the option to purchase the interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, adjusted by a cost-of-living factor of not more than 5% or less than 2% per annum. Station paid $2.6 million for this option. The property currently secures Station's bank facility, and, the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Station Casino Kansas City will be unencumbered when acquired.

     Station Casino Kansas City is master-planned for multi-phased growth including additional hotel rooms, restaurants, other entertainment facilities, a parking garage and banquet and meeting space. At the present time, there exist no definitive plans, designs or budgets for any master-planned expansion.

     Station Casino Kansas City is located on approximately 171 acres of land, of which only approximately 85 acres have been developed. Station is currently considering entering into options for the development of the remainder of the real property and is evaluating the sale or lease of certain parcels for the development of complementary hotel rooms, separate and apart from the existing hotel. Station is also currently evaluating the development of a significant retail facility on a portion of the real property. At the current time, no decisions have been made as to the future use of the property.

     Station Casino St. Charles. Station Casino St. Charles, which commenced operations in May 1994, is located on 52 acres on the banks of the Missouri River in St. Charles, Missouri. Station Casino St. Charles is a master-planned gaming and entertainment complex featuring a historic riverboat theme.

     Station Casino St. Charles currently features two gaming vessels, which are a 292-foot long by 74-foot wide gaming riverboat and a floating two-story, 105,000-square foot gaming and entertainment facility. Station Casino St. Charles has a 4,000-space five-story parking structure and is accessible via an elevated roadway which facilitates access during the spring flooding season. The two current gaming vessels have 47,000 square feet of gaming space with capacity for 4,000 gaming customers, as well as food and beverage and other related facilities. Station Casino St. Charles offers approximately 1,860 slot and video poker machines, 75 gaming tables and a poker room. Station Casino St. Charles features a 250-seat all-you-can-eat buffet and an 80-seat specialty steakhouse. In addition to the casinos and restaurants, the facility offers seven bars, several fast-food outlets, an entertainment lounge and a gift shop.

     Station owns the entire approximately 52 acres on which Station Casino St. Charles is located. The property currently secures Station's bank facility, however, the Operating Partnership expects to refinance the bank facility upon consummation of the Merger with unsecured debt. As a result, the Operating Partnership expects that its interests in Station Casino St. Charles will be unencumbered when acquired.

     Station Casino St. Charles is master-planned to be a complete gaming and entertainment destination, similar to Station Casino Kansas City. The St. Charles master plan includes two new gaming vessels to be located in a recently completed protective basin contiguous to the Missouri River, a uniquely designed retail and entertainment complex, a full-service hotel, banquet and meeting facilities and an additional parking structure. The new gaming vessels will offer up to a combined 140,000 square feet of gaming space with 3,000 slot machines and 190 gaming tables. The master-planned entertainment complex is expected to include a 14-screen Act III movie theater, a 600-seat Feast-Around-the-World Buffet, a child-care facility and various restaurants and fast food venues. Station expects to explore opportunities for a third party to develop and lease certain portions of the entertainment complex. Currently, there are neither definitive construction plans nor budgets for any portion of the master-planned development, and the scope of any project may vary significantly from that which has been described.

     Station Competition. The casino/hotel industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. There is intense competition among companies in the casino/hotel industry, many of which have significantly greater resources than Station. Station primarily competes with other casino/hotel operators in Las Vegas, Nevada and St. Louis and Kansas City, Missouri, as described below. To a lesser extent, the casino/hotel properties compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with casino gambling on Indian reservations, state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.

     Palace Station, Boulder Station, Texas Station and Sunset Station face competition from all other casinos and hotels in the Las Vegas area, including, to some degree, from each other. Such competition includes at least eight casino/hotel properties targeted primarily towards local residents and repeat visitors, as well as numerous non-hotel gaming facilities targeted towards local residents. In recent months, several direct competitors to the casino/hotel properties that cater to the "locals" market have completed major expansion projects, and other expansions are in progress or are planned. As of September 30, 1997, there are approximately 28 major gaming properties located on or near the Las Vegas Strip, 14 located in the downtown area and several located in other areas of Las Vegas. In the past year, one large casino/hotel property has opened and five major expansions were completed on the Las Vegas Strip. In addition, as of September 30, 1997, five new casino/hotel properties were under construction or had been announced, which will add approximately 22,500 rooms to the Las Vegas area in the near future. The announced expansions and any other major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could have a material adverse effect on the business of Palace Station, Boulder Station, Texas Station and Sunset Station. The additional capacity has had little, if any, impact on hotel occupancy or casino volume to date at Palace Station, Boulder Station or Texas Station, although there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

     Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, there are six facilities operating in the St. Louis market, including two facilities in Maryland Heights, one of which opened in March 1997 and caused a significant decline in revenues at Station Casino St. Charles. Additionally, two of the five competitors operating in the St. Louis market are located in Illinois, which does not impose a limit on the size of losses or restrict extension of credit to customers. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles and other cities and counties along the Mississippi and Missouri Rivers. Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. Currently, there are five gaming facilities operating in the Kansas City market. Earlier entrants to the Kansas City market may have an advantage over Station Casino Kansas City due to their ability to establish early market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph (which currently has one riverboat gaming operation) and other cities and counties along the Missouri River. Recently, Davis Gaming was selected for investigation for licensure for a gaming operation which it intends to develop in Boonville, Missouri, a city in central Missouri near Jefferson City and Columbia, and Mark Twain Casino L.L.C. was selected for investigation for licensure for a gaming operation which it intends to develop in LaGrange, Missouri, a city in northeastern Missouri. Neither area is currently served by a Missouri gaming facility.

     Several companies engage in riverboat gaming in states adjacent to Missouri. Illinois sites, including Alton, East St. Louis and Metropolis, enjoy certain competitive advantages over Station Casino St. Charles because Illinois, unlike Missouri, does not impose limits on the size of losses and places fewer restrictions on the extension of credit to customers. In contrast, Missouri gaming law provides for a maximum loss of $500 per player on each cruise and prohibits the extension of credit (except credit cards and checks). Unlike Illinois gaming law, the Missouri gaming law places no limits on the number of gaming positions allowed at each site.

As of September 30, 1997, Illinois had approved a total of ten licenses. While riverboats currently are the only licensed form of casino-style gaming in Illinois and the number of licenses is restricted to ten, possible future competition may arise if gaming is legalized in or around Chicago, which was specifically excluded from the legislation permitting gaming in Illinois.

     Station Environmental Matters. Station's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Station's riverboat facilities are subject to those laws, ordinances and regulations applicable to all of the Operating Partnership's Properties (see "Business and Properties -- Environmental Matters") and to the following additional regulations. Operation of the two riverboat sites must be in conformity with state and federal clean water requirements, including the Federal Water Pollution Control Act (the "OPA"). The OPA establishes an extensive regulatory and liability regime for the protection and clean up of the environment from oil spills and affects all owners and operators whose vessels operate in United States waters, which include the Missouri and Mississippi Rivers. The OPA also requires vessel owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA.

     Limited environmental site assessments ("ESAs") were conducted at certain of the casino/hotel properties by an independent environmental engineer at the time of their initial acquisition by Station. The purpose of the ESAs was to identify potential sources of contamination or environmental liability for which the owners and operators of the casino/hotel properties may be responsible. At least two of Station's properties include protected wetlands areas which have subjected, and may subject, Station to obligations and liabilities and may limit the ability of Station to utilize such areas for development. The ESAs did not reveal, and Station is not aware of, any environmental liability or compliance concerns that Station believes will have a material adverse effect on Station's business, assets, results of operations or liquidity. However, Station has not conducted, and is not aware of, any current or more comprehensive environmental assessments or compliance audits for any of its properties. As a result, it is possible that material environmental liabilities or compliance concerns exist of which Station is currently unaware.

     Station Litigation. Station and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. Management of Station does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on Station.

     A suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et al., as class representative, on April 26, 1994, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et al., as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station and most of the other major casino/hotel companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action and have been transferred to the United States District Court for the State of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et al., as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Station. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by the defendants, including Station. On April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an amended complaint was filed, naming William H. Poulos, et al., as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an amended complaint. The defendants, including Station, filed motions to dismiss the amended complaint. In December 1996, the Court consolidated the Poulos/Ahearn, the Schreier and a third case not involving Station and ordered all pending motions be deemed withdrawn without prejudice, including the defendants' motions to dismiss the amended complaints. The plaintiffs filed a consolidated amended complaint on February 13, 1997. On or about December 19, 1997, the Court issued formal opinions granting in part and denying in part the defendants' motion to dismiss. In so doing, the Court ordered plaintiffs to file an amended complaint in accordance with the Court's orders in January of 1998. Station and all other defendants continue to deny the allegations contained in the amended complaint filed on behalf of plaintiffs. The plaintiffs are seeking compensatory, special, consequential, incidental and punitive damages in unspecified amounts. The defendants have committed to vigorously defend all claims and allegations contained in the consolidated action, and Station does not expect that the lawsuits will have a material adverse effect on Station's financial position or results of operations.

     A suit seeking status as a class action lawsuit was filed by plaintiff Nicole Anderson, et al., as class representative, on September 24, 1997, in the United States District Court for the Eastern District of Missouri, Eastern Division. The lawsuit alleges certain racially based discriminatory action at Station Casino St. Charles and seeks injunctive relief and compensatory, special, consequential, incidental and punitive damages in unspecified amounts. On or about October 24, 1997, plaintiff filed her first amended complaint. On November 24, 1997, Station filed its answer to plaintiff's first amended complaint which denied the allegations contained therein. Station does not believe the suit has merit and intends to defend itself vigorously.

     On January 16, 1997, Station's gaming license in Kansas City was formally issued for its facility, which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of its gaming license, Station built and opened the Station Casino Kansas City facility. The license issued to Station and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration. On November 25, 1997, the Supreme Court of Missouri, in a case challenging the gaming licensing of certain competing operators of Station Casino St. Charles located in Maryland Heights, Missouri, ruled that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri and Mississippi Rivers. The case was remanded to the trial court for a factual determination as to whether such competing operators meet this requirement.

     Based upon this Missouri Supreme Court ruling (the so-called "Akin Ruling"), the Missouri Gaming Commission attempted to issue preliminary orders for disciplinary action to all licensees in Missouri that operate gaming facilities in artificial basins. These preliminary orders started the gaming license hearing process, which allows the affected licensees to demonstrate that they are, in fact, contiguous to the surface stream of the Missouri or Mississippi River. The preliminary orders were challenged by the licensees. The Circuit Court of Cole County entered writs of prohibition preventing the Missouri Gaming Commission from proceeding with such hearings under the Missouri Gaming Commission's existing procedures. The Missouri Gaming Commission is currently seeking further review of these writs of prohibition in the Missouri Supreme Court, which has not yet ruled on the matter.

     After the Akin Ruling was entered by the Missouri Supreme Court, but before any further proceedings on remand, the plaintiffs dismissed the Akin case without prejudice. Therefore, the status of the Akin Ruling is unclear.

     On January 16, 1998, Station Casino Kansas City's licenses were renewed for one year, subject to the satisfactory resolution of the issues raised in the Akin Ruling. This renewal occurred before any writs of prohibition were entered preventing the Missouri Gaming Commission from proceeding with hearings concerning Station Casino Kansas City or any other licensees for alleged noncompliance with the Akin Ruling. Because of the open questions raised but not answered in the Akin Ruling, it is not possible to predict what effect, if any, the Akin Ruling or Missouri Gaming Commission's actions will have on operations at Station Casino Kansas City.

     At this time, based on discussions with its Missouri legal counsel, Thompson Coburn, management of Station believes that it has potentially meritorious defenses in any lawsuits or administrative actions that are based on the Akin Ruling. Station management cannot provide any assurance, however, as to whether the Station Casino Kansas City facility would be found to comply with the guidelines described in the Akin Ruling, whether it would be permitted to modify the facility to comply with such standards, or whether Station's legal defenses, legislative alternatives or other means available to permit the continued use of this current configuration would succeed. Further, it is unclear, in the event of a determination that the configuration of Station Casino Kansas City does not comply with the Akin Ruling, whether Station Casino Kansas City would be able to continue to operate or whether such findings would result in the temporary or permanent closure of Station Casino Kansas City. Station cannot provide any assurance that there would not be a material adverse impact in such an eventuality. Management of Station does not believe, however, that the Akin Ruling will have a material adverse impact on the Station Casino St. Charles operations.

     A class action lawsuit was filed by plaintiff Stephen B. Small, et al., as class representative, on November 28, 1997, in the United States District Court for the Western District of Missouri, naming four gaming operators in Kansas City, Missouri, including Kansas City Station Corporation. The lawsuit alleges that the defendants are conducting gaming operations that are not located on the Missouri River in violation of certain state and federal statutes. The plaintiffs are seeking declaratory judgment that the operators are conducting illegal games of chance, as well as compensatory, special, consequential and incidental damages in unspecified amounts. On January 28, 1998, Station filed its answer to the complaint denying the allegations contained therein. Management of Station believes that the claims are without merit and does not expect that the lawsuit will have a material adverse effect on Station's financial position or results of operations.

     Station Government Regulation. Station is subject to a variety of governmental regulations relating to the gaming industry in each state in which it has operations. Appendix A contains a description of the gaming regulations to which Station is currently subject and to which the Company or the Station Lessee will become subject upon consummation of the Merger.

                 NO CASH PROCEEDS TO THE OPERATING PARTNERSHIP

     The Operating Partnership will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration of its issuance of 2002 Exchange Notes and 2007 Exchange Notes as contemplated in this Prospectus, the Operating Partnership will receive 2002 Private Notes and 2007 Private Notes, respectively, representing an equal aggregate principal amount. The Private Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding indebtedness of the Operating Partnership. The proceeds from the issuance of the Private Notes were used to fund the acquisition of Houston Center, repay amounts outstanding under the Credit Facility and to repay additional short-term indebtedness, as described in the pro forma financial statements presented in "Summary Selected Financial Data" and "Selected Financial Data."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Operating Partnership as of March 31, 1998 (i) on an historical basis and (ii) on a pro forma basis after giving effect to investments completed after March 31, 1998, the Pending Investment and related investment financing. Such information should be read in conjunction with the financial statements and notes included elsewhere in this Prospectus.



                                                                AS OF MARCH 31, 1998
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Indebtedness
  Credit Facility, Short-Term Indebtedness and other
     Indebtedness (Long-Term and Short-Term) (Unsecured)....  $  807,000    $1,857,850
  Mortgage Indebtedness (Secured)(1)........................     767,927       814,927
  The 2002 Notes............................................     150,000       150,000
  The 2007 Notes............................................     250,000       250,000
                                                              ----------    ----------
          Total Indebtedness................................  $1,974,927    $3,072,777
                                                              ----------    ----------
Partners' capital...........................................  $2,512,695    $3,252,465
                                                              ----------    ----------
          Total Capitalization..............................  $4,487,622    $6,325,242
                                                              ==========    ==========


---------------


(1) Of these amount, $561,696 represents total indebtedness of the Subsidiaries, all of which is secured indebtedness.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Exchange Offer is designed to provide holders of Private Notes the opportunity to acquire Exchange Notes which, unlike the Private Notes, will be freely transferable at all times (subject to certain exceptions relating to the nature of the holders, as described below in "-- Resale of Exchange Notes").

     The Private Notes were sold by the Operating Partnership on September 22, 1997 to the Initial Purchasers pursuant to a purchase agreement, dated as of September 19, 1997, among the Operating Partnership and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors", as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Operating Partnership and the Initial Purchasers entered into a registration rights agreement, dated as of September 22, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Operating Partnership agreed that (i) it would cause an exchange offer registration statement under the Securities Act with respect to the Exchange Notes to be filed with the Commission and (ii) it would use its reasonable best efforts to cause such Registration Statement to remain effective under the Securities Act until the closing of the Exchange Offer or such date as is otherwise required by law and to consummate the Exchange Offer on or before March 21, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part (the "Registration Statement"). The Exchange Offer is intended to satisfy the Operating Partnership's obligations under the Registration Rights Agreement. Because the Operating Partnership failed to consummate the Exchange Offer on or before March 21, 1998, the interest rate on each series of the Private Notes has increased by 50 basis points. This increase will remain in effect until consummation of the Exchange Offer. See "Description of the Exchange
Notes -- Principal and Interest."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Operating Partnership will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

     The Operating Partnership will issue 2002 Exchange Notes and 2007 Exchange Notes in exchange for an equal aggregate principal amount of outstanding 2002 Private Notes and 2007 Private Notes, respectively, validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the 2002 Exchange Notes and the 2007 Exchange Notes are the same as the form and terms of the 2002 Private Notes and the 2007 Private Notes, respectively, except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The 2002 Exchange Notes and the 2007 Exchange Notes will evidence the same indebtedness as the 2002 Private Notes and the 2007 Private Notes (which they replace), respectively, and will be issued under, and be entitled to the benefits of the Indenture, which also authorized the issuance of the Private Notes, such that the 2002 Exchange Notes and the 2002 Private Notes and the 2007 Exchange Notes and the 2007 Private Notes will each be treated as a single series of debt securities under the Indenture. In the Letter of Transmittal, holders of Private Notes whose Private Notes are accepted for exchange will waive the right to receive any payment in respect of interest on the Private Notes accrued from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March 15, 1998) to the date of the issuance of the Exchange Notes.

     As of the date of this Prospectus, $150 million in aggregate principal amount of the 2002 Private Notes is outstanding, and $250 million in aggregate principal amount of the 2007 Private Notes is outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact), as reflected on the records of the Trustee under the Indenture, may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Delaware Uniform Limited Partnership Act or the Indenture in connection with the Exchange Offer. The Operating Partnership intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

     The Operating Partnership shall be deemed to have accepted validly tendered Private Notes when, and if, the Operating Partnership has given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Operating Partnership.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Operating Partnership will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Operating Partnership, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Operating Partnership will notify the Exchange Agent of any extension by oral or written notice and will notify the registered holders through a press release or other public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Operating Partnership reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for the Operating Partnership, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice thereof to the registered holders through a press release or other public announcement. If the Exchange Offer is amended in a manner determined by the Operating Partnership to constitute a material change, the Operating Partnership will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Operating Partnership will extend the Exchange Offer for a period of at least ten business days, if the Exchange Offer would otherwise expire during such ten business day period.

     Without limiting the manner in which the Operating Partnership may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Operating Partnership shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than as required by law or by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES AND ACCRUED INTEREST ON THE PRIVATE NOTES

     The 2002 Exchange Notes will bear interest at an annual rate of 6 5/8%, payable semi-annually in arrears on each September 15 and March 15, commencing March 15, 1998. The 2007 Exchange Notes will bear interest at an annual rate of 7 1/8%, payable semi-annually in arrears on each September 15 and March 15, commencing March 15, 1998. The Exchange Notes will bear interest from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March 15, 1998). Interest on the Private Notes which are exchanged for the Exchange Notes will cease to accrue on the day preceding the date of issuance of the Exchange Notes. Interest payable on the first Interest Payment Date with respect to the Exchange Notes will include accrued but unpaid interest due on the Private Notes (which they replace) for the period from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March 15, 1998) to the date of such issuance and will be paid to those who are holders of record of the Exchange Notes as of the close of business on the date 15 calendar days prior to such payment date. See "Description of the Exchange Notes -- Principal and Interest."

RESALE OF THE EXCHANGE NOTES

     Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Operating Partnership believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate and has no arrangement with any person to participate, in a distribution of the Exchange Notes, and who is not an "affiliate" of the Operating Partnership within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. If, however, any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and instead must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. In addition, each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Such broker-dealer may use this Prospectus, as it may be amended or supplemented from time to time, in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer (other than Private Notes acquired directly from the Operating Partnership) as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Operating Partnership has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period not to exceed 120 days after the closing of the Exchange Offer. The Operating Partnership will undertake to update such Prospectus during such 120-day period. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, prior to the Expiration Date, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent or (iii) the holder must comply with the guaranteed delivery procedures described below.

     A tender of Private Notes by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Operating Partnership in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE OPERATING PARTNERSHIP. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner either must make appropriate arrangements to register ownership of the Private Notes in such owner's name or must obtain a properly completed bond power from the registered holder prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder to whom Exchange Notes are to be issued directly and who has not completed the box titled "Special Delivery Instructions" nor the box titled "Special Registration Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Operating Partnership, evidence satisfactory to the Operating Partnership of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository (as defined below) have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program ("ATOP") to tender Private Notes. Accordingly, participants in the Depository's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing the Depository to transfer the Private Notes to the Exchange Agent in accordance with the Depository's ATOP procedures for transfer. The Depository will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by the Depository, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that the Depository has received an express acknowledgement from a participant in the Depository's ATOP that is tendering Private Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery), and that the agreement may be enforced against such participant.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Operating Partnership in its sole discretion, which determination will be final and binding. The Operating Partnership reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Operating Partnership's acceptance of which would, in the opinion of counsel for the Operating Partnership, be unlawful. The Operating Partnership also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Operating Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Operating Partnership shall determine. Although the Operating Partnership intends to notify holders of defects or irregularities with respect to tenders of Private Notes, none of the Operating Partnership, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Operating Partnership has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer, the Operating Partnership reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, to purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Operating Partnership that, among other things, (i) any Exchange Notes acquired in exchange for Private Notes tendered thereby are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) the person receiving such Exchange Notes is not engaging in and does not intend to engage in a distribution of the Exchange Notes, (iii) the person receiving such Exchange Notes does not have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iv) neither the holder nor any other person receiving the Exchange Notes is an "affiliate," as defined in Rule 405 under the Securities Act, of the Operating Partnership. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes. Such acknowledgement and prospectus delivery by such holder will not be deemed to constitute an admission by such holder that it is an "underwriter" within the meaning of the Securities Act. By tendering, each holder of Private Notes will be required to acknowledge that if it is participating in the Exchange Offer for the purpose of distributing the Exchange Notes (i) it cannot rely on the position of the staff of the Commission in certain no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities Act and (ii) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which it is not indemnified by the Operating Partnership.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes with the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available, (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who are unable to complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a "Notice of Guaranteed Delivery") substantially in the form provided by the Operating Partnership (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date, either (x) the Letter of Transmittal (or facsimile thereof) together with the Private Notes (or a Book-Entry Confirmation) in proper form for transfer will be deposited by the Eligible Institution with the Exchange Agent or (y) an Agent's Message will be properly transmitted to the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) for all physically tendered shares of Private Notes, in proper form for transfer, or Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Exchange Agent within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn, (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Operating Partnership, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

     All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes eligible to participate in the Exchange Offer (and all rights to receive additional interest due to failure to consummate the Exchange Offer on or before March 21, 1998) will terminate upon consummation of the Exchange Offer except with respect to the Operating Partnership's duty to keep the Registration Statement effective until the closing of the Exchange Offer and, for a period of 120 days after the closing of the Exchange Offer, to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes that were acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     State Street Bank and Trust Company of Missouri, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                 By Facsimile Transmission:
                                 (For Eligible Institutions
                                           Only)
                                       (617) 664-5232
                                   Confirm by Telephone:
                                       (617) 664-5590
          By Mail:                 By Overnight Delivery:                 By Hand:
State Street Bank and Trust     State Street Bank and Trust     State Street Bank and Trust
          Company                         Company                         Company
        P.O. Box 778              Two International Place         Two International Place
   Boston, Massachusetts                 4th Floor                       4th Floor
         02102-0778             Boston, Massachusetts 02110     Boston, Massachusetts 02110
 Attention: Corporate Trust      Attention: Corporate Trust      Attention: Corporate Trust
           Window                          Window                          Window

     State Street Bank and Trust Company of Missouri, N.A. also serves as Trustee under the Indenture.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Operating Partnership. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Operating Partnership and their affiliates.

     The Operating Partnership has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Operating Partnership, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Operating Partnership and are estimated in the aggregate to be approximately $500,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Operating Partnership will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act or to a person whom the seller reasonably believes is a qualified institutional buyer purchasing for its own account in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws and the transfer restrictions set forth in the Indenture.

ACCOUNTING TREATMENT

     For accounting purposes, the Operating Partnership will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under the Indenture, a copy of which is filed as an exhibit to the Registration Statement and which will be made available upon request. The terms of the Exchange Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders (as defined below) of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term "Operating Partnership" means Crescent Real Estate Equities Limited Partnership and does not include any of its Subsidiaries unless otherwise expressly stated or the context otherwise requires.

GENERAL


     The 2002 Exchange Notes and the 2007 Exchange Notes constitute separate series of securities under the Indenture and will be limited to aggregate principal amounts of $150,000,000 and $250,000,000, respectively. The 2002 Exchange Notes and the 2002 Private Notes will be treated as a single series of debt securities under the Indenture, and the 2007 Exchange Notes and the 2007 Private Notes will be treated as a separate series of debt securities from the 2002 Notes under the Indenture. The Exchange Notes will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will have equal priority of security with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Exchange Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership to the extent of the value of the property securing such indebtedness. The Exchange Notes also will be effectively subordinated to all existing and future third party indebtedness and other liabilities of the Operating Partnership's Subsidiaries. As of March 31, 1998, after giving pro forma effect to investments completed after March 31, 1998, the Pending Investment and related investment financing, the Operating Partnership and its Subsidiaries collectively had total indebtedness of

$3,073 million, which consisted of $815 million of secured indebtedness (of which $253 million was secured indebtedness of the Operating Partnership and $562 million was secured indebtedness of its Subsidiaries) and $2,258 million of unsecured indebtedness (all of which was unsecured indebtedness of the Operating Partnership). See "Capitalization."


     The 2002 Exchange Notes will mature on September 15, 2002, and the 2007 Exchange Notes will mature on September 15, 2007 (each a "Maturity Date"). The Exchange Notes are not subject to any sinking fund provisions.

     Except as described under "-- Certain Covenants -- Limitations on Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of the Exchange Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership, the General Partner or the Company, or any subsidiary of any of them, (ii) a change of control of the Operating Partnership, the General Partner or the Company or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the Holders of the Exchange Notes. Such additional indebtedness may consist of obligations of the Operating Partnership, the General Partner or the Company, or any subsidiary of any of them, and is not limited to indebtedness issued under the Indenture. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to satisfy its obligations as they become due, including the Exchange Notes. The Operating Partnership and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership.

PRINCIPAL AND INTEREST

     The 2002 Exchange Notes will bear interest at 6 5/8% per annum, and the 2007 Exchange Notes will bear interest at 7 1/8% per annum, each from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March 15, 1998), payable semi-annually in arrears on each September 15 and March 15, commencing March 15, 1998 (each, an "Interest Payment Date"), through the applicable Maturity Date, to the persons (the "Holders") in whose names the applicable Exchange Notes are registered in the security register applicable to the Exchange Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). In the Letter of Transmittal, holders of Private Notes whose Private Notes are accepted for exchange will waive the right to receive any payment in respect of interest on the Private Notes accrued from the later of September 22, 1997 or the Interest Payment Date immediately preceding the date of issuance of the Exchange Notes (currently expected to be the Interest Payment Date on March 15, 1998) to the date of the issuance of the Exchange Notes. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months. The interest rate on the Exchange Notes is subject to adjustment in the event that the Exchange Notes are assigned a rating that is not an Investment Grade Rating, do not continue to be assigned a rating or are not assigned a rating by the Rating Agencies. See "-- Rating." The interest rate on the Private Notes increased by 50 basis points, effective March 22, 1998, to 7 1/8% for the Private Notes due 2002 and 7 5/8% for the Private Notes due 2007. This interest rate increase will remain in effect until consummation of the Exchange Offer. Upon consummation of the Exchange Offer, the interest rate increase will be eliminated and the Exchange Notes and the Private Notes that remain outstanding will bear interest at their stated rates of 6 5/8 for the Notes due 2002 and 7 1/8 for the Notes due 2007.

     The principal of each Exchange Note payable on the applicable Maturity Date will be paid against presentation and surrender of such Exchange Note at the corporate trust office of the Trustee, located initially in Boston, Massachusetts, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York, Boston, Massachusetts and St. Louis, Missouri are open for business.

OPTIONAL REDEMPTION

     The Exchange Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes (or portion thereof) being redeemed plus accrued and unpaid interest, if any, thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Exchange Notes (or portion thereof) (collectively, the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Exchange Notes (or portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Exchange Notes (or portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Exchange Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Exchange Notes (or portion thereof) will be given to Holders at their addresses, as shown in the security register for the Exchange Notes, not more than 60 or less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Exchange Notes held by such Holder to be redeemed.

     If less than all the Exchange Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption to the Holders (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Exchange Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Exchange Notes to be redeemed in whole or in part.

RATING

     The Operating Partnership intends to obtain a rating of the Private Notes and/or the Exchange Notes from the Rating Agencies. If, within the period from September 22, 1997 to September 22, 1998, (i) either Rating Agency at any time
(a) assigns a rating to a series of the Private Notes or the Exchange Notes that is not an Investment Grade Rating or (b) withdraws any rating for a series of the Private Notes or the Exchange Notes and does not promptly assign a new rating, or (ii) either Rating Agency fails to assign any rating to a series of the Private Notes or the Exchange Notes, then the interest rate for such series shall increase by the Rating Adjustment commencing on the date on which such series is rated with other than an Investment Grade Rating, the date a rating for any series is withdrawn, or September 22, 1998 if no rating is assigned, as the case may be. In the case of clause (i) above, from and after such date, if any, until September 22, 1998, if such series becomes rated by such Rating Agency with an Investment Grade Rating, then the Rating Adjustment shall be eliminated, until such time as it would otherwise again be applicable. The interest rate for each series of Private Notes or Exchange Notes, as the case may be, shall be fixed on September 22, 1998 for the remainder of the term of such series. Notwithstanding anything to the contrary contained herein, if at any time within the period from September 22, 1997 to September 22, 1998, both Rating Agencies shall have rated any series of Private Notes or Exchange Notes with an Investment Grade Rating, the Rating Adjustment shall be eliminated for the remainder of the term of such series of Private Notes or Exchange Notes.

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit a Subsidiary to, incur any Debt (as defined below) other than intercompany Debt (representing Debt to which the only parties are the Operating Partnership and any of its Subsidiaries, but only so long as such Debt is held solely by any of the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) Total Assets (as defined below) as of the end of the fiscal quarter covered in the Operating Partnership's most recent quarterly or annual financial statements, as the case may be, most recently required to be delivered to Holders pursuant to the Indenture, prior to the incurrence of such additional Debt and (ii) the increase or decrease in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase or decrease together with the Operating Partnership's Total Assets is referred to as the "Adjusted Total Assets") (Section 1004(a)).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Debt (as defined below) of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets (Section 1004(b)).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt that is subordinate in right of payment to the Notes, if the ratio of the Consolidated Income Available for Debt Service to the Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation and (iv) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation (Section 1004(c)).

     Maintenance of Total Unencumbered Assets. The Operating Partnership is required at all times to maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis (Section 1004(d)).

     Existence. Except as permitted under "-- Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if the Board of Directors of the General Partner determines that the preservation thereof is no longer desirable in the conduct of the Operating Partnership's business and that the loss thereof is not disadvantageous in any material respect to the Holders (Section 1006).

     Maintenance of Properties. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from discontinuing the operation and maintenance of any of the properties if such discontinuance is, in the judgment of the Operating Partnership, desirable in the conduct of its business and not disadvantageous in any material respect to the Holders (Section 1007).

     Insurance. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, maintain insurance coverage by financially sound and reputable insurance companies on all of its insurable property against loss or damage with amounts and types of insurance that are commercially reasonable (Section 1008).

     Payment of Taxes and Other Claims. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1009).

     Provision of Financial Information. The Operating Partnership will deliver to each Holder of the Exchange Notes (a) quarterly unaudited consolidated financial statements (including statements of income and cash flow and a consolidated balance sheet), in comparative form, of the Operating Partnership and its Subsidiaries within 60 days of the end of each of the first three fiscal quarters, (b) annual audited consolidated financial statements of the Operating Partnership and its Subsidiaries within 105 days of the end of each fiscal year,
(c) together with the statements delivered under (a) and (b) above, certification from an officer of the Operating Partnership ranking at the level of a Senior Vice President or above and having responsibility for financial information as fairly presenting in all material respects the financial position and results of operations of the Operating Partnership and its Subsidiaries, (d) together with the statements delivered under (a) above, a certificate from an officer of the Operating Partnership ranking at the level of Senior Vice President or above and having responsibility for financial information showing compliance with the provisions of restrictive covenants and indicating whether or not the Operating Partnership is aware of any defaults, (e) together with the statements delivered under (b) above, a certificate from the Operating Partnership's accountants showing compliance with the provisions of restrictive covenants and indicating whether or not they became aware of any defaults during their audit, (f) copies of all public documents sent by the Operating Partnership to public securities holders or filed by the Operating Partnership with the Commission within 15 days after the filing of such documents and (g) notice within ten business days after an officer of the Operating Partnership ranking at the level of a Senior Vice President or above and having responsibility for financial information becomes aware of the existence of any Default or Event of Default, specifying the nature and period of existence thereof and what action the Operating Partnership is taking or proposes to take with respect thereto.

     Following the effectiveness of the Registration Statement of which this Prospectus constitutes a part, the quarterly and annual consolidated financial statements referred to above will be deemed to refer to the Operating Partnership's quarterly reports on Form 10-Q or annual reports on Form 10-K or current reports on Form 8-K, respectively (Section 1010).

     Compliance with the covenants described herein with respect to the Notes generally may not be waived by the Board of Directors of the General Partner or by the Trustee unless the Holders of at least a majority in principal amount outstanding of all Notes of each series of Notes affected by such waiver consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "-- Satisfaction and Discharge" will apply to the Notes.

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust (any such entity, a "Corporation"), provided that (a) the Operating Partnership shall be the continuing Corporation or the successor Corporation or its transferees or assignees of such assets (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease (subject to the continuing obligations of the Operating Partnership set forth in the Indenture) or otherwise, either directly or indirectly, shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) the successor corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States Corporation (as defined in the Indenture); (c) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Operating Partnership or any Subsidiary of the Operating Partnership as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (d) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

GLOBAL SECURITIES

     Exchange Notes issued in exchange for the Private Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes (collectively, the "Global Securities"), and will be deposited upon issuance with The Depository Trust Company (the "Depository") or an agent of the Depository and registered in the name of Cede & Co. ("Cede"), as the Depository's nominee.

     Exchange Notes issued in exchange for other Private Notes will be issued in registered, certificated form without interest coupons.

     Holders may hold their interests in any Global Securities directly through the Depository, or indirectly through organizations which are participants in the Depository ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with the Depository's rules and will be settled in immediately available funds. Access to the Depository's system is also available to other entities such as banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the Depository's system ("Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants. So long as Cede, as the nominee of the Depository, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the Holder thereof.

     The Depository has advised the Operating Partnership as follows: the Depository is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depository was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own the Depository. The rules applicable to the Depository and its Participants are on file with the Commission.

     The Depository has also advised the Operating Partnership that pursuant to procedures established by it, (i) upon deposit of the Global Securities, the Depository will credit the accounts of its Participants with portions of the principal amount of the Global Securities representing the Exchange Notes issued in exchange for the Private Notes that each such Participant has instructed the Depository to surrender for exchange and (ii) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Securities).

     Under the terms of the Indenture, the Operating Partnership and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Securities, are registered as the owners thereof for the purpose of receiving payments in respect of the principal of and premium, if any, and interest on any Exchange Notes and for any and all other purposes whatsoever. Payments on any Exchange Notes registered in the name of Cede will be payable by the Trustee to Cede in its capacity as the registered holder under the Indenture. Consequently, none of the Operating Partnership, the Trustee or any agent of the Operating Partnership or the Trustee has or will have any responsibility or liability for
(i) any aspect of the Depository's records or the records of any Participant or Indirect Participant relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any of the Depository's records or records of any Participant or Indirect Participant relating to the beneficial ownership interests in the Global Securities or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants. The Depository has advised the Operating Partnership that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Operating Partnership. Neither the Operating Partnership nor the Trustee will be liable for any delay by the Depository or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Operating Partnership and the Trustee may conclusively rely on and will be protected in relying on instructions from Cede for all purposes.

     The Depository may discontinue providing its services as securities depositary with respect to the Exchange Notes at any time by giving reasonable notice to the Operating Partnership. In the event that the Depository notifies the Operating Partnership that it is unwilling or unable to continue as depositary for any Global Security or if at any time the Depository ceases to be a clearing agency registered as such under the Exchange Act when the Depository is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of the Operating Partnership's becoming aware of the Depository's ceasing to be so registered, as the case may be, certificates for the relevant Exchange Notes will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchanged for the relevant Exchange Notes registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such Global Security.

     The Operating Partnership may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depositary). In that event, certificates representing the Exchange Notes will be printed and delivered.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership does not take responsibility for the accuracy thereof.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following events are "Events of Default" with respect to any series of the Notes: (a) default for 30 days in the payment of any installment of interest on any Note of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Note of such series at its maturity; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture;
(d) default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (f) any other Event of Default provided in the Indenture with respect to the Note (Section 501).

     If an Event of Default under the Indenture with respect to any series of the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below) of such series may declare the principal amount of all of the Notes of such series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Notes of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all payments of principal which have become due otherwise than by such declaration of acceleration of (and premium or Make-Whole Amount, if any) and required interest on the Notes of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of principal of (and premium or Make-Whole Amount, if any) or interest on the Notes of such series which have become due solely by declaration of acceleration, have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest payable on any Note of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Note of such series affected thereby (Section 513). A Note shall be deemed outstanding ("Outstanding") if it has been authenticated and delivered under the Indenture unless, among other things, such Note has been cancelled or redeemed.

     The Trustee will be required to give notice to the Holders of Notes of any series within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any default (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Note of such series) if specified responsible officers of the Trustee in good faith determine such withholding to be in the best interests of the Holders of the Notes of such series; and provided further that in the case of any default or breach of the character specified in Section 501(d) of the Indenture no such notice shall be given until at least 60 days after the occurrence thereof (Section 601).

     The Indenture provides that no Holders of Notes of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Notes, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Notes at the respective due dates thereof (Section
508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Outstanding Notes of any series under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section
602). The Holders of not less than a majority in principal amount of the Outstanding Notes of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. The Trustee, however, may refuse to follow any direction which is in conflict with any law or with the Indenture or with the Notes of such series, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the General Partner ranking at the level of Senior Vice President or above, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each Outstanding Note affected thereby,
(a) change the stated maturity of the principal of (or premium or Make-Whole Amount, if any, on) or any installment of principal of or interest on, any such Note; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Note, (c) change the place of payment, or the coin or currency, for payment of principal of, or any premium or interest on, any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note; (e) reduce the above-stated percentage in principal amount of Outstanding Notes of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each Outstanding Note affected thereby (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Notes have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holder of Notes for any of the following purposes: (i) to evidence the succession or addition of another person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Notes or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Notes;
(iv) to permit or facilitate the issuance of Notes in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of Notes of any series in any material respect; (v) to secure the Notes;
(vi) to establish the form or terms of additional notes of any series; (vii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(viii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act or in connection with the registration of the Private Notes or the Exchange Notes pursuant to the requirements of the Securities Act; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Notes of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes or additional notes under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the notes of such series in any material respect (Section 901).

     The Indenture contains provisions for convening meetings of the Holders of Notes (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request to the Trustee, by the Operating Partnership or the Holders of at least 10% in principal amount of the Outstanding Notes of any series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Notes of such series. Any resolution passed or decision taken at any meeting of Holders of Notes of any series duly held in accordance with the Indenture will be binding on all Holders of Notes of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Notes of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Notes of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Notes of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Notes of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

SATISFACTION AND DISCHARGE

     The Operating Partnership may discharge certain obligations to Holders of Notes of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the Notes of such series are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the stated maturity or Redemption Date, as the case may be (Section 401(a)(2)).

NO CONVERSION RIGHTS

     The Notes will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

PAYMENT

     All payments of principal and interest in respect of the Exchange Notes in the form of Global Securities will be made by the Operating Partnership in immediately available funds.

GOVERNING LAW

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York.

                            SELECTED FINANCIAL DATA


     The following table sets forth certain summary financial information for the Operating Partnership on a pro forma and historical basis and for the Rainwater Property Group (the Operating Partnership's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares of the Company in connection with the formation of the Company and the Operating Partnership. Such information should be read in conjunction with "Selected Financial Data."


     The pro forma information for the three months ended March 31, 1998 and the year ended December 31, 1997 assumes completion, as of January 1, 1997 in determining balance sheet, operating and other data, of (i) the April 1997 Offering and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $145 million of indebtedness under the Credit Facility, (iii) the September Note Offering and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the October 1997 Offering and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Merrill Offering and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $199.9 million of indebtedness under the Credit Facility, (vi) the Company's public offering of 8,000,000 Preferred Shares in February 1998 and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $191.5 million of indebtedness under the Credit Facility, (vii) the Unit Investment Trust Offering and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $44 million of indebtedness under the Credit Facility, (viii) Property acquisitions, other investments and related financing and share issuances during 1997 and 1998, and
(ix) the Pending Investment and related financing, including $1.04 billion for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger with Station.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                  PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT PER PARTNER INTEREST DATA)


                                                                             OPERATING PARTNERSHIP
                                                                           --------------------------

                                       THREE MONTHS ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                   -------------------------------------   --------------------------
                                      1998          1998         1997         1997           1997
                                   ----------    ----------   ----------   -----------    -----------
                                   PRO FORMA                                PRO FORMA
OPERATING DATA:
Revenue --
 Rental property.................. $  206,429    $  153,125   $   79,400   $   766,136    $   430,383
 Interest and other income........      8,024         8,024        1,530        23,353         16,990
 Residential developments(1)......         --            --           --            --             --
Operating expenses --
 Rental property operating(2).....     57,706        54,688       30,596       224,755        158,868
 Corporate general and
   administrative.................      3,147         3,147        4,845        12,858         12,858
 Residential developments(1)......                                                  --             --
Interest expense..................     55,669        34,283       14,744       222,946         86,441
Depreciation and amortization.....     46,882        26,582       13,952       183,345         74,426
Amortization of deferred financing
 costs............................      1,140         1,140          649         4,038          3,499
Writedown of investment
 property.........................         --            --           --            --             --
                                   ----------    ----------   ----------   -----------    -----------
Operating income (loss)...........     49,909        41,309       16,144       141,547        111,281
Reorganization costs..............                                                  --             --
Equity in net income of
 unconsolidated companies(1)......      6,331         5,845        4,101        36,276         23,743
                                   ----------    ----------   ----------   -----------    -----------
Income (loss) before minority
 interests and extraordinary
 item............................. $   56,240    $   47,154   $   20,245   $   177,823    $   135,024
                                   ==========    ==========   ==========   ===========    ===========
Preferred distributions...........      5,186         1,575           --        20,745             --
Net income available to
 partners'........................ $   50,654    $   45,179   $   19,829   $   155,644    $   133,590
BALANCE SHEET DATA (AT PERIOD END):
Real estate, before accumulated
 depreciation..................... $5,678,523    $3,877,013   $1,965,812            --    $ 3,423,130
Total assets......................  6,432,220     4,594,600    1,993,007            --      4,182,875
Mortgages and other secured notes
 payable..........................    814,927       767,927      628,766            --        768,224
Credit Facility and other
 unsecured obligations(3).........  2,257,850     1,207,000      306,000            --        941,900
Total liabilities.................  3,151,940     2,054,090      978,108            --      1,837,344
Partners' capital.................  3,252,465     2,512,695      985,954            --      2,317,353
OTHER DATA:
Funds from Operations before
 minority interests(4)(5)......... $  109,319    $   83,544   $   33,591   $   367,469    $   214,396
Distribution per partner
 interest.........................         --    $      .76   $      .61            --    $      2.74
Weighted average partner
 interests -- basic(5)............ 74,684,485    65,531,563   42,792,928    74,684,485     53,417,790
Weighted average partner
 interests -- diluted(5).......... 77,260,143    67,875,734   44,569,749    76,984,912     55,486,730
Cash flow provided by (used in):
 Operating activities............. $       --(10) $   11,491  $   30,614   $        --(10) $   211,452
 Investing activities.............         --(10)   (415,428)   (253,670)           --(10)  (2,295,080)
 Financing activities.............         --(10)    405,798     239,922            --(10)   2,124,156
EBIDA(6)..........................    154,745       107,584       49,590       567,407        299,390
Total Debt to Total Assets(7).....         46%           41%          43%           46%            39%
Total Secured Debt to Total
 Assets(7)........................         12%           16%          29%           13%            18%
Ratio of Consolidated Income
 Available for Debt Service to
 Annual Debt Service Charge(7)....        2.8           3.1          3.4           2.6            3.4
Ratio of earnings to fixed
 charges(8).......................        1.9           2.3          2.3           1.7            2.5
Ratio of FFO before fixed charges
 to fixed charges(9)..............        2.9           3.3          3.1           2.6            3.3
Number of Properties (at period
 end):
 Office Properties................         88            86           58            88             80
 Hotel Properties.................          9             9            6             9              8
 Behavioral Healthcare
   Facilities.....................         89            89            0            89             90
 Retail Properties................          7             7            6             7              7
 Residential Development
   Properties.....................         12            12            9            12             12

                                                                                   RAINWATER PROPERTY GROUP
                                               OPERATING PARTNERSHIP             -----------------------------
                                     -----------------------------------------   FOR THE PERIOD
                                                                   FOR THE            FROM
                                                                 PERIOD FROM       JANUARY 1,
                                     YEAR ENDED DECEMBER 31,     MAY 5, 1994          1994         YEAR ENDED
                                     -----------------------   TO DECEMBER 31,     TO MAY 4,      DECEMBER 31,
                                        1996         1995           1994              1994            1993
                                     ----------   ----------   ---------------   --------------   ------------

OPERATING DATA:
Revenue --
 Rental property..................   $  202,003   $  123,489     $   49,075         $18,550         $ 48,232
 Interest and other income........        6,858        6,471          1,268              42              605
 Residential developments(1)......           --           --             --           2,593            8,331
Operating expenses --
 Rental property operating(2).....       73,813       45,949         18,993           8,696           21,230
 Corporate general and
   administrative.................        4,674        3,812          1,815              --               --
 Residential developments(1)......           --           --             --           1,428            4,077
Interest expense..................       42,926       18,781          3,493           4,867           29,226
Depreciation and amortization.....       40,535       28,060         14,255           7,793           18,081
Amortization of deferred financing
 costs............................        2,812        2,500            923              --               --
Writedown of investment
 property.........................           --           --             --              --           37,578
                                     ----------   ----------     ----------         -------         --------
Operating income (loss)...........       44,101       30,858         10,864          (1,599)         (53,024)
Reorganization costs..............           --           --          1,900              --               --
Equity in net income of
 unconsolidated companies(1)......        3,850        5,500          3,631              --               --
                                     ----------   ----------     ----------         -------         --------
Income (loss) before minority
 interests and extraordinary
 item.............................   $   47,951   $   36,358     $   12,595         $(1,599)        $(53,024)
                                     ==========   ==========     ==========         =======         ========
Preferred distributions...........           --           --             --              --               --
Net income available to
 partners'........................   $   44,870   $   35,543     $   11,648         $(1,599)        $(53,024)
BALANCE SHEET DATA (AT PERIOD END)
Real estate, before accumulated
 depreciation.....................   $1,732,626   $1,006,706     $  557,675              --         $358,400
Total assets......................    1,733,540      965,232        538,354              --          290,869
Mortgages and other secured notes
 payable..........................      627,808      424,528             --              --          278,060
Credit Facility and other
 unsecured obligations(3).........       40,000       20,000        194,642              --               --
Total liabilities.................      716,270      476,234        209,900
Partners' capital.................      988,005      479,517        328,448              --            2,941
OTHER DATA:
Funds from Operations before
 minority interests(4)(5).........   $   87,616   $   64,475     $   32,723              --               --
Distribution per partner
 interest.........................   $     2.32   $     2.10     $     1.30              --               --
Weighted average partner
 interests -- basic(5)............   32,342,421   27,091,093     22,498,858              --               --
Weighted average partner
 interests -- diluted(5)..........   32,932,759   27,249,845     22,519,920              --               --
Cash flow provided by (used in):
 Operating activities.............   $   77,384   $   64,877     $   21,614         $ 2,455         $  9,313
 Investing activities.............     (513,033)    (421,306)      (260,666)         (2,379)         (20,572)
 Financing activities.............      444,315      343,079        265,608         (21,310)          28,861
EBIDA(6)..........................      134,224       85,699         31,266              --               --
Total Debt to Total Assets(7).....           39%          47%            37%             --               --
Total Secured Debt to Total
 Assets(7)........................           37%          47%            37%             --               --
Ratio of Consolidated Income
 Available for Debt Service to
 Annual Debt Service Charge(7)....          3.1          4.6            9.0              --               --
Ratio of earnings to fixed
 charges(8).......................          2.0          2.6            3.9              --               --
Ratio of FFO before fixed charges
 to fixed charges(9)..............          2.9          3.9            8.4              --               --
Number of Properties (at period
 end):
 Office Properties................           53           30             10               4                4
 Hotel Properties.................            6            3              0               0                0
 Behavioral Healthcare
   Facilities.....................            0            0              0               0                0
 Retail Properties................            6            2              2               2                2
 Residential Development
   Properties.....................            9            9              3               3                2

---------------

 (1) The Operating Partnership accounts for its investments in the Residential Development Property Mortgages and non-voting common stock of the Residential Development Corporations under the equity method of accounting as a result of the noncontrolling interests held. The Operating Partnership also accounts for its investment in Woodlands Commercial Properties Company, L.P. and the Refrigerated Warehouse Investment under the equity method of accounting.
 (2) Includes real estate taxes, repairs and maintenance and other rental property operating expenses, including property-level general and administrative expenses.
 (3) The Credit Facility was converted from a secured facility to an unsecured facility in October 1996.
 (4) FFO, based on the revised definition adopted by the Board of Governors of NAREIT and as used herein, means net income (loss), determined in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Operating Partnership considers FFO an appropriate measure of performance of a limited partnership through which an equity REIT conducts its operations due to the fact that income-producing real estate such as that owned by the Operating Partnership has not historically depreciated in the manner reflected by GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Operating Partnership's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Operating Partnership's ability to make distributions. The Operating Partnership has historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. An increase in FFO does not necessarily result in an increase in aggregate distributions because the Board of Trust Managers of the Company is not required to increase distributions unless necessary in order to enable the Company to maintain REIT status. Because the Company must distribute 95% of its real estate investment trust taxable income (as defined in the Code), however, a significant increase in FFO will generally require an increase in distributions to shareholders and unitholders although not necessarily on a proportionate basis. Accordingly, the Operating Partnership believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Operating Partnership, FFO should be considered in conjunction with the Operating Partnership's net income (loss) and cash flows as reported in the consolidated financial statements and notes included elsewhere in this Prospectus. However, the Operating Partnership's measure of FFO may not be comparable to similarly titled measures for other REITs because these REITs may not apply the modified definition of FFO in the same manner as the Operating Partnership.
 (5) Weighted average partner interests include, for purposes of this presentation, units of partnership interest relating to the general partner and limited partner interests in the Operating Partnership. Weighted average partner interest excludes preferred partner interests. The FFO calculation includes an adjustment for preferred dividends.

 (6) EBIDA means earnings before interest expense, depreciation, amortization and minority interests. EBIDA is computed as income from operations before extraordinary items plus interest expense, depreciation and amortization. The Operating Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of a limited partnership through which an equity REIT conducts its operations because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a limited partnership such as the Operating Partnership to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. The impact of financing costs such as interest as well as depreciation and amortization, each of which can significantly affect the Operating Partnership's results of operations and liquidity and should be considered in evaluating the Operating Partnership's operating performance, cannot be determined from EBIDA. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity, and, therefore, the Operating Partnership's measure of EBIDA may not be comparable to similarly titled measures used by other REITs.

 (7) See "Description of the Exchange Notes" for the definitions of capitalized terms.
 (8) The ratio of earnings to fixed charges is computed as income from operations before minority interests and extraordinary items plus fixed charges (excluding capitalized interest), divided by fixed charges. Fixed charges consist of interest costs, including amortization of debt discount and deferred financing fees, whether capitalized or expensed.
 (9) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (excluding capitalized interest), divided by fixed charges (as defined in Note (7)). The Operating Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of the ability of the Operating Partnership to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other limited partnerships may not be comparable to the Operating Partnership's calculation of FFO.
(10) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
               RESULTS OF OPERATIONS OF THE OPERATING PARTNERSHIP


     The following discussion and analysis of the financial condition and historical results of operations of the Operating Partnership for each of the quarters ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 should be read in conjunction with the financial statements and notes included herein.



COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998 TO THE THREE MONTHS ENDED MARCH 31, 1997



     Total revenues increased approximately $80.2 million, or 99.1%, to $161.1 million for the three months ended March 31, 1998, as compared to $80.9 million for the three months ended March 31, 1997. An increase in Office and Retail Property revenues of $56.0 million is primarily attributable to: (i) the acquisition of 27 Office Properties and one Retail Property subsequent to March 31, 1997, which resulted in $42.9 million of incremental revenues; (ii) the fact that five Office Properties acquired during the first quarter of 1997 contributed revenues for a full quarter in 1998 as compared to a partial quarter in 1997, which resulted in $6.0 million of incremental revenues; and (iii) an increase in Office and Retail Property revenues of $7.1 million from the Properties owned as of January 1, 1997, which is primarily due to rental rate and occupancy increases at these Properties. The increase in Hotel Property revenues of $3.9 million is primarily attributable to $.6 million from Hotel Properties owned as of January 1, 1997, which is attributable to an increase in the percentage rent received from the hotel lessee as a result of an increase in revenues at the hotels and $3.2 million from Hotel Properties acquired subsequently to January 1, 1997. The increase in Behavioral Healthcare Facilities revenues of $13.8 million is attributable to the acquisition of the facilities in June 1997. The increase in interest and other income of $6.5 million for the three months ended March 31, 1998, is primarily attributable to the sale of marketable securities and the $100.6 million increase in notes receivable as a result of the acquisition of certain notes included in the Carter-Crowley Portfolio, and loans to Crescent Operating.



     Total expenses increased $55.1 million, or 85%, to $119.8 million for the three months ended March 31, 1998, as compared to $64.8 million for the three months ended March 31, 1997. An increase in rental property operating expenses of $24.1 million is primarily attributable to: (i) the acquisition of 27 Office Properties and one Retail Property subsequent to March 31, 1997, which resulted in $19.7 million of incremental expenses, and (ii) the fact that five Office Properties acquired during the first quarter of 1997 contributed expenses for a full quarter in 1998 as compared to a partial quarter in 1997, which resulted in $2.4 million of incremental expenses; and (iii) an increase in expenses of $1.5 million from the Office and Retail Properties owned as of January 1, 1997. Depreciation and amortization increased $12.6 million primarily due to the acquisitions of Office, Retail and Hotel Properties and the Behavioral Healthcare Facilities. An increase in interest expense of $19.5 million is primarily attributable to: (i) $7.1 million of interest payable under the Notes due 2002 and Notes due 2007, which were issued in the September Note Offering;
(ii) $1.8 million of interest payable under the Chase Manhattan Note, which was assumed in the acquisition of Fountain Place in November 1997; (iii) $1.7 million of interest payable on the BankBoston Note II; and (iv) $8.3 million of incremental interest payable due to draws under the Credit Facility (average balance outstanding for first quarter 1998 and 1997 was $448 million and $156 million, respectively), all of which financing arrangements were used to fund investments.


COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

     Total revenues increased $238.5 million, or 114.2%, to $447.4 million for the year ended December 31, 1997, as compared to $208.9 million for the year ended December 31, 1996. The increase in Office and Retail Property revenues of $181.1 million is primarily attributable to: a) the acquisition of 26 Office Properties and one Retail Property during 1997, which resulted in $79.5 million of incremental revenues; b) the fact that 23 Office Properties and four Retail Properties acquired during 1996 contributed revenues for a full year in 1997 as compared to a partial year in 1996, which resulted in $91.6 million of incremental revenues; and c) an increase in Office and Retail Property revenues of $10.0 million from the 32 Office and Retail Properties owned prior to January 1, 1996, which is primarily due to rental rate increases at these Properties. The increase in Hotel Properties revenues of $17.5 million is primarily attributable to: a) the acquisition of two

Hotel Properties during 1997, which resulted in $2.1 million of incremental revenues; b) the fact that three Hotel Properties acquired during 1996 contributed revenues for a full year in 1997 as compared to a partial year in 1996, which resulted in $14.5 million of incremental revenues; and c) an increase in Hotel Properties revenues of $.9 million from the three Hotel Properties owned prior to January 1, 1996. The increase in Behavioral Healthcare Facilities revenues of $29.8 million is attributable to the acquisition of the facilities in June 1997. The increase in interest and other income of $10.1 million for the year ended December 31, 1997, is primarily attributable to: a) the $127.8 million increase in notes receivable primarily as a result of the acquisition of certain notes included in the assets purchased from Carter-Crowley Properties, Inc. (such assets, the "Carter-Crowley Portfolio"), loans to Crescent Operating, loans to Desert Mountain Properties Limited Partnership ("DMPLP") and the acquisition of a note receivable secured by a hotel property; and b) interest earned on available cash from the Company's April 1997 Offering.

     Total expenses increased $171.3 million, or 103.9%, to $336.1 million for the year ended December 31, 1997, as compared to $164.8 million for the year ended December 31, 1996. The increase in rental property operating expenses of $85.1 million is primarily attributable to: a) the acquisition of 26 Office Properties and one Retail Property during 1997, which resulted in $38.3 million of incremental expenses; b) the fact that 23 Office Properties and four Retail Properties acquired during 1996 contributed expenses for a full year in 1997 as compared to a partial year in 1996, which resulted in $40.8 million of incremental expenses; and c) an increase in expenses of $5.5 million from the 32 Office and Retail Properties owned prior to January 1, 1996. Depreciation and amortization expense increased $33.9 million due primarily to the acquisitions of Office and Retail Properties, Hotel Properties and Behavioral Healthcare Facilities. The increase in interest expense of $43.5 million is primarily attributable to: (i) $6.9 million of interest payable under LaSalle Note III, which was assumed in the acquisition of the Greenway Plaza Portfolio in October 1996; (ii) $.8 million of interest payable to Nomura Asset Capital Corporation under the Nomura Funding VI Note, which was assumed in December 1996; (iii) $2.0 million of interest payable under the financing arrangement with Northwestern Mutual Life Insurance Company, which was in place as of December 1996; (iv) $1.0 million of interest payable under LaSalle Note II secured by the properties owned by Funding II (as defined in "Structure of the Operating Partnership");
(v) $10.0 million of interest payable under various short-term notes with BankBoston, N.A. ("BankBoston") with principal amounts ranging between $150 million and $235 million, which were entered into from June through December 1997; (vi) $14.0 million of incremental interest payable due to draws under the Credit Facility (average balance outstanding for the year ended December 31, 1997 and 1996 was $216.8 million and $64.3 million, respectively); (vii) $7.7 million of interest payable under the Notes due 2002 and Notes due 2007, which were issued in a private offering in September 1997; and (viii) $1.1 million of interest payable under the Chase Manhattan Note, which was assumed in the acquisition of Fountain Place in November 1997. All of these financing arrangements (the terms of which are described in more detail below under "Liquidity and Capital Resources"), were used to fund acquisitions. The increase in corporate general and administrative expense of $8.2 million is primarily attributable to incremental costs associated with corporate operations of the Operating Partnership as a result of the acquisition of additional Properties and to incentive compensation paid to the Operating Partnership's executive officers.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

     Total revenues increased $78.9 million, or 60.7%, to $208.9 million for the year ended December 31, 1996, as compared to $130.0 million for the year ended December 31, 1995. The increase in Office and Retail Property revenues of $66.8 million is primarily attributable to: a) the acquisition of 23 Office Properties and four Retail Properties during 1996, which resulted in $32.8 million of incremental revenues; and b) the fact that 20 Office Properties acquired during 1995 contributed revenues for a full year in 1996 as compared to a partial year in 1995, which resulted in $34.9 million of incremental revenue. This increase reflects a $.9 million decrease in revenues from the Office and Retail Properties owned as of January 1, 1995. The increase in Hotel Property revenues of $11.7 million is primarily attributable to: a) the acquisition of three Hotel Properties in 1996, which resulted in $2.7 million of incremental revenues; and
b) the fact that three Hotel Properties acquired during 1995 contributed revenues for a full year in 1996 as compared to a partial year in 1995, which resulted in $9.1 million of incremental revenues.

     Total expenses increased $65.7 million, or 66.3%, to $164.8 million for the year ended December 31, 1996, as compared to $99.1 million for the year ended December 31, 1995. The increase in rental property operating expenses of $27.9 million is primarily attributable to: a) the acquisition of 23 Office Properties and four Retail Properties during 1996, which resulted in $13.9 million of incremental expenses; and b) the fact that 20 Office Properties acquired during 1995 contributed expenses for a full year in 1996 as compared to a partial year in 1995, which resulted in $14.1 million of incremental expenses. This increase reflects a $.2 million decrease in expenses from the Office and Retail Properties owned as of January 1, 1995. Depreciation and amortization expense increased $12.5 million, primarily due to the acquisitions of Office, Retail and Hotel Properties during 1996 and 1995. The increase in interest expense of $24.1 million is primarily attributable to $27.1 million of interest payable under the terms of the three new long-term financing arrangements entered into from August 1995 through March 1996, proceeds of which were used to repay the Credit Facility and to fund property acquisitions in 1995 and 1996, and $2.1 million of interest payable under LaSalle Note III, which was assumed in the acquisition of the Greenway Plaza Portfolio in October 1996. This increase reflects a $5.1 million decrease in interest expense under the Credit Facility, primarily due to a lower average outstanding balance throughout the year. The increase in corporate general and administrative expenses of $.9 million is primarily attributable to incremental costs associated with corporate operations of the Operating Partnership as a result of acquisitions of additional Properties.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents were $67.9 million and $66.0 million at March 31, 1998 and December 31, 1997, respectively. The increase is attributable to $405.8 million and $11.5 million of cash provided by financing and operating activities, respectively, offset by $415.4 million used in investing activities. The Operating Partnership's inflow of cash provided by financing activities is primarily attributable to net borrowings under the Credit Facility ($107.0 million), and borrowings under the BankBoston Note ($158.1 million) and net proceeds received from the Company's public offering of 8,000,000 Preferred Shares in February 1998 ($191.3 million). The inflow of cash provided by financing activities was partially offset by the distributions paid to general and limited partners of the Operating Partnership (the "Partners") ($49.7 million). The inflow from operating activities is primarily attributable to property operations, but is partially offset by the decrease in accounts payable due to the payment of real estate taxes. The Operating Partnership utilized $415.4 million of cash inflow primarily in the following investing activities:
(i) the acquisition of six Office Properties, one Hotel Property, ($421.4 million); (ii) recurring and non-recurring tenant improvement and leasing costs for the Office and Retail Properties ($14.2 million); (iii) capital expenditures for rental properties ($8.5 million) primarily attributable to non-recoverable building improvements for the Office and Retail Properties, and replacement of furniture, fixtures and equipment for the Hotel Properties; and (iv) development of investment properties ($5.4 million). The outflow of cash used in investing activities was partially offset by: (i) net distributions received from the Company's unconsolidated companies ($22.1 million) and (ii) decrease in notes receivable ($8.2 million).



     Cash and cash equivalents were $66.0 million and $25.6 million at December 31, 1997 and December 31, 1996, respectively. The increase is attributable to $2,124.2 million and $211.5 million of cash provided by financing and operating activities, respectively, offset by $2,295.1 million used in investing activities. The Operating Partnership's inflow of cash provided by financing activities is primarily attributable to proceeds received from the Company's offerings of Common Shares ($1,345.3 million), net borrowings under the Credit Facility ($310.0 million), net borrowings under the short-term BankBoston notes ($191.9 million) and proceeds from the September 1997 Notes Offering ($400.0 million). The inflow of cash provided by financing activities was partially offset by the distributions paid to general and limited partners of the Operating Partnership (the "Partners") ($140.8 million) and the distribution of Crescent Operating shares to Partners ($11.9 million). The inflow from operating activities is primarily attributable to: (i) Property operations, and (ii) an increase in accounts payable which is primarily attributable to 1997 acquisitions. The inflow of cash from operating activities was partially offset by an increase in other assets and deferred rent receivable ($52.8 million). The Operating Partnership utilized $2,294.4 million of cash inflow primarily in the following investing activities: (i) the acquisition of 26 Office Properties, one Retail Property, two Hotel Properties and 90 Behavioral Healthcare Facilities ($1,532.7 million); (ii) additional investments in Residential Development Corporations ($270.2 million) primarily attributable to Desert Mountain Development Corporation

("DMDC") ($214.0 million) and Woodlands Land Development Company, L.P. ($41.2 million); (iii) investments in unconsolidated companies ($278.0 million) primarily attributable to Woodland Commercial Properties Company, L.P. ($38.6 million), the Refrigerated Warehouse Investment ($160 million), Bank One Center ($41.5 million) and DBL Holding, Inc. ($12.6 million); (iv) notes receivable ($127.8 million) primarily attributable to loans included in the Carter-Crowley Portfolio ($58.4 million), a loan to DMPLP ($17.6 million), loans made to Crescent Operating ($42.1 million), and the acquisition of a note receivable secured by a hotel property ($7.1 million); (v) capital expenditures for rental properties ($22.0 million), primarily attributable to building improvements for the Office and Retail Properties, and replacement of furniture, fixtures and equipment for the Hotel Properties; and (vi) recurring and non-recurring tenant improvement and leasing costs for the Office and Retail Properties ($53.9 million).

     On February 14, 1997, the Company filed a shelf registration (the "February Shelf Registration Statement") with the Commission for an aggregate of $1.2 billion of Common Shares, Preferred Shares and warrants exercisable for Common Shares. An aggregate of $1,184.0 million of Common Shares have been issued under the February Shelf Registration Statement. Net proceeds from the offerings of these securities were contributed to the Operating Partnership used as described below.

     On April 28, 1997, the Company completed an offering of 24,150,000 Common Shares (including the underwriters' overallotment option) at $25.375 per Common Share. Net proceeds from the April 1997 Offering were $580.6 million. On May 14, 1997, the Company completed an additional offering of 500,000 Common Shares to several underwriters who participated in the April 1997 Offering. The Common Shares were sold at $25.875 per Common Share, with gross and net proceeds of $12.9 million (collectively, the "Offerings").

     In the second quarter of 1997, the net proceeds of $593.5 million which were contributed to the Operating Partnership, from the Offerings, $314.7 million from borrowings under the Credit Facility and $160.0 million of short-term borrowings from BankBoston were used by the Operating Partnership:
(i) to fund $30.0 million in connection with the formation and capitalization of Crescent Operating; (ii) to repay the $150.0 million BankBoston short-term note payable; (iii) to reduce by $131.0 million borrowings under the Credit Facility;
(iv) to fund $306.3 million of the purchase price of the Carter-Crowley Portfolio acquired by the Operating Partnership; (v) to fund the $419.7 million commitment of the Operating Partnership and Crescent Operating relating to the acquisition of the Behavioral Healthcare Facilities; and (vi) to fund $31.2 million for working capital purposes.

     On August 12, 1997, the Company entered into two transactions with affiliates of Union Bank of Switzerland ("UBS"). In one transaction, pursuant to which the Company obtained additional equity capital through the issuance of Common Shares, the Company sold 4,700,000 Common Shares at $31.5625 per Common Share to UBS Securities, LLC for $148.3 million ($145.0 million of net proceeds). The net proceeds from the UBS Offering were contributed to the Operating Partnership and used to repay borrowings under the Credit Facility. In the other transaction, which will permit the Company to benefit from any increases in the market price of its Common Shares, the Company entered into a forward share purchase agreement with Union Bank of Switzerland, London Branch ("UBS-LB") which provides that the Company will purchase 4,700,000 Common Shares from UBS-LB within one year. The purchase price will be determined on the date the Company settles the agreement and will include a forward accretion component, minus an adjustment for the Company distribution rate. The Company, at its option, may complete the settlement in cash or Common Shares.

     On September 22, 1997, the Operating Partnership completed the September 1997 Notes Offering, which was a private offering of unsecured notes in an aggregate principal amount of $400.0 million ($394.8 million of net proceeds) the Notes due 2002 and the Notes due 2007. The net proceeds of the September 1997 Notes Offering were used to fund $327.6 million of the purchase price for Houston Center, to repay $50.0 million of borrowings under the Credit Facility, to fund $10.0 million of the purchase price of Miami Center and to repay $7.2 million of short-term indebtedness.

     In September 1997, the Operating Partnership's Notes due 2002 and the Notes due 2007 were assigned a rating of Baa3 from Moody's Investors Service, Inc.

     On October 8, 1997, the Company completed an offering of 10,000,000 Common Shares at $39.00 per Common Share. Net proceeds to the Company from the October 1997 Offering contributed to the Operating

Partnership were $368.5 million. The net proceeds were used to repay approximately $323.5 million of borrowings under the Credit Facility and to fund approximately $45.0 million of the purchase price of the U.S. Home Building.

     On October 29, 1997, the Company filed a shelf registration statement (the "October Shelf Registration Statement") with the Commission for an aggregate of $1.5 billion of Common Shares, Preferred Shares and warrants exercisable for Common Shares. As of March 25, 1998, the Company has issued $424.0 million of securities under the October Shelf Registration Statement, as described below. Any securities issued in the future under the October Shelf Registration Statement may be offered from time to time in amounts, at prices and on terms to be determined at the time of the offering. Management believes the October Shelf Registration Statement will provide the Company with more efficient and immediate access to the capital markets at such time as it is considered appropriate. Net proceeds from any future offering of these securities are expected to be contributed to the Operating Partnership used for general business purposes, including the acquisition and development of additional properties and other acquisition transactions, the payment of certain outstanding debt and improvements to certain properties.

     On December 12, 1997, the Company entered into two transactions with Merrill Lynch International. In one transaction, pursuant to which the Company obtained additional equity capital through the issuance of Common Shares, the Company sold 5,375,000 Common Shares at $38.125 per Common Share to Merrill Lynch International for $204.9 million ($199.9 million in net proceeds). The net proceeds to the Company from the Merrill Lynch Offering were contributed to the Operating Partnership and used to repay borrowings under the Credit Facility. In the other transaction, which will permit the Company to benefit from any increases in the market price of its Common Shares, the Company entered into a swap agreement (the "Swap Agreement") with Merrill Lynch International relating to 5,375,000 Common Shares (the "Settlement Shares"), pursuant to which Merrill Lynch International will sell, as directed by the Company on or before December 12, 1998, a sufficient number of Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997, plus a forward accretion component, minus an adjustment for the Company distribution rate. The precise number of Common Shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the Common Shares at the time of settlement. The Common Shares required to be sold by Merrill Lynch International pursuant to the Swap Agreement are expected to be the same Common Shares initially issued by the Company (although Merrill Lynch International, at its option, may substitute other Common Shares that it holds). If, however, as a result of a decrease in the market price of the Common Shares, the number of Common Shares required to be sold is greater than the number of Settlement Shares, the Company will deliver additional Common Shares to Merrill Lynch International. In contrast, if such number of Common Shares is less than the number of Settlement Shares as a result of an increase in the market price of the Common Shares, Merrill Lynch International will deliver Common Shares or, at the option of the Company, cash to the Company. On February 20, 1998, the Company issued an additional 525,000 Common Shares to Merrill Lynch International as a result of the decline in market price of the Common Shares from the date of issuance on December 12, 1997 through February 12, 1998.


     On February 19, 1998, the Company completed an offering (the "February 1998 Preferred Offering") under the October Shelf Registration Statement of 8,000,000 6 3/8% Series A Convertible Cumulative Preferred Shares (the "Series A Preferred Shares") with a liquidation preference of $25.00 per Series A Preferred Share. Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of the Company at a conversion price of $40.86 per common share (equivalent to a conversion rate of
 .6119 common shares per Series A Preferred Share), subject to adjustment in certain circumstances. Net proceeds to the Company from the February 1998 Preferred Offering contributed to the Operating Partnership were $191.3 million. The net proceeds were used to repay borrowings under the Credit Facility. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears commencing on May 15, 1998. The dividend represents an annualized dividend of $1.69 per share, or $.42 per share quarterly.



     As of May 20, 1998, with the exception of the Station transaction described below, the Operating Partnership had no commitments for material capital expenditures. The Company principally expects to fund the approximately $1.731 billion required to consummate the Merger with Station through the issuance of Common Shares and a new series of Preferred Shares with an aggregate value of approximately $696 million, the assumption of approximately $541 million of Station's outstanding debt, the refinancing of approximately $359 million of Station's outstanding debt and the incurrence of approximately $135 million in additional debt primarily related to transaction costs. There are currently no definitive agreements or arrangements relating to refinancing or obtaining any such debt.


     The significant terms of the Operating Partnership's primary debt financing arrangements are set forth below (dollars in thousands).


                                                            INTEREST                     BALANCE
                                                              RATE                     OUTSTANDING
                                               MAXIMUM         AT       EXPIRATION         AT
DESCRIPTION                                   BORROWINGS    3/31/98        DATE          3/31/98
-----------                                   ----------    --------    ----------     -----------
Secured Fixed Rate Debt:
  LaSalle Note I(1).........................  $  239,000      7.83%     August 2027    $  239,000
  LaSalle Note II(2)........................     161,000      7.79%     March 2028        161,000
  CIGNA Note(3).............................      63,500      7.47%    December 2002       63,500
  Metropolitan Life Note II(4)..............      44,831      6.93%    December 2002       44,831
  Northwestern Life Note(5).................      26,000      7.66%    January 2003        26,000
                                                                         September
  Metropolitan Life Note I(6)(7)............      12,030      8.88%        2001            12,030
  Nomura Funding VI Note(7)(8)..............       8,666     10.07%      July 2020          8,666
  Rigney Promissory Note(9).................         777      8.50%    November 2012          777
                                              ----------     -----                     ----------
          Subtotal/Weighted Average.........  $  555,804      7.75%                    $  555,804
                                              ==========     =====                     ==========
Secured Capped Variable Rate Debt:
  LaSalle Note III(7)(10)...................  $  115,000      7.82%      July 1999     $  115,000
                                              ==========     =====                     ==========
Secured Variable Rate Debt:
                                                                         September
  Chase Manhattan Note(11)..................  $   97,123      7.44%        2001        $   97,123
                                              ==========     =====                     ==========
Unsecured Fixed Rate Debt:
                                                                         September
  Notes due 2007(12)........................  $  250,000      7.13%        2007        $  250,000
                                                                         September
  Notes due 2002(12)........................     150,000      6.63%        2002           150,000
                                              ----------     -----                     ----------
          Subtotal/Weighted Average.........  $  400,000      6.94%                    $  400,000
                                              ==========     =====                     ==========
Unsecured Variable Rate Debt:
  Line of Credit(13)........................  $  550,000      6.89%      June 2000     $  457,000
  BankBoston Note(14).......................     250,000      6.89%      May 1998         250,000
  BankBoston Note II(14)....................     900,000      6.89%     August 1998       100,000
                                              ----------     -----                     ----------
          Subtotal/Weighted Average.........  $  900,000      6.89%                    $  807,000
                                              ==========     =====                     ==========
          TOTAL/WEIGHTED AVERAGE............  $2,067,927      7.22%                    $1,974.927
                                              ==========     =====                     ==========


---------------
Notes:

 (1) The note has a seven-year period during which only interest is payable (through August 2002), followed by principal amortization based on a 25-year amortization schedule through maturity. At the end of 12 years (August 2007), the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220 million. LaSalle Note I is secured by Properties owned by Funding I (see "Structure of the Operating Partnership"). The note agreement prohibits Funding I from engaging in certain activities, including incurring liens on the Properties securing the note, pledging the Properties securing the note, incurring other indebtedness (except as specifically permitted in the note agreement), canceling a material claim or debt owed to it, entering into an affiliate transaction (except as specifically permitted in the note agreement), distributing funds derived from operation of the Properties securing the note (except as specifically permitted in the note agreement), or creating easements with respect to the Properties securing the note.

 (2) The note has a seven-year period during which only interest is payable (through March 2003), followed by principal amortization based on a 25-year amortization schedule through maturity. At the end of 10 years (March
     2006), the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154 million. LaSalle Note II is secured by Properties owned by Funding II (See "Structure of the Operating Partnership"). The note agreement prohibits Funding II from engaging in certain activities, including incurring liens on the Properties securing the note, pledging the Properties securing the note, incurring other indebtedness (except as specifically permitted in the note agreement), canceling a material claim or debt owed to it, entering into an affiliate transaction (except as specifically permitted in the note agreement), distributing funds derived from operation of the Properties securing the note (except as specifically permitted in the note agreement), or creating easements with respect to the Properties securing the note.

 (3) The note requires payments of interest only during its term. The CIGNA Note is secured by the MCI Tower and Denver Marriott City Center properties. The note agreement has no negative covenants.

 (4) The note requires monthly payments of principal and interest based on a 25-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Metropolitan Life
     Note II is secured by Energy Centre. The note agreement requires the Operating Partnership to maintain compliance with a number of customary covenants, including maintaining the Property that secures the note and not creating any lien with respect to or otherwise encumbering such Property.

 (5) The note requires payments of interest only during its term. The Northwestern Life Note is secured by the 301 Congress Avenue Property. The note agreement requires the Operating Partnership to maintain compliance with a number of customary covenants, including maintaining the Property that secures the note and not creating any lien with respect to or otherwise encumbering such Property.

 (6) The note requires monthly payments of principal and interest based on 20-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Metropolitan Note I is secured by five of The Woodlands Office Properties. The note agreement has no negative covenants.

 (7) The note was assumed in connection with an acquisition and was not subsequently retired by the Operating Partnership because of prepayment penalties.

 (8) Under the terms of the note, principal and interest are payable based on a 25-year amortization schedule. In July 1998, the Operating Partnership may defease the note by purchasing Treasury obligations to pay the note without penalty. The Nomura Funding VI Note is secured by Canyon Ranch-Lenox, the Property owned by Funding VI (see "Structure of the Operating Partnership"). In July of 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Operating Partnership so elects, it may repay the note without penalty. The note agreement requires Funding VI to maintain compliance with a number of customary covenants, including a debt service coverage ratio for the Property that secures the note, a restriction on the ability to transfer or encumber the Property that secures the note, and covenants related to maintaining its single purpose nature, including restrictions on ownership by Funding VI of assets other than the Property that secures the note, restrictions on the ability to incur indebtedness and make loans and restrictions on operations.

 (9) The note requires quarterly payments of principal and interest based on a 15-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Rigney Promissory
     Note is secured by a parcel of land owned by the Operating Partnership and located across from an Office Property. The note agreement has no negative covenants.

(10) The note bears interest at the rate for 30-day LIBOR plus a weighted average rate of 2.135% (subject to a rate cap of 10%), and requires payments of interest only during its term. The LaSalle Note III is secured by the Properties owned by Funding III, IV, and V (see "Structure of the Operating Partnership"). The note agreement prohibits Fundings III, IV and V from engaging in certain activities, including using the Properties securing the note in certain ways, imposing any restrictions, agreements or covenants that run with the land upon the Properties securing the note, incurring additional indebtedness (except as specifically permitted in the note agreement), canceling or releasing a material claim or debt owed to it, or distributing funds derived from operation of the Properties securing the note (except as specifically permitted in the note agreement).

(11) The note bears interest at the rate for 30-day LIBOR plus 175 basis points and requires payment of interest only during its term. The Chase Manhattan
     Note is secured by Fountain Place. The note agreement has no negative covenants.


(12) The notes are unsecured and require payments of interest only during their terms. The interest rates on the notes are subject to temporary increase by 50 basis points in the event that a registered offer to exchange the notes for the notes of the Operating Partnership with terms identical in all material respects to the notes is not consummated or a shelf registration statement with respect to the resale of the notes is not declared effective by the Commission on or before March 21, 1998. The interest rates on the notes increased by 50 basis points temporarily, since the exchange offer was not completed by March 21, 1998. The Operating Partnership anticipates that the interest rates will return to the original rates during June of 1998. The interest rates on the notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from September 22, 1997 to September 22, 1998, such notes are not assigned, or do not retain, an investment grade rating (as defined in the notes) by specified rating agencies. These adjustments may apply simultaneously. The indenture requires the Operating Partnership to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios and debt service coverage ratios, limitations on the incurrence of additional indebtedness and maintaining the Operating Partnership's Properties.


(13) The Credit Facility is unsecured with an interest rate of the Eurodollar rate plus 120 basis points. The Credit Facility requires the Operating Partnership to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional secured and total indebtedness and distributions, limitations on additional investments and the incurrence of additional liens, restrictions on real estate development activity and a minimum net worth requirement.

(14) The note is unsecured with an interest rate of the Eurodollar rate plus 120 basis points. The note requires payments of the interest only during its term. The note agreement has no negative covenants.


     The combined aggregate March 31, 1998 principal amounts either at maturity or in the form of scheduled principal installments due pursuant to borrowings under the Credit Facility and other indebtedness of the Operating Partnership are as follows:



                                                         (IN THOUSANDS)
1998...................................................     $350,865
1999...................................................      116,223
2000...................................................      351,322
2001...................................................      109,149
2002...................................................      215,619
Thereafter.............................................      831,749



     Based on the Company's total market capitalization of $6.9 billion at March 31, 1998 (at a $36 Common Share price, which was the closing price of the Common Shares on the NYSE on March 31, 1998, and including the full conversion of all units of minority interest in the Operating Partnership plus total indebtedness), the Operating Partnership's debt represented 29% of its total market capitalization. The Operating Partnership intends to maintain a flexible and conservative capital structure with total debt targeted at approximately 40% of total market capitalization.


     The Company intends to maintain its qualification as a REIT under the Code. As a REIT, the Company will generally not be subject to corporate federal income taxes as long as it satisfies certain technical requirements of the Code, including the requirement to distribute at least 95% of its taxable income to its shareholders.

     The Operating Partnership expects to meet its short-term liquidity requirements primarily through cash flow provided by operating activities, which the Operating Partnership believes will be adequate to fund normal recurring operating expenses, debt service requirements, recurring capital expenditures and distributions to Partners. To the extent the Operating Partnership's cash flow from operating activities is not sufficient to finance non-recurring capital expenditures or investment property acquisition costs, the Operating Partnership expects to finance such activities with proceeds from the Credit Facility, available cash reserves and other debt and equity financing.

     The Operating Partnership expects to meet its long-term liquidity requirements, consisting primarily of maturities under the Operating Partnership's fixed and variable rate debt, through long-term secured and unsecured borrowings and the issuance of debt securities and/or additional equity securities of the Operating Partnership.

FUNDS FROM OPERATIONS


     Funds from Operations ("FFO"), based on the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net income (loss) (determined in accordance with generally accepted accounting principles or "GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Operating Partnership considers FFO an appropriate measure of performance of an equity REIT due to the fact that income-producing real estate such as that owned by the Operating Partnership has not historically depreciated in the manner reflected by GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs, and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Operating Partnership's operating performance, or the cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Operating Partnership's ability to make distributions. The Operating Partnership has historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. The aggregate cash distributions paid to Partners for the three months ended March 31, 1998 and 1997 were $49.7 and $26.1 million, respectively. The aggregate cash distributions paid to Partners for the year ended December 31, 1997 and 1996 were $140.8 million and $73.4 million, respectively. An increase in FFO does not necessarily result in an increase in aggregate distributions because the General Partner is not required to increase distributions on a quarterly basis unless necessary in order to enable the Company to maintain REIT status. However, the Company must distribute 95% of its real estate investment trust taxable income (as defined in the Code). A significant increase in FFO will generally require an increase in distributions to partners although not necessarily on a proportionate basis. Accordingly, the Operating Partnership believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Operating Partnership, FFO should be considered in conjunction with the Operating Partnership's net income (loss) and cash flows as reported in the consolidated financial statements and notes thereto. However, the Operating Partnership's measure of FFO may not be comparable to similarly titled measures of other REIT's because these REIT's may not apply the definition of FFO in the same manner as the Operating Partnership.


                      STATEMENTS OF FUNDS FROM OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                  THREE MONTHS ENDED
                                                       MARCH 31           YEARS ENDED DECEMBER 31
                                                  -------------------     ------------------------
                                                   1998        1997          1997          1996
                                                  -------     -------     ----------     ---------
Income before minority interests................  $47,154     $20,245      $135,024       $47,951
Adjustments:
  Depreciation and amortization of real estate
     assets.....................................   26,051      13,496        72,503        39,290
  Adjustment for investments in real estate
     mortgages and equity of unconsolidated
     companies..................................   12,314         266         8,303         1,857
  Minority interest in joint ventures...........     (400)       (416)       (1,434)       (1,482)
  Preferred stock dividends.....................   (1,575)         --            --            --
                                                  -------     -------      --------       -------
Funds from operations...........................  $83,544     $33,591      $214,396       $87,616
                                                  =======     =======      ========       =======

                    RECONCILIATION OF FUNDS FROM OPERATIONS
                  TO NET CASH PROVIDED BY OPERATING ACTIVITIES
                             (DOLLARS IN THOUSANDS)


                                                  THREE MONTHS ENDED
                                                       MARCH 31           YEARS ENDED DECEMBER 31
                                                 --------------------     ------------------------
                                                   1998        1997          1997          1996
                                                 --------     -------     ----------     ---------
Funds from operations..........................  $ 83,544     $33,591      $214,396       $87,616
  Depreciation and amortization of non-real
     estate assets.............................       345         293         1,235           835
  Amortization of deferred financing costs.....     1,140         649         3,499         2,812
  Minority interest in joint ventures profit
     and depreciation and amortization.........       186         163         2,122         1,892
  Adjustment for investments in real estate
     mortgages and equity of unconsolidated
     companies.................................   (12,314)       (266)       (8,303)       (1,857)
  Change in deferred rent receivable...........    (8,809)     (3,276)      (23,371)       (6,210)
  Change in current assets and liabilities.....   (48,990)       (378)       34,238        (7,493)
  Equity in earnings in excess of distributions
     received from unconsolidated companies....    (3,635)       (182)      (12,536)         (322)
  Non-cash compensation........................        24          20           172           111
                                                 --------     -------      --------       -------
Net cash provided by operating activities......  $ 11,491     $30,614      $211,452       $77,384
                                                 ========     =======      ========       =======


OPERATING INFORMATION

     The following table presents on an aggregate basis, for the years ended December 31, 1997 and 1996, the EBIDA and occupancy rates of the Office and Retail Properties owned as of January 1, 1996 on a stabilized (occupancy rate of 90% or more) and unstabilized (occupancy rate of less than 90%) basis.

                                                                   EBIDA(1)
                                               NET RENTABLE     (IN MILLIONS)      % OCCUPIED
                                 NUMBER            AREA         --------------    ------------
                              OF PROPERTIES    (IN MILLIONS)    1997     1996     1997    1996
                              -------------    -------------    -----    -----    ----    ----
Stabilized(3)...............       27               5.9         $75.4    $71.7     96%     96%
Unstabilized................        6               3.1         $21.2    $19.0     72%(2)  74%

---------------


(1) "EBIDA" consists of operating income plus interest, depreciation and amortization. The Operating Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of the Office and Retail Properties. Together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of the Operating Partnership to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general administrative expenses, should be considered. The impact of financing costs such as interest as well as depreciation and amortization, each of which can significantly affect the Operating Partnership's results of operations and liquidity and should be considered in evaluating the Operating Partnership's operating performance, cannot be determined from EBIDA. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principals ("GAAP") and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity, and, therefore, the Operating Partnership's measure of EBIDA may not be comparable to similarly titled measures used by other REITs.


(2) Leases have been executed at certain of "unstabilized" properties but had not commenced as of December 31, 1997. If such leases had commenced as of December 31, 1997, the percent leased for the "unstabilized" properties would have been 96%.

(3) Properties owned as of January 1, 1996, with occupancies equal to 90% or more, in 1997 and 1996.

HISTORICAL RECURRING OFFICE PROPERTY
CAPITAL EXPENDITURES, TENANT IMPROVEMENT AND LEASING COSTS

     The following table sets forth annual and per square foot recurring capital expenditures (excluding those expenditures which are recoverable from tenants) and tenant improvement and leasing costs for the years ended December 31, 1996 and 1997, attributable to signed leases, all of which have commenced or will commence during the next twelve months (i.e., the renewal or replacement tenant began or will begin to pay rent) for the Office Properties consolidated in the Operating Partnership's financial statements during each of the periods presented. Tenant improvement and leasing costs for signed leases during a particular period do not equal the cash paid for tenant improvement and leasing costs during such period, due to timing of payments.

                                                                 1996          1997
                                                              ----------    ----------
CAPITAL EXPENDITURES:
  Capital Expenditures (in thousands).......................  $    1,214    $    3,310
  Per square foot...........................................  $      .13    $      .15
TENANT IMPROVEMENT AND LEASING COSTS:(1)
  Replacement Tenant Square Feet............................     390,945       584,116
  Renewal Tenant Square Feet................................     248,603     1,001,653
  Tenant Improvement Costs (in thousands)...................  $    6,263    $   10,958
  Per square foot leased....................................  $     9.79    $     6.91
  Tenant Leasing Costs (in thousands).......................  $    2,877    $    6,601
  Per square foot leased....................................  $     4.50    $     4.16
  Total (in thousands)......................................  $    9,140    $   17,559
     Total per square foot..................................  $    14.29    $    11.07
     Average lease term.....................................   5.3 years     6.4 years
     Total per square foot per year.........................  $     2.38    $     1.73

---------------

(1) Excludes leasing activity for leases that have less than a one-year term (i.e., storage and temporary space).

     Capital expenditures may fluctuate in any given period subject to the nature, extent, and timing of improvements required to be made in the Operating Partnership's Property portfolio. The Operating Partnership maintains an active preventive maintenance program in order to minimize required capital improvements. In addition, capital improvement costs are recoverable from tenants in many instances.

     Tenant improvement and leasing costs also may fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease (renewal or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that future recurring tenant improvements and leasing costs for the Operating Partnership's existing Office Properties will approximate on average for "renewal tenants" $6.00 to $8.00 per square foot, or $1.20 to $1.60 per square foot per year based on an average five-year lease term, and, on average for "replacement tenants", $12.00 to $14.00 per square foot, or $2.40 to $2.80 per square foot per year based on an average five-year lease term.

                      RATIOS OF EARNINGS TO FIXED CHARGES


     The Operating Partnership's ratio of earnings to fixed charges for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 and the period from May 4, 1994 to December 31, 1994 were 2.25, 2.45, 2.01, 2.60 and 3.85, respectively.


     Prior to the Operating Partnership's commencement of operations in May 1994, the Operating Partnership's predecessors, which consisted of a group of affiliated entities owned and controlled by Mr. Rainwater, utilized traditional single asset mortgage loans and construction loans as their principal source of outside capital. In connection with completion of the initial public offering of the Company's Common Shares in May 1994, the predecessor entities were reorganized into a single consolidated entity and substantially deleveraged their asset base. As a result of these factors, the Operating Partnership does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the initial public offering to be meaningful.

     For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before taxes and extraordinary items. Fixed charges consist of interest costs, including amortization of debt discount and deferred financing fees, whether capitalized or expensed.

                            BUSINESS AND PROPERTIES

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Operating Partnership holds substantially all of the Company's assets, including interests in the Properties, and conducts substantially all of the Company's operations, including providing management, leasing and development services for certain of the Properties.

PROPERTIES


     The Operating Partnership does not own any Property the book value of which amounts to 10 percent or more of the total assets of the Operating Partnership and its Subsidiaries as of the date hereof or the gross revenue from which during the quarter ended March 31, 1998 amounted to 10 percent or more of the aggregate gross revenues of the Operating Partnership and its Subsidiaries during such year. However, upon consummation of the proposed Merger with Station, the Casino/Hotel Properties will be owned by the Operating Partnership. The Casino/Hotel Properties have a book value that amounts to 10 percent or more of the total assets of the Operating Partnership on the date hereof or generated gross revenues during the quarter ended March 31, 1998 amounting to 10 percent or more of the aggregate gross revenues of the Operating Partnership and its Subsidiaries during such year. A detailed description of the Casino/Hotel Properties is set forth in "Recent Developments -- Pending Transaction with Station Casinos, Inc. -- Station Properties."


                               OFFICE PROPERTIES

     The Office Properties are located primarily in the Dallas/Fort Worth and Houston, Texas metropolitan areas. The Operating Partnership's Office Properties in Dallas/Fort Worth and Houston will represent, after giving effect to the investments in Office Properties completed after January 1, 1998, an aggregate of approximately 72% of its office portfolio based on total net rentable square feet (40% and 32% for Dallas/ Fort Worth and Houston, respectively).


     The following table sets forth certain information about the Office Properties as of March 31, 1998, including the investments in Office Properties completed after March 31, 1998. Based on annualized base rental revenues from office leases in place as of March 31, 1998 and including the investments in Office Properties completed after March 31, 1998, no single tenant would account for more than 4% of the Operating Partnership's total annualized office property rental revenues for 1998.


                                                                                                                   WEIGHTED
                                                                                                                    AVERAGE
                                                                                            NET                  FULL-SERVICE
                                                                                          RENTABLE                RENTAL RATE
                                       NO. OF                                  YEAR         AREA      PERCENT     PER LEASED
       STATE, CITY, PROPERTY         PROPERTIES           SUBMARKET          COMPLETED   (SQ. FT.)    LEASED      SQ. FT.(1)
------------------------------------ ----------   -------------------------  ---------   ----------   -------    -------------
TEXAS
  DALLAS
    Bank One Center(2)..............      1       CBD                            1987     1,530,957     73%         $21.46
    The Crescent Office Towers......      1       Uptown/Turtle Creek            1985     1,210,949      96          28.26
    Fountain Place..................      1       CBD                            1986     1,200,266      95          18.13
    Trammell Crow Center(3).........      1       CBD                            1984     1,128,331      87(5)       25.04
    Stemmons Place..................      1       Stemmons Freeway               1983       634,381      92          14.09
    Spectrum Center(4)..............      1       Far North Dallas               1983       598,250      74          20.67
    Waterside Commons...............      1       Las Colinas                    1986       458,739      99          16.60
    Caltex House....................      1       Las Colinas                    1982       445,993      93          25.68
    Reverchon Plaza.................      1       Uptown/Turtle Creek            1985       374,165      98          17.34
    The Aberdeen....................      1       Far North Dallas               1986       320,629     100          18.19
    MacArthur Center I & II.........      1       Las Colinas                1982/1986      294,069      98          18.20
    Stanford Corporate Centre.......      1       Far North Dallas               1985       265,507     100          16.36
    The Amberton....................      1       Central Expressway             1982       255,052      77(5)       11.15
    Concourse Office Park...........      1       LBJ Freeway                1972-1986      244,879      87(5)       12.73
    12404 Park Central..............      1       LBJ Freeway                    1987       239,103      85(5)       18.48
    Palisades Central II............      1       Richardson/Plano               1985       237,731      92          16.79
    3333 Lee Parkway................      1       Uptown/Turtle Creek            1983       233,769      83(5)       19.12
    Liberty Plaza I & II............      1       Far North Dallas           1981/1986      218,813     100          13.45
    The Addison.....................      1       Far North Dallas               1981       215,016      99          15.72
    The Meridian....................      1       LBJ Freeway                    1984       213,915      92          15.34
    Palisades Central I.............      1       Richardson/Plano               1980       180,503      88          14.13
    Walnut Green....................      1       Central Expressway             1986       158,669      92          13.90
    Greenway II.....................      1       Richardson/Plano               1985       154,329      98          19.45
    Addison Tower...................      1       Far North Dallas               1987       145,886      95(5)       13.37

                                                                                                                  WEIGHTED
                                                                                                                   AVERAGE
                                                                                            NET                 FULL-SERVICE
                                                                                          RENTABLE               RENTAL RATE
                                       NO. OF                                  YEAR         AREA      PERCENT    PER LEASED
       STATE, CITY, PROPERTY         PROPERTIES           SUBMARKET          COMPLETED   (SQ. FT.)    LEASED     SQ. FT.(1)
------------------------------------ ----------   -------------------------  ---------   ----------   -------   -------------
    5050 Quorum.....................      1       Far North Dallas               1981       133,594      94         14.93
    Cedar Springs Plaza.............      1       Uptown/Turtle Creek            1982       110,923      94         16.81
    Greenway IA.....................      1       Richardson/Plano               1983        94,784     100         21.95
    Valley Centre...................      1       Las Colinas                    1985        74,861      97         15.22
    Greenway I......................      1       Richardson/Plano               1983        51,920     100         21.95
    One Preston Park................      1       Far North Dallas               1980        40,525      82         15.08
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...     30                                              11,466,508      90%       $19.70
                                         --                                              ----------     ---        ------
  FORT WORTH
    Continental Plaza...............      1       CBD                            1982       954,895      50%(5)    $15.71
                                         --                                              ----------     ---        ------
  HOUSTON
    Greenway Plaza Office
      Portfolio.....................     10       Richmond-Buffalo Speedway  1969-1982    4,286,277      86%       $15.16
    Houston Center..................      3       CBD                        1974-1983    2,764,418      92         15.00
    Post Oak Central................      3       West Loop/Galleria         1974-1981    1,277,598      94         15.86
    The Woodlands Office
      Properties(6).................     12       The Woodlands              1980-1996      810,630      98         15.01
    Three Westlake Park(7)..........      1       Katy Freeway                   1983       414,251      99         13.45
    U.S. Home Building..............      1       West Loop/Galleria             1982       399,777      83         14.67
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...     30                                               9,952,951      90%       $15.10
                                         --                                              ----------     ---        ------
  AUSTIN
    Frost Bank Plaza................      1       CBD                            1984       433,024      74%(5)    $17.81
    301 Congress Avenue(8)..........      1       CBD                            1986       418,338      96(5)      23.03
    Bank One Tower..................      1       CBD                            1974       389,503      95         16.63
    Austin Centre...................      1       CBD                            1986       343,665      98         19.21
    The Avallon.....................      1       Northwest                  1993/1997      232,301(9)   78(5)      18.95
    Barton Oaks Plaza One...........      1       Southwest                      1986        99,792      92         19.71
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...      6                                               1,916,623      89%       $19.28
                                         --                                              ----------     ---        ------
COLORADO
  DENVER
    MCI Tower.......................      1       CBD                            1982       550,807      93%       $17.96
    Ptarmigan Place.................      1       Cherry Creek                   1984       418,565      83(5)      15.97
    Regency Plaza One...............      1       DTC                            1985       309,862      86(5)      20.93
    AT&T Building...................      1       CBD                            1982       184,581      95         14.89
    The Citadel.....................      1       Cherry Creek                   1987       130,652      97         19.79
    55 Madison......................      1       Cherry Creek                   1982       137,176      80(5)      17.20
    44 Cook.........................      1       Cherry Creek                   1984       124,174      90         17.98
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...      7                                               1,855,817      89%       $17.79
                                         --                                              ----------     ---        ------
  COLORADO SPRINGS
    Briargate Office and Research
      Center........................      1       Colorado Springs               1988       252,857      99%        $15.35
                                         --                                              ----------     ---        ------
LOUISIANA
  NEW ORLEANS
    Energy Centre...................      1       CBD                            1984       761,500      77%       $14.58
    1615 Poydras....................      1       CBD                            1984       508,741      79         15.08
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...      2                                               1,270,241      78%       $14.79
                                         --                                              ----------     ---        ------
FLORIDA
  MIAMI
    Miami Center....................      1       CBD                            1983       782,686      78%       $23.42
    Datran Center(10)...............      2       South Dade/Kendall         1986/1988      472,236      91         20.29
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...      3                                               1,254,922      83%       $22.13
                                         --                                              ----------     ---        ------
ARIZONA
  PHOENIX
    Two Renaissance Square..........      1       Downtown/CBD                   1990       476,373      88%(5)    $22.62
    6225 North 24th Street..........      1       Camelback Corridor             1981        86,451      67         21.80
                                         --                                              ----------     ---        ------
        Subtotal/Weighted Average...      2                                                 562,824      85%       $22.52
                                         --                                              ----------     ---        ------
WASHINGTON, D.C.
  WASHINGTON, D.C.
    Washington Harbour..............      2       Georgetown                     1986       536,206      95%       $36.60
                                         --                                              ----------     ---        ------
NEBRASKA
  OMAHA
    Central Park Plaza..............      1       CBD                            1982       409,850      99%       $15.27
                                         --                                              ----------     ---        ------
NEW MEXICO
  ALBUQUERQUE
    Albuquerque Plaza...............      1       CBD                            1990       366,236      92%(5)    $18.41
                                         --                                              ----------     ---        ------

                                                                                                                  WEIGHTED
                                                                                                                   AVERAGE
                                                                                            NET                 FULL-SERVICE
                                                                                          RENTABLE               RENTAL RATE
                                       NO. OF                                  YEAR         AREA      PERCENT    PER LEASED
       STATE, CITY, PROPERTY         PROPERTIES           SUBMARKET          COMPLETED   (SQ. FT.)    LEASED     SQ. FT.(1)
------------------------------------ ----------   -------------------------  ---------   ----------   -------   -------------
CALIFORNIA
  SAN FRANCISCO
    160 Spear Street................      1       South of Market/CBD            1984       276,420     97%        $24.81
                                         --                                              ----------     ---        ------
  SAN DIEGO
    Chancellor Park(11).............      1       UTC                            1988       195,733     86%        $20.42
                                         --                                              ----------     ---        ------
        TOTAL WEIGHTED AVERAGE......     88                                              31,272,083     88%(5)     $18.20
                                         ==                                              ==========     ===        ======

---------------

 (1) Calculated based on base rent payable as of March 31, 1998, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants.


 (2) The Operating Partnership has a 50% general partner interest in the partnership that owns Bank One Center.



 (3) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.



 (4) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in Spectrum Mortgage Associates L.P., which owns both a mortgage note secured by Spectrum Center and the ground lessor's interest in the land underlying the office building.


 (5) Leases have been executed at certain Office Properties but had not commenced as of March 31, 1998. If such leases had commenced as of March 31, 1998, the percent leased for Office Properties would have been 92%. The total percent leased for such Properties would have been as follows:
     Trammell Crow Center -- 90%; The Amberton -- 80%; Concourse Office
     Park -- 90%; 12404 Park Central -- 100%; 3333 Lee Parkway -- 98%; Addison Tower -- 98%; Continental Plaza -- 100%; Frost Bank Plaza -- 77%; 301 Congress -- 100%; The Avallon -- 100%; Ptarmigan Place -- 94%; Regency Plaza -- 95%; 55 Madison -- 87%; Two Renaissance Square -- 91%; and Albuquerque Plaza -- 96%.


 (6) The Operating Partnership has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns the 12 Office Properties that comprise The Woodlands Office Properties.



 (7) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by Three Westlake Park.



 (8) The Operating Partnership has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.


 (9) In August 1997, construction was completed on a 106,342 square foot office property. The entire building is leased to BMC Software, Inc., which is expected to occupy in stages over the next 16 months.

(10) Acquired subsequent to March 31, 1998.


(11) The Operating Partnership owns Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.



     The following table provides information for the Office Properties by state, city and submarket as of March 31, 1998, including the investments in Office Properties completed after March 31, 1998.



                                                                             PERCENT                       OPERATING
                                                             PERCENT OF     LEASED AT        OFFICE       PARTNERSHIP
                                                  TOTAL         TOTAL       OPERATING      SUBMARKET        SHARE OF
                                                OPERATING     OPERATING    PARTNERSHIP      PERCENT          OFFICE
                                  NUMBER OF    PARTNERSHIP   PARTNERSHIP     OFFICE         LEASED/        SUBMARKET
     STATE, CITY, SUBMARKET       PROPERTIES     NRA(1)        NRA(1)      PROPERTIES    OCCUPIED(2)(9)   NRA(1)(2)(9)
--------------------------------  ----------   -----------   -----------   -----------   --------------   ------------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD..........................       3         3,859,554        12%           84%(6)          81%            21%
   Uptown/Turtle Creek..........       4         1,929,806         6            95(6)           90             34
   Far North Dallas.............       7         1,897,695         6            91(6)           92             30
   Las Colinas..................       4         1,273,662         4            97              94             18
   Richardson/Plano.............       5           719,267         2            94              99             20
   Stemmons Freeway.............       1           634,381         2            92              84             31
   LBJ Freeway..................       2           453,018         1            88(6)           95              5
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..      26        10,767,383        33%           90%             89%            20%
                                     ---       -----------       ---           ---             ---            ---
 FORT WORTH
   CBD..........................       1           954,895         3%           50%(6)          84%            23%
                                     ---       -----------       ---           ---             ---            ---

                                                                 WEIGHTED
                                                                  AVERAGE
                                                                 OPERATING
                                    WEIGHTED       OPERATING    PARTNERSHIP
                                     AVERAGE      PARTNERSHIP      FULL-
                                     QUOTED         QUOTED        SERVICE
                                     MARKET         RENTAL        RENTAL
                                   RENTAL RATE     RATE PER      RATE PER
                                   PER SQUARE       SQUARE        SQUARE
     STATE, CITY, SUBMARKET       FOOT(2)(3)(9)     FOOT(4)       FOOT(5)
--------------------------------  -------------   -----------   -----------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD..........................     $ 20.37        $ 23.18       $ 21.37
   Uptown/Turtle Creek..........       25.28          29.32         24.45
   Far North Dallas.............       24.12          23.23         17.01
   Las Colinas..................       25.95          23.28         19.96
   Richardson/Plano.............       19.01          21.29         17.88
   Stemmons Freeway.............       17.95          18.75         14.09
   LBJ Freeway..................       22.89          22.17         16.94
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 22.44        $ 23.87       $ 20.13
                                     -------        -------       -------
 FORT WORTH
   CBD..........................     $ 17.24        $ 17.00       $ 15.71
                                     -------        -------       -------


                                                                             PERCENT                       OPERATING
                                                             PERCENT OF     LEASED AT        OFFICE       PARTNERSHIP
                                                  TOTAL         TOTAL       OPERATING      SUBMARKET        SHARE OF
                                                OPERATING     OPERATING    PARTNERSHIP      PERCENT          OFFICE
                                  NUMBER OF    PARTNERSHIP   PARTNERSHIP     OFFICE         LEASED/        SUBMARKET
     STATE, CITY, SUBMARKET       PROPERTIES     NRA(1)        NRA(1)      PROPERTIES    OCCUPIED(2)(9)   NRA(1)(2)(9)
--------------------------------  ----------   -----------   -----------   -----------   --------------   ------------
 HOUSTON
   CBD..........................       3         2,764,418         9%           92%             94%            11%
   Richmond/Buffalo Speedway....       4         1,994,274         6            96              98             51
   West Loop/Galleria...........       4         1,677,375         5            91              94             13
   The Woodlands................       7           486,867         2            99             100            100
   Katy Freeway.................       1           414,251         1            99             100             15
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..      19         7,337,185        23%           94%             95%            16%
                                     ---       -----------       ---           ---             ---            ---
 AUSTIN
   CBD..........................       4         1,584,530         5%           90%(6)          93%            44%
   Northwest....................       1           232,301         1            78(6)           96             10
   Southwest....................       1            99,792         0            92              94              6
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..       6         1,916,623         6%           89%             94%            25%
                                     ---       -----------       ---           ---             ---            ---
COLORADO
 DENVER
   Cherry Creek.................       4           810,567         3%           86%(6)          91%            38%
   CBD..........................       2           735,388         2            94              94              7
   DTC..........................       1           309,862         1            86(6)           90              7
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..       7         1,855,817         6%           89%             92%            11%
                                     ---       -----------       ---           ---             ---            ---
 COLORADO SPRINGS...............       1           252,857         1%           99%             96%             7%
                                     ---       -----------       ---           ---             ---            ---
LOUISIANA
 NEW ORLEANS
   CBD..........................       2         1,270,241         4%           78%(6)          87%            14%
                                     ---       -----------       ---           ---             ---            ---
FLORIDA
 MIAMI
   CBD..........................       1           782,686         3%           78%             89%            23%
   South Dade/Kendall(7)........       2           472,236         2%           91%             93%            87%
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..       3         1,254,922         5%           83%             90%            32%
ARIZONA
 PHOENIX
   Downtown/CBD.................       1           476,373         2%           88%(6)          90%            27%
   Camelback Corridor...........       1            86,451         0            67              94              3
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..       2           562,824         2%           85%             93%            11%
                                     ---       -----------       ---           ---             ---            ---
WASHINGTON, D.C.
 WASHINGTON, D.C.
   Georgetown...................       2           536,206         2%           95%             96%           100%
                                     ---       -----------       ---           ---             ---            ---
NEBRASKA
 OMAHA
   CBD..........................       1           409,850         1%           99%             93%            32%
                                     ---       -----------       ---           ---             ---            ---
NEW MEXICO
 ALBUQUERQUE
   CBD..........................       1           366,236         1%           92%(6)          95%            63%
                                     ---       -----------       ---           ---             ---            ---
CALIFORNIA
 SAN FRANCISCO
   South of Market/CBD..........       1           276,420         1%           97%             99%             3%
                                     ---       -----------       ---           ---             ---            ---
 SAN DIEGO
   UTC..........................       1           195,733         1%           86%             92%             7%
                                     ---       -----------       ---           ---             ---            ---
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE..................      73        27,957,197        89%           89%             92%            17%
                                     ===       ===========       ===           ===             ===            ===

                                                                 WEIGHTED
                                                                  AVERAGE
                                                                 OPERATING
                                    WEIGHTED       OPERATING    PARTNERSHIP
                                     AVERAGE      PARTNERSHIP      FULL-
                                     QUOTED         QUOTED        SERVICE
                                     MARKET         RENTAL        RENTAL
                                   RENTAL RATE     RATE PER      RATE PER
                                   PER SQUARE       SQUARE        SQUARE
     STATE, CITY, SUBMARKET       FOOT(2)(3)(9)     FOOT(4)       FOOT(5)
--------------------------------  -------------   -----------   -----------
 HOUSTON
   CBD..........................     $ 17.82        $ 18.76       $ 15.00
   Richmond/Buffalo Speedway....       18.01          19.00         16.02
   West Loop/Galleria...........       19.44          19.88         15.60
   The Woodlands................       15.36          15.36         15.13
   Katy Freeway.................       17.69          18.55         13.45
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 18.07        $ 18.84       $ 15.34
                                     -------        -------       -------
 AUSTIN
   CBD..........................     $ 23.02        $ 23.36       $ 19.30
   Northwest....................       22.40          21.00         18.95
   Southwest....................       24.87          22.00         19.71
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 23.04        $ 23.01       $ 19.28
                                     -------        -------       -------
COLORADO
 DENVER
   Cherry Creek.................     $ 19.42        $ 20.64       $ 17.19
   CBD..........................       18.63          18.50         17.18
   DTC..........................       23.21          25.00         20.93
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 19.74        $ 20.52       $ 17.79
                                     -------        -------       -------
 COLORADO SPRINGS...............     $ 17.69(8)     $ 17.50       $ 15.35
                                     -------        -------       -------
LOUISIANA
 NEW ORLEANS
   CBD..........................     $ 15.82        $ 16.70       $ 14.79
                                     -------        -------       -------
FLORIDA
 MIAMI
   CBD..........................     $ 27.39        $ 30.25       $ 23.42
   South Dade/Kendall(7)........     $ 23.00        $ 23.00       $ 20.29
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 25.74        $ 27.52       $ 22.13
ARIZONA
 PHOENIX
   Downtown/CBD.................     $ 21.60        $ 21.50       $ 22.62
   Camelback Corridor...........       24.82          21.97         21.80
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 22.09        $ 21.57       $ 22.52
                                     -------        -------       -------
WASHINGTON, D.C.
 WASHINGTON, D.C.
   Georgetown...................     $ 40.00        $ 40.00       $ 36.60
                                     -------        -------       -------
NEBRASKA
 OMAHA
   CBD..........................     $ 18.13        $ 18.50       $ 15.27
                                     -------        -------       -------
NEW MEXICO
 ALBUQUERQUE
   CBD..........................     $ 18.50        $ 18.00       $ 18.41
                                     -------        -------       -------
CALIFORNIA
 SAN FRANCISCO
   South of Market/CBD..........     $ 33.28        $ 34.00       $ 24.81
                                     -------        -------       -------
 SAN DIEGO
   UTC..........................     $ 25.20        $ 24.36       $ 20.42
                                     -------        -------       -------
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE..................     $ 21.13        $ 22.03       $ 18.66
                                     =======        =======       =======


                                                                             PERCENT                       OPERATING
                                                             PERCENT OF     LEASED AT        OFFICE       PARTNERSHIP
                                                  TOTAL         TOTAL       OPERATING      SUBMARKET        SHARE OF
                                                OPERATING     OPERATING    PARTNERSHIP      PERCENT          OFFICE
                                  NUMBER OF    PARTNERSHIP   PARTNERSHIP     OFFICE         LEASED/        SUBMARKET
     STATE, CITY, SUBMARKET       PROPERTIES     NRA(1)        NRA(1)      PROPERTIES    OCCUPIED(2)(9)   NRA(1)(2)(9)
--------------------------------  ----------   -----------   -----------   -----------   --------------   ------------
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway...........       2           413,721         1%           82%(6)          89%            11%
   LBJ Freeway..................       1           244,879         1            87%(6)          93              2
   Far North Dallas.............       1            40,525         0            82%             90              1
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..       4           699,125         2%           84%             91%             3%
                                     ---       -----------       ---           ---             ---            ---
 HOUSTON
   Richmond/Buffalo Speedway....       6         2,292,003         7%           78%             74%            54%
   The Woodlands................       5           323,763         1            96              99%           100
                                     ---       -----------       ---           ---             ---            ---
     Subtotal/Weighted Average..      11         2,615,766         8%           80%             75%            58%
                                     ---       -----------       ---           ---             ---            ---
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE..................      15         3,314,891        11%           81%             88%            12%
                                     ===       ===========       ===           ===             ===            ===
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE..................      88        31,272,083       100%           88%(7)          91%            17%
                                     ===       ===========       ===           ===             ===            ===

                                                                 WEIGHTED
                                                                  AVERAGE
                                                                 OPERATING
                                    WEIGHTED       OPERATING    PARTNERSHIP
                                     AVERAGE      PARTNERSHIP      FULL-
                                     QUOTED         QUOTED        SERVICE
                                     MARKET         RENTAL        RENTAL
                                   RENTAL RATE     RATE PER      RATE PER
                                   PER SQUARE       SQUARE        SQUARE
     STATE, CITY, SUBMARKET       FOOT(2)(3)(9)     FOOT(4)       FOOT(5)
--------------------------------  -------------   -----------   -----------
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway...........     $ 15.28        $ 17.73       $ 12.32
   LBJ Freeway..................       16.94          17.50         12.73
   Far North Dallas.............       17.60          17.00         15.08
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 16.00        $ 17.61       $ 12.63
                                     -------        -------       -------
 HOUSTON
   Richmond/Buffalo Speedway....     $ 16.52        $ 17.00       $ 14.23
   The Woodlands................       14.46          14.46         14.82
                                     -------        -------       -------
     Subtotal/Weighted Average..     $ 16.27        $ 16.69       $ 14.31
                                     -------        -------       -------
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE..................     $ 16.21        $ 16.88       $ 13.95
                                     =======        =======       =======
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE..................     $ 20.60        $ 21.48       $ 18.20
                                     =======        =======       =======


---------------


(1) NRA means net rentable area in square feet including the investments in Office Properties completed after March 31, 1998.


(2) Market information is for Class A office space under the caption "Class A Office Properties" and market information is for Class B office space under the caption "Class B Office Properties." Sources are Jamison Research, Inc. (for the Dallas-CBD, Uptown/Turtle Creek, Far North Dallas, Las Colinas, Richardson/Plano, Stemmons Freeway, LBJ Freeway and Central Expressway; Fort Worth-CBD and the New Orleans-CBD submarkets), Baca Landata, Inc. (for the Houston-Richmond/Buffalo Speedway, CBD and West Loop/Galleria submarkets), The Woodlands Operating Company, L.P. (for the Houston-The Woodlands submarket), Cushman & Wakefield of Texas, Inc. (for the Houston-Katy Freeway submarket), CB Commercial (for the Austin-CBD, Northwest and Southwest submarkets), Cushman & Wakefield of Colorado, Inc. (for the Denver-Cherry Creek, CBD and DTC submarkets), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix-Downtown/CBD, Camelback Corridor, and San Francisco-South of Market/CBD submarkets), Jones Lang Wootton (for the Washington, D.C.-Georgetown submarket), Pacific Realty Group, Inc. (for the Omaha-CBD submarket), Building Interests, Inc. (for the Albuquerque-CBD submarket), Real Data Information Systems, Inc. (for the Miami-CBD and South Dade/Kendall submarkets) and John Burnham & Co. (for the San Diego-UTC submarket).

(3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space at the Office Properties will be leased. The weighted average subtotals and total are based on total net rentable square feet of Office Properties in the submarket.

(4) For Office Properties, represents weighted average rental rates per square foot quoted by the Operating Partnership as of December 31, 1997, based on total net rentable square feet of Office Properties in the submarket, adjusted based on management estimates, to equivalent full-service quoted rental rates to facilitate comparison to weighted average Class A or Class B, as the case may be, quoted submarket rental rates per square foot. For Office Properties acquired after December 31, 1997, represents weighted average full-service market rental rates per square foot quoted in the market. These rates do not necessarily represent the amounts at which available space at the Office Properties will be leased.


(5) Calculated based on base rent payable for Office Properties, including Office Properties acquired after March 31, 1998, in the submarket as of March 31, 1998, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by tenants, divided by total net rentable square feet of Office Properties in the submarket.


(6) Leases have been executed at certain Office Properties in these submarkets but had not commenced as of March 31, 1998. If such leases had commenced as of March 31, 1998, the percent leased for all Office Properties in the Operating Partnership's submarkets would have been 92%. The total percent leased at the Office Properties would have been as follows: Dallas
    CBD -- 85%; Dallas Uptown/Turtle Creek -- 98%; Far North Dallas Class
    A -- 92%; Dallas LBJ Freeway Class A -- 96%; Fort Worth CBD -- 100%; Austin CBD -- 93%; Austin Northwest -- 100%; Denver Cherry Creek -- 93%; Denver OTC -- 98%; Phoenix Downtown/CBD -- 91%; Albuquerque CBD -- 96%; Dallas Central Expressway Class B -- 85%; and Dallas LBJ Freeway Class B -- 90%.


(7) Acquired subsequent to March 31, 1998.

(8) Represents weighted average quoted triple-net rental rates per square foot, adjusted based on management estimates, to equivalent full-service quoted rental rates.

(9) Market information as of March 31, 1998 was not available at the time of filing; therefore, this information is as of December 31, 1997.

     The following table sets forth, as of March 31, 1998, the principal business conducted by the tenants at the Office Properties, based on information supplied to the Operating Partnership by tenants, after giving effect to the acquisition of an Office Property completed after March 31, 1998.


                                                                PERCENT OF
                      INDUSTRY SECTOR                         LEASED SQ. FT.
                      ---------------                         --------------
Professional Services(1)....................................        26%
Financial Services(2).......................................        20%
Energy......................................................        15%
Telecommunications..........................................         7%
Technology..................................................         6%
Manufacturing...............................................         5%
Retail......................................................         3%
Medical.....................................................         3%
Government..................................................         3%
Food Service................................................         3%
Other(3)....................................................         9%
                                                                   ---
Total Leased................................................       100%
                                                                   ===

---------------
(1) Includes legal, accounting, engineering, architectural and advertising services.
(2) Includes banking, title and insurance and investment services.
(3) Includes construction, real estate, transportation and other industries.

LEASE EXPIRATIONS OF OFFICE PROPERTIES


     The following table sets forth a schedule of the lease expirations for leases in place as of March 31, 1998, at the Operating Partnership's Office Properties for each of the 10 years beginning with the remainder of 1998, assuming that none of the tenants exercises renewal options and excluding an aggregate of 3,817,269 square feet of unleased space.



                                                                                                   PERCENTAGE
                                                 NET RENTABLE                                       OF TOTAL       ANNUAL
                                     NUMBER OF       AREA         PERCENTAGE OF                      ANNUAL       BASE RENT
                                      TENANTS     REPRESENTED       LEASED NET      ANNUAL BASE     BASE RENT      PER NET
                                       WITH       BY EXPIRING     RENTABLE AREA      RENT UNDER    REPRESENTED    RENTABLE
                                     EXPIRING       LEASES        REPRESENTED BY      EXPIRING     BY EXPIRING      AREA
     YEAR OF LEASE EXPIRATION         LEASES     (SQUARE FEET)   EXPIRING LEASES     LEASES(1)       LEASES      EXPIRING(1)
     ------------------------        ---------   -------------   ----------------   ------------   -----------   -----------
1998...............................     491        1,954,133            7.1%        $32,154,430        6.2%        $16.45
1999...............................     436        3,570,346           13.0          61,336,142       11.9          17.18
2000...............................     401        3,403,540           12.4          63,596,755       12.3          18.69
2001...............................     328        3,777,740           13.8          66,116,626       12.8          17.50
2002...............................     300        3,477,274           12.7          69,783,650       13.5          20.07
2003...............................     118        1,788,048            6.7          31,567,157        6.1          17.65
2004...............................      88        2,708,897            9.9          31,534,032       10.0          19.02
2005...............................      53        2,047,630            7.5          42,474,396        8.2          20.74
2006...............................      21          530,108            1.9          10,234,120        2.0          19.31
2007...............................      26        1,144,145            4.2          21,892,193        4.2          19.13
2008 and thereafter................      44        3,052,953           11.1          65,063,918       12.6          21.31


---------------

(1) Calculated based on base rent payable as of the expiration date of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants based on current levels.

OFFICE PROPERTY MARKET INFORMATION


     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1997, for Class A office properties in all submarkets, excluding the Washington, D.C.-Georgetown submarket for 1992 through 1996, in which the Operating Partnership has invested in Class A office properties.


                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                 FOR ALL OPERATING PARTNERSHIP SUBMARKETS(1)(2)

                                    [CHART]


                     MEASUREMENT PERIOD                       AVG. RENT(1)    VACANCY
                   (FISCAL YEAR COVERED)

1993........................................................     $15.72        16.1%
1994........................................................      16.14        12.6
1995........................................................      16.95        11.4
1996........................................................      18.48        10.5
1997........................................................      21.14         8.0
1998........................................................      22.12         7.3


---------------


(1) Weighted average based on total net rentable square feet of Class A office properties in all submarkets in which the Operating Partnership owns Class A Office Properties (See Note 2 below). Sources are Jamison Research, Inc. (for the Dallas-CBD, Uptown/ Turtle Creek, Far North Dallas, Las Colinas, Richardson/Plano, Stemmons Freeway, LBJ Freeway and Central Expressway; Fort Worth-CBD and the New Orleans-CBD submarkets), Baca Landata, Inc. (for the Houston-Richmond/Buffalo Speedway, CBD and West Loop/Galleria submarkets), The Woodlands Operating Company, L.P. (for the Houston-The Woodlands submarket), Cushman & Wakefield of Texas, Inc. (for the Houston-Katy Freeway submarket), CB Commercial (for the Austin-CBD, Northwest and Southwest submarkets), Cushman & Wakefield of Colorado, Inc. (for the Denver-Cherry Creek, CBD and DTC submarkets), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix-Downtown/CBD, Camelback Corridor and San Francisco-South of Market/CBD submarkets), Jones Lang Wootton (for the Washington, D.C.-Georgetown submarket), Pacific Realty Group, Inc. (for the Omaha-CBD submarket), Koll Market Research and Building Interests, Inc. (for the Albuquerque-CBD submarket); Real Data Information Systems, Inc. (for the Miami-CBD and South Dade/Kendall submarkets) and John Burnham & Co. (for the San Diego-UTC submarket).


(2) Weighted average vacancy rates across Class A office property markets are calculated by using vacancy rate data provided by the sources listed in Note 1 above. The vacancy rate for each submarket during a particular year is weighted based on total square feet of Class A office properties in that submarket, divided by total square feet of Class A office properties in all submarkets in which the Operating Partnership owns Class A Office Properties. These weighted vacancy rates are then averaged together to obtain the weighted average vacancy rate for the specified year. Weighted average rental rates are calculated by using rental rate data provided by the sources listed in Note 1 above. The rental rate for each submarket during a particular year is weighted based on total square feet of Class A office properties in that submarket divided by total square feet of Class A office properties in all submarkets in which the Operating Partnership owns Class A Office Properties. These weighted rental rates are then averaged together to obtain the weighted average rental rate for the specified year.

                        BEHAVIORAL HEALTHCARE FACILITIES


     On June 17, 1997, the Operating Partnership acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan, as previously owned and operated by a wholly owned subsidiary of Magellan. The transaction involved various components, the principal component of which was the acquisition of the 89 Behavioral Healthcare Facilities (and three additional behavioral healthcare facilities which subsequently were sold) for approximately $387.2 million. The Behavioral Healthcare Facilities, which are located in 27 states, are leased to CBHS and its subsidiaries. CBHS is a Delaware limited liability company formed to operate the Behavioral Healthcare Facilities and owned 50% by a subsidiary of Magellan and 50% by Crescent Operating. The lease requires the payment of annual minimum rent in the amount of approximately $41.7 million for the period ending June 16, 1998, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. All maintenance and capital improvement costs are the responsibility of CBHS during the term of the lease. In addition, the obligation of CBHS to pay an approximately $78.2 million franchise fee to Magellan and one of its subsidiaries, as franchisor, pursuant to a franchise agreement, is subordinated to the obligation of CBHS to pay annual minimum rent to the Operating Partnership. The franchisor does not have the right to terminate the franchise agreement due to any nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent.


     On March 5, 1998, Crescent Operating entered into a definitive agreement to acquire Magellan's 50% interest in CBHS in exchange for $30 million in common stock of Crescent Operating. In a related transaction, CBHS executed a definitive agreement to purchase from Magellan, for approximately $280 million, certain assets and intellectual property rights used by Magellan to supply franchise services to CBHS. The agreement provides for the elimination of the franchise fee that is payable by CBHS to Magellan. The transactions are subject to a number of conditions, including customary closing conditions, a condition that CBHS obtain funds sufficient to finance the purchase and certain regulatory conditions. The transactions, as currently structured, will not affect the arrangements pursuant to which CBHS leases the Behavioral Healthcare Facilities from the Operating Partnership.

     The Behavioral Healthcare Facilities are located in well-populated urban and suburban locations. Most of the Behavioral Healthcare Facilities offer a full continuum of behavioral care in their service area, including inpatient hospitalization, partial hospitalization, intensive outpatient services and, in some markets, residential treatment services. The Behavioral Healthcare Facilities provide structured and intensive treatment programs for mental health and alcohol and drug dependency disorders in children, adolescents and adults. A significant portion of admissions are provided by referrals from former patients, local marketplace advertising, managed care organizations and physicians. The Behavioral Healthcare Facilities work closely with mental health professionals, non-psychiatric physicians, emergency rooms and community agencies that come in contact with individuals who may need treatment for mental illness or substance abuse.

     The Behavioral Healthcare Facilities have been in the past and in the future may be adversely affected by factors influencing the entire psychiatric hospital industry. The industry is subject to governmental regulation in various respects. Factors which may affect the operations and successful results of operations of the Behavioral Healthcare Facilities include (i) the imposition of more stringent length of stay and admission criteria by payers; (ii) the failure of reimbursement rates received from certain payers that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services;
(iii) an increase in the percentage of business that the Behavioral Healthcare Facilities derive from payers that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductibles and co-insurance for individual patients and (v) pricing pressure related to an increasing rate of claims denials by third party payers. In addition to these regulations, the recently adopted National Mental Health Parity Act of 1997 potentially benefits the industry by imposing an obligation for health insurance issuers and group health plans to place mental health benefits on equal footing with all other medical benefits. Title I of this Act amends the Code to impose on an issuer or group health plan a tax equal to 25% of a health plan's premiums received during the calendar year if the plan imposes limitations or financial requirements on the coverage of benefits relating to certain mental health conditions unless similar limitations or requirements also are imposed on coverage of benefits with respect to conditions other than mental health.

     The following chart sets forth the locations of the 89 Behavioral Healthcare Facilities by state:



                                NUMBER OF
            STATE               FACILITIES
            -----               ----------
Alabama                              1
Arizona                              2
Arkansas                             2
California                           9
Delaware                             1
Florida                             10
Georgia                             12
Indiana                              8
Kansas                               2
Kentucky                             4
Louisiana                            2
Maryland                             1
Minnesota                            1
Mississippi                          2
Missouri                             1



                                NUMBER OF
            STATE               FACILITIES
            -----               ----------
Nevada                               1
New Hampshire                        2
New Jersey                           1
North Carolina                       4
Ohio                                 1
Pennsylvania                         2
South Carolina                       3
Tennessee                            1
Texas                                9
Utah                                 1
Virginia                             4
Wisconsin                            2
                                    --
Total                               89
                                    ==


                                HOTEL PROPERTIES


     The following table sets forth certain information about the Hotel Properties for the three months ended March 31, 1998 and 1997. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure performance based on available guest nights.



                                                                                  FOR THE THREE MONTHS ENDED MARCH 31,
                                                                           ---------------------------------------------------
                                                                                                                    REVENUE
                                                                             AVERAGE            AVERAGE               PER
                                                                            OCCUPANCY            DAILY             AVAILABLE
                                                       YEAR                    RATE               RATE                ROOM
                                                    COMPLETED/             -------------      -------------      -------------
       HOTEL PROPERTY(1)            LOCATION        RENOVATED     ROOMS    1998     1997      1998     1997      1998     1997
       -----------------         ---------------    ----------    -----    ----     ----      ----     ----      ----     ----
FULL-SERVICE/LUXURY HOTELS:
Denver Marriott City Center      Denver, CO         1982/1994      613
Four Seasons Hotel-Houston       Houston, TX           1982        399
Hyatt Regency Albuquerque        Albuquerque, NM       1990        395
Omni Austin Hotel                Austin, TX            1986        314
Hyatt Regency Beaver Creek       Avon, CO              1989        295
Sonoma Mission Inn & Spa         Sonoma, CA       1927/1987/1997   198(2)
Ventana Country Inn              Big Sur, CA      1975/1982/1988    62
                                                                  -----     --       --       ----     ----      ----     ----
        TOTAL/WEIGHTED AVERAGE                                    2,276     73%      77%      $170     $159      $123     $123
                                                                  =====     ==       ==       ====     ====      ====     ====
DESTINATION HEALTH & FITNESS RESORTS
Canyon-Ranch -- Tucson           Tucson, AZ            1980        250(3)
Canyon Ranch -- Lenox            Lenox, MA             1989        202(3)
                                                                  -----     --       --       ----     ----      ----     ----
        TOTAL/WEIGHTED AVERAGE                                     452      90%(4)   82%(4)  $519(5)   $488(5)   $455(6)  $391(6)
                                                                  =====     ==       ==       ====     ====      ====     ====


---------------


(1) Because of the Operating Partnership's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties and has leased the Hotel Properties to subsidiaries of Crescent Operating pursuant to long-term leases.



(2) In July 1997, 30 additional rooms were completed.



(3) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.



(4) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.



(5) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.



(6) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.


                       REFRIGERATED WAREHOUSE INVESTMENT

     On October 31, 1997, the Operating Partnership, through the Crescent Subsidiaries, acquired a 40% interest in each of two partnerships, one of which owns Americold and one of which owns URS. The remaining 60% interest in the partnerships is owned by Vornado. Americold and URS are the two largest suppliers of refrigerated warehouse space in the United States.

     One of the partnerships acquired all of the common stock of Americold through the merger of a subsidiary of Vornado into Americold, and the other partnership acquired all of the common stock of URS through the merger of a separate subsidiary of Vornado into URS. As a result of the acquisition, the Americold partnership and the URS partnership became the owners and operators of approximately 80 refrigerated warehouses, with an aggregate of approximately 394 million cubic feet, that are operated pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury. In March 1998, Americold entered into an agreement to acquire the assets of Freezer Services Inc., which operates nine additional refrigerated warehouses.

     The aggregate purchase price for the acquisition of Americold and URS was approximately $1.04 billion (including transaction costs associated with the acquisition). Of this amount, the purchase price for the acquisition of Americold was approximately $645 million (consisting of approximately $112 million in cash for the purchase of the equity, approximately $151 million in cash for the repayment of certain outstanding bonds issued by Americold, approximately $372 million in retention of debt and approximately $10 million in transaction costs), and the purchase price for the acquisition of URS was approximately $399 million (consisting of approximately $173 million in cash for the purchase of the equity, approximately $211 million in retention of debt and approximately $15 million in transaction costs).

     The Operating Partnership currently owns all of the non-voting common stock, representing an approximately 95% economic interest, in each of the Crescent Subsidiaries. On December 30, 1997 and effective October 31, 1997, the Operating Partnership sold all of its voting stock, representing an approximately 5% economic interest, in each of the Crescent Subsidiaries to Crescent Operating.

     Under the terms of the existing partnership agreements for each of the partnerships, the Operating Partnership does not have the right to participate in the decisions with respect to the Partnerships. Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both Crescent Operating and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of Crescent Operating and Vornado to agree on any of the specified major decisions pursuant to which the entire interest of Crescent Operating and the Operating Partnership or the entire interest of Vornado may be purchased by the other party. Until November 1, 2000, the buy-sell arrangement can only be exercised by Vornado.

     The parties have not yet determined certain matters relating to the future ownership structure and operations of Americold and URS, including the identification and division of the assets that will continue to be owned by one of the partnerships and those that may be owned by one or more other entities formed to conduct the business operations currently conducted by Americold and URS, and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses.

                       RESIDENTIAL DEVELOPMENT PROPERTIES

     The Operating Partnership owns economic interests in five Residential Development Corporations through the real estate mortgages (the "Residential Development Property Mortgages") relating to and the non-voting common stock in these Residential Development Corporations. In addition, the Operating Partnership currently owns the non-voting common stock of The Woodlands Land Company, Inc. ("WLC") and DMDC, two Residential Development Corporations formed to make investments in The Woodlands and Desert Mountain, respectively. Crescent Operating owns all of the voting common stock, representing a 5% economic interest, in each of WLC and DMDC. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 12 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. The Residential Development Properties include the following properties under development: The Highlands, The Reserve at Frisco, One Beaver Creek, Market Square, Villas at Beaver Creek, Villa Montane Townhouses and Villa Montane Club, which are located in Colorado; The Woodlands, Mira Vista, Falcon Point and Spring Lakes, which are located in Texas; and Desert Mountain, which is located in Arizona.

                               RETAIL PROPERTIES


     The Operating Partnership owns seven Retail Properties, which in the aggregate contain approximately 771,000 net rentable square feet. Four of the Retail Properties, The Woodlands Retail Properties, with an aggregate of approximately 356,000 net rentable square feet, are located in The Woodlands, a master-planned development located 27 miles north of downtown Houston, Texas. The Company has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns The Woodlands Retail Properties. Two of the Retail Properties, Las Colinas Plaza, with approximately 135,000 net rentable square feet, and The Crescent Atrium, with approximately 89,000 net rentable square feet, are located in submarkets of Dallas, Texas. The remaining Retail Property, The Park Shops at Houston Center, with an aggregate of approximately 191,000 net rentable square feet, is located in the CBD submarket of Houston, Texas. As of March 31, 1998, the Retail Properties were 95% leased.


RECENT ACQUISITIONS


     Since January 1, 1997, the Operating Partnership has completed approximately $3.05 billion in Property acquisitions and other investments. The Property acquisitions include 35 Office Properties and one Retail Property for approximately $1.59 billion, 89 Behavioral Healthcare Facilities (and three additional behavioral healthcare facilities which subsequently were sold) for approximately $387.2 million, three Hotel Properties for approximately $125.0 million, approximately 40.375% and approximately 88.35% interests in two Residential Development Corporations that own two Residential Development Properties for approximately $370.2 million, the Refrigerated Warehouse Investment for approximately $417.6 million and a 42.5% partnership interest in The Woodlands Commercial Properties Company, L.P. for approximately $83.9 million.



     The following briefly describes the Operating Partnership's investments since March 31, 1998.



     Datran Center. On May 1, 1998, the Operating Partnership acquired, subject to a ground lease, Datran Center, two Class A office buildings, containing approximately 472,000 net rentable square feet located in the South Dade/Kendall submarket of Miami, Florida. The purchase price was approximately $71 million of which approximately $47 million was funded through the assumption of two mortgage notes encumbering the leasehold interests in the land and the building and the remaining balance of approximately $24 million through a borrowing under the Credit Facility.


COMPETITION

     The Operating Partnership believes that it does not have a direct competitor with its Office Properties considered as a group. The Office Properties, primarily Class A properties located in the Southwest, individually compete against a wide range of property owners and developers, including property management companies and other REITs, that offer space in similar types of office properties (for example, Class A and Class B properties). A number of these owners and developers may own more than one property. The number and type of properties in a particular market or submarket could have a material effect on the Operating Partnership's ability to lease space or maintain or increase occupancy at its Office Properties or at any newly acquired properties.

     Each of the Behavioral Healthcare Facilities competes with other hospitals, some of which are larger and have greater financial resources. The Behavioral Healthcare Facilities frequently draw patients from areas outside their immediate area and therefore may, in certain markets, compete with both local and distant hospitals. The Behavioral Healthcare Facilities compete not only with other psychiatric hospitals, but also with psychiatric units in general hospitals, and outpatient services provided by the Behavioral Healthcare Facilities may compete with private practicing mental health professionals. The Operating Partnership believes that its primary competitors are other operators that operate a large number of psychiatric beds in multiple states, such as Behavioral Healthcare Corp., Columbia/HCA Healthcare Corp., Universal Health Services, Ramsey Health Care and Healthcare America.

     The competitive position of a Behavioral Healthcare Facility is, to a significant degree, dependent upon the number and quality of physicians who practice at the hospital and who are members of its medical staff. In recent years, an increasing percentage of the Behavioral Healthcare Facilities' revenues have come from contracts with preferred provider organizations ("PPOs"), health maintenance organizations ("HMOs") and other managed care programs. Such contracts normally involve a discount from the hospital's established charges, but provide a base of patient referrals. As a result of the increasing importance of PPOs, HMOs and other managed care programs, the competitive position of the Behavioral Healthcare Facilities is increasingly affected by their ability to win contracts from these organizations. The importance of obtaining contracts with PPOs, HMOs and other managed care companies varies from market to market, depending on the individual market strength of the managed care companies.

     Certificate of need laws in certain states regulate the Behavioral Healthcare Facilities, and their competitors' ability to build new hospitals and to expand existing hospital facilities and services. These laws provide some protection from competition, as their intent is to prevent duplication of services. In most cases, these state laws do not restrict the ability of the Behavioral Healthcare Facilities or their competitors to offer new outpatient services.

     The Operating Partnership's Denver Marriott City Center and Hyatt Regency Albuquerque Hotel Properties are convention centers that compete against other convention center hotels in Denver and Albuquerque, respectively, which are owned by a variety of owners, including national hotel chains and local owners. The Operating Partnership believes, however, that its destination health and fitness resorts are unique properties that do not have direct competitors. In addition, the Operating Partnership believes that each of the remaining Hotel Properties experiences little or no direct competition due to its high replacement cost and unique concept or location. The Hotel Properties do compete, although to a limited extent, against business class hotels or middle-market resorts in their geographic areas as well as against luxury resorts nationwide and around the world.

     At the time that the Operating Partnership made the Refrigerated Warehouse Investment, Americold and URS were the two largest owners and operators of refrigerated warehouses in the country in terms of cubic feet of storage space owned. As a result, the Operating Partnership believes that the combined companies do not have any competitors of comparable size. According to information available from the United States Department of Agriculture, in 1997, Americold and URS owned and operated an aggregate of approximately 25% of total refrigerated warehouse space. Among other owners and operators of refrigerated warehouse space, no other owner and operator owned or operated more than 8% of total refrigerated warehouse space. As a result, the Operating Partnership believes that Americold and URS do not have any competitors of comparable size. Americold and URS operate in an environment in which competition is national, regional and local in nature and in which the breadth of service, warehouse locations, customer mix, warehouse size, service performance and price are the principal competitive factors. Since frozen food manufacturers and distributors incur transportation costs which typically are significantly greater than warehousing costs, breadth of total logistics services and warehouse location are major competitive factors. In addition, in certain locations, customers depend upon pooling shipments, which involves combining their products with the products of others destined for the same markets. In these cases, the mix of customers in a warehouse can significantly influence the cost of delivering products to markets. The size of a warehouse is important because large customers prefer to have all of the products needed to serve a given market in a single location to have the flexibility to increase storage in that single location during seasonal peaks. If there are several warehouse locations which satisfy a customer mix and size requirements, the Operating Partnership believes that customers generally will select a warehouse facility based upon the types of services available, service performance and price.

     The Operating Partnership's Residential Development Properties compete against a variety of other housing alternatives in each of their respective areas. These alternatives include other planned developments, pre-existing single family detached housing, condominiums, townhouses and non-owner occupied housing, such as luxury apartments.

     The Retail Properties compete against other commercial properties in each of their respective areas, including shopping malls, free-standing retail operations and convenience stores.

INTEREST RATES

     A portion of the Operating Partnership's acquisition activities are funded at least initially through secured and unsecured and fixed and variable rate debt. As a result, the Operating Partnership's ability to continue building its portfolio of properties depends in part on its ability to obtain financing at rates that management considers acceptable in light of investment returns expected to be derived from the Properties. If interest rates increase and the Operating Partnership is unable to increase net income (whether through increases in rents or otherwise) in an amount sufficient to offset its increased financing costs, its acquisition activity might be curtailed.


     In addition, certain of the Operating Partnership's outstanding credit facilities have variable interest rate components. As of March 31, 1998, the Operating Partnership had approximately $1.019 billion of variable rate debt outstanding, only $115 million of which was subject to an interest rate cap. As a result, increases in interest rates will result in an increase in the interest payments due under these facilities, which in turn may decrease the Operating Partnership's net income. The Operating Partnership endeavors to balance its exposure to changes in interest rates by maintaining a mix of variable rate and fixed rate debt. As of March 31, 1998, the Operating Partnership had outstanding approximately $955.8 million in fixed rate debt.


YEAR 2000 COMPLIANCE

     The Operating Partnership has reviewed its in-house computer software programs and operating systems, which consist primarily of the accounting and property management systems, to assess the impact of the Year 2000 on these systems. These programs and systems are Year 2000 compliant.

     Based on present information, the Operating Partnership believes that it will be able to achieve Year 2000 compliance for its property-specific computer systems, such as energy management and security access systems, through a combination of the modification and replacement of systems within its office property portfolio. The Operating Partnership anticipates that the costs associated with achieving Year 2000 compliance will not have a material impact on the Operating Partnership's financial results. The implementation will take place over the next 12 to 18 months with the assistance of full-time employees and independent contractors.

EMPLOYEES

     The Operating Partnership has more than 475 employees. None of the employees are covered by collective bargaining agreements. The Operating Partnership believes that its relationships with its employees are satisfactory.

INSURANCE

     The Operating Partnership and each of its Subsidiaries maintains insurance coverage by financially sound and reputable insurance companies on all of its insurable property against loss or damage with amounts and types of insurance that are commercially reasonable.

LEGAL PROCEEDINGS

     Neither the Operating Partnership nor any of its Subsidiaries nor any of the Properties currently is the subject of any material litigation nor, to the knowledge of the Operating Partnership, is any material litigation currently threatened against the Operating Partnership, any of its Subsidiaries or any of the Properties.

ENVIRONMENTAL MATTERS

     The Operating Partnership and its Properties are subject to a variety of federal and state environmental laws and regulations, including The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act. The application of these laws to a specific Property owned by the Operating Partnership will be dependent on a variety of Property-specific circumstances, including the former uses to which the Property was put and the building materials used at each Property. The Operating Partnership believes that any environmental liability that may be associated with the Properties does not present a material risk to its financial condition or results of operations.

     Under the environmental laws set forth above, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Such costs or liabilities could exceed the value of the affected real estate. The Operating Partnership has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties, and the Operating Partnership is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Operating Partnership's business, assets or results of operations. Prior to the Operating Partnership's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Operating Partnership or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

                                CERTAIN POLICIES

     The following is a discussion of the Operating Partnership's investment and financing policies, as well as its policies regarding certain other activities. The Company is the sole shareholder of the General Partner of the Operating Partnership. The Board of Trust Managers of the Company elects the sole director of the General Partner and provides guidance to the senior management of the General Partner of the Operating Partnership regarding operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness and capitalization. These policies and strategies of the Operating Partnership and the Company may change from time to time, except that (i) changes in conflicts of interest policies must be consistent with applicable legal requirements and (ii) neither the Company (without the approval of the holders of a majority of the shares of equity securities outstanding and entitled to vote on the matter) nor the Operating Partnership may act in a manner that could adversely affect the ability of the Company to maintain its qualification as a REIT for federal income tax purposes. In addition, the Operating Partnership may not act in a manner that could subject the Company to certain taxes on REITs or result in a violation of any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities.

INVESTMENT POLICIES

     General. The Operating Partnership's investment objectives are to provide stable cash flow available for quarterly distributions and to increase funds from operations, and the underlying value, of the Operating Partnership and, thereby, of the Company over time through the Operating Partnership's operational and investment activities. The Operating Partnership intends to accomplish these objectives by pursuing its operating, investment and financing strategies. See "The Operating Partnership." There can be no assurance, however, that the Operating Partnership will successfully implement its strategies, that its investment objectives will be attained or that the value of the Operating Partnership will not decline.

     The Operating Partnership intends at all times to invest in a manner consistent with the requirements under the Code for the Company to qualify as a REIT for federal income tax purposes. This policy of maintaining the Company's REIT qualification will not be changed unless, due to changes in the tax laws, changes in economic conditions or other fundamental changes in the Company's business environment, the Company's Board of Trust Managers, with the consent of the holders of a majority of the shares of equity securities outstanding and entitled to vote on the matter, determines that it is no longer in the best interest of the Company to qualify as a REIT for federal income tax purposes.

     Investment in Real Estate or Interests in Real Estate. The Operating Partnership pursues its investment objectives primarily through the direct ownership of real estate assets and, indirectly, through ownership of interests in entities that, in turn, own real estate assets. Future investments will not be limited to any specified geographic area or areas, but will be made in markets meeting the Operating Partnership's selection criteria as described at "The Operating Partnership -- Investment Strategies," and may include any type of asset, property or interest the ownership of which is consistent with the Company's qualification as a REIT for federal income tax purposes. The Operating Partnership generally purchases existing properties meeting its selection criteria, as described at "The Operating Partnership -- Investment Strategies," and currently does not intend to engage in development activities, except with respect to the Residential Development Properties and any undeveloped properties that it may acquire in the future. In the future, however, the Operating Partnership may elect to develop properties alone or in concert with others.

     The Operating Partnership has no limit on the amount or percentage of its assets represented by one property or property type. Subject to the percentage ownership limitations and gross income tests which must be satisfied to maintain the Company's qualification as a REIT for federal income tax purposes, the Operating Partnership may invest in the securities of entities engaged in real estate activities, or securities of other issuers, including investments made for the purpose of exercising control over such issuers. The Operating Partnership may acquire some, all or substantially all of the securities or assets of other REITs or similar real estate investment entities, where such investment would be consistent with the Operating Partnership's investment objectives and policies and the Company's continued qualification as a REIT for federal income tax purposes.

     The Operating Partnership may purchase or lease income-producing properties for long-term investment, expand or improve the properties that it controls, or sell such properties, in whole or in part, as the circumstances may warrant. The Operating Partnership may participate with other entities or individuals in the ownership of properties, through joint ventures or other co-ownership arrangements consistent with qualification as a REIT for federal income tax purposes. Equity investments may be subject to existing or future mortgage financing and other indebtedness which may have priority over the Operating Partnership's equity interest in any such investment.

     Investment in Real Estate Mortgages. While the Operating Partnership emphasizes equity real estate investments, it has in the past and in the future may, in its discretion, elect to invest in conventional or convertible mortgages if it concludes that it would benefit from the cash flow from, or appreciation of, such an investment. Such mortgages may be similar in character to the Residential Development Property Mortgages, or may be in such other form and have such terms as the Operating Partnership determines is advantageous to it. In addition, if the Operating Partnership concludes that such action is favorable to it, from time to time the Operating Partnership may elect to exchange mortgage interests for equity interests in the properties secured thereby. See "The Operating Partnership -- Investment Strategies."

FINANCING POLICIES

     Although the Operating Partnership's organizational documents contain no limitation on the level or amount of debt that it may incur, the Operating Partnership intends to maintain a ratio of indebtedness to total market capitalization of the Company (the aggregate of the market value of all issued and outstanding Common Shares and Units plus total debt) of approximately 40%, although this policy is subject to reevaluation and modification and could be increased above 40%. The debt policy is based on the relationship between the debt of the Operating Partnership and the total market capitalization of the Company, rather than the book value of its assets or other historical measures, because management believes that market capitalization more accurately reflects the ability of the Operating Partnership to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Operating Partnership. See "Risk Factors -- Limited Restrictions on Increases in Debt" and "The Operating Partnership -- Financing Strategies." Total market capitalization may not, however, be reflective of the value of the Operating Partnership's underlying assets. Management will endeavor to retain the Operating Partnership's ability and flexibility to raise additional capital through the issuance of debt as well as equity securities, to pursue attractive opportunities as they arise and otherwise to act in a manner that it believes is consistent with the best interests of the Operating Partnership. From time to time the Operating Partnership may reevaluate its borrowing and debt policies in light of then-current market conditions, relative costs of debt and equity capital, market values of properties, growth and investment opportunities and such other factors as management deems relevant, and may increase or decrease its borrowings and its ratio of debt to total capitalization in light of such reevaluation.

     To the extent that the Company or the Operating Partnership determines to seek additional capital, such capital may be raised through (i) additional equity offerings by either the Company or the Operating Partnership, (ii) debt financings by the Operating Partnership, (iii) operating cash flow, subject to the distribution requirements which must be satisfied in order to maintain qualification as a REIT for federal income tax purposes or (iv) a combination of these financing methods, depending on then-current market conditions and the Operating Partnership's then-current level of indebtedness. It is the Company's policy that it shall not incur indebtedness other than short-term trade debt, employee compensation, distribution payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its Subsidiaries. The Company is required by the Operating Partnership's limited partnership agreement to contribute the proceeds of its equity offerings to the Operating Partnership in exchange for an increased interest in the Operating Partnership. The proceeds from equity offerings or debt financings may be used to finance the acquisition or development of additional properties or interests therein or for working capital purposes. To the extent that the costs of any such debt financings are greater than the increased income derived from new or improved properties, the Operating Partnership's results of operations could be adversely affected.

WORKING CAPITAL RESERVES

     The Operating Partnership will maintain working capital reserves and, when not sufficient, access to borrowings, in such amounts as the Operating Partnership determines to be adequate to meet normal contingencies in connection with the operation of the Operating Partnership's business and investments. In addition, the Operating Partnership has the ability to borrow under its existing Credit Facility for working capital purposes.

OTHER POLICIES

     The Operating Partnership intends to invest and operate in a manner consistent with the Company's ability to comply with the requirements of the Code for qualification of the Company as a REIT for federal income tax purposes, unless, due to changes in the tax laws, changes in economic conditions or other fundamental changes in the Company's business environment, the Board of Trust Managers of the Company, with the consent of the holders of a majority of the shares of equity securities outstanding and entitled to vote on the matter, determines that it is no longer in the best interest of the Company to qualify as a REIT.

     The Operating Partnership intends to operate in a manner that will not subject it or the Company to regulation under the Investment Company Act of 1940, as amended.

     The Operating Partnership has from time to time made loans to its officers or the officers or director of its General Partner, and the Company has made loans to certain of its trust managers to permit them to acquire Common Shares of the Company. See "Certain Relationships and Related Transactions." In the future, the Operating Partnership may make loans similar to the Residential Development Property Mortgages. The Operating Partnership does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers.

                                   MANAGEMENT

     The Operating Partnership is controlled by the Company through the Company's ownership of all of the outstanding stock of the General Partner, which is the sole general partner of the Operating Partnership and owns a 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 89% limited partner interest in the Operating Partnership. The remaining limited partner interests are owned by senior members of management of the Company and the General Partner and certain outside investors. Set forth below is information with respect to the sole director and the executive officers of the General Partner and certain trust managers and the executive officers of the Company.

                  NAME                    TERM EXPIRES   AGE(1)                         POSITION
                  ----                    ------------   ------                         --------
Richard E. Rainwater                        2000            53    Chairman of the Board of Trust Managers of the
                                                                    Company and Member of the Strategic Planning
                                                                    Committee of the General Partner
John C. Goff                                1999            42    Vice Chairman of the Board of Trust Managers of the
                                                                    Company and Member of the Strategic Planning
                                                                    Committee of the General Partner
Gerald W. Haddock                           1998            50    President, Chief Executive Officer and Sole Director
                                                                    of the General Partner, and President, Chief
                                                                    Executive Officer and Trust Manager of the Company
                                                                    and Member of the Strategic Planning Committee of
                                                                    the General Partner
Dallas E. Lucas                             N/A             36    Senior Vice President and Chief Financial and
                                                                    Accounting Officer of the Company and the General
                                                                    Partner
David M. Dean                               N/A             37    Senior Vice President, Law and Secretary of the
                                                                    General Partner and the Company
James M. Eidson, Jr.                        N/A             43    Senior Vice President, Acquisitions of the General
                                                                    Partner
William D. Miller                           N/A             39    Senior Vice President, Administration of the General
                                                                    Partner
Bruce A. Picker                             N/A             33    Vice President and Treasurer of the General Partner
                                                                    and the Company
Joseph D. Ambrose III                       N/A             47    Vice President, Administration of the General
                                                                    Partner
Jerry R. Crenshaw, Jr.                      N/A             34    Vice President and Controller of the General Partner
Barry L. Gruebbel                           N/A             43    Vice President, Property Management of the General
                                                                    Partner
Howard W. Lovett                            N/A             41    Vice President, Corporate Leasing of the General
                                                                    Partner
John L. Zogg, Jr.                           N/A             34    Vice President, Leasing and Marketing of the General
                                                                    Partner

---------------

(1) At April 15, 1998.

MANAGEMENT OF THE OPERATING PARTNERSHIP

     The following is a summary of the experience of management of the Operating Partnership.

     Richard E. Rainwater has been an independent investor since 1986. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time he was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in 1986. Additionally, in 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buyout of HCA-Hospital Corporation of America; both of these companies owned and operated "for profit" hospitals. In 1992, Mr. Rainwater was one of the founders of Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership wholly owned by Mr. Rainwater became a major shareholder in July 1996. Mr. Rainwater is also Chairman of the Board of Directors and director of Crescent Operating. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

     John C. Goff, prior to joining the Company in 1994, served as a senior investment advisor to, and investor with, Mr. Rainwater, as well as a vice president of Rainwater, Inc., a management operating company wholly owned by Mr. Rainwater. In those capacities, he has been involved in, and principally responsible for, numerous acquisitions and financings involving corporate, debt and real estate interests. Mr. Goff currently is a member of the boards of directors of The Staubach Company and Gainsco, Inc. In 1997, Mr. Goff was appointed Chairman of the Board of Directors of CBHS. Mr. Goff is also Vice Chairman of the Board and director of Crescent Operating. Prior to joining Rainwater, Inc. in 1987, Mr. Goff was employed by the accounting firm of KPMG Peat Marwick LLP from 1981 to 1987. Before joining KPMG Peat Marwick LLP, Mr. Goff was employed by Century Development Corporation, a major Houston-based office developer and property management company. Mr. Goff is a graduate of the University of Texas at Austin and is a Certified Public Accountant. From the Company's inception in 1994 through December 19, 1996, Mr. Goff served as Chief Executive Officer. Since December 19, 1996, Mr. Goff has served as Vice Chairman of the Board of Trust Managers.

     Gerald W. Haddock, prior to joining the Company, was a vice president of Rainwater, Inc. from 1990 to 1994 and was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. During this period, he was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and primary outside legal counsel to Rainwater, Inc. Mr. Haddock currently is a member of the board of directors of AmeriCredit Corporation, a company engaged in the financing of automobile dealer paper, and ENSCO International Incorporated, of which he was one of the three founding directors. Mr. Haddock is also the President, Chief Executive Officer and Director of Crescent Operating. In addition, Mr. Haddock serves as general counsel for the Texas Rangers baseball club. Mr. Haddock earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (J.D.) degrees from Baylor University. He also holds a Master of Laws (L.L.M.) degree in taxation from New York University and has served as the Chairman of the Tax Section of the State Bar of Texas. From the Company's inception in 1994 through December 19, 1996, Mr. Haddock served as President and Chief Operating Officer. Since December 19, 1996, Mr. Haddock has served as President and Chief Executive Officer.

     Dallas E. Lucas, prior to joining the Company, was a financial consulting and audit manager in the real estate services group of Arthur Andersen LLP in Dallas. Mr. Lucas was employed by Arthur Andersen LLP for nine years, until December 1993. Mr. Lucas holds a Bachelor of Business Administration (B.B.A.) degree in accounting from the University of Oklahoma and is a Certified Public Accountant. Mr. Lucas has served as the Senior Vice President and Chief Financial and Accounting Officer since the Company's inception in 1994.

     David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman and from 1990 to 1992 with Jackson & Walker, L.L.P. where he worked primarily with Mr. Haddock on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A & M University with Bachelor of Arts (B.A.) degrees in English and Philosophy in 1983. He also holds a Juris Doctor (J.D.) degree and a Master of Laws (L.L.M.) degree in taxation from Southern Methodist University School of Law. Mr. Dean has served as the Senior Vice President, Law and Secretary since August 1994.

     James M. Eidson, Jr. has twenty years of experience in the commercial real estate business. Prior to joining the Company, he owned an investment company, specializing in investment grade commercial properties, from 1992 to 1994. From 1989 to 1992, he was associated with CB Commercial Real Estate Group, Inc., where he was a Senior Investment Specialist in their investment grade commercial property group, and from 1982 to 1989 he owned a real estate company through which he provided brokerage and investment services for individuals and large corporate investors and made investments in commercial properties for his own account. He gained his early experience in real estate acquisitions, dispositions, leasing, marketing and consulting while a broker and investment specialist for three years with Hank Dickerson & Company. Mr. Eidson is a former professional football player who played with the Dallas Cowboys from 1976 through 1978. Mr. Eidson holds a Master of Business Administration (M.B.A.) degree from Southern Methodist University and a Bachelor of Science (B.S.) degree from Mississippi State University. Mr. Eidson has served as the Senior Vice President, Acquisitions since May 1995.

     William D. Miller, prior to joining the Company, served as Vice President, Legal Affairs of the Texas Rangers major league baseball club beginning in March 1994. While with the Rangers, Mr. Miller managed all legal matters concerning the senior management of the baseball club and the partnerships that owned or were affiliated with the owners of the club. Mr. Miller was also a member of the senior management of the Rangers and certain partnerships affiliated with the Rangers. In addition, Mr. Miller functioned as the primary lawyer responsible for the Rangers' interest in the development of The Ballpark project in Arlington. Prior to joining the Rangers, Mr. Miller practiced law at Jackson & Walker, L.L.P. from September 1986, was the lead real estate lawyer for Mr. Rainwater, Rainwater, Inc. and Mr. Haddock, and was instrumental in the formation transactions of the Company. Mr. Miller received his Juris Doctor (J.D.) degree with honors from the University of Texas, School of Law, and his Bachelor of Science (B.S.) degree with first honors in Commerce and Engineering Sciences from Drexel University. Mr. Miller has served as Senior Vice President, Administration since joining the Company in May 1997.

     Bruce A. Picker, prior to joining the Company, worked for Rainwater, Inc., from 1990 to 1994 as the partnership controller of its first major real estate acquisition. Previously, Mr. Picker was a senior accountant for the accounting firm of Arthur Andersen LLP in their audit department from 1986 to 1989. Mr. Picker holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Harding University and is a Certified Public Accountant. Mr. Picker has served as the Treasurer of the Company and the General Partner since July 1994 and has been a Vice President since June 1996.

     Joseph D. Ambrose III, prior to joining the Company, served as Vice President of CRC Environmental Risk Management, Inc., an environmental and risk management consulting firm, from 1993 to 1994. He was responsible for major client interface, development of new risk management initiatives and human resources. Mr. Ambrose was a Vice President of American Real Estate Group ("AREG"), a liquidating real estate company, where he managed the environmental, insurance and other risks associated with the disposition of a nationwide real estate portfolio from 1990 to 1993. Prior to joining AREG, he was President of Ambrose Properties, Inc., which acquired and developed oil and gas and real estate properties. Mr. Ambrose graduated from Texas Christian University with a Bachelor of Business Administration (B.B.A.) degree in management and received his Juris Doctor (J.D.) and Master of Business Administration (M.B.A.) degrees from Southern Methodist University. Mr. Ambrose joined the Company in 1994 and in June 1995 was appointed Vice President, Administration and has served since that time.

     Jerry R. Crenshaw, Jr. was the controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an experienced audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration (B.B.A.) degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw has served as Controller since the Company's inception in 1994 and has been a Vice President since March 1997.

     Barry L. Gruebbel, CPM, prior to joining the Company, was involved with the property/asset management of more than 10 million square feet of Class A office, retail, industrial and multi-family real estate in Texas and New Mexico as the Vice President of Property Management with Hines Industrial from 1982 to 1986, the Vice President of Property Management with Southland Investment Properties from 1986 to 1990 and most recently the Director of Property Management with Rosewood Property Company at The Crescent. Active in the real estate organizations of the Institute of Real Estate Management ("IREM") and Building Owners and Managers, Mr. Gruebbel received a Bachelor of Business Administration (B.B.A.) degree in Real Estate from the University of Texas at Arlington in 1977 and earned the Certified Property

Manager designation from IREM in 1985. Mr. Gruebbel has been with the Company since its inception and became Vice President, Property Management in February 1997.

     Howard W. Lovett, prior to joining the Company, was president of The Gaineswood Company, a private investment company specializing in real estate and venture capital investments, from January 1989 to August 1995. Previously, Mr. Lovett was vice president of Morgan & Company, a Houston-based real estate development company, where he was responsible for income property acquisitions and management and the acquisition and development of Wildcat Ranch, an exclusive residential development outside Aspen, Colorado. Mr. Lovett graduated from Carleton College with a Bachelor of Arts (B.A.) degree in English in 1980. He also holds a Master of Business Administration (M.B.A.) degree from Harvard University. Mr. Lovett has served as Vice President, Corporate Leasing since June 1996.

     John L. Zogg, Jr., served as vice president of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as marketing manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area. He graduated from the University of Texas at Austin with a Bachelor of Arts (B.A.) degree in Economics and holds a Master of Business Administration (M.B.A.) degree from the University of Dallas. Mr. Zogg has served as Vice President, Leasing and Marketing since May 1994.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or awarded to the chief executive officer and the four most highly compensated executive officers of the General Partner for the years ended December 31, 1997, 1996 and 1995, respectively. As a result of the Company's UPREIT structure, no employees are compensated by the Company, but are compensated by the General Partner. Neither the Operating Partnership nor the Company has granted any stock appreciation rights. The Operating Partnership has issued units of ownership interest (the "Units"). Unless otherwise indicated, each Unit is exchangeable (the "Exchange Rights") for two Common Shares or, at the election of the Company, cash equal to the then-current fair market value of the Common Shares for which each Unit is exchangeable.

                           SUMMARY COMPENSATION TABLE

                                                                OTHER                                           ALL OTHER
                                                               ANNUAL      RESTRICTED   SECURITIES               COMPEN-
         NAME AND                                              COMPEN-       STOCK      UNDERLYING     LTIP      SATION
    PRINCIPAL POSITION       YEAR    SALARY($)    BONUS($)    SATION($)    AWARDS($)    OPTIONS(#)    PAYOUTS    ($)(1)
---------------------------  ----    ---------   ----------   ---------    ----------   -----------   -------   ---------
Gerald W. Haddock            1997     380,772       500,000     56,553(2)        --             --       --        1,600
  President and Chief        1996     286,165     1,500,000         --           --      2,000,000(3)    --          960
  Executive Officer(4)       1995     200,000       125,000         --           --        250,000       --        1,005
John C. Goff                 1997     230,772            --     50,203(2)        --             --       --        1,600
  Vice Chairman of the       1996     286,165     1,500,000         --           --      2,000,000(3)    --          960
  Board of Trust             1995     200,000       125,000         --           --        250,000       --        1,005
  Managers(5)
Dallas E. Lucas              1997     169,375       200,000         --           --         90,000(6)    --        1,600
  Senior Vice President      1996     141,300        81,000         --           --        120,000       --          960
    and Chief Financial      1995     131,250        52,500         --      250,007(7)      60,000(8)    --        1,005
    and Accounting
    Officer
David M. Dean                1997     169,375       150,000         --           --         80,000(6)    --        1,600
  Senior Vice President,     1996     141,300        81,000         --           --        120,000       --          960
  Law and Secretary          1995     131,250        52,500         --      100,015(7)      60,000(8)    --        1,005
James M. Eidson, Jr.         1997     168,865       200,000         --           --         80,000(6)    --        1,600
  Senior Vice President,     1996     138,740       331,000         --           --        210,000       --          960
  Acquisitions               1995     117,949       392,442    273,758(9)        --         60,000(8)    --           --

---------------

 (1) All amounts in this column represent matching contributions to the Crescent Real Estate Equities, Ltd. 401(k) Plan.

 (2) Amounts represent salaries and benefits paid by the Company for personal accountants for Messrs. Goff and Haddock.

 (3) The number of securities underlying options granted represent the number of Common Shares issuable following (i) exercise of Plan Options for Plan Units on a one-for-one basis and (ii) the exchange of Plan Units for Common Shares on a one-for-two basis.

 (4) Mr. Haddock served as President and Chief Operating Officer of the Company from the Company's inception in 1994 to December 19, 1996.

 (5) Mr. Goff served as Chief Executive Officer of the Company from the Company's inception in 1994 to December 19, 1996.

 (6) Represents Common Shares underlying option granted in March 1998 based on individual's performance in 1997.

 (7) The Company issued 16,598 and 6,640 Restricted Shares on June 12, 1995 at a market price of $15.0625, which vest (i.e. the restrictions lapse) annually in equal one-fifth installments, to Mr. Lucas and Mr. Dean, respectively. As of December 31, 1997, the aggregate market value of such 16,598 and 6,640 Restricted Shares granted to Mr. Lucas and Mr. Dean, respectively, was $653,546 and $261,450, respectively. Dividends are paid on the Restricted Shares to the holder of the Restricted Shares.

 (8) Represents Common Shares underlying options granted in March 1996 based on individual's performance in 1995.

 (9) The Company issued 19,044 Units valued at $14.375 to Mr. Eidson as non-cash bonus compensation.

OPTION/SAR GRANTS FOR THE YEAR ENDED DECEMBER 31, 1997

     The following table provides certain information regarding options granted to the named executive officers for the year ended December 31, 1997. The Company has not granted any SARs.

                                                                                                   POTENTIAL
                                                                                                REALIZABLE VALUE
                                                                                                       AT
                                                        INDIVIDUAL GRANTS                        ASSUMED ANNUAL
                                      -----------------------------------------------------      RATES OF STOCK
                                      NUMBER OF     % OF TOTAL                                 PRICE APPRECIATION
                                      SECURITIES     OPTIONS                                       FOR OPTION
                                      UNDERLYING    GRANTED TO      EXERCISE                        TERM($)*
                                       OPTIONS     EMPLOYEES IN     OR BASE      EXPIRATION    ------------------
                                      GRANTED(#)   FISCAL YEAR    PRICE($/SH.)      DATE         5%         10%
                NAME                  ----------   ------------   ------------   ----------    ------      ------
                                                                                                 (IN THOUSANDS)
Gerald W. Haddock...................         --         --              --               --       --          --
John C. Goff........................         --         --              --               --       --          --
Dallas E. Lucas.....................     90,000(1)     6.6%          35.25       March 2008    1,995       5,056
David M. Dean.......................     80,000(1)     5.9%          35.25       March 2008    1,774       4,494
James M. Eidson, Jr.................     80,000(1)     5.9%          35.25       March 2008    1,774       4,494

---------------

 * Potential Realizable Value is the change in share price of securities underlying options granted, based on the assumed annual growth rates shown over their 10-year option term. For example, a 5% growth rate, compounded annually, for Mr. Lucas' grant results in a share price of $57.42 per share and a 10% growth rate, compounded annually, results in a share price of $91.43 per share. These potential realizable values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercise are dependent on the future performance of the shares.

(1) Vest in equal one-fifth installments on March 9, 1999, 2000, 2001, 2002 and 2003.

AGGREGATED OPTION EXERCISES DURING 1997 AND OPTION VALUES AT DECEMBER 31, 1997

     The following table provides information about option exercises by the named executive officers during the year ended December 3, 1997, and options held by each of them at December 31, 1997. The Company has not granted any SARs.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                OPTIONS AT                  IN-THE-MONEY OPTIONS
                            SHARES                          FISCAL YEAR END(#)            AT FISCAL YEAR END($)(1)
                          ACQUIRED ON      VALUE      -------------------------------    ---------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE   UNEXERCISABLE
          ----            -----------   -----------   -----------    ----------------    -----------   -------------
                                                                                               (IN THOUSANDS)
Gerald W. Haddock.......        --             --      1,366,758(2)     1,285,714(3)       32,475         28,045
John C. Goff............        --             --      1,606,190(2)     1,285,714(3)       38,910         28,045
Dallas E. Lucas.........    15,000        232,463         74,200          238,800           1,725          3,298
David M. Dean...........     5,200         71,000         64,000          238,800           1,438          3,520
James M. Eidson, Jr.....        --             --         54,000          296,000           1,067          4,598

---------------

(1) Market value of securities underlying in-the-money options based on the closing price of the Company's Common Shares on December 31, 1997 (the last trading day of the fiscal year) on the New York Stock Exchange of $39.375, minus exercise price.

(2) The number of securities underlying exercisable but unexercised options includes 714,286 Common Shares. Such Common Shares may be issued following exercise of Plan Options for Plan Units on a one-for-one basis and, the exchange of Plan Units for Common Shares on the basis of two Common Shares for each unit.

(3) The number of securities underlying unexercisable and unexercised options includes 1,285,714 Common Shares. Such Common Shares may be issued following vesting and exercise of Plan Options for Plan Units on a one-for-one basis and the exchange of Plan Units for Common Shares on the basis of two Common Shares for each unit.

(4) Includes 90,000 Common Shares, 80,000 Common Shares and 80,000 Common Shares underlying unexercisable and unexercised options granted to Messrs. Lucas, Dean and Eidson, respectively, in March 1998 based on each such individual's performance in 1997.

EMPLOYMENT AGREEMENTS

     As part of the transactions in connection with the formation of the Company, the Operating Partnership assumed Employment Agreements between Rainwater, Inc. and each of John C. Goff and Gerald W. Haddock. Such Employment Agreements also require that Messrs. Goff and Haddock enter into the Noncompetition Agreements described below. See " -- Agreements Not to Compete," below. The Employment Agreements for Messrs. Goff and Haddock initially provided that each of them shall receive annual compensation of $160,000 per annum. On July 1, 1995, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock to $240,000 per annum. On March 5, 1996, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock to $300,000 per annum and, on March 3, 1997, to $400,000 per annum. On June 23, 1997, Mr. Goff agreed to a reduction in his salary from the Operating Partnership to $100,000 per annum to reflect his agreement to devote a significant amount of his time to his duties as Chairman of CBHS. On March 9, 1998, the General Partner's Board of Directors increased the salary for each of Messrs. Goff and Haddock by 5% per annum to $105,000 per annum for Mr. Goff and $420,000 per annum for Mr. Haddock. The term of each of the Employment Agreements expires on April 14, 1999, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Messrs. Goff or Haddock, as the case may be. The salaries under the Employment Agreements, which are not subject to a cap, may be increased at the discretion of the Operating Partnership, although it is the Operating Partnership's practice to have increases in such salaries reviewed by the executive compensation committee of the Board of Trust Managers of the Company (the "Compensation Committee"). Bonuses under the Employment Agreements are similarly determined by the Operating Partnership although it is the practice of the General Partner to have such bonuses reviewed by the Compensation Committee. See " -- Compensation Policies," below.

AGREEMENTS NOT TO COMPETE

     The Operating Partnership is dependent on the services of Richard E. Rainwater, John C. Goff and Gerald W. Haddock. Messrs. Goff and Haddock are employees of the Operating Partnership. Mr. Rainwater serves as Chairman of the Board of Trust Managers of the Company but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Company's Common Shares in May 1994 (the "Initial Offering"), each of Messrs. Rainwater, Goff and Haddock entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate related activities during specified periods of time. The restrictions imposed by Mr. Rainwater's Noncompetition Agreement will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions imposed by Mr. Goff's and Mr. Haddock's Noncompetition Agreements will terminate one year after the subject individual first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater, Goff and Haddock from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.

     In addition, each of Messrs. Rainwater, Goff and Haddock has agreed that, as long as his Noncompetition Agreement remains in effect, real estate investment opportunities that are presented to him will be offered to the Operating Partnership and that, if the Operating Partnership elects not to make any investment offered to it by any of them, neither the party who offered such investment opportunity to the Operating Partnership nor his controlled affiliates will participate in the investment without the consent of a majority of the independent trust managers.

COMPENSATION POLICIES

     The Operating Partnership determines salary, bonus, option and other long-term incentive compensation awards based on a variety of factors, including overall performance of the Operating Partnership (as measured by Company stock price performance as well as the achievement of defined short-term and long-term goals and objectives), the compensation levels of executives of the Company's industry peers and the individual contributions of the executive. The Operating Partnership does not have a compensation committee (other than for the 1996 Unit
Plan), but it is the Operating Partnership's practice to have its compensation decisions reviewed by the Compensation Committee and with respect to certain salary and option grants to executive officers of the General Partner and the Operating Partnership, ratified by the Compensation Committee. All compensation decisions involving Common Shares of the Company and Exchange Rights are made by the Compensation Committee. The Compensation Committee is composed of two trust managers, each of whom is an outside trust manager.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares; (ii) the sole director of the General Partner and each named executive officer of the Company or General Partner; and (iii) the sole director of the General Partner and the executive officers of the Company or General Partner as a group. Unless otherwise indicated in the footnotes, all Common Shares, Preferred Shares and all Units are owned directly by the listed beneficial owner.

                                                                                                                PERCENT OF
                                                                                                  TOTAL           TOTAL
          NAME AND ADDRESS OF              COMMON                                  PREFERRED    BENEFICIAL      BENEFICIAL
          BENEFICIAL OWNER(1)            SHARES(2)              UNITS(2)           SHARES(2)   OWNERSHIP(2)    OWNERSHIP(3)
          -------------------            ----------             ---------          ---------   ------------    ------------
Richard E. Rainwater...................   7,065,912 (4)(5)      6,817,506(5)          --        13,883,418         11.0%
John C. Goff...........................   1,007,013 (4)(6)      1,484,400(7)          --         2,491,413          2.1%
Gerald W. Haddock......................     654,167 (4)(6)      1,227,124(8)          --         1,881,291          1.6%
Dallas E. Lucas........................     106,312 (4)(6)(9)          --             --           106,312            *
David M. Dean..........................      83,740 (4)(6)(9)          --             --            83,740            *
James M. Eidson, Jr....................      87,652 (4)(6)             --             --            87,652            *
FMR Corp...............................  10,186,700 (10)               --             --        10,186,700          7.5%
  82 Devonshire Street
  Boston, Massachusetts 02109
Director and Executive Officers
  as a Group (13 persons)..............   9,190,948 (4)(5)(6)   9,529,030(5)(7)(8)    --        18,719,978         14.3%
                                                    (9)(12)

---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

 (2) All information is as of April 9, 1998 unless otherwise indicated. As of such date, 118,729,510 Common Shares and 12,832,200 Units were outstanding. All information as to number of Units (including information contained in the footnotes to this table) reflects the number of Common Shares issuable (on a one Unit for two Common Share basis) upon exchange of Units, assuming the availability of Exchange Rights for all Units. All information as to the number of Preferred Shares reflects the number of Common Shares issuable upon conversion of the Preferred Shares based on the current conversion ratio of one Preferred Share for .6119 Common Shares. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of Common Shares that such person has the right to acquire within 60 days of April 9, 1998 (i) upon exercise of options to purchase Common Shares ("Options") granted pursuant to the Company's 1994 Stock Incentive Plan and the 1995 Crescent Real Estate Equities Company Incentive Plan (as amended, the "1995 Plan") (ii) for Units, upon the exchange of Units for Common Shares on a one-for-two basis (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange) or upon exercise of options to purchase Units (the "Unit Options") granted pursuant to the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan and the subsequent exchange of such Units for Common Shares on a one-for-two basis and (iii) for Preferred Shares, upon conversion of the Preferred Shares into Common Shares, as described above. As of April 9, 1998, all holders of Units and Preferred Shares listed in the table are deemed to be beneficial owners of Common Shares. The total number of Units outstanding represents approximately 10.0% of the total partnership interests in the Operating Partnership.

 (3) For purposes of computing the percentage of outstanding Shares held by each person, all Common Shares that such person has the right to acquire within 60 days pursuant to the exercise of Options or upon the exercise of Unit Options and subsequent exchange of Units or the exchange of Units currently owned (assuming the availability of Exchange Rights for all Units) for Common Shares or upon conversion of Preferred Shares to Common Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (4) The number of Common Shares beneficially owned by the following persons includes the number of Common Shares indicated due to the vesting of
     Options: Richard E. Rainwater -- 1,165,624; John C. Goff -- 891,904; Gerald
     W. Haddock -- 652,472; Dallas E. Lucas -- 87,800; David M. Dean -- 77,600;
     James M. Eidson, Jr. -- 66,000; and Director and Executive Officers as a Group -- 3,098,950.

 (5) The number of Common Shares and Units beneficially owned by Richard E. Rainwater includes 1,200,000 Common Shares and 126,588 Units owned by trusts established for the benefit of Mr. Rainwater's children, and 460,000 Common Shares and 1,652 Units owned by Darla Moore, who is Mr. Rainwater's spouse. Mr. Rainwater disclaims beneficial ownership as to all such 1,660,000 Common Shares and 128,240 Units. In addition, the number of Common Shares and Units beneficially owned by Mr. Rainwater includes 2,206,374 Common Shares and 6,335,126 Units owned indirectly by Mr. Rainwater, including (i) 12,346 Common Shares and 49,506 Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner, (ii) 10,070 Units owned by Tower Holdings, Inc., a Texas corporation, of which Mr. Rainwater is the sole director and owner,
     (iii) 33,296 Units owned by 777 Main Street Corporation, a Texas corporation, of which Mr. Rainwater is the sole director and owner, (iv) 2,425,836 Units owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater Inc. is the sole general partner, (v) 555,424 Units owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (vi) 3,260,994 Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (vii) 2,194,028 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the sole trustee.

 (6) The number of Common Shares beneficially owned by the following persons includes the number of Common Shares indirectly owned through participation in the Company's 401(k) Plan as of December 31, 1997 as follows: John C. Goff -- 1,579; Gerald W. Haddock -- 1,695; Dallas E. Lucas -- 914; David M. Dean -- 1,028; James M. Eidson, Jr. -- 604; and Director and Executive Officers as a Group -- 12,401.

 (7) The number of Units beneficially owned by John C. Goff includes 152,560 Units owned by Goff Family, L.P., a Delaware limited partnership, of which Mr. Goff is a general partner, and includes 714,286 Units due to the vesting of Plan Options. Mr. Goff disclaims ownership of the Units owned by the Goff Family, L.P. in excess of his pecuniary interest in such Units.

 (8) The number of Units beneficially owned by Gerald W. Haddock includes 101,706 Units owned by Haddock Family, L.P., a Delaware limited partnership, of which Mr. Haddock is a general partner, and includes 714,286 Units due to the vesting of Plan Options. Mr. Haddock disclaims ownership of the Units owned by the Haddock Family, L.P. in excess of his pecuniary interest in such Units.

 (9) The number of Common Shares beneficially owned by Dallas E. Lucas and David
     M. Dean includes 9,959 and 3,984 restricted shares, respectively, that vest in equal amounts during the next three years. Mr. Lucas and Mr. Dean each has sole voting power with respect to all such restricted shares.

(10) As reported in the Schedule 13G/A dated February 14, 1998, filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a registered investment advisor and wholly owned subsidiary of FMR Corp., is the beneficial owner of 9,780,000 Common Shares, none of which it has the power to vote. In addition to such 9,780,000 Common Shares, Fidelity Management Trust Company

     ("Fidelity Management"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 406,700 Common Shares, each of which it has the sole power to vote. Fidelity is the beneficial owner of 9,780,000 Common Shares as a result of its serving as investment adviser to various registered investment companies (the "Funds"). Each of Edward C. Johnson III, Chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., FMR Corp., through its control of Fidelity, and the Funds has sole power to dispose of such Common Shares owned by the Funds. Neither FMR Corp., nor Edward C. Johnson III nor Abigail Johnson has the sole power to vote or direct the voting of the Common Shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Common Shares under written guidelines established by the Funds' Boards of Trustees. In addition to such 9,780,000 Common Shares, Fidelity Management is the beneficial owner of 406,700 Common Shares as a result of its serving as investment manager of the institutional account(s). Edward
     C. Johnson III, Abigail Johnson and FMR Corp., through their control of Fidelity Management Trust Company, have sole voting and dispositive power over such 406,700 Common Shares owned by the institutional account(s) as reported above. All information presented herein relating to FMR Corp. and Fidelity is based solely on the Schedule 13G/A filed by FMR Corp.

(11) The number of Common Shares beneficially owned by the trust managers and executive officers as a group includes an aggregate of 4,183 restricted shares held by two executive officers other than Messrs. Lucas and Dean. Such restricted shares will vest in equal amounts during the next three years. Each such executive officer has sole voting power with respect to all of his restricted shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the second public offering of the Company's Common Shares in April 1995 (the "April 1995 Offering"), Richard E. Rainwater, the Chairman of the Board of the Company, purchased, indirectly through a charitable remainder trust, a partnership interest consisting of 1,097,014 Units for approximately $31,000,000. Mr. Rainwater's $31,000,000 investment was based on the public offering price of the shares of Common Stock in the April 1995 Offering multiplied by the number of Units received. Following approval by the Company's stockholders of conversion rights relating to such Units, Mr. Rainwater converted such Units to 1,097,014 shares of the Common Stock.


     At the end of 1996, the Operating Partnership owned four full-service/luxury hotels, Hyatt Regency Beaver Creek, Denver Marriott City Center, Hyatt Regency Albuquerque and Sonoma Mission Inn & Spa, and two destination health and fitness resorts, Canyon Ranch-Tucson and Canyon Ranch-Lenox (collectively, the "1996 Hotel Properties"). As of December 31, 1997, the Operating Partnership owned eight Hotel Properties consisting of the 1996 Hotel Properties, the Four Seasons Hotel-Houston (acquired September 22,
1997) and Ventana Country Inn (acquired December 19, 1997). Through July 30, 1997, the Operating Partnership leased each of the 1996 Hotel Properties to independent companies pursuant to six separate leases. These companies were owned 4.5% by each of John C. Goff and Gerald W. Haddock, each of whom is an officer and member of the Board of the Company, and 91% by other persons. Effective July 31, 1997, Crescent Operating acquired each of these companies. The terms of the leases of the 1996 Hotel Properties were not modified in connection with the acquisition. As of December 31, 1997, the Operating Partnership has leased each of the Hotel Properties to subsidiaries of Crescent Operating (the "Hotel Lessees") pursuant to eight separate leases. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. Each of the leases provides for the payment by the respective Hotel Lessee of (i) base rent, with periodic rent increases, and (ii) percentage rent based on a percentage of gross revenues, room revenues, food and beverage revenues or a combination thereof, above a specified amount. The former hotel lessees of the three Hotel Properties owned as of December 31, 1995 paid an aggregate of approximately $6.0 million in rent to the Operating Partnership during 1995. Under the leases, the former hotel lessees paid an aggregate of approximately $15.9 million in rent to the Operating Partnership during 1996 and approximately $19.0 million in rent to the Operating Partnership during the seven months ended July 31, 1997.



     The Hotel Lessees of the eight Hotel Properties owned as of December 31, 1997 paid an aggregate of approximately $16.2 million in rent to the Operating Partnership during the five months ended December 31, 1997. In addition, on January 23, 1998, a subsidiary of Crescent Operating entered into a 10-year lease agreement with the Operating Partnership with respect to the Omni Austin Hotel. The terms of the Omni Austin Hotel lease are substantially similar to those for the other Hotel Properties. The Operating Partnership expects to receive minimum lease payments from Crescent Operating during 1998 under all of the Hotel Property leases of approximately $34.8 million.


     In July 1996, the Operating Partnership acquired Canyon Ranch-Tucson and in December 1996, the Operating Partnership acquired Canyon Ranch-Lenox for purchase prices of approximately $57,000,000 and $30,000,000, respectively. Melvin Zuckerman, who became a trust manager of the Company in November 1996, was the principal shareholder of the corporation which owned Canyon Ranch-Tucson and of the corporation which was one of the general partners of the general partner of the partnership that owned Canyon Ranch-Lenox prior to the sale to the Operating Partnership. Of the approximately $57,000,000 paid by the Operating Partnership for Canyon Ranch-Tucson, approximately $27,000,000 was paid through the issuance of Units to Mr. Zuckerman.


     In July 1996, the Operating Partnership also obtained from Mr. Zuckerman and Jerrold Cohen an option to acquire up to 30% of a management company to be formed by Messrs. Zuckerman and Cohen. The management company will have all rights to develop and manage new Canyon Ranch resorts, both within the United States and internationally, and to use and sublicense the Canyon Ranch name and trademarks. The Operating Partnership must exercise the option on or before July 26, 1998, either in full or in three increments, for an aggregate maximum of $6,000,000.

     Effective March 14, 1996, March 14, 1997 and March 30, 1998, the Company loaned to Morton H. Meyerson, an independent trust manager of the Company, $187,425, $45,311 and $45,297, respectively, on a recourse basis, pursuant to a plan approved by the Board of Trust Managers for all holders of options under the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") and the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (as amended, the "1995 Plan"). Mr. Meyerson used the proceeds of the first loan, with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Meyerson used the proceeds of the second loan, together with $14.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Meyerson used the proceeds of the third loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 options that were granted to him on March 14, 1996 under the 1995 Plan. In addition, effective July 17, 1996 and February 2, 1998, the Company loaned to Anthony M. Frank, an independent trust manager of the Company, $187,425 and $45,298, respectively, on a recourse basis. Mr. Frank used the proceeds of the first loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Frank used the proceeds of his second loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 options that were granted to him on March 14, 1996 under the 1995 Plan. Effective June 10, 1997, the Company also loaned to Paul E. Rowsey, III, an independent trust manager of the Company, $419,997, on a recourse basis. Mr. Rowsey used the proceeds of his loan, together with $328.00 in cash, to acquire 30,000 Common Shares pursuant to the exercise of 30,000 options that were granted to him on May 5, 1994 under the 1994 Plan, and 2,800 Common Shares pursuant to the exercise of 2,800 options that were granted to him on March 14, 1996 under the 1995 Plan. Each of the loans bears interest at a fixed annual rate equal to the distribution yield on the Common Shares as of March 14, 1996, March 14, 1997 and March 30, 1998 (for Mr. Meyerson's respective loans), July 17, 1996 and February 2, 1998 (for Mr. Frank's respective loans) and June 10, 1997 (for Mr. Rowsey's loan), in each case, the effective date of the applicable loan. Each loan to Messrs. Meyerson, Frank and Rowsey is payable, interest only, on a quarterly basis from distributions paid with respect to such Common Shares, with a final payment of all accrued and unpaid interest plus the entire original principal balance due on March 14, 2001, March 14, 2002, and March 30, 2003 (for Mr. Meyerson's respective loans), July 17, 2001 and February 2, 2003 (for Mr. Frank's respective loans) and June 10, 2002 (for Mr. Rowsey's loan). Mr. Meyerson's loans are secured by 7,500 Units, 2,800 Common Shares and 2,800 Common Shares, respectively, owned by Mr. Meyerson. Mr. Frank's loans are secured by 15,000 Common Shares and 2,800 Common Shares, respectively, owned by Mr. Frank, and Mr. Rowsey's loan is secured by 32,800 Common Shares owned by Mr. Rowsey.


     On September 13, 1996, the Operating Partnership purchased 1,187,906 shares of the Series B Non-Voting Participating Convertible Preferred Stock of Fresh Choice, Inc. ("Fresh Choice"), a chain of upscale casual restaurants, for a total of approximately $5,500,000 ($4.63 per share). Richard E. Rainwater, the Chairman of the Board of the Company, is currently the holder of approximately 8.7% of the voting common stock of Fresh Choice. The Operating Partnership also acquired an immediately exercisable option to purchase up to an additional 593,953 shares of the Series C Non-Voting Participating Convertible Preferred Stock of Fresh Choice at a price of $6.00 per share for a period of three years following the closing of the initial purchase of preferred stock (the "Series C Stock Option"). The Series C preferred stock is senior to the common stock of Fresh Choice and all other preferred stock of Fresh Choice and is convertible into shares of the common stock of Fresh Choice on a one-for-one basis. The Series B preferred stock is senior to the common stock of Fresh Choice and the Series A Voting Participating Convertible Preferred Stock of Fresh Choice. The Series B preferred stock also is convertible into shares of Series A preferred stock of Fresh Choice (which would then be convertible into shares of common stock) on a one-for-one basis (and, under certain conditions relating to the earnings of Fresh Choice, the holders of Series A preferred stock may elect a majority of the directors of Fresh Choice), provided that, in order to preserve the Company's REIT status, conversion is not permitted if it would cause the Operating Partnership to be treated as the owner of more than 10% of the outstanding voting securities of Fresh Choice for federal income tax purposes. Outstanding Series A preferred stock may be converted into common stock at Fresh Choice's election if the common stock trades at $15.00 per share. On August 11, 1997, the Operating Partnership entered into a Call Option

Agreement (the "Option Agreement") with Mr. Rainwater whereby Mr. Rainwater granted to the Operating Partnership an option (the "Fresh Choice Option"), exercisable at any time through September 12, 2006, to purchase all, but not less than all, of the 496,400 shares of common stock of Fresh Choice owned by Mr. Rainwater (the "Fresh Choice Common Shares") at Mr. Rainwater's investment cost in the Fresh Choice Shares ($3,645,191, plus incidental expenses, plus Mr. Rainwater's cost of funds at the rate of LIBOR plus 50 basis points, with interest adjusted and compounded quarterly). During the pendency of the Fresh Choice Option, Mr. Rainwater retains sole beneficial ownership of the Fresh Choice Common Shares unless and until the Fresh Choice Common Shares are sold. Prior to selling any of the Fresh Choice Common Shares, Mr. Rainwater must give the Operating Partnership notice of his intention to sell so that the Operating Partnership may exercise the Fresh Choice Option; if the Operating Partnership fails to exercise the Fresh Choice Option within two business days, Mr. Rainwater may sell the Fresh Choice Common Shares but must remit to the Operating Partnership the cash proceeds from the sale, net of his investment cost in the Fresh Choice Common Shares sold. Also on August 11, 1997, as compensation for services rendered in connection with the Fresh Choice investment, the Operating Partnership entered into an Agreement of Assignment with Mr. Rainwater's wholly owned corporation, Rainwater, Inc., pursuant to which the Operating Partnership assigned to Rainwater, Inc. the Series C Stock Option with respect to 80,000 shares of Series C preferred stock covered by the Series C option. According to Mr. Rainwater's Schedule 13D filed on November 6, 1997, Rainwater, Inc. assigned its interest in the Series C Stock Option to two individuals associated with it on August 11, 1997.


     In April 1997, the Operating Partnership established Crescent Operating. Crescent Operating was formed to be the lessee and operator of certain assets to be acquired by the Operating Partnership and to perform the Intercompany Agreement. Mr. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, and Gerald W. Haddock serves as the President, Chief Executive Officer and a member of the Board of the Company, Crescent Operating and the General Partner of the Operating Partnership. Messrs. Frank and Rowsey are members of the Board of the Company and of Crescent Operating. In addition, Messrs. Rainwater, Goff and Haddock, together with the other management of the Operating Partnership, beneficially owned, as of April 13, an approximately 14.3% equity interest in the Company, both directly through their ownership of 9,190,948 Common Shares of the Company (including vested Stock Options) and indirectly through their ownership of 9,529,030 Units in the Operating Partnership (including vested Unit Options), and approximately the same percentage of the outstanding common stock of Crescent Operating through their ownership of 1,281,189 shares of Crescent Operating common stock. Crescent Operating was spun off as a separate public company effective June 12, 1997.


     Pursuant to a purchase agreement dated as of September 29, 1997, the Operating Partnership sold to Crescent Operating, for approximately $2.2 million, 100% of the voting stock of Desert Mountain Development Corporation, which holds a 93% general partner interest in the partnership that owns Desert Mountain, a master-planned, luxury residential and recreational community in Scottsdale, Arizona. The Operating Partnership retained all of the non-voting stock, representing a 95% economic interest, in Desert Mountain Development Corporation.

     Pursuant to a purchase agreement dated as of September 29, 1997, the Operating Partnership sold to Crescent Operating, for approximately $2.2 million, 100% of the voting stock of The Woodlands Land Company, Inc., which holds a 42.5% general partner interest in a partnership that owns approximately 8,900 acres zoned for commercial and residential development as well as a realty office, an athletic center and interests in both a title company and mortgage company. The Operating Partnership retained all of the non-voting stock, representing a 95% economic interest, in The Woodlands Land Company, Inc.

     Effective October 31, 1997, the Operating Partnership sold to Crescent Operating, for approximately $8.0 million, 100% of the voting stock of two corporations, one of which owns a 40% interest in the partnership that owns Americold and the other of which owns a 40% interest in the partnership that owns URS. The Operating Partnership retained all of the non-voting stock, representing a 95% economic interest, in each of the two corporations.

     In connection with the formation and capitalization of Crescent Operating, the Operating Partnership contributed $14.1 million in cash to Crescent Operating and loaned to Crescent Operating approximately $35.9 million pursuant to a five-year loan (the "Term Loan"), which bears interest at 12% per annum and is collateralized by a lien on certain assets of Crescent Operating now owned or to be acquired in the future. Also in connection with Crescent Operating's formation, the Operating Partnership loaned to Crescent Operating approximately $20.4 million pursuant to a line of credit (the "Line of Credit"), which bears interest at 12% per annum and is collateralized by a lien on certain assets of Crescent Operating now owned or to be acquired in the future. As of December 31, 1997, the outstanding balances on the Term Loan and the Line of Credit were approximately $26.0 million and $13.7 million, respectively.


     In connection with the acquisition by Crescent Operating, effective July 31, 1997, of the companies that leased the hotel properties owned by the Operating Partnership as of July 31, 1997, Crescent Operating acquired 100% of an entity which has outstanding debt under notes of approximately $2.4 million and $0.65 million (collectively, the "CR Notes") payable to the Operating Partnership in connection with acquisition of Canyon Ranch-Tucson. The CR Notes bear interest at a rate of 10.75% per annum, are secured by deeds of trust for certain real and personal property and mature in August 2003. The outstanding balance at December 31, 1997 on the CR Notes was approximately $2.66 million. In addition, in connection with this transaction, Crescent Operating acquired 100% of an entity which has outstanding debt under a promissory note of approximately $.19 million payable to the Operating Partnership in connection with acquisition of Sonoma Mission Inn & Spa. This note bears interest at a rate of 7.5% per annum and matures in November 2006. The outstanding balance of the note at December 31, 1997 was approximately $0.19 million.


     In connection with Crescent Operating's acquisition, on September 22, 1997, of a two-thirds interest in the joint venture that owns the Houston Center Athletic Club and a $5.0 million note receivable from the joint venture, the Operating Partnership made loans to Crescent Operating of $0.8 million and $1.0 million, each of which bears interest at 8.5% per annum. The $1.0 million note is secured by the $5.0 million note receivable from the joint venture, and matures on September 21, 1998. The $0.8 million note is secured by Crescent Operating's interest in the joint venture, and matures on September 22, 2002. The outstanding balances at December 31, 1997 on the $0.8 million and $1.0 million loans were approximately $0.79 million and $1.0 million, respectively.


     On June 11, 1997, DBL, a wholly owned subsidiary of the Operating Partnership was formed and acquired from Crescent Operating a 12.39% limited partner interest in the partnership that owns the Dallas Mavericks for approximately $12.6 million. Crescent Operating originally acquired the limited partner interest from an unrelated party for approximately $1.4 million. The voting common stock, which represents a 5% economic interest in DBL, was sold to Gerald W. Haddock and John C. Goff for $126,000. The Operating Partnership retained 100% of the non-voting stock, representing an approximately 95% economic interest, in DBL.



     On June 17, 1997, the Operating Partnership acquired, for an aggregate purchase price of approximately $387.2 million, the 89 Behavioral Healthcare Facilities (and three additional behavioral healthcare facilities that subsequently were sold) that were previously owned and operated by a subsidiary of Magellan and warrants to purchase shares of Magellan's common stock. The purchase price was determined as the result of negotiations between the Vice Chairman and the Chief Executive Officer of the Company and Magellan. The warrants permit the Operating Partnership to purchase up to 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from May 1998 through May 2009. In connection with the transaction, Crescent Operating and Magellan formed CBHS to operate the Behavioral Healthcare Facilities. Crescent Operating and Magellan each have a 50% interest in CBHS. CBHS leases the Behavioral Healthcare Facilities from the Operating Partnership pursuant to a lease with an initial 12-year term (subject to four, five-year renewal options at fair market rates) for annual minimum rent of approximately $41.7 million, increasing annually at a 5% compounded annual rate; additionally CBHS pays $20 million annually, at least $10 million of which must be used for capital expenditures and up to $10 million of which may be used for capital expenditures and other purposes.

     Effective March 3, 1998, Crescent Operating entered into a definitive agreement to acquire Magellan's 50% interest in CBHS in exchange for $30 million in common stock of Crescent Operating. In a related transaction, CBHS executed a definitive agreement to purchase from Magellan, for approximately $280 million, certain assets and intellectual property rights used by Magellan to supply franchise services to CBHS. The agreement provides for the elimination of the franchise fee that is payable by CBHS to Magellan. The transactions are subject to a number of conditions, including customary closing conditions, a condition that CBHS obtain funds sufficient to finance the purchase and certain regulatory conditions. The transactions, as currently structured, will not affect the arrangements pursuant to which CBHS leases the Behavioral Healthcare Facilities from the Operating Partnership.

     A limited partnership, the sole general partner of which is Rainwater, Inc., owns warrants to acquire 1,942,996 shares of Magellan common stock (the "Warrants"). Mr. Rainwater, either directly or indirectly, owns 2,457,278 shares of Magellan, and approximately 1,212,483 of the Warrants. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,000 shares and 42,000 shares respectively, and warrants to acquire approximately 28,500 shares of Magellan common stock. These warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, shares of Magellan common stock at a purchase price of $26.15 per share.

     Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to own beneficially a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.

     Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                     STRUCTURE OF THE OPERATING PARTNERSHIP

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Operating Partnership provides management, leasing and development services with respect to certain of its properties. The Operating Partnership is controlled by the Company through the Company's ownership of all of the outstanding stock of the General Partner, which owns a 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 89% limited partner interest in the Operating Partnership. The direct and indirect subsidiaries of the Operating Partnership include seven single purpose limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly, through its approximately 99% limited partner interest in such seven limited partnerships, with the remaining interests owned indirectly by the Company through seven separate corporations, each of which is a wholly owned subsidiary of the General Partner and is the approximately 1% general partner of one of the seven limited partnerships. The Operating Partnership also owns the real estate mortgages and non-voting common stock representing interests ranging from approximately 40% to 95% in the Residential Development Corporations. In addition, the Company owns an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. The Operating Partnership also has a 42.5% partnership interest in a partnership whose primary holdings consist of a 364-room executive conference center and general partner interests ranging from one to 50% in additional office, retail, multi-family and industrial properties.

     The following table sets forth certain of the Properties owned by the Operating Partnership and its Subsidiaries:


Operating Partnership:     The Addison, Addison Tower, The Amberton, AT&T Building,
                           Austin Centre, Bank One Center(1), Bank One Tower, Canyon
                           Ranch-Tucson, Cedar Springs Plaza, Central Park Plaza,
                           Chancellor Park(2), Concourse Office Park, Datran Center,
                           Denver Marriott City Center, Energy Centre, Fountain Place,
                           Four Seasons Hotel-Houston, Frost Bank Plaza, Greenway I,
                           Greenway IA, Greenway II, Houston Center Office Properties,
                           MCI Tower, The Meridian, Miami Center, Omni Austin Hotel,
                           One Preston Park, Palisades Central I, Palisades Central II,
                           Park Shops at Houston Center, Post Oak Central, Reverchon
                           Plaza, Sonoma Mission Inn & Spa, Spectrum Center(3),
                           Stemmons Place, Three Westlake Park(4), Trammell Crow
                           Center(5), U.S. Home Building, The Woodlands Office
                           Properties(6), The Woodlands Retail Properties(6), Valley
                           Centre, Ventana Country Inn, Walnut Green, Washington
                           Harbour, 44 Cook, 55 Madison, 160 Spear Street, 301 Congress
                           Avenue(7), 1615 Poydras, 3333 Lee Parkway, 5050 Quorum and
                           6225 North 24th Street
Crescent Real Estate       The Aberdeen, The Avallon, Caltex House, The Citadel,
Funding I, L.P. ("Funding  Continental Plaza, The Crescent Atrium, The Crescent Office
I"):                       Towers, Regency Plaza One and Waterside Commons
Crescent Real Estate       Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
Funding II, L.P.           and Research Center, Hyatt Regency Albuquerque, Hyatt
("Funding II")             Regency Beaver Creek, Las Colinas Plaza, Liberty Plaza I &
                           II, MacArthur Center I & II, Ptarmigan Place, Stanford
                           Corporate Centre, Two Renaissance Square and 12404 Park
                           Central
Crescent Real Estate       Greenway Plaza Portfolio(8)
Funding III, IV and
V, L.P. ("Funding III,
IV and V"):
Crescent Real Estate       Canyon Ranch-Lenox
Funding VI, L.P.
("Funding VI"):
Crescent Real Estate       Behavioral Healthcare Facilities
Funding VII, L.P.
("Funding VII"):


---------------

 (1) The Operating Partnership owns a 50% interest in the limited partnership that owns the Bank One Center.
 (2) The Operating Partnership owns Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.

 (3) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in the partnership which owns both a mortgage note secured by the building and the ground lessor's interest in the land underlying the building.
 (4) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by the building.
 (5) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
 (6) The Operating Partnership owns a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnerships that own The Woodlands Office and Retail Properties.
 (7) The Operating Partnership owns a 49% limited partner interest and Crescent/301, L.L.C., a wholly owned subsidiary of the General Partner and the Operating Partnership, owns a 1% general partner interest in 301 Congress Avenue, L.P., the partnership that owns 301 Congress Avenue.
 (8) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower office building, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion, which was prepared by Shaw Pittman Potts & Trowbridge, special tax counsel to the Operating Partnership ("Tax Counsel"), summarizes the material U.S. federal income tax consequences of the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer. Tax Counsel's opinion is included as an exhibit to the Registration Statement of which this Prospectus is a part. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations after the date hereof could alter or modify the validity of this discussion and the conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a Holder of the Private Notes or the Exchange Notes.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their personal investment or tax circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of Holders subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or non-resident alien individuals, or persons holding Private Notes or Exchange Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any state, local or foreign tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER OF A PRIVATE NOTE THAT IS PARTICIPATING IN THE EXCHANGE OFFER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

EXCHANGE OFFER

     The exchange of the Private Notes by any Holder for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by any Holder will be treated as a continuation of the Private Notes in the hands of such Holder. As a result, there will be no federal income tax consequences to Holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes will be the same as the federal income tax consequences of holding and disposing of the Private Notes. Accordingly, a Holder's adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Private Notes exchanged therefor and its holding period for the Private Notes will be included in its holding period for the Exchange Notes. Thus, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Private Notes. In addition, the Holders, among other things, must continue to include original issue discount in income as if the exchange had not occurred. There will be no federal income tax consequences of the Exchange Offer to the Operating Partnership.

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer for its own account as a result of market-making or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Operating Partnership has agreed that for a period of up to 120 days after the closing of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

     The Operating Partnership will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer that receives Exchange Notes in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Operating Partnership has agreed to pay all expenses incident to the Operating Partnership's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

     The Operating Partnership has filed with the Commission a Registration Statement, of which this Prospectus is a part, under the Securities Act with respect to the Exchange Offer. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Operating Partnership and the Exchange Offer. Statements contained herein concerning the provisions of any documents are not necessarily an exhaustive description of such documents, and reference is made to the copy of each such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Operating Partnership and the Company. In addition, the Company's Common Shares are listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company and the Operating Partnership can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                    EXPERTS

     The consolidated financial statements of the Operating Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of (i) Post Oak Central for the year ended December 31, 1996 and the eleven month period ended November 30, 1997, (ii) Washington Harbour for the years ended December 31, 1996 and 1997, (iii) Energy Centre for the year ended December 15, 1996 and the nine month period ended September 15, 1997, (iv) Bank One Center for the year ended December 31, 1996 and the eight month period ended August 31, 1997, (v) Miami Center for the year ended December 31, 1996 and the six month period ended June 30, 1997, (vi) Houston Center for the year ended December 31, 1996 and the six month period ended June 30, 1997, (vii) Fountain Place for the year ended December 31, 1996 and the five month period ended May 31, 1997, (viii) Trammell Crow Center for the year ended December 31, 1996 and (ix) Carter-Crowley Operating Real Estate Portfolio for the year ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm in giving said reports.

     The financial statements of the Provider Segment of Magellan Health Services, Inc. as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Station Casinos, Inc. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Operating Partnership by Shaw Pittman Potts & Trowbridge, Washington, D.C.

                                    GLOSSARY

     "Acquired Indebtedness" means Debt of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

     "Adjusted Total Assets" means the increase or decrease of the Total Assets, together with the Total Assets, of the Operating Partnership and its Subsidiaries.

     "Agent's Message" means a message transmitted by the Depository, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that the Depository has received an express acknowledgment from a Participant that is tendering Private Notes which are the subject of such book-entry confirmation, that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such Participant has received and agrees to be bound by the Notice of Guaranteed Delivery).

     "Americold" means Americold Corporation.

     "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for Consolidated Interest Expense of the Operating Partnership and its Subsidiaries.

     "April 1995 Offering" means the second public offering of the Company's Common Shares in April 1995.

     "April 1997 Offering" means the Company's public offering of its Common Shares in April 1997.

     "AREG" means the American Real Estate Group.

     "ATOP" means the Depository's Automated Tender Offer Program.

     "BankBoston" means BankBoston, N.A.


     "Behavioral Healthcare Facilities" means the 89 behavioral healthcare facilities owned by the Operating Partnership and leased by CBHS.


     "Book-Entry Confirmation" means a timely confirmation of a book-entry transfer.

     "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York, Boston, Massachusetts and St. Louis, Missouri are open for business.

     "Carter-Crowley Portfolio" means substantially all of the assets of Carter-Crowley Properties, Inc. which were purchased by the Operating Partnership.

     "Casino/Hotel Properties" means the four full-service casino/hotels and two riverboat casinos owned by Station.

     "CBHS" means Charter Behavioral Health Systems, LLC, which is 50% owned by Crescent Operating, Inc. and 50% owned by a subsidiary of Magellan.

     "Cede" means Cede & Co.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Cohen & Steers" means Cohen & Steers Capital Management.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Shares" means the common shares of beneficial interest, $0.01 par value, of the Company.

     "Common Stock" means the common stock of Crescent Real Estate Equities, Inc., the predecessor of the Company.

     "Company" means Crescent Real Estate Equities Company, a Texas real estate investment trust, unless the context requires otherwise.

     "Compensation Committee" means the compensation committee of the Board of Trust Managers of the Company.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other non-cash items.

     "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on the Operating Partnership's consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other securities) of the Operating Partnership and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

     "Consolidated Net Income" for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Corporation" means any of the entities with which the Operating Partnership may consolidate or to which it may sell, lease or convey all or substantially all of its assets or with or into which it may merge, including any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust.

     "Credit Facility" means the Operating Partnership's unsecured credit facility in the amount of up to $550 million.

     "Crescent Operating" means Crescent Operating, Inc.

     "Crescent Subsidiaries" means the two subsidiaries formed by the Operating Partnership in connection with the Refrigerated Warehouse Investment.

     "DBL" means DBL Holdings, Inc.

     "Debt" of the Operating Partnership or any Subsidiary means, without duplication, any indebtedness of the Operating Partnership or its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP (but, in the case of items of indebtedness under (i) through (iii) above, only to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP), and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that "Debt" of the Operating Partnership and its Subsidiaries on a consolidated basis shall be deemed to be incurred whenever the Operating

Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof, and Debt of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of the Operating Partnership, and Debt of a person existing prior to a merger or consolidation of such person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such person is the successor to the Operating Partnership or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

     "Depository" means The Depository Trust Company.

     "DMDC" means Desert Mountain Development Corporation.

     "DMPLP" means Desert Mountain Properties Limited Partnership.

     "EBIDA" means earnings before interest expense, depreciation, amortization and minority interest.

     "Eligible Institution" means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution, as defined in Rule 17Ad-15 under the Exchange Act.

     "ESA" means environmental site assessments.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means State Street Bank and Trust Company of Missouri,
N.A.

     "2002 Exchange Notes" means the 6 5/8% notes due 2002 offered by the Operating Partnership.

     "2007 Exchange Notes" means the 7 1/8% notes due 2007 offered by the Operating Partnership.

     "Exchange Notes" means the 2002 Exchange Notes and the 2007 Exchange Notes.

     "Exchange Offer" means the offer by the Operating Partnership to exchange the Exchange Notes for the Private Notes.

     "Exchange Rights" means the rights granted by the Company to exchange Units for Common Shares or, at the election of the Company, for cash equal to the then-current fair market value of the number of Common Shares for which such Units are exchangeable.

     "Expiration Date" means 5:00 p.m., New York City time, on             ,
1998, unless the Exchange Offer is extended by the Operating Partnership in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     "February 1998 Preferred Offering" means the offering the Company completed on February 19, 1998 of Series A Preferred Shares.

     "February Shelf Registration Statement" means the shelf registration the Company filed with the Commission on February 14, 1997, for an aggregate of $1.2 billion of Common Shares, Preferred Shares and warrants exercisable for Common Shares.

     "FFO" means Funds From Operations.

     "Fidelity" means Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR Corp.

     "Fidelity Management" means Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp.

     "Fresh Choice" means Fresh Choice, Inc., a chain of upscale casual restaurants.

     "Fresh Choice Option" means the option Richard E. Rainwater granted to the Operating Partnership with respect to shares of Fresh Choice owned by Mr. Rainwater.

     "Fresh Choice Common Shares" means the 496,400 shares of common stock of Fresh Choice owned by Mr. Rainwater.

     "Funds" means the registered investment companies for which Fidelity serves as investment adviser.

     "GAAP" means generally accepted accounting principles.

     "General Partner" means Crescent Real Estate Equities, Ltd., a Delaware corporation, which is the sole general partner of the Operating Partnership.

     "HMOs" means health maintenance organizations.

     "Holders" means persons in whose names the applicable Exchange Notes are registered.

     "Hotel Lessees" means the lessees of the Hotel Properties.

     "1996 Hotel Properties" means the four hotel properties, Hyatt Regency Beaver Creek, Denver Marriott City Center, Hyatt Regency Albuquerque and Sonoma Mission Inn & Spa, and two destination health and fitness resorts, Canyon Ranch-Tucson and Canyon Ranch-Lenox, owned by the Operating Partnership at the end of 1996.

     "Hotel Properties" means, collectively, Hyatt Regency Beaver Creek, Denver Marriott City Center, Hyatt Regency Albuquerque, Sonoma Mission Inn & Spa, Ventana Country Inn, Austin Centre Omni Hotel, Canyon Ranch-Tucson and Canyon Ranch-Lenox.

     "Indenture" means the indenture, dated as of September 22, 1997, by and between the Operating Partnership and the Trustee.

     "Indirect Participants" means entities such as banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the Depository's system.

     "Initial Offering" means the initial public offering of the Company's Common Shares in May 1994.

     "Initial Purchasers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc.

     "Intercompany Agreement" means the agreement by and between Crescent Operating, Inc. and Operating Partnership, pursuant to which each has agreed to provide the other with rights to participate in certain transactions.

     "Interest Payment Date" means each September 15 and March 15, commencing March 15, 1998, through the applicable Maturity Date.

     "Investment Grade Rating" means a rating in one of a Rating Agency's generic rating categories that signifies investment grade, which are generally accepted to be the four highest rating categories for corporate debt.

     "IREM" means Institute of Real Estate Management.

     "Letter of Transmittal" means the letter of transmittal accompanying this Prospectus, which sets forth certain terms of the Exchange Offer and pursuant to which a holder of Private Notes may elect to participate in the Exchange Offer.

     "Line of Credit" means the line of credit pursuant to which the Operating Partnership loaned $20.4 million to Crescent Operating.

     "Magellan" means Magellan Health Services, Inc., a subsidiary of which owns 50% of CBHS.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Exchange Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the Exchange Notes being redeemed or paid.

     "Management Entity" means the newly formed entity owned by three existing directors of Station (including its Chairman, President and Chief Executive Officer) which will own 24.9% of the Station Lessee.

     "Maturity Date" means, with respect to the 2002 Exchange Notes and the 2002 Private Notes, September 15, 2002, and, with respect to the 2007 Exchange Notes and the 2007 Private Notes, September 15, 2007.

     "Merger" means the merger of Station with and into the Company, pursuant to the Merger Agreement.

     "Merger Agreement" means the agreement and plan of merger, dated as of January 16, 1998, by and between the Company and Station.

     "Merrill Offering" means the Company's offering of 5,375,000 Common Shares to Merrill Lynch International.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "Nomura" means Nomura Asset Capital Corporation.

     "Noncompetition Agreements" means the agreements not to compete between the Company and each of Richard E. Rainwater, John C. Goff and Gerald W. Haddock.

     "Notes" means the Exchange Notes and the Private Notes.

     "Notice of Guaranteed Delivery" means a notice from an Eligible Institution setting forth the name and address of the holder, the certificate number(s) and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) NYSE trading days after the Expiration date, either (x) the Letter of Transmittal (or facsimile thereof) together with the Private Notes (or a Book-Entry Confirmation) in proper form for transfer will be deposited by the Eligible Institution with the Exchange Agent or (y) an Agent's Message will be properly transmitted to the Exchange Agent.

     "NYSE" means New York Stock Exchange, Inc.

     "October 1996 Offering" means the Company's public offering of its Common Shares that closed on October 2, 1996.

     "October 1997 Offering" means the Company's public offering of its Common Shares in October 1997.

     "October Shelf Registration Statement" means the shelf registration statement the Company filed with the Commission on October 29, 1997 for an aggregate of $1.5 billion of Common Shares, Preferred Shares and warrants exercisable for Common Shares.

     "Offerings" means the additional offering of 500,000 Common Shares at $25.875 per share to several underwriters who participated in the April 1997 offering completed by the Company on May 14, 1997.

     "Office Properties" means the 81 office properties owned by the Operating Partnership located in 27 metropolitan submarkets in Texas, Colorado, Arizona, Louisiana, Nebraska, New Mexico, California and Florida.

     "OPA" means the Federal Water Pollution Control Act.

     "Operating Partnership" means Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, and those entities in which Crescent Real Estate Equities Limited Partnership has a substantial ownership interest or control, unless the context indicates otherwise.

     "Option Agreement" means the Call Option Agreement, dated August 11, 1997, by and between the Operating Partnership and Richard E. Rainwater with respect to shares of Fresh Choice owned by Mr. Rainwater.

     "Options" means options to purchase Common Shares, and any of them.

     "Outstanding" means, with respect to a Note, that the Note has been authenticated and delivered under the Indenture unless, among other things, such Note has been canceled or redeemed.

     "Participants" means participants in the Depository.

     "Pending Investment" means the proposed investment in the Casino/Hotel Properties through the Merger.

     "Pioneer" means Pioneer Natural Resources.

     "1994 Plan" means the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan.

     "1995 Plan" means the 1995 Crescent Real Estate Equities Company Incentive Plan, as amended.

     "PPO" means preferred provider organizations.

     "Preferred Shares" means the new class of preferred shares that the Company will create that will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger.

     "2002 Private Notes" means the outstanding 6 5/8% notes due 2002 of the Operating Partnership.

     "2007 Private Notes" means the outstanding 7 1/8% notes due 2007 of the Operating Partnership.

     "Private Notes" means the 2002 Private Notes and the 2007 Private Notes.

     "Properties" means the Office Properties, the Hotel Properties, real estate mortgages relating to and non-voting common stock in the Residential Development Corporations, interests in the Residential Development Properties, the Retail Properties and the Refrigerated Warehouse Investment, and any of them.

     "Prospectus" means this prospectus, as the same may be amended.

     "Purchase Agreement" means the agreement, dated as of September 19, 1997, by and between the Operating Partnership and the Initial Purchasers.

     "QIBs" means qualified institutional buyers, as defined in Rule 144A under the Securities Act.

     "Rating Adjustment" means an increase in the interest rate of the applicable Notes of 37.5 basis points.

     "Rating Agency/ies" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, and Moody's Investors Services, Inc., and either of them.

     "Redemption Price" means the price at which the Exchange Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes (or portion thereof) being redeemed plus accrued and unpaid interest, if any, thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Exchange Notes (or portion thereof).

     "Refrigerated Warehouse Investment" means the Operating Partnership's ownership of an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet.

     "Registration Rights Agreement" means the agreement, dated as of September 22, 1997, by and between the Operating Partnership and the Initial Purchasers, granting the holders of Private Notes certain exchange and registration rights.

     "Registration Statement" means the registration statement on Form S-4 (File No. 333-42293), of which this Prospectus is a part.

     "Regular Record Date" means the date 15 days prior to the Interest Payment Date, regardless of whether such day is a Business Day.

     "Reinvestment Rate" means .25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Operating Partnership.

     "REIT" means a real estate investment trust.

     "Residential Development Corporations" means the five residential development corporations with respect to which the Operating Partnership owns non-voting common stock and real estate mortgages.

     "Residential Development Property Mortgages" means the Operating Partnership's economic interests in the Residential Development Corporations.

     "Retail Properties" means the seven retail properties owned by the Operating Partnership, with an aggregate of 771,000 square feet.

     "Rule 144A" means Rule 144A under the Securities Act which, subject to certain conditions, permits the sale of securities not registered under the Securities Act.

     "Secondary Management Entity" means the newly formed entity owned by certain members of Station management who do not own the Management Entity and which will own 25.1% of the Station Lessee.

     "Secured Debt" means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt shall be deemed to be incurred (i) on the date the Operating Partnership or any Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date or (ii) on the date the Operating Partnership or any Subsidiary first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Selling Shareholder" means Merrill Lynch International, which entered into two transactions with the Company as of December 12, 1997.

     "September Note Offering" means the Operating Partnership's offering of an aggregate principal amount of $400 million of Private Notes.

     "Series A Preferred Shares" means the 8,000,000 6 3/8% Series A Convertible Cumulative Preferred Shares offered in the February 1998 Preferred Offering.

     "Series C Stock Option" means the Operating Partnership's option, which expires September 1999, to purchase additional shares of Series C Participating Non-Voting Convertible Preferred Stock of Fresh Choice at $6.00 per share.

     "Settlement Shares" means the 5,375,000 Common Shares owned by Merrill Lynch International.

     "Shelf Registration Statement" means the registration statement the Operating Partnership has agreed to file under certain circumstances to cover resales of the Private Notes by the holders thereof.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Operating Partnership.

     "Station" means Station Casinos, Inc.

     "Station Lessee" means the entity that will lease and operate the properties that the Company intends to acquire in conjunction with the Merger.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

     "Stock Incentive Plan" means the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan and the Second Amendment and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan.

     "Subsidiary" means (i) a corporation, partnership, limited liability company, trust, real estate investment trust or other entity 50% or more of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries of the Operating Partnership, (ii) a partnership, limited liability company trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes 50% or more of the value of the equity interests of which are owned, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and (iii) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined above, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), 50% or more of the value of the equity interests of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries.

     "Swap Agreement" means the agreement by and between the Company and Merrill Lynch International, pursuant to which Merrill Lynch International will sell, as directed by the Company, on or before December 12, 1998, a sufficient number of the Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997, plus a forward accretion component, minus an adjustment for the Company's distribution rate.

     "Tax Counsel" means Shaw Pittman Potts & Trowbridge, special tax counsel to the Operating Partnership.

     "Term Loan" means the approximately $35.9 million that the Operating Partnership loaned to Crescent Operating pursuant to a five-year loan, which bears interest at 12% per annum and is collateralized by a lien on assets of Crescent Operating owned as of June 30, 1997, as well as certain other assets subsequently acquired.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "Total Unencumbered Assets" as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and
(ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis not securing any portion of Secured Debt determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "Trizec" means the TrizecHahn Corporation.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Trustee" means State Street Bank and Trust Company of Missouri, N.A.

     "UBS" means Union Bank of Switzerland.

     "UBS-LB" means Union Bank of Switzerland, London Branch.

     "UBS Offering" means the Company's offering of 4,700,000 Common Shares to an affiliate of Union Bank of Switzerland.

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.


     "Unit Investment Trust Offering" means the Company's public offering to Merrill Lynch & Co. in April 1998 of 1,365,138 Common Shares, which Merrill Lynch & Co. deposited with the trustee of a unit investment trust.


     "Units" means units of ownership interest in the Operating Partnership.

     "URS" means URS Logistics, Inc.

     "Unsecured Debt" means Debt of the Operating Partnership or any Subsidiary that is not Secured Debt.

     "Vornado" means collectively, two subsidiaries of Vornado Realty Trust.

     "WLC" means The Woodlands Land Company, Inc.

                         INDEX TO FINANCIAL STATEMENTS



FINANCIAL STATEMENTS FOR CRESCENT REAL ESTATE EQUITIES
  LIMITED PARTNERSHIP
  AS OF MARCH 31, 1998 (UNAUDITED)

Consolidated Balance Sheets as of March 31, 1998 and
  December 31, 1997.........................................    F-4

Consolidated Statements of Operations for the three months
  ended March 31, 1998 and 1997.............................    F-5

Consolidated Statements of Cash Flows for the three months
  ended March 31, 1998 and 1997.............................    F-6

Notes to Financial Statements...............................    F-7

FINANCIAL STATEMENTS FOR CRESCENT REAL ESTATE EQUITIES
  LIMITED PARTNERSHIP
  AS OF DECEMBER 31, 1997 (AUDITED)

Report of Independent Public Accountants....................   F-14

Consolidated Balance Sheets as of December 31, 1997 and
  December 31, 1996.........................................   F-15

Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................   F-16

Consolidated Statements of Partners' Capital for the years
  ended December 31, 1997, 1996 and 1995....................   F-17

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................   F-18

Notes to Financial Statements...............................   F-19

PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

Report of Independent Public Accountants....................   F-41

Combined Balance Sheets as of September 30, 1995 and 1996
  (audited) and March 31, 1997 (unaudited)..................   F-42

Combined Statements of Operations for the years ended
  September 30, 1994, 1995 and 1996 (audited) and the six
  months ended March 31, 1996 and 1997 (unaudited)..........   F-43

Combined Statements of Changes in Stockholder's Deficit for
  the years ended September 30, 1994, 1995 and 1996
  (audited) and the six months ended March 31, 1996 and 1997
  (unaudited)...............................................   F-44

Combined Statements of Cash Flows for the years ended
  September 30, 1994, 1995 and 1996 (audited) and the six
  months ended March 31, 1996 and 1997 (unaudited)..........   F-45

Notes to Combined Financial Statements......................   F-46

CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

Report of Independent Public Accountants....................   F-58

Statement of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996 and the
  Three Month Period Ended March 31, 1997(unaudited)........   F-59

Notes to Statement of Excess Revenues Over Specific
  Operating Expenses........................................   F-60

TRAMMELL CROW CENTER

Report of Independent Public Accountants....................   F-63

Statement of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996.............   F-64

Notes to Statement of Excess Revenues Over Specific
  Operating Expenses........................................   F-65

FOUNTAIN PLACE

Report of Independent Public Accountants....................   F-68

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996, the Five
  Month Period Ended May 31, 1997 and the Nine Month Period
  Ended September 30, 1997 (unaudited)......................   F-69

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-70

HOUSTON CENTER

Report of Independent Public Accountants....................   F-72

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996 and the Six
  Month Period Ended June 30, 1997..........................   F-73

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-74

Schedules...................................................   F-76

MIAMI CENTER

Report of Independent Public Accountants....................   F-79

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996 and the Six
  Month Period Ended June 30, 1997..........................   F-80

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-81

BANK ONE CENTER

Report of Independent Public Accountants....................   F-83

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996 and the
  Eight Month Period Ended August 31, 1997..................   F-84

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-85

ENERGY CENTRE

Report of Independent Public Accounts.......................   F-87

Statement of Excess of Revenues Over Specific Operating
  Expenses for Year Ended December 15, 1996 and the Nine
  Month Period Ended September 15, 1997.....................   F-88

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-89

POST OAK CENTRAL

Report of Independent Public Accountants....................   F-91

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Year Ended December 31, 1996 and the
  Eleven Month Period Ending November 30, 1997..............   F-92

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-93

WASHINGTON HARBOUR

Report of Independent Public Accountants....................   F-96

Statements of Excess of Revenues Over Specific Operating
  Expenses for the Years Ended December 31, 1996 and 1997...   F-97

Notes to Statements of Excess Revenues Over Specific
  Operating Expenses........................................   F-98

STATION CASINOS, INC. (UNAUDITED)

Consolidated Balance Sheets as of December 31, 1997 and March 31, 1997......................................      F-101

Consolidated Statements of Operations for the three months and the nine months ended December 31, 1997 and
  1996......................................................................................................      F-102

Consolidated Statements of Cash Flows for the nine months ended December 31, 1997 and 1996..................      F-103

Notes to the Consolidated Financial Statements..............................................................      F-104

STATION CASINOS, INC. (AUDITED)

Report of Independent Public Accountants....................................................................      F-118

Consolidated Balance Sheets as of March 31, 1997 and 1996...................................................      F-119

Consolidated Statements of Operations for the years ended March 31, 1997, 1996 and 1995.....................      F-120

Consolidated Statements of Stockholders' Equity for the years ended March 31, 1997, 1996 and 1995...........      F-121

Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995.....................      F-122

Notes to the Consolidated Financial Statements..............................................................      F-123

PRO FORMA FINANCIAL STATEMENTS FOR CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP (UNAUDITED)

Pro Forma Consolidated Balance Sheet as of March 31, 1998 and Notes thereto.................................      F-141

Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1998 and Notes
  Thereto...................................................................................................      F-143

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1997 and Notes thereto.......      F-146

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP



                           CONSOLIDATED BALANCE SHEET


                             (DOLLARS IN THOUSANDS)


                                    (NOTE 1)



                                     ASSETS



                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Land........................................................  $  485,695     $  448,328
  Building and improvements.................................   3,338,133      2,923,097
  Furniture, fixtures and equipment.........................      53,185         51,705
  Less -- accumulated depreciation..........................    (302,826)      (278,194)
                                                              ----------     ----------
          Net investment in real estate.....................   3,574,187      3,144,936
  Cash and cash equivalents.................................      67,924         66,063
  Restricted cash and cash equivalents......................      26,519         41,528
  Accounts receivable, net..................................      23,984         30,049
  Deferred rent receivable..................................      48,397         39,588
  Investments in real estate mortgages and equity of
     unconsolidated companies...............................     583,262        601,770
  Notes receivable, net.....................................     151,711        159,843
  Other assets, net.........................................     118,616         99,098
                                                              ----------     ----------
          Total assets......................................  $4,594,600     $4,182,875
                                                              ==========     ==========

                                      LIABILITIES

Borrowings under Credit Facility............................  $  457,000     $  350,000
Notes payable...............................................   1,517,927      1,360,124
Accounts payable, accrued expenses and other liabilities....      79,163        127,220
                                                              ----------     ----------
          Total liabilities.................................   2,054,090      1,837,344
                                                              ----------     ----------
Minority interests..........................................      27,815         28,178

                                   PARTNERS' CAPITAL

Units of Partnership Interests issued and outstanding
  65,779,195 and 65,386,026 at March 31, 1998 and December
  31, 1997:
  General partner -- outstanding 593,626 and 589,890........       4,279          4,324
  Limited partners' -- outstanding 65,185,569 and
     64,796,136.............................................   2,508,416      2,313,029
                                                              ----------     ----------
          Total partners' capital...........................   2,512,695      2,317,353
                                                              ----------     ----------
          Total liabilities and partners' capital...........  $4,594,600     $4,182,875
                                                              ==========     ==========



   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP



                      CONSOLIDATED STATEMENT OF OPERATIONS


                             (DOLLARS IN THOUSANDS)


                                    (NOTE 1)



                                                                 FOR THE THREE MONTHS
                                                                   ENDED MARCH 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
REVENUES:
  Office and retail properties..............................  $   126,428    $    70,415
  Hotel properties..........................................       12,874          8,985
  Behavioral healthcare properties..........................       13,823             --
  Interest and other income.................................        8,024          1,530
                                                              -----------    -----------
          Total revenues....................................      161,149         80,930
                                                              ===========    ===========
EXPENSES:
  Real estate taxes.........................................       16,097          7,925
  Repairs and maintenance...................................        8,700          5,151
  Other rental property operating...........................       29,891         17,520
  Corporate general and administrative......................        3,147          4,845
  Interest expense..........................................       34,283         14,744
  Amortization of deferred financing costs..................        1,140            649
  Depreciation and amortization.............................       26,582         13,952
                                                              -----------    -----------
          Total expenses....................................      119,840         64,786
                                                              ===========    ===========
          Operating income..................................       41,309         16,144

OTHER INCOME:
  Equity in net income of unconsolidated companies..........        5,845          4,101
                                                              -----------    -----------
INCOME BEFORE MINORITY INTERESTS............................       47,154         20,245
Minority interests..........................................         (400)          (416)
                                                              -----------    -----------
NET INCOME..................................................  $    46,754    $    19,829
                                                              ===========    ===========
PREFERRED DIVIDENDS.........................................       (1,575)            --
                                                              -----------    -----------
NET INCOME APPLICABLE TO PARTNERS'..........................  $    45,179    $    19,829
                                                              ===========    ===========
PER UNIT OF PARTNERSHIP INTEREST DATA:
  Net income -- Basic.......................................  $      0.69           0.46
                                                              -----------    -----------

  Net income -- Diluted.....................................  $      0.67    $      0.44
                                                              ===========    ===========
WEIGHTED AVERAGE UNIT OF PARTNERSHIP INTERESTS -- BASIC.....   59,189,854     36,152,592
                                                              ===========    ===========
WEIGHTED AVERAGE UNIT OF PARTNERSHIP INTERESTS -- DILUTED...   61,534,026     37,929,413
                                                              ===========    ===========



   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP



                            STATEMENT OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)


                                (NOTES 1 AND 3)



                                                               FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  45,179    $  19,829
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     27,722       14,601
  Non-cash compensation.....................................         24           20
  Equity in earnings in excess of distributions received
     from unconsolidated companies..........................     (3,635)        (182)
  Decrease (increase) in accounts receivable................      6,064       (4,513)
  Increase in deferred rent receivable......................     (8,809)      (3,276)
  Increase in other assets..................................    (18,137)      (2,856)
  Decrease in restricted cash and cash equivalents..........     11,140       12,112
  Decrease in accounts payable, accrued expenses and other
     liabilities............................................    (48,057)      (5,121)
                                                              ---------    ---------
          Net cash provided by operating activities.........     11,491       30,614
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of investment properties......................   (421,354)    (222,158)
  Development of investment properties......................     (5,416)      (3,801)
  Capital expenditures -- rental properties.................     (8,481)      (2,638)
  Tenant improvement and leasing costs -- rental costs......    (14,241)      (6,925)
  Decrease (increase) in restricted cash and cash
     equivalents............................................      3,869         (281)
  Investment in unconsolidated companies....................     22,143         (930)
  Escrow deposits -- acquisition of investment properties...        (80)      (4,890)
  Decrease (increase) in notes receivable...................      8,132      (12,047)
                                                              ---------    ---------
          Net cash used in investing activities.............   (415,428)    (253,670)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt financing costs......................................        127         (564)
  Borrowings under credit facility..........................    335,050      116,000
  Payments under credit facility............................   (228,050)          --
  Debt proceeds.............................................    158,100      151,039
  Debt payments.............................................       (297)         (80)
  Capital distributions -- joint venture....................       (763)        (728)
  Capital contributions to the Operating Partnership........    191,328          355
  Distributions from the Operating Partnership..............    (49,697)     (26,100)
                                                              ---------    ---------
          Net cash provided by financing activities.........    405,798      239,922
                                                              ---------    ---------
INCREASE IN CASH AND CASH EQUIVALENTS.......................      1,861       16,866
CASH AND CASH EQUIVALENTS, Beginning of period..............     66,063       25,535
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS, End of period....................  $  67,924    $  42,401
                                                              =========    =========



   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP



                         NOTES TO FINANCIAL STATEMENTS


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



1. ORGANIZATION AND BASIS OF PRESENTATION:



ORGANIZATION



     Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CREELP," together with its direct and indirect interests in limited partnerships, the "Operating Partnership") was formed under the terms of the Limited Partnership Agreement dated February 9, 1994. The Operating Partnership is controlled by Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), through Crescent Equities' ownership of all of the outstanding stock of Crescent Real Estate Equities, Ltd., a Delaware corporation ("CREE, Ltd.") which owns an approximate 1% general partner interest (equivalent, for purposes of this presentation, to 593,626 units of partnership interest) in the Operating Partnership. In addition, Crescent Equities owns an approximate 89% limited partner interest (equivalent, for purposes of this presentation, to 58,768,927 units of partnership interest) in the Operating Partnership, with the remaining approximate 10% limited partner interest (equivalent, for purposes of this presentation, to 6,416,642 units of partnership interest) held by other partners. The Operating Partnership provides management, leasing, and development services with respect to certain of its properties. The Operating Partnership owns substantially all of the economic interest directly or indirectly of seven single purpose limited partnerships (formed for the purpose of obtaining securitized debt). The term "Operating Partnership" includes, unless the context otherwise requires, CREELP and other limited partnerships ("subsidiaries") of the Operating Partnership.



     As of March 31, 1998, the Operating Partnership directly or indirectly owned a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 86 office properties (the "Office Properties") with an aggregate of approximately
30.8 million net rentable square feet, 89 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), seven full-service hotels with a total of 2,276 rooms and two destination health and fitness resorts that can accommodate up to 452 guests daily (the "Hotel Properties"), real estate mortgages and non-voting common stock representing interests ranging from 40% to 95% in five unconsolidated residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 12 residential development properties (the "Residential Development Properties"), and seven retail properties (the "Retail Properties") with an aggregate of approximately .8 million net rentable square feet. In addition, the Operating Partnership owns an indirect 38% interest in each of two corporations that currently own and operate approximately 80 refrigerated warehouses with an aggregate of approximately 394 million cubic feet (the "Refrigerated Warehouse Investment"). The Operating Partnership also has a 42.5% partnership interest in a partnership whose primary holdings consist of a 364-room executive conference center and general partner interests ranging from one to 50%, in additional office, retail, multi-family and industrial properties. In addition, the Operating Partnership has entered into a merger agreement, pursuant to which the Operating Partnership will acquire Station Casinos, Inc. ("Station") (see Note 8 -- Pending Transactions), a corporation that owns and operates, through wholly owned subsidiaries, four full-service casino/hotels and two riverboat casinos (collectively, the "Casino/Hotel Properties").

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary as of March 31, 1998:



Operating Partnership:                    59 Office Properties, six Hotel Properties and five
                                          Retail Properties
Crescent Real Estate Funding I, L.P.:
("Funding I")                             The Aberdeen, The Avallon, Caltex House, The Citadel,
                                          Continental Plaza, The Crescent Atrium, The Crescent
                                          Office Towers, Regency Plaza One, and Waterside Commons
Crescent Real Estate Funding II, L.P.:
("Funding II")                            Albuquerque Plaza, Barton Oaks Plaza One, Briargate
                                          Office and Research Center, Hyatt Regency Albuquerque,
                                          Hyatt Regency Beaver Creek, Las Colinas Plaza, Liberty
                                          Plaza I & II, MacArthur Center I & II, Ptarmigan Place,
                                          Stanford Corporate Centre, Two Renaissance Square, and
                                          12404 Park Central
Crescent Real Estate Funding III, IV,
and V, L.P.: ("Funding III, IV and V")    Greenway Plaza Portfolio(1)
Crescent Real Estate Funding VI, L.P.:
("Funding VI")                            Canyon Ranch-Lenox
Crescent Real Estate Funding VII, L.P.:
("Funding VII")                           Behavioral Healthcare Facilities


---------------


(1) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower Office property, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.



BASIS OF PRESENTATION



     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the unaudited interim financial statements have been included. Operating results for interim periods reflected are not necessarily indicative of the results that may be expected for a full fiscal year. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1997 and notes thereto included within this document.



     Certain reclassifications have been made to previously reported amounts to conform with current presentation.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



     In March 1998, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions", which provides that internal costs of identifying and acquiring operating property should be expensed as

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP incurred. This pronouncement is effective March 19, 1998 and has no material impact on the Operating Partnership's financial statements.



3. SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS:



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................  $39,854    $13,108
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of limited partner interests in the Operating
     Partnership in settlement of obligation................  $ 8,522    $    --


4. INVESTMENTS IN REAL ESTATE MORTGAGES AND EQUITY OF UNCONSOLIDATED COMPANIES:


     The Operating Partnership reports its share of income and losses based on its ownership interest in the respective equity investments. The following summarized information for all unconsolidated companies has been presented on an aggregated basis and classified under the captions "Residential Development Corporations" and "Refrigerated Warehouse Investment and Other," as applicable, as of March 31, 1998.


SUMMARY STATEMENTS OF OPERATIONS:


                                                            FOR THE THREE MONTHS ENDED
                                                                  MARCH 31, 1998
                                                       ------------------------------------
                                                       RESIDENTIAL         REFRIGERATED
                                                       DEVELOPMENT     WAREHOUSE INVESTMENT
                                                       CORPORATIONS         AND OTHER
                                                       ------------    --------------------
Total revenues.......................................    $66,528             $18,148
Total expenses.......................................     61,450              15,684
                                                         -------             -------
Net income...........................................    $ 5,078             $ 2,464
                                                         =======             =======
Operating Partnership's equity in net income of
  unconsolidated companies...........................    $ 4,338             $ 1,507
                                                         =======             =======


5. NOTES PAYABLE AND BORROWINGS UNDER CREDIT FACILITY:


     Following is a summary of the Operating Partnership's debt financing:


                                                              MARCH 31, 1998
                                                              --------------
SECURED DEBT
LaSalle Note I bears interest at 7.83% with an initial
  seven-year interest-only term (through August 2002),
  followed by principal amortization based on a 25-year
  amortization schedule through maturity in August 2027(1),
  secured by the Funding I properties.......................    $  239,000
LaSalle Note II bears interest at 7.79% with an initial
  seven-year interest-only term (through March 2003),
  followed by principal amortization based on a 25-year
  amortization schedule through maturity in March 2028(2),
  secured by the Funding II properties......................       161,000

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                                                              MARCH 31, 1998
                                                              --------------
LaSalle Note III due July 1999, bears interest at 30-day
  LIBOR plus a weighted average rate of 2.135% (at March 31,
  1998 the rate was 7.82% subject to a rate cap of 10%) with a five-year interest-only term, secured by the Funding
  III, IV and V properties..................................       115,000
Chase Manhattan Note due September 2001, bears interest at
  30-day LIBOR plus 175 basis points (at March 31, 1998 the
  rate was 7.44%), and requires payments of interest only
  during its term, secured by the Fountain Place Office
  Property..................................................        97,123
CIGNA Note due December 2002, bears interest at 7.47% with a seven-year interest-only term, secured by the MCI Tower
  Office Property and Denver Marriott City Center Hotel
  Property..................................................        63,500
Metropolitan Life Note II due December 2002, bears interest
  at 6.93% with monthly principal and interest payments
  based on a 25-year amortization schedule, secured by the
  Energy Centre Office Property.............................        44,831
Northwestern Note due January 2003, bears interest at 7.66%
  with a seven-year interest-only term, secured by the 301
  Congress Avenue Office Property...........................        26,000
Metropolitan Life Note due September 2001, bears interest at
  8.88% with monthly principal and interest payments based
  on a 20-year amortization schedule, secured by five of The
  Woodlands Office Properties...............................        12,030
Nomura Funding VI Note bears interest at 10.07% with monthly principal and interest payments based on a 25-year
  amortization schedule through July 2020(3), secured by the
  Funding VI property.......................................         8,666
Rigney Note due November 2012, bears interest at 8.50% with
  quarterly principal and interest payments based on a
  15-year amortization schedule, secured by a parcel of
  land......................................................           777
UNSECURED DEBT
Line of Credit with BankBoston, N.A. ("BankBoston") ("Credit
  Facility") (see description of Credit Facility below).....       457,000
Short-term BankBoston Note due May 1998, bears interest at
  Eurodollar rate plus 120 basis points (at March 31, 1998,
  the rate was 6.89%).......................................       250,000
Short-term BankBoston Note II due August 1998, bears
  interest at Eurodollar rate plus 120 basis points (at
  March 31, 1998, the rate was 6.89%).......................       100,000
2007 Notes bear interest at a fixed rate of 7.13% with a
  ten-year interest-only term, due September 2007 (see
  "Notes Offering" below for a description of changes in the
  interest rate under specified circumstances)..............       250,000
2002 Notes bear interest at a fixed rate of 6.63% with a
  five-year interest-only term, due September 2002 (see
  "Notes Offering" below for a description of changes in the
  interest rate under specified circumstances)..............       150,000
                                                                ----------
Total Notes Payable.........................................    $1,974,927
                                                                ==========


---------------


(1) In August 2007, the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220,000.



(2) In March 2006, the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154,000.



(3) In July 1998, the Operating Partnership may defease the note by purchasing Treasury obligations to pay the note without penalty. In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Operating Partnership so elects, it may repay the note without penalty.



CREDIT FACILITY



     On December 19, 1997, the Credit Facility was increased to $550,000, to enhance the Operating Partnership's financial flexibility in making new real estate investments. The interest rate on advances under the Credit Facility is the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000. The Credit Facility requires the Operating Partnership to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional secured and total indebtedness and distributions, and a minimum net worth requirement. As of March 31, 1998, the Operating Partnership was in compliance with all covenants. As of March 31, 1998, the interest rate was 6.89% and $93,000 was available under the Credit Facility.



NOTES OFFERING



     On September 22, 1997, the Operating Partnership completed a private offering of unsecured notes in an aggregate principal amount of $400,000 (the "Notes"). The interest rates on the Notes are subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes were not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Securities and Exchange Commission (the "SEC") on or before March 21, 1998. The interest rates on the Notes were temporarily increased by 50 basis points, since the exchange offer was not completed by March 21, 1998. The Operating Partnership anticipates that the interest rates on the Notes will return to the original rates in June 1998.



6. PARTNERS' CAPITAL:



     On February 19, 1998, Crescent Equities completed an offering (the "February 1998 Preferred Offering") of 8,000,000 shares of 6 3/4% Series A convertible cumulative preferred shares (the "Series A Preferred Shares") with a liquidation preference of $25 per share. Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of Crescent Equities at a conversion price of $40.86 per common share (equivalent to a conversion rate of .6119 common share per Series A Preferred Share), subject to adjustment in certain circumstances. Net proceeds from the February 1998 Preferred Offering contributed to the Operating Partnership after underwriting discounts of $8,000 and other offering costs of $750 were approximately $191,250. The net proceeds from the February 1998 Preferred Offering were used to repay borrowings under the Credit Facility. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears commencing on May 15, 1998. The dividend represents an annualized dividend of $1.69 per share, or $.42 per share quarterly. On May 15, 1998, Crescent Equities paid the preferred dividend of $3,264.



  Distributions



     The distribution paid during the quarter ended March 31, 1998 was $49,697.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

7. ACQUISITIONS:



     During the first quarter of 1998, the Operating Partnership acquired in fee simple the following Properties from unrelated third parties. The Operating Partnership funded these acquisitions through borrowings under the Credit Facility and borrowings under the Operating Partnership's $250,000 BankBoston Note.



                                                                                                             NET
                                                                                                           RENTABLE
                                                         OPERATING PARTNERSHIP'S    HOTEL                  AREA (IN
     PROPERTY NAME        ACQ. DATE     CITY, STATE      OWNERSHIP %   ACQ. PRICE   ROOMS   APARTMENTS     SQ. FT.)
     -------------        ---------   ----------------   -----------   ----------   -----   ----------   ------------
Austin Centre/Omni
  Austin Hotel..........   1/23/98    Austin, TX             100        $ 96,400     314        61          344,000
Post Oak Central........   2/13/98    Houston, TX            100         155,250     N/A       N/A        1,278,000
Washington Harbour......   2/25/98    Washington, D.C.       100         161,000     N/A       N/A          536,000



8. PENDING TRANSACTIONS:



     Station Casinos, Inc.



     On January 16, 1998, the Operating Partnership entered into an agreement and plan of merger pursuant to which Station will merge (the "Merger") with and into the Operating Partnership. Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed casino/hotel properties, four full-service casinos/hotels which are located in Las Vegas, Nevada, and two riverboats, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. As a result of the Merger, the Operating Partnership will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger.



     For the additional information regarding the Merger, see Crescent Equities Current Report on Form 8-K dated January 16, 1998 and filed January 27, 1998, and the amendments thereto filed February 13, 1998 and April 27, 1998.



     Refrigerated Warehouse Investment.



     On March 25, 1998, Americold Corporation, a wholly owned subsidiary of the Americold partnership which the Operating Partnership owns an indirect 38% interest in, entered into an agreement to acquire the assets of Freezer Services, Inc., consisting of nine cold storage warehouses for approximately $134,000, including $22,000 of indebtedness. There can be no assurance that this proposed transaction will ultimately be completed



9. PRO FORMA FINANCIAL INFORMATION:



     The pro forma financial information for the three months ended March 31, 1998 assumes the completion, in each case as of January 1, 1998, of (i) the February 1998 Preferred Share Offering; (ii) the 1998 completed acquisitions, inclusive of the pending transaction with Station (see Note 8); and (iii) the Unit Investment Trust Offering (as defined in Note 10). Pro Forma information assumes as of January 1, 1998, all offering proceeds were used for repayment of indebtedness incurred for acquisitions.



                                                                 FOR THE
                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 1998
                                                              --------------
Total revenues..............................................     $214,453
Operating income............................................       49,909
Income before minority interests............................       56,240
Net income applicable to partners'..........................       50,654
Per common share data:
  Net income -- Basic.......................................     $   0.68
  Net income -- Diluted.....................................     $   0.66

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

     The pro forma operating results combine the Operating Partnership's historical operating results with the historical incremental rental income and operating expenses including an adjustment for depreciation based on the acquisition price associated with the Office Property acquisitions. Pro forma adjustments primarily represent the following: (i) rental income to the Operating Partnership from the Hotel Property acquired during 1998 based on lease payments (base rent and percentage rent) from the hotel lessee by applying the rent provisions (as set forth in the lease agreement) to historical revenues of the hotel property; (ii) rental income to the Operating Partnership from the Casino/Hotel Properties to be acquired as a result of the Station Merger based on an estimated lease payment from the Casino/Hotel lessee by using the historical operating results of the Casino/Hotel Properties; (iii) an adjustment for depreciation expense for Office and Hotel Properties acquired in 1998 and for the Casino/Hotel Properties and (iv) interest costs assuming the borrowings to finance acquisitions and assumption of debt for investments.



     These pro forma amounts are not necessarily indicative of what the actual financial position or results of operations of the Operating Partnership would have been assuming the above investments had been consummated or as of the beginning of the period, nor do they purport to represent the future financial position or results of operations of the Operating Partnership.



10. SUBSEQUENT EVENTS:



     On May 5, 1998, the Operating Partnership paid a distribution of $49,963.



     On April 23, 1998, Crescent Equities completed an offering of 1,365,138 common shares at $32.27 per share to Merrill Lynch & Co. (the "Underwriter"). The Underwriter deposited the common shares with the trustee of the Equity Investor Fund Cohen & Steers Realty Majors Portfolio (A Unit Investment Trust) (the "Trust"), in exchange for units in the Trust (the "Unit Investment Trust Offering"). Net proceeds contributed to the Operating Partnership from the Unit Investment Trust Offering were $43,960. The net proceeds were used to reduce borrowings outstanding under the Credit Facility.



     On May 1, 1998, the Operating Partnership acquired, subject to a ground lease, Datran Center, two Class A office buildings, containing approximately 472,000 net rentable square feet located in the South Dade/Kendall submarket of Miami, Florida. The purchase price was approximately $71,000 of which $47,000 was funded through the assumption of two mortgage notes encumbering the leasehold interests in the land and the building and the remaining balance of $24,000 through a borrowing under the Credit Facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying consolidated balance sheets of Crescent Real Estate Equities Limited Partnership as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crescent Real Estate Equities Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
January 23, 1998

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                (NOTES 1 AND 2)

                                                                     DECEMBER 31,
                                                               ------------------------
                                                                  1997          1996
                                                               ----------    ----------
ASSETS:
  Investments in real estate:
     Land...................................................   $  448,328    $  146,036
     Building and improvements..............................    2,923,097     1,561,639
     Furniture, fixtures and equipment......................       51,705        24,951
     Less -- accumulated depreciation.......................     (278,194)     (208,808)
                                                               ----------    ----------
          Net investment in real estate.....................    3,144,936     1,523,818
  Cash and cash equivalents.................................       66,063        25,535
  Restricted cash and cash equivalents......................       41,528        36,882
  Accounts receivable, net..................................       30,049        15,330
  Deferred rent receivable..................................       39,588        16,217
  Investments in real estate mortgages and equity of
     unconsolidated companies...............................      601,770        40,969
  Notes receivable, net.....................................      159,843        31,405
  Other assets, net.........................................       99,098        43,384
                                                               ----------    ----------
          Total assets......................................   $4,182,875    $1,733,540
                                                               ==========    ==========
LIABILITIES:
  Borrowings under Credit Facility..........................   $  350,000    $   40,000
  Notes payable.............................................    1,360,124       627,808
  Accounts payable, accrued expenses and other
     liabilities............................................      127,220        48,462
                                                               ----------    ----------
          Total liabilities.................................    1,837,344       716,270
                                                               ----------    ----------
Minority interests..........................................       28,178        29,265
PARTNERS' CAPITAL:
  Units of Partnership Interests issued and outstanding
     65,386,026 and 42,786,716 at December 31, 1997 and
     1996, respectively:
     General partner -- outstanding 589,890 and 361,464.....        4,324         4,515
     Limited partners' -- outstanding 64,796,136 and
      42,425,252............................................    2,313,029       983,490
                                                               ----------    ----------
          Total partners' capital...........................    2,317,353       988,005
                                                               ----------    ----------
          Total liabilities and partners' capital...........   $4,182,875    $1,733,540
                                                               ==========    ==========

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                                (NOTES 1 AND 2)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
REVENUES:
  Office and retail properties.............................  $363,324    $182,198    $115,382
  Hotel properties.........................................    37,270      19,805       8,107
  Behavioral healthcare properties.........................    29,789          --          --
  Interest and other income................................    16,990       6,858       6,471
                                                             --------    --------    --------
          Total revenues...................................   447,373     208,861     129,960
                                                             --------    --------    --------
EXPENSES:
  Real estate taxes........................................    44,154      20,606      12,494
  Repairs and maintenance..................................    27,783      12,292       7,787
  Other rental property operating..........................    86,931      40,915      25,668
  Corporate general and administrative.....................    12,858       4,674       3,812
  Interest expense.........................................    86,441      42,926      18,781
  Amortization of deferred financing costs.................     3,499       2,812       2,500
  Depreciation and amortization............................    74,426      40,535      28,060
                                                             --------    --------    --------
          Total expenses...................................   336,092     164,760      99,102
                                                             --------    --------    --------
          Operating income.................................   111,281      44,101      30,858
OTHER INCOME:
  Equity in net income of unconsolidated companies.........    23,743       3,850       5,500
                                                             --------    --------    --------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM....   135,024      47,951      36,358
  Minority interests.......................................    (1,434)     (1,482)       (815)
                                                             --------    --------    --------
INCOME BEFORE EXTRAORDINARY ITEM...........................   133,590      46,469      35,543
  Extraordinary items......................................        --      (1,599)         --
                                                             --------    --------    --------
NET INCOME.................................................  $133,590    $ 44,870    $ 35,543
                                                             ========    ========    ========
BASIC EARNINGS DATA:
(per unit of partnership interest)
  Income before extraordinary item.........................  $   2.50    $   1.44    $   1.31
  Extraordinary item.......................................        --        (.05)         --
                                                             --------    --------    --------
  Net income...............................................  $   2.50    $   1.39    $   1.31
                                                             ========    ========    ========
DILUTED EARNINGS DATA:
(per unit of partnership interest)
  Income before extraordinary item.........................  $   2.40    $   1.41    $   1.30
  Extraordinary item.......................................        --        (.05)         --
                                                             --------    --------    --------
  Net income...............................................  $   2.40    $   1.36    $   1.30
                                                             ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)
                                (NOTES 1 AND 2)

                                                            LIMITED       GENERAL       TOTAL
                                                           PARTNERS'     PARTNER'S    PARTNERS'
                                                            CAPITAL       CAPITAL      CAPITAL
                                                           ----------    ---------    ----------
Partners' capital, December 31, 1994.....................  $  323,475     $ 4,973     $  328,448
Contributions............................................     167,249          --        167,249
Contribution of notes receivable.........................       1,061          --          1,061
Distributions............................................     (52,256)       (528)       (52,784)
Net income...............................................      35,188         355         35,543
                                                           ----------     -------     ----------
Partners' capital, December 31, 1995.....................     474,717       4,800        479,517
Contributions............................................     535,428          --        535,428
Contribution of notes receivable.........................       1,557          --          1,557
Distributions............................................     (72,633)       (734)       (73,367)
Net income...............................................      44,421         449         44,870
                                                           ----------     -------     ----------
Partners' capital, December 31, 1996.....................     983,490       4,515        988,005
Contributions............................................   1,348,054          --      1,348,054
Contribution of notes receivable.........................         413          --            413
Distributions............................................    (139,394)     (1,408)      (140,802)
Distribution of Crescent Operating Inc. shares...........     (11,788)       (119)       (11,907)
Net income...............................................     132,254       1,336        133,590
                                                           ----------     -------     ----------
Partners' capital, December 31, 1997.....................  $2,313,029     $ 4,324     $2,317,353
                                                           ==========     =======     ==========

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                (NOTES 1 AND 2)

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1997          1996         1995
                                                         -----------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $   133,590    $  44,870    $  35,543
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................       77,925       43,347       30,560
     Extraordinary item................................           --        1,599           --
     Minority interests................................        1,434        1,482          815
     Non-cash compensation.............................          172          111           --
     Equity in earnings in excess of distributions
       received from unconsolidated companies..........      (12,536)        (322)          --
     Increase in accounts receivable...................      (14,719)      (8,325)      (5,043)
     Increase in deferred rent receivable..............      (23,371)      (6,210)        (875)
     Increase in other assets..........................      (29,384)        (387)      (7,871)
     Increase in restricted cash and cash
       equivalents.....................................         (417)     (15,537)      (4,700)
     Increase in accounts payable, accrued expenses and
       other liabilities...............................       78,758       16,756       16,448
                                                         -----------    ---------    ---------
          Net cash provided by operating activities....      211,452       77,384       64,877
                                                         -----------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of investment properties.................   (1,532,747)    (460,113)    (420,284)
  Capital expenditures -- rental properties............      (22,005)      (2,380)      (1,148)
  Tenant improvement and leasing costs -- rental
     properties........................................      (53,886)     (20,052)     (13,911)
  (Increase) decrease in restricted cash and cash
     equivalents -- capital reserves...................       (4,229)         842       (5,413)
  Investment in unconsolidated companies...............     (278,001)      (3,900)          --
  Investment in residential development corporations...     (270,174)     (16,657)      (8,654)
  Increase in notes receivable.........................     (128,438)     (10,913)     (12,732)
  (Increase) decrease in escrow deposits -- acquisition
     of investment properties..........................       (5,600)         140       40,836
                                                         -----------    ---------    ---------
          Net cash used in investing activities........   (2,295,080)    (513,033)    (421,306)
                                                         -----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt financing costs.................................      (12,132)      (7,081)      (8,342)
  Borrowings under Credit Facility.....................    1,171,000      191,500      217,450
  Payments under Credit Facility.......................     (861,000)    (171,500)    (392,092)
  Debt proceeds........................................    1,127,596      152,755      411,862
  Debt payments........................................     (493,203)     (92,254)         (66)
  Capital distributions -- joint venture partner.......       (2,522)     (14,505)          --
  Capital contributions -- joint venture partner.......           --          750          125
  Capital contributions to the Operating Partnership...    1,347,125      458,017      166,926
  Distribution of Crescent Operating, Inc. shares to
     limited partners of the Operating Partnership.....      (11,907)          --           --
  Distributions from the Operating Partnership.........     (140,801)     (73,367)     (52,784)
                                                         -----------    ---------    ---------
          Net cash provided by financing activities....    2,124,156      444,315      343,079
                                                         -----------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......       40,528        8,666      (13,350)
CASH AND CASH EQUIVALENTS,
  Beginning of period..................................       25,535       16,869       30,219
                                                         -----------    ---------    ---------
CASH AND CASH EQUIVALENTS,
  End of period........................................  $    66,063    $  25,535    $  16,869
                                                         ===========    =========    =========

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

Organization

     Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CREELP," together with its direct and indirect interests in limited partnerships, the "Operating Partnership") was formed under the terms of the Limited Partnership Agreement dated February 9, 1994. The Operating Partnership is controlled by Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), through Crescent Equities' ownership of all of the outstanding stock of Crescent Real Estate Equities, Ltd., a Delaware corporation ("CREE, Ltd.") which owns an approximate 1% general partner interest (equivalent, for purposes of this presentation, to 589,890 units of partnership interest) in the Operating Partnership. In addition, Crescent Equities owns an approximate 89% limited partner interest (equivalent, for purposes of this presentation, to 58,399,064 units of partnership interest) in the Operating Partnership, with the remaining approximate 10% limited partner interest (equivalent, for purposes of this presentation, to 6,397,072 units of partnership interest) held by other partners. The Operating Partnership provides management, leasing, and development services with respect to certain of its properties. The Operating Partnership owns substantially all of the economic interest directly or indirectly of six single purpose limited partnerships (formed for the purpose of obtaining securitized debt). The term "Operating Partnership" includes, unless the context otherwise requires, CREELP and other limited partnerships ("subsidiaries") of the Operating Partnership.

     As of December 31, 1997, the Operating Partnership directly or indirectly owned a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 80 office properties (the "Office Properties") with an aggregate of approximately
28.6 million net rentable square feet, 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), six full-service hotels with a total of 1,962 rooms and two destination health and fitness resorts (the "Hotel Properties"), real estate mortgages and non-voting common stock representing interests ranging from 40% to 95% in five unconsolidated residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 12 residential development properties (the "Residential Development Properties"), and seven retail properties (the "Retail Properties") with an aggregate of approximately .8 million net rentable square feet. In addition, the Operating Partnership owns an indirect 38% interest in each of two corporations that currently own and operate approximately 80 refrigerated warehouses with an aggregate of approximately 394 million cubic feet (the "Refrigerated Warehouse Investment"). The Operating Partnership also has a 42.5% partnership interest in a partnership whose primary holdings consist of a 364-room executive conference center and general partner interests ranging from one to 50%, in additional office, retail, multi-family and industrial properties.

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary as of December 31, 1997:

CREELP: 53 Office Properties, five Hotel Properties and five Retail Properties

Crescent Real Estate
Funding I,
  L.P.: ("Funding I")        The Aberdeen, The Avallon, Caltex House, The
                             Citadel, Continental Plaza, The Crescent Atrium,
                             The Crescent Office Towers, Regency Plaza One, and
                             Waterside Commons

Crescent Real Estate
Funding II,
  L.P.: ("Funding II")       Albuquerque Plaza, Barton Oaks Plaza One, Briargate
                             Office and Research Center, Hyatt Regency
                             Albuquerque, Hyatt Regency Beaver Creek, Las
                             Colinas Plaza, Liberty Plaza I & II, MacArthur
                             Center I & II, Ptarmigan Place, Stanford Corporate
                             Centre, Two Renaissance Square, and 12404 Park
                             Central

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

Crescent Real Estate
  Funding III, IV, and V,
  L.P.:
  ("Funding III, IV and V")  Greenway Plaza Portfolio(1)

Crescent Real Estate
  Funding VI, L.P.:
  ("Funding VI")             Canyon Ranch-Lenox

Crescent Real Estate
  Funding VII, L.P.:
  ("Funding VII")            Behavioral Healthcare Facilities

---------------

(1) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower Office property, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

Basis of Presentation

     The accompanying consolidated financial statements of the Operating Partnership include the accounts of the Operating Partnership and all subsidiaries and partnerships controlled by the Operating Partnership, after elimination of intercompany accounts and transactions. Subsidiaries and partnerships not controlled by the Operating Partnership but for which the Operating Partnership has the ability to exercise significant influence are accounted for under the equity method.

     Certain amounts in prior year financial statements have been reclassified to conform with current year presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Investments in Real Estate

     Real estate is carried at cost, net of accumulated depreciation. Betterments, major renovations, and certain costs directly related to the acquisition, improvement and leasing of real estate are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and Improvements..................................  5 to 49 years
Tenant Improvements.........................................  Terms of leases
Furniture, Fixtures and Equipment...........................  3 to 10 years

     An impairment loss is recognized, on a property by property basis, when expected undiscounted cash flows are less than the carrying value of the asset. In cases where the Operating Partnership does not expect to recover its carrying costs, the Operating Partnership reduces its carrying costs to fair value. No such reductions have occurred to date.

Concentration of Real Estate Investments

     The majority of the Operating Partnership's Office and Retail Properties are in the Dallas/Fort Worth, Texas and Houston, Texas metropolitan areas. As of December 31, 1997, these Office and Retail Properties together represented approximately 43% and 31%, respectively, of the Operating Partnership's total net rentable square feet and accounted for approximately 44% and 27%, respectively, of the Operating Partnership's office rental revenues for the year ended December 31, 1997. As a result of the geographic concentration, the operations of these properties could be adversely affected by a recession or general economic downturn in the areas where these properties are located.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

Restricted Cash and Cash Equivalents

     Restricted cash includes escrows established pursuant to certain mortgage financing arrangements for real estate taxes, insurance, security deposits, ground lease expenditures, capital expenditures, and monthly interest carrying costs paid in arrears.

Other Assets

     Other assets consist principally of leasing costs and deferred financing costs. Leasing costs are amortized on a straight-line basis over the terms of the respective leases and unamortized lease costs are written off upon early termination of lease agreements. Deferred financing costs are amortized on a straight-line basis over the terms of the respective loans.

Deferred Compensation on Restricted Shares

     Deferred compensation on restricted shares relates to the issuance of restricted shares to employees of Crescent Equities. Such restricted shares are amortized to expense over the applicable vesting period.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Derivative Financial Instruments and Fair Value of Financial Instruments

     Crescent Equities has entered into a forward share purchase agreement with Union Bank of Switzerland and a swap agreement with Merrill Lynch International ("derivative transactions") as further discussed in Note 9.

     At December 31, 1997, no common shares of Crescent Equities were required to be delivered pursuant to these derivative transactions.

     The carrying values of cash and cash equivalents, and short-term investments are reasonable estimates of their fair values because of the short maturities of these instruments. The fair value of notes receivable, which approximates carrying value, is estimated based on year-end interest rates for receivables of comparable maturity. Notes payable and borrowings under Credit Facility have aggregate carrying values which approximate their estimated fair values based upon the current interest rates for debt with similar terms and remaining maturities, without considering the adequacy of the underlying collateral. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1997 and 1996.

Revenue Recognition

  Office & Retail Properties

     The Operating Partnership, as a lessor, has retained substantially all of the risks and benefits of ownership of the Office and Retail Properties and accounts for its leases as operating leases. Income on leases which include scheduled increases in rental rates over the lease term and/or abated rent payments for various periods following the tenant's lease commencement date is recognized on a straight-line basis. Deferred rent receivable represents the excess of rental revenue recognized on a straight-line basis over cash received under the applicable lease provisions.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

  Hotel Properties

     The Operating Partnership does not operate the Hotel Properties directly. It has leased these Hotel Properties to subsidiaries of Crescent Operating, Inc. ("COI") pursuant to eight separate leases. The leases provide for the payment by the lessee of the Hotel Property of (i) base rent, with periodic rent increases,
(ii) percentage rent based on a percentage of gross receipts or gross room revenues, as applicable, above a specified amount, and (iii) a percentage of gross food and beverage revenues above a specified amount for certain Hotel Properties. Base rental income under these leases is recognized on a straight-line basis over the terms of the respective leases.

  Behavioral Healthcare Facilities

     The Operating Partnership has leased the Behavioral Healthcare Facilities to Charter Behavioral Health Systems, LLC ("CBHS") under a triple-net lease. The lease requires the payment of annual minimum rent in the amount of approximately $41,700 for the period ending June 16, 1998, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. The Operating Partnership recognizes the rent on a straight-line basis.

Income Taxes

     No provision has been made for federal or state income taxes because each partner's proportionate share of income or loss from the Operating Partnership will be passed through on each partner's separate tax return.

Earnings Per Unit of Partnership Interests

     For the year ended December 31, 1997 the Operating Partnership adopted SFAS No. 128, "Earnings Per Share" ("EPS") which supersedes APB No. 15 for periods ending after December 15, 1997. SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. Primary EPS and Fully Diluted EPS are replaced by Basic EPS and Diluted EPS, respectively. Basic EPS, unlike Primary EPS, excludes all dilution while Diluted EPS, like Fully Diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common shares are exercised or converted into common shares.

                                            FOR THE YEARS ENDED DECEMBER 31,
                       --------------------------------------------------------------------------
                                       1997                                  1996
                       ------------------------------------   -----------------------------------
                                   WTD. AVG.    PER UNIT OF              WTD. AVG.    PER UNIT OF
                                    UNIT OF     PARTNERSHIP               UNIT OF     PARTNERSHIP
                                  PARTNERSHIP    INTERESTS              PARTNERSHIP    INTERESTS
                        INCOME     INTERESTS      AMOUNT      INCOME     INTERESTS      AMOUNT
                       --------   -----------   -----------   -------   -----------   -----------
Basic EPS --
Net income available
  to unitholders.....  $133,590     53,418         $2.50      $44,870     32,342         $1.39
                                                   -----                                 -----
Effect of dilutive
  Securities:
  Share and Unit
    Options..........                2,069                                   591
Diluted EPS --
Net income available
  to unitholders.....  $133,590     55,487         $2.40      $44,870     32,933         $1.36
                                                   -----                                 -----

                        FOR THE YEARS ENDED DECEMBER 31,
                       -----------------------------------
                                      1995
                       -----------------------------------
                                  WTD. AVG.    PER UNIT OF
                                   UNIT OF     PARTNERSHIP
                                 PARTNERSHIP    INTERESTS
                       INCOME     INTERESTS      AMOUNT
                       -------   -----------   -----------
Basic EPS --
Net income available
  to unitholders.....  $35,543     27,901         $1.31
                                                  -----
Effect of dilutive
  Securities:
  Share and Unit
    Options..........                 159
Diluted EPS --
Net income available
  to unitholders.....  $35,543     27,250         $1.30
                                                  -----

Statements of Cash Flows

     For purposes of the statements of cash flows, all highly liquid investments purchased with an original maturity of 90 days or less are included in cash and cash equivalents.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

Supplemental Disclosure to Statements of Cash Flows

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         1997        1996         1995
                                                       --------    ---------    --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid......................................  $78,980     $ 42,488     $18,224
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Mortgage notes assumed in property acquisitions....  $97,923     $142,799     $12,732
  Minority interest -- joint venture capital.........       --       31,985       8,994
  Issuance of limited partner interests in the
     Operating Partnership in conjunction with
     property acquisitions...........................    1,200       77,236          --
  Issuance of restricted limited partner interests in
     the Operating Partnership.......................       10           --         455

Adoption of New Accounting Pronouncements

     In January 1996, the Operating Partnership adopted SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," which requires disclosures based on the fair values of unit options at the date of grant. There was no cumulative effect nor any impact on the Operating Partnership's financial position as a result of the adoption. The Operating Partnership will continue to measure compensation costs associated with the issue of unit options using the guidance provided by the Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB No. 25, compensation costs related to unit options issued pursuant to compensatory plans are measured based on the difference between the quoted market price of the unit at the measurement date (originally the date of grant) and the grant price and should be charged to expense over the periods during which the grantee performs the related services. All unit options issued to date by the Operating Partnership have grant prices equal to the market price of the units at the dates of grant (See Note 8).

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. This statement requires a separate statement to report the components of comprehensive income for each period reported. The provisions of this statement are effective for fiscal years beginning after December 15, 1997. Management believes that the Operating Partnership historically and currently does not have items that would require presentation in a separate statement of comprehensive income.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and require that those enterprises report selected information about operating segments in interim financial reports issued to the partners. This statement is effective for financial statements for periods beginning after December 15, 1997. The Operating Partnership will implement SFAS No. 131 for fiscal year ended December 31, 1998.

3. INVESTMENT IN REAL ESTATE MORTGAGES AND EQUITY OF UNCONSOLIDATED COMPANIES:

     The Operating Partnership reports its share of income and losses based on its ownership interest in the respective equity investments. The following summarized information for all unconsolidated companies has

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP been presented on an aggregated basis and classified under the captions "Residential Development Corporations" and "Refrigerated Warehouses and Other," as applicable, as of December 31, 1997.

                                                              RESIDENTIAL     REFRIGERATED
                                                              DEVELOPMENT      WAREHOUSES
                                                              CORPORATIONS     AND OTHER
                                                              ------------    ------------
BALANCE SHEETS AT DECEMBER 31, 1997:
  Real estate, net.........................................     $190,778       $1,617,340
  Cash.....................................................       44,263           36,818
  Other assets.............................................      182,846          384,025
                                                                --------       ----------
          Total Assets.....................................     $417,887       $2,038,183
                                                                ========       ==========
  Notes payable............................................     $229,744       $  902,449
  Other liabilities........................................       62,483          464,677
  Equity...................................................      125,660          671,057
                                                                --------       ----------
          Total Liabilities and Equity.....................     $417,887       $2,038,183
                                                                ========       ==========
  Operating Partnership's investment in real estate
     mortgages and equity of unconsolidated companies......     $317,950       $  283,820
                                                                ========       ==========

                                                                   FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1997
                                                              ----------------------------
                                                              RESIDENTIAL     REFRIGERATED
                                                              DEVELOPMENT      WAREHOUSES
                                                              CORPORATIONS     AND OTHER
                                                              ------------    ------------
SUMMARY STATEMENTS OF OPERATIONS:
  Total revenue............................................     $173,764        $103,796
  Total expenses...........................................      151,090          90,995
                                                                --------        --------
  Net Income...............................................     $ 22,674        $ 12,801
                                                                ========        ========
  Operating Partnership's equity in net income of
     unconsolidated companies..............................     $ 18,771        $  4,972
                                                                ========        ========

4. OTHER ASSETS, NET:

     Other assets, net consist of the following:

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1997        1996
                                                               --------    --------
Leasing Costs...............................................   $ 56,740    $ 39,483
Deferred financing costs....................................     26,088      13,956
Escrow deposits.............................................      5,810         210
Prepaid expenses............................................      3,451       1,329
Other.......................................................     36,870       9,798
                                                               --------    --------
                                                                128,959      64,776
Less -- Accumulated Amortization............................    (29,861)    (21,392)
                                                               --------    --------
                                                               $ 99,098    $ 43,384
                                                               ========    ========

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

5. NOTES PAYABLE AND BORROWINGS UNDER CREDIT FACILITY:

     Following is a summary of the Operating Partnership's debt financing:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
Secured Debt
LaSalle Note I bears interest at 7.83% with an initial
  seven-year interest-only term (through August 2002),
  followed by principal amortization based on a 25-year
  amortization schedule through maturity in August 2027(1),
  secured by the Funding I properties with a combined book
  value of $305,163.........................................  $  239,000    $239,000
LaSalle Note II bears interest at 7.79% with an initial
  seven-year interest-only term (through March 2003),
  followed by principal amortization based on a 25-year
  amortization schedule through maturity in March 2028(2),
  secured by the Funding II properties with a combined book
  value of $305,761.........................................     161,000     161,000
LaSalle Note III due July 1999, bears interest at 30-day
  LIBOR plus a weighted average rate of 2.135% (at December
  31, 1997 the rate was 8.07% subject to a rate cap of 10%)
  with a five-year interest-only term, secured by the
  Funding III, IV and V properties with a combined book
  value of $225,723.........................................     115,000     115,000
Chase Manhattan Note due September 2001, bears interest at
  30-day LIBOR plus 175 basis points (at December 31, 1997
  the rate was 7.44%), and requires payments of interest
  only during its term, secured by Fountain Place Office
  Property with a book value of $113,146....................      97,123          --
CIGNA Note due December 2002, bears interest at 7.47% with a seven-year interest-only term, secured by the MCI Tower
  Office Property and Denver Marriott City Center Hotel
  Property with a combined book value of $101,375...........      63,500      63,500
Metropolitan Life Note II due December 2002, bears interest
  at 6.93% with monthly principal and interest payments
  based on a 25-year amortization schedule, secured by
  Energy Centre Office Property with a book value of
  $75,204...................................................      45,000          --
Northwestern Note due January 2003, bears interest at 7.66%
  with a seven-year interest-only term, secured by the 301
  Congress Avenue Office Property with a book value of
  $45,350...................................................      26,000      26,000
Metropolitan Life Note due September 2001, bears interest at
  8.88% with monthly principal and interest payments based
  on a 20-year amortization schedule, secured by five of The
  Woodlands Office Properties with a combined book value of
  $15,771...................................................      12,109      12,411
Nomura Funding VI Note bears interest at 10.07% with monthly principal and interest payments based on a 25-year
  amortization schedule through July 2020(3), secured by the
  Funding VI property with a book value of $30,294..........       8,692       8,780

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
Short-term construction loan due September 1997, beared
  interest at LIBOR plus 1.7%, secured by land and
  improvements that relate to the construction of The
  Avallon -- Phase II (Building 5)..........................          --       2,117
Rigney Note due November 2012, bears interest at 8.50% with
  quarterly principal and interest payments based on a
  15-year amortization schedule, secured by a parcel of land owned by the Company located across from an Office
  Property with a book value of $16,872.....................         800          --
Unsecured Debt
Line of Credit with BankBoston, N.A. ("BankBoston") ("Credit
  Facility") (see description of Credit Facility below).....     350,000      40,000
Short-term BankBoston Note II due August 1998, bears
  interest at Eurodollar rate plus 120 basis points (at
  December 31, 1997, the rate was 7.14%)....................     100,000          --
Short-term BankBoston Note due March 1998(4), bears interest at Eurodollar rate plus 120 basis points (at December 31,
  1997, the rate was 7.14%).................................      91,900          --
2007 Notes bear interest at a fixed rate of 7.13% with a
  ten-year interest-only term, due September 2007 (see
  "Notes Offering" below for a description of changes in the
  interest rate under specified circumstances)..............     250,000          --
2002 Notes bear interest at a fixed rate of 6.63% with a
  five-year interest-only term, due September 2002 (see
  "Notes Offering" below for a description of changes in the
  interest rate under specified circumstances)..............     150,000          --
                                                              ----------    --------
          Total Notes Payable...............................  $1,710,124    $667,808
                                                              ==========    ========

---------------

(1) In August 2007, the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220,000.

(2) In March 2006, the interest rate increases, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154,000.

(3) In July 1998, the Operating Partnership may defease the note by purchasing Treasury obligations to pay the note without penalty. In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Operating Partnership so elects, it may repay the note without penalty.

(4) The Operating Partnership has a commitment with BankBoston to extend the term to May 31, 1998, with the same interest rate.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

     Combined aggregate principal maturities of notes payable and borrowings under the Credit Facility are as follows:

YEAR
----
1998.....................................................  $  193,038
1999.....................................................     116,223
2000.....................................................     351,322
2001.....................................................     109,149
2002.....................................................     215,619
Thereafter...............................................     724,773
                                                           ----------
                                                           $1,710,124
                                                           ==========

Credit Facility

     On September 22, 1997, the Credit Facility was increased to $450,000, and subsequently increased to $550,000 on December 19, 1997, to enhance the Operating Partnership's financial flexibility in making new real estate investments. Concurrently with the September increase, the interest rate on advances under the Credit Facility was decreased from the Eurodollar rate plus
137.5 basis points to the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000. The Credit Facility requires the Operating Partnership to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional secured and total indebtedness and distributions, and a minimum net worth requirement. As of December 31, 1997, the Operating Partnership was in compliance with all covenants. As of December 31, 1997, the interest rate was 7.14% and $200,000 was available under the Credit Facility.

Notes Offering

     On September 22, 1997, the Operating Partnership completed a private offering of unsecured notes in an aggregate principal amount of $400,000 (the "Notes"). The Notes were issued in two series, the 6 5/8%, $150,000 notes with maturity on September 15, 2002, yielding a 6.73% effective rate (the "2002 Notes") and the 7 1/8%, $250,000 notes with maturity on September 15, 2007, yielding a 7.151% effective rate (the "2007 Notes"). The Notes pay interest semiannually in arrears. The interest rates on the Notes are subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes is not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Securities and Exchange Commission (the "SEC") on or before March 21, 1998. The interest rates on the Notes were temporarily increased by 50 basis points, since the exchange offer was not completed by March 21, 1998. The Operating Partnership anticipates that the interest rates will return to the original rates during the second quarter of 1998. The interest rate on the Notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from the date of original issuance of the Notes to the first anniversary of original issuance, the Notes are assigned a rating that is not an investment grade rating (as defined in the Notes) or are not assigned, or do not retain, a rating by specified rating agencies. These adjustments may apply simultaneously.

     The Notes are redeemable, in whole or in part, at the option of the Operating Partnership upon payment of principal, accrued and unpaid interest, and the premium specified in the Notes. The Notes also contain certain covenants, including limitations on the ability of the Operating Partnership and its subsidiaries to incur additional debt, other than certain intercompany debt that is subordinate to payment of the Notes, unless certain asset and income tests are satisfied.

     The net proceeds of the Notes offering were used to fund the approximately $327,600 purchase price of Houston Center, to repay approximately $50,000 of borrowings under the Credit Facility, to fund approximately $10,000 of the purchase price of Miami Center, and to repay approximately $7,200 of short term indebtedness.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

6. RENTALS UNDER OPERATING LEASES:

     The Operating Partnership receives rental income from the leasing of Office Property, Retail Property, Hotel Property and Behavioral Healthcare Facility space under operating leases. Future minimum rentals (base rents) under noncancelable operating leases over the next five years (excluding tenant reimbursements of operating expenses for Office and Retail Properties) as of December 31, 1997, are as follows:

                                       OFFICE AND    BEHAVIORAL
                                         RETAIL      HEALTHCARE       HOTEL        COMBINED
                                       PROPERTIES    FACILITIES     PROPERTIES    PROPERTIES
                                       ----------    -----------    ----------    ----------
  1998...............................  $  359,587     $ 42,763       $ 31,636     $  433,986
  1999...............................     329,240       44,901         32,937        407,078
  2000...............................     281,150       47,146         33,636        361,932
  2001...............................     243,094       49,504         33,836        326,434
  2002...............................     193,323       51,979         34,036        279,338
  Thereafter.........................     668,892      406,910        127,893      1,203,695
                                       ----------     --------       --------     ----------
                                       $2,075,286     $643,203       $293,974     $3,012,463
                                       ==========     ========       ========     ==========

     Generally, the office and retail leases also require that tenants reimburse the Operating Partnership for increases in operating expenses above operating expenses during the base year of the tenants lease. These amounts totaled $42,385, $20,859 and $8,267 for the years ended December 31, 1997, 1996 and
1995, respectively. These increases are generally payable in equal installments throughout the year, based on estimated increases, with any differences adjusted at year end based upon actual expenses.

     The Operating Partnership recognized percentage lease revenue from the Hotel Properties of approximately $9,678, $4,493 and $1,797 for the years ended December 31, 1997, 1996, and 1995, respectively.

     COI currently is the largest single lessee of the Operating Partnership in terms of revenues under its leases. In 1997, total rental revenues from COI and previous Hotel Properties lessees, who were acquired by COI in July 1997, represented 14.9% of the Operating Partnership's total revenues. Subsidiaries of COI are the lessees of each of the Hotel Properties and COI owns a 50% interest in CBHS, which is the lessee of the Behavioral Healthcare Facilities, the Operating Partnership's largest tenant in terms of base rental revenues. (See
Note 12 for a further discussion of the Behavioral Healthcare Facilities).

7. COMMITMENTS AND CONTINGENCIES:

Lease Commitments

     The Operating Partnership has twelve properties located on land that is subject to long-term ground leases which expire between 2001 and 2079. Ground lease expense during each of the three years ended December 31, 1997, 1996, and 1995 was $1,247, $681, and $442, respectively. Future minimum lease payments due under such ground leases as of December 31, 1997, are as follows:

                                                             GROUND
                                                             LEASES
                                                             -------
1998.......................................................  $ 1,372
1999.......................................................    1,378
2000.......................................................    1,391
2001.......................................................    1,407
2002.......................................................    1,365
Thereafter.................................................   92,056
                                                             -------
                                                             $98,969
                                                             =======

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

Contingencies

     The Operating Partnership currently is not subject to any material legal proceedings or claims nor, to management's knowledge, are any material legal proceedings or claims currently threatened.

Environmental Matters

     All of the Properties have been subjected to Phase I environmental audits. Such audits have not revealed, nor is management aware of, any environmental liability that management believes would have a material adverse impact on the financial position or results of operations.

8. UNIT BASED COMPENSATION PLANS:

  Stock Option Plans


     Crescent Equities has two stock incentive plans, the Second Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan (the "1995 Plan") and the 1994 Crescent Real Estate Equities Company Stock Incentive Plan (the "1994 Plan"). Under the 1995 Plan, the maximum number of options and/or restricted shares that Crescent Equities may grant is 2,850,000 shares. Additionally the number of shares that may be issued under the 1995 Plan increases automatically on January 1 of each year by an amount equal to 8.5% of the increase in the number of common shares and units outstanding since January 1 of the preceding year, subject to certain adjustment provisions. As of January 1, 1998, the number of shares Crescent Equities may grant under the 1995 Plan is 9,066,177. Under the 1995 Plan, Crescent Equities had granted, net of forfeitures, options and restricted shares of 2,601,240 and 30,572, respectively, through December 31, 1997. Due to the approval of the 1995 Plan, additional options and restricted shares will no longer be granted under the 1994 Plan. Under the 1994 Plan, Crescent Equities had granted, net of forfeitures, 2,514,800 options and no restricted shares. Under both Plans, options are granted at a price not less than the market value of the shares on the date of grant, and expire ten years from the date of grant. The outstanding 1995 Plan options vest over a period up to five years. The 1994 Plan options vest over periods ranging from one to five years. For each share option exercised, Crescent Equities increases its partnership interest at a rate equivalent, for purposes of this presentation, to one additional unit in the Operating Partnership for each two common shares outstanding.


     A summary of the status of Crescent Equities' 1994 and 1995 Plans as of December 31, 1997, 1996, and 1995 and changes during the years then ended is presented in the table below:

                                                      1997                1996                1995
                                                -----------------   -----------------   -----------------
                                                           WTD.                WTD.                WTD.
                                                           AVG.                AVG.                AVG.
                                                SHARES   EXERCISE   SHARES   EXERCISE   SHARES   EXERCISE
                                                (000)     PRICE     (000)     PRICE     (000)     PRICE
                                                ------   --------   ------   --------   ------   --------
Outstanding as of January 1,..................  4,681      $15      3,050      $13      2,442      $13
Granted.......................................    485       28      1,760       18        616       15
Exercised.....................................   (134)      14        (39)      13         --       --
Forfeited.....................................    (89)      21        (90)      16         (8)      13
Expired.......................................     --       --         --       --         --       --
                                                -----      ---      -----      ---      -----      ---
Outstanding/Wtd. Avg. as of December 31.......  4,943      $16      4,681      $15      3,050      $13
Exercisable/Wtd. Avg. as of December 31.......  3,285      $14      2,258      $13      1,630      $13

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

     The following table summarizes information about the options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
      RANGE OF         ---------------------------------------------------------   -----------------------------------
      EXERCISE         NUMBER OUTSTANDING   WTD. AVG. REMAINING     WTD. AVG.      NUMBER EXERCISABLE     WTD. AVG.
       PRICES             AT 12/31/97         COMMERCIAL LIFE     EXERCISE PRICE      AT 12/31/97       EXERCISE PRICE
---------------------  ------------------   -------------------   --------------   ------------------   --------------
$12 to 18............      3,851,398             7.0 years             $14             3,160,286             $13
$21 to 27............      1,004,450                   9.1              24               125,000              22
$30 to 38............         88,000                   9.7              32                    --              --
                           ---------             ---------             ---             ---------             ---
$12 to 38............      4,943,848             7.5 years             $16             3,285,286             $14
                           =========             =========             ===             =========             ===


     The Operating Partnership has two unit incentive plans, the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "1995 Unit Plan") and the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "1996 Unit Plan"). The 1995 Unit Plan is designed to reward persons who are not trust managers, officers or 10% shareholders of Crescent Equities. An aggregate of 100,000 common shares are reserved for issuance upon the exchange of 50,000 units available for issuance to employees and advisors under the 1995 Unit Plan. As of December 31, 1997, an aggregate of 7,610 units had been distributed under the 1995 Unit Plan. The 1995 Unit Plan does not provide for the grant of unit options. The 1996 Unit Plan provides for the grant of unit options to acquire up to 2,000,000 units, all of which were granted to the Chief Executive Officer and Vice Chairman of the Board of Crescent Equities in July 1996. The unit options were priced at fair market value on the date of grant, vesting over seven years, with a ten year term (pursuant to the terms of the unit options; because the fair market value of Crescent Equities' common shares equaled or exceeded $25 for each of ten consecutive trading days, the vesting of 500,000 unit options was accelerated and such unit options became immediately exercisable in 1996). Under the 1996 Unit Plan, each unit that may be purchased is exchangeable, as a result of shareholder approval in June 1997, for two common shares. For each share option exercised, Crescent Equities increases its partnership interest at a rate equivalent, for purposes of this presentation, to one additional unit in the Operating Partnership for each two common shares outstanding.


     A summary of the status of the Operating Partnership's 1996 Unit Plan as of December 31, 1997 and 1996, and changes during the years then ended is presented in the table below (assumes each unit is exchanged for two common shares):

                        1996 UNIT INCENTIVE OPTION PLAN

                                                                    1997                1996
                                                              -----------------   -----------------
                                                                         WTD.                WTD.
                                                                         AVG.                AVG.
                                                              SHARES   EXERCISE   SHARES   EXERCISE
                                                              (000)     PRICE     (000)     PRICE
                                                              ------   --------   ------   --------
Outstanding as of January 1.................................  4,000      $18         --      $--
Granted.....................................................     --       --      4,000       18
Exercised...................................................     --       --         --       --
Forfeited...................................................     --       --         --       --
Expired.....................................................     --       --         --       --
                                                              -----      ---      -----      ---
Outstanding/Wtd. Avg. as of December 31.....................  4,000      $18      4,000      $18
                                                              -----      ---      -----      ---
Exercisable/Wtd. Avg. as of December 31.....................  1,429      $18      1,000      $18

STOCK OPTION AND UNIT PLANS

     The Operating Partnership applies APB No. 25 in accounting for options granted pursuant to the 1995 Plan, 1994 Plan, and 1996 Unit Plan (collectively, the "Plans"). Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the plans been determined based on the fair value at the

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP grant dates for awards under the Plans consistent with SFAS No. 123, the Operating Partnership's net income and earnings per unit of partnership interest would have been reduced to the following pro forma amounts:

                                           1997                      1996                      1995
                                  -----------------------   -----------------------   -----------------------
                                  AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                  -----------   ---------   -----------   ---------   -----------   ---------
Net Income......................   $133,590     $131,710      $44,870      $41,979      $35,543      $35,309
Earnings per share..............   $   2.50     $   2.47      $  1.39      $  1.30      $  1.31      $  1.30

     Because SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting program compensation cost may not be representative of what is to be expected in future years.

     At December 31, 1997, 1996 and 1995, the weighted average fair value of options granted was $6.52, $4.59, and $3.39, respectively. The fair value of each option is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996, and 1995, respectively: risk free interest rates of 6.7%, 6.8% and 6.7%; expected dividend yields of 4.0%, 6.2% and 6.8%; expected lives of 10 years; expected volatility of 19.3%, 17.0% and 18.6%.

9. PARTNERS' CAPITAL

Common Share Offerings

     On October 2, 1996, the Crescent Equities completed a public offering (the "October 1996 Offering") of 23,000,000 common shares (including the underwriters' overallotment option) at $20.1875 per share. Net proceeds from the October 1996 Offering contributed to the Operating Partnership were approximately $437,433. The Operating Partnership used a portion of these net proceeds to repay $16,000 of short-term borrowings from BankBoston and $151,500 of borrowings under the Credit Facility. The remaining net proceeds of $269,933 were used to fund subsequent acquisitions. On October 9, 1996, Crescent Equities completed an additional offering of 900,000 common shares to several underwriters who participated in the October 1996 Offering. The common shares were sold at $21 per share. The gross proceeds of $18,900 from the additional offering were contributed to the Operating Partnership. The Operating Partnership used these cash contributions to fund fourth quarter 1996 acquisitions.

     On April 28, 1997, Crescent Equities completed an offering (the "April 1997 Offering") of 24,150,000 common shares (including the underwriters' overallotment option) at $25.375 per share. Net proceeds from the April 1997 Offering were $580,584. On May 14, 1997, Crescent Equities completed an additional offering of 500,000 common shares to several underwriters who participated in the April 1997 Offering. The common shares were sold at $25.875 per share, totaling gross proceeds of approximately $12,938 (collectively, the "Offerings").

     In the second quarter of 1997, the Operating Partnership used the net proceeds from the Offerings of $593,522 which were contributed to the Operating Partnership $314,700 from borrowings under the Credit Facility and $160,000 of short-term borrowings from BankBoston (i) to fund $30,000 in connection with the formation and capitalization of COI; (ii) to repay the $150,000 BankBoston short-term note payable; (iii) to reduce by $131,000 borrowings under the Credit Facility; (iv) to fund $306,300 of the purchase price of the Carter-Crowley Portfolio (as defined in Note 12) acquired by the Operating Partnership; (v) to fund the $419.7 million commitment of the Operating Partnership and COI relating to the acquisition of the Behavioral Healthcare Facilities; and (vi) to fund $31,222 for working capital purposes.

     On August 12, 1997, Crescent Equities entered into two transactions with affiliates of Union Bank of Switzerland ("UBS"). In one transaction, pursuant to which Crescent Equities obtained additional equity capital through the issuance of common shares, Crescent Equities sold 4,700,000 common shares at $31.5625 per share to UBS Securities, LLC for $148,300 ($145,000 of net proceeds) ("UBS Offering"). The net proceeds from the UBS Offering were contributed to the Operating Partnership and used to repay borrowings under the Credit Facility. In the other transaction, which will permit Crescent Equities to benefit from any increases in the market price of its common shares, Crescent Equities entered into a forward share purchase

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP agreement with Union Bank of Switzerland, London Branch ("UBS-LB") which provides that Crescent Equities will purchase 4,700,000 common shares from UBS-LB within one year. The purchase price represents a guaranteed return to UBS that will be determined on the date Crescent Equities settles the agreement and will include a forward accretion component, minus an adjustment for Crescent Equities' distribution rate. The forward accretion component, which is variable and cannot be determined at this time, represents a guaranteed return to UBS. Crescent Equities may complete, at its option, the settlement in cash or common shares.

     On October 8, 1997, Crescent Equities completed an offering ("October 1997 Offering") of 10,000,000 common shares at $39.00 per share. Net proceeds to Crescent Equities from the October 1997 Offering contributed to the Operating Partnership were $368,500. The net proceeds were used to repay approximately $323,500 of borrowings under the Credit Facility and to fund approximately $45,000 of the purchase price of the U.S. Home Building.

     On December 12, 1997, Crescent Equities entered into two transactions with Merrill Lynch International. In one transaction, pursuant to which Crescent Equities obtained additional equity capital through the issuance of common shares, Crescent Equities sold 5,375,000 common shares at $38.125 per share to Merrill Lynch International for $204,900 ($199,900 in net proceeds) (the "Merrill Lynch Offering"). The net proceeds to Crescent Equities from the Merrill Lynch Offering were contributed to the Operating Partnership and used to repay borrowings under the Credit Facility. In the other transaction, which will permit Crescent Equities to benefit from any increases in the market price of its common shares, Crescent Equities entered into a swap agreement (the "Swap Agreement") with Merrill Lynch International relating to 5,375,000 common shares (the "Settlement Shares"), pursuant to which Merrill Lynch International will sell, as directed by Crescent Equities on or before December 12, 1998, a sufficient number of common shares to achieve net sales proceeds (representing a guaranteed return to Merrill Lynch International) equal to the market value of the Settlement Shares on December 12, 1997, plus a forward accretion component, minus an adjustment for Crescent Equities' distribution rate. The forward accretion component, which is variable and cannot be determined at this time, represents a guaranteed return to Merrill Lynch International. The precise number of common shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the common shares at the time of settlement. The common shares required to be sold by Merrill Lynch International pursuant to the Swap Agreement are expected to be the same common shares initially issued by Crescent Equities (although Merrill Lynch International, at its option, may substitute other common shares that it holds). If however, as a result of a decrease in the market price of the common shares, the number of common shares required to be sold is greater than the number of Settlement Shares, Crescent Equities will deliver additional common shares to Merrill Lynch International. In contrast, if such number of common shares is less than the number of Settlement Shares as a result of an increase in the market price of the common shares, Merrill Lynch International will deliver common shares or, at the option of Crescent Equities, cash to Crescent Equities. On February 20, 1998, Crescent Equities issued an additional 525,000 common shares to Merrill Lynch International as a result of the decline in market price of the common share price from the date of issuance on December 12, 1997 through February 12, 1998. The issuance of these shares did not have a material impact on the Operating Partnership's net income per unit of partnership interest or Crescent Equities' net income per common share as reflected in their respective financial statements.

Distributions

     The distributions paid during the years ended December 31, 1997 and 1996 was $140,801 and $73,367, respectively.

10. FORMATION AND CAPITALIZATION OF COI

     In April 1997, the Operating Partnership established a new Delaware corporation, COI. All of the outstanding common stock of COI, valued at $.99 per share, was distributed, effective June 12, 1997, to those

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP persons who were partners of the Operating Partnership or shareholders of Crescent Equities on May 30, 1997, in a spin-off.

     COI was formed to become a lessee and operator of various assets to be acquired by the Operating Partnership and to perform the Intercompany Agreement between COI and the Operating Partnership, pursuant to which each has agreed to provide the other with rights to participate in certain transactions. As a result of the formation of COI and the execution of the Intercompany Agreement, persons who own equity interests in both COI and the Operating Partnership have the opportunity to participate in the benefits of both the real estate investments of the Operating Partnership (including ownership of real estate assets) and the lease of certain of such assets and the ownership of other non-real estate assets by COI. The certificate of incorporation, as amended and restated, of COI generally prohibits COI for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments.

     In connection with the formation and capitalization of COI, the Operating Partnership provided to COI approximately $50,000 in the form of cash contributions and loans to be used by COI to acquire certain assets described in
Note 12. The Operating Partnership also made available to COI a line of credit in the amount of $20,400 to be used by COI to fulfill certain ongoing obligations associated with these assets. As of December 31, 1997, COI had $13,725 and $25,980 outstanding under the line of credit and term loan, respectively, with the Operating Partnership.

11. EXTRAORDINARY ITEMS:

     In April 1996, the Operating Partnership canceled its $150,000 credit facility led by BankBoston. At that time the Operating Partnership had no outstanding borrowings under the credit facility. In connection with the cancellation of the credit facility, the Operating Partnership recognized an extraordinary loss of $1,306, net of minority interests, resulting from the write-off of unamortized deferred financing costs.

12. ACQUISITIONS:

     During 1997, the Operating Partnership acquired the following Properties from unrelated third parties (certain of the Properties are owned in fee simple or pursuant to a lessee's interest under a ground lease). The Operating Partnership funded these acquisitions through cash proceeds received from Crescent Equities offerings of common shares, the Notes Offering, borrowings under the Credit Facility, debt assumption, and issuance of limited partner interests in the Operating Partnership. Unless otherwise stated, the Operating Partnership owns each of the following Properties in fee simple.

                                                                                           NET
                                                                                         RENTABLE
                           ACQ.                        COMPANY'S      ACQ.                 AREA
     PROPERTY NAME         DATE       CITY, STATE     OWNERSHIP %    PRICE     ROOMS   (IN SQ. FT.)
     -------------       --------     -----------     -----------   --------   -----   ------------
Greenway II               1/15/97     Dallas, TX          100       $ 18,225     --       154,329
Denver Properties         2/28/97     Denver, CO          100         42,675     --       445,931
Trammell Crow Center      2/28/97     Dallas, TX          100(1)     162,000     --     1,128,331
Carter-Crowley Office
  Portfolio                5/9/97     Dallas, TX          100        192,286     --     3,020,100
Houston Center Office
  and Retail              9/22/97     Houston, TX         100        250,100     --     2,764,418
Four Seasons Hotel        9/22/97     Houston, TX         100         50,000    399            --
Miami Center              9/30/97      Miami, FL          100        131,450     --       782,686
U.S. Home Building       10/15/97     Houston, TX         100         45,000     --       399,777
Bank One Center          10/22/97     Dallas, TX           50(2)     119,000     --     1,530,957
Fountain Place            11/7/97     Dallas, TX          100        114,000     --     1,200,266
Ventana Country Inn      12/19/97     Big Sur, CA         100         30,000     62            --
Energy Centre            12/22/97   New Orleans, LA       100         75,000     --       761,500

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

---------------

 (1) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
 (2) The Operating Partnership owns a 50% interest in the limited partnership that owns the Bank One Center.

In addition to property acquisitions, the following represents transactions closed in 1997.

     Carter-Crowley Portfolio. On February 10, 1997, the Operating Partnership entered into a contract to acquire for approximately $383,300, substantially all of the assets (the "Carter-Crowley Portfolio") of Carter-Crowley Properties, Inc. ("Carter-Crowley"), an unaffiliated company controlled by the family of Donald J. Carter. At the time the contract was executed, the Carter-Crowley Portfolio included 14 office buildings (the "Carter-Crowley Office Portfolio"), with an aggregate of approximately 3.0 million net rentable square feet, approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multi-family residential properties located in the Dallas/Fort Worth metropolitan area, marketable securities, an approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks NBA basketball franchise, secured and unsecured promissory notes, certain direct non-operating working interests in various oil and gas wells, an approximately 35% limited partner interest in two oil and gas limited partnerships, and certain other assets (including operating businesses). Pursuant to an agreement between Carter-Crowley and the Operating Partnership, Carter-Crowley liquidated approximately $51,000 of such assets originally included in the Carter-Crowley Portfolio, consisting primarily of the marketable securities and the oil and gas investments, resulting in a reduction in the total purchase price by a corresponding amount to approximately $332,300. On May 9, 1997, the Operating Partnership and COI acquired the Carter-Crowley Portfolio.

     The Operating Partnership acquired certain assets from the Carter-Crowley Portfolio, with an aggregate purchase price of approximately $306,300, consisting primarily of the Carter-Crowley Office Portfolio, the two multi-family residential properties, the approximately 1,216 acres of undeveloped land and the secured and unsecured promissory notes relating primarily to the Dallas Mavericks. In addition to the promissory notes relating to the Dallas Mavericks, the Operating Partnership obtained rights from the current holders of the majority interest in the Dallas Mavericks to a contingent $10,000 payment after a new arena is constructed within a 75-mile radius of Dallas, as well as rights to participate in the ownership and development of the new arena, certain land located adjacent to the arena and proposed commercial properties to be developed on the adjacent land. On December 10, 1997, the City of Dallas and the "Arena Group" (which consists of four corporations, one of which is to be owned almost entirely by the Operating Partnership) entered into the Arena Master Agreement for the construction and operation of a new arena located adjacent to the Dallas CBD submarket. The taxpayers of Dallas have subsequently approved a bond package which included the funding of the City's portion of the new arena costs. Construction of the new arena is expected to commence prior to the end of 1998.

     COI purchased the remainder of the Carter-Crowley Portfolio utilizing cash contributions and loan proceeds provided to COI by the Operating Partnership. These assets, which have an allocated cost of approximately $26,000, consisted primarily of the approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks, an approximately 1% interest in a private venture capital fund, and a 100% interest in a construction equipment sale, leasing and services company.

     On June 11, 1997, DBL Holdings, Inc. ("DBL"), a wholly owned subsidiary of the Operating Partnership was formed. In connection with the formation of DBL, the Operating Partnership acquired all the voting and non-voting common stock of DBL, for an aggregate purchase price of approximately $2,500 and loaned to DBL approximately $10,100. The voting common stock which represented a 5% interest in DBL, was subsequently sold to Gerald W. Haddock, the President and Chief Executive Officer of Crescent Equities and COI, and Sole Director of CREE, Ltd. and John C. Goff, the Vice Chairman of Crescent Equities and COI, for its aggregate original cost of $126. On June 11, 1997, DBL acquired from COI for approximately

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

$12,550, the limited partner interest in the partnership that owns the Dallas Mavericks. The Operating Partnership accounts for its investment in DBL under the equity method.

     Woodlands Transaction. On July 31, 1997, the Operating Partnership and certain Morgan Stanley funds (the "Morgan Stanley Group") acquired The Woodlands Corporation, a subsidiary of Mitchell Energy & Development Corp., for approximately $543,000. In connection with the acquisition, the Operating Partnership and the Morgan Stanley Group made equity investments of approximately $80,000 and $109,000, respectively. The Operating Partnership's contribution was funded through a $235,000 short-term loan from BankBoston. The remaining approximately $354,000 and associated acquisition and financing costs of approximately $15,000 were financed by the two limited partnerships, described below, through which the investment was made. The Woodlands Corporation was the principal owner, developer and operator of The Woodlands, an approximately 27,000-acre, master-planned residential and commercial community located 27 miles north of downtown Houston, Texas. The Woodlands, which is approximately 50% developed, includes a shopping mall, retail centers, office buildings, a hospital, club facilities, a community college, a performance pavilion, and numerous other amenities.

     The acquisition was made through The Woodlands Commercial Properties Operating Partnership, L.P. ("Woodlands-CPC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and the Operating Partnership holds a 42.5% interest, and the Woodlands Land Development Operating Partnership, L.P. ("Woodlands-LDC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and a newly formed Residential Development Corporation, The Woodlands Land Operating Partnership, Inc. ("WLC"), holds a 42.5% interest. The Operating Partnership owns all of the non-voting common stock, representing a 95% interest in WLC and, effective September 29, 1997, COI acquired all of the voting common stock, representing a 5% interest, in WLC. The Operating Partnership is the managing general partner of Woodlands-CPC and WLC is the managing general partner of Woodlands-LDC. The Operating Partnership accounts for its investment in Woodlands-CPC and WLC under the equity method.

     In connection with the acquisition, Woodlands-CPC acquired The Woodlands Corporation's 25% general partner interest in the partnerships that own approximately 1.2 million square feet of The Woodlands Office and Retail Properties. The Operating Partnership previously held a 75% limited partner interest in each of these partnerships and, as a result of the acquisition, the Operating Partnership's indirect interest in these Properties increased to approximately 85%. The other assets acquired by Woodlands-CPC include a 364-room executive conference center, a private golf and tennis club, and approximately 400 acres of land that will support commercial development of more than 3.5 million square feet of office, multi-family, industrial, retail and lodging properties. In addition, Woodlands-CPC acquired The Woodlands Corporation's general partner interests, ranging from one to 50%, in additional office and retail properties and in multi-family and light industrial properties. Woodlands-LDC acquired approximately 6,400 acres of land that will support development of more than 20,000 lots for single-family homes and approximately 2,500 acres of land that will support more than 21.5 million net rentable square feet of commercial development. The executive conference center, including the golf and tennis club and golf courses, is operated and leased by a wholly owned subsidiary of a partnership owned 42.5% by a subsidiary of COI and 57.5% by the Morgan Stanley Group.

     Desert Mountain. On August 29, 1997, the Operating Partnership acquired, through a newly formed Residential Development Corporation, Desert Mountain Development Corporation ("DMDC"), the majority economic interest in Desert Mountain Properties Limited Partnership ("DMPLP"), the partnership that owns Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona. Desert Mountain is an 8,300-acre property that is zoned for the development of approximately 4,500 residential lots, approximately 1,539 of which have been sold. Desert Mountain also includes The Desert Mountain Club, a private golf, tennis and fitness club serving over 1,600 members. The partnership interest was acquired from a subsidiary of Mobil Land Development Corporation for approximately $214,000, which was funded through a $200,000 loan from BankBoston and a draw under the Credit Facility. The sole limited

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP partner of DMPLP is Sonora Partners Limited Partnership ("Sonora") whose principal owner is the original developer of Desert Mountain. A portion of Sonora's interest in DMPLP is exchangeable for common shares of Crescent Equities. Sonora currently owns a 7% interest in DMPLP, and DMDC, which is the sole general partner of DMPLP, owns the remaining 93% interest. The Operating Partnership owns all of the non-voting common stock, representing a 95% interest, and, effective September 29, 1997, COI acquired all of the voting common stock, representing a 5% interest, in DMDC. The Operating Partnership accounts for its investment in DMDC under the equity method. The Operating Partnership also holds a residential development property mortgage on Desert Mountain, which is accounted for as an acquisition, development and construction loan. This loan is treated as an investment and is included in the balance sheet caption of "Investments in real estate mortgages and equity of unconsolidated companies."

     Americold Corporation and URS Logistics, Inc. On October 31, 1997, the Operating Partnership , through two newly formed subsidiaries (the "Crescent Subsidiaries"), initially acquired a 40% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and one of which owns URS Logistics, Inc.("URS"). Vornado Realty Trust ("Vornado") acquired the remaining 60% interest in the partnerships. Americold and URS are the two largest suppliers of refrigerated warehouse space in the United States.

     One of the partnerships acquired all of the common stock of Americold through the merger of a subsidiary of Vornado into Americold, and the other partnership acquired all of the common stock of URS through the merger of a separate subsidiary of Vornado into URS. As a result of the acquisition, the Americold partnership and the URS partnership became the owners and operators of approximately 80 refrigerated warehouses, with an aggregate of approximately 394 million cubic feet, that are operated pursuant to arrangements with national food suppliers.

     The aggregate purchase price for the acquisition of Americold and URS was approximately $1,044,000 (including transaction costs associated with the acquisition). Of this amount, the purchase price for the acquisition of Americold was approximately $645,000 (consisting of approximately $112,000 in cash for the purchase of the equity, approximately $151,000 in cash for the repayment of certain outstanding bonds issued by Americold, approximately $372,000 in retention of debt and approximately $10,000 in transaction costs), and the purchase price for the acquisition of URS was approximately $399,000 (consisting of approximately $173,000 in cash for the purchase of the equity, approximately $211,000 in retention of debt and approximately $15,000 in transaction costs.)

     On December 30, 1997 and effective October 31, 1997, the Operating Partnership sold all of the voting common stock, representing a 5% interest, in each of the Crescent Subsidiaries to COI. As a result, the Operating Partnership currently owns a 38% interest in each of the Americold partnership and URS partnership, through its ownership of all of the nonvoting common stock, representing a 95% interest, in each of the Crescent Subsidiaries. The Operating Partnership accounts for its interest in the Crescent Subsidiaries under the equity method.

     Under the terms of the existing partnership agreements for each of the partnerships, Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both the Operating Partnership and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of the Operating Partnership and Vornado to agree on any of the specified major decisions which, until November 1, 2000, can be exercised only by Vornado.

     The parties have not yet determined certain matters relating to the future ownership structure and operations of Americold and URS, including the identification and division of the assets that will continue to be owned by one of the partnerships and those that may be owned by one or more other entities formed to

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP conduct the business operations currently conducted by Americold and URS, and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses.

Significant Transactions

     Behavioral Healthcare Facilities. On June 17, 1997, the Operating Partnership acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan Health Services, Inc. ("Magellan"), as previously owned and operated by a wholly owned subsidiary of Magellan. The transaction involved various components, certain of which related to the Operating Partnership and certain of which related to COI.

     The total purchase price of the assets acquired in the Magellan transaction was approximately $419,700. Of this amount, the Operating Partnership paid approximately $387,200 for the acquisition of the 90 Behavioral Healthcare Facilities (and two additional behavioral healthcare facilities, which subsequently were sold) and $12,500 for the acquisition of warrants to purchase 1,283,311 shares of common stock of Magellan. COI paid $5,000 for its interest in CBHS, $12,500 for the acquisition of warrants to purchase 1,283,311 shares of common stock of Magellan and $2,500 to CBHS after the closing in satisfaction of certain obligations to make additional capital contributions. CBHS is owned 50% by COI and 50% by a wholly owned subsidiary of Magellan, subject to potential dilution of each by up to 5% in connection with future incentive compensation of management of CBHS.

     The principal component of the transaction was the Operating Partnership's acquisition of the Behavioral Healthcare Facilities, which are leased to CBHS, and the subsidiaries of CBHS, under a triple-net lease. The lease requires the payment of annual minimum rent in the amount of $41,700, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. The lease provides for four, five-year renewal options. All maintenance and capital improvement costs are the responsibility of CBHS during the term of the lease. In addition, CBHS is required to pay annually an additional $20,000 under the lease, at least $10,000 of which must be used, as directed by CBHS, for capital expenditures each year and up to $10,000 of which may be used, if requested by CBHS, to cover capital expenditures, property taxes, insurance premiums, and franchise fees. CBHS' failure to pay the additional rent is not a default under the lease unless the Operating Partnership has incurred unreimbursed capital expenditures, property taxes, insurance premiums or franchise fees.

Pro Forma Operating Results

     The pro forma financial information for the years ended December 31, 1997 and 1996 assumes completion, in each case as of January 1, 1996, of (i) the 1996 and 1997 common share Offerings; (ii) the September 1997 Notes Offering; (iii) the 1996, 1997 and 1998 acquisitions and pending investment (see Note 13); and
(iv) the February 1998 Preferred Offering (defined in Note 13).

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
                                                                    (UNAUDITED)
Total revenue...............................................    $784,461    $716,714
Operating income............................................     140,715      90,710
Income before minority interests and extraordinary item.....     175,048     104,730
          Net income available to partners'.................     152,869      80,371

     The pro forma and operating results combine the Operating Partnership's historical operating results with the historical incremental rental income and operating expenses including an adjustment for depreciation based on the acquisition price associated with the Office and Retail Property acquisitions. Pro forma

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP adjustments primarily represent the following: (i) rental income to the Operating Partnership from the hotels acquired during 1998, 1997, and 1996 based on the lease payments (base rent and percentage rent, if applicable) from the hotel lessees by applying the rent provisions, (as set forth in the lease agreements) to historical revenues of the hotel property; (ii) rental income based on the lease payment from CBHS to the Operating Partnership by applying the base rent provisions as set forth in the lease agreement; (iii) calculated an estimated lease payment using the historical operating results of the casino/hotel properties (the historical operations do not represent stabilized casino/hotel operations, as two casino/hotel properties commenced operations in
1997), (iv) adjustment for depreciation expense for Hotel Properties, Behavioral Healthcare Facilities and casino/hotel properties; (v) adjustment for equity in net income for the Woodlands, Desert Mountain and Refrigerated Warehouse transactions; (vi) interest income for the notes acquired in the Carter-Crowley transaction, the loans to COI and loans to DMPLP; and (vii) interest costs assuming the borrowings to finance acquisitions and assumption of debt for investments.

     These pro forma amounts are not necessarily indicative of what the actual financial position of the Operating Partnership would have been assuming the above property acquisitions had been consummated as of the beginning of the period, nor do they purport to represent the future financial position of the Operating Partnership.

13. SUBSEQUENT EVENTS (THROUGH MARCH 25, 1998, UNAUDITED):

     Pending Investment -- Station Casinos, Inc. On January 16, 1998, the Operating Partnership entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station Casinos, Inc. ("Station") will merge (the "Merger") with and into the Operating Partnership. Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed casino/hotel properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. As a result of the Merger, the Operating Partnership will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger, as described below.

     As part of the transactions associated with the Merger, it is currently anticipated that certain operating assets and the employees of Station will be transferred to a limited liability company (the "Station Lessee") immediately prior to the Merger. The Station Lessee will be owned 50% by COI or another entity designated established by the Operating Partnership, 24.9% by an entity owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate entity owned by other members of Station management. The Station Lessee will operate the six casino/hotel properties currently operated by Station pursuant to a lease with the Operating Partnership. The lease will have a 10-year term, with one five-year renewal option. The lease will provide for base and percentage rent but the amount of the rent has not yet been determined. The Station Lessee will be required to maintain the properties in good condition at its own expense. The Operating Partnership will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the properties. The Operating Partnership will also enter into a Right of First Refusal and Noncompetition Agreement with the Station Lessee, pursuant to which each party will grant certain rights to the other party to participate in future investment in and operation of casino/hotel properties and will agree not to invest in or operate any such properties without the participation or consent of the other party.

     In order to effect the Merger, Crescent Equities will issue 0.466 common shares for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, Crescent Equities will create a new class of preferred shares which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger. The new class of preferred shares will have equal priority with the Crescent

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

Equities Series A preferred shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Crescent Equities.

     The total value of the Merger transaction, including Crescent Equities issuance of common shares and preferred shares in connection with consummation of the Merger and the Operating Partnership's assumption and/or refinancing of approximately $919,000 in existing indebtedness of Station and its subsidiaries, is approximately $1,750,000.

     In connection with the Merger, the Operating Partnership also has agreed to purchase up to $115,000 of a new class of convertible preferred stock of Station prior to consummation of the Merger. The purchase will be made in increments, or in a single transaction, upon call by Station subject to certain conditions, whether or not the Merger is consummated.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by Crescent Equities and certain of its officers, trust managers and affiliates of the approvals required under applicable gaming laws. The Operating Partnership anticipates that the Merger and the associated transactions will be consummated in the fourth quarter of 1998, although there can be no assurances that the Merger will be consummated on the terms described above.

     Austin Centre. On January 23, 1998, the Operating Partnership acquired Austin Centre, a mixed-use property including a Class A office building containing approximately 344,000 net rentable square feet and the Omni Austin Hotel Property consisting of 314 rooms and 61 apartments, located in the CBD submarket of Austin, Texas. The purchase price was approximately $96,400 which was funded through a draw under the Credit Facility. A subsidiary of COI will oversee the marketing and operations of the Omni Austin Hotel Property pursuant to a participating triple-net lease with the Operating Partnership.

     Post Oak Central. On February 13, 1998 the Operating Partnership acquired Post Oak Central, a three-building Class A office complex containing approximately 1,278,000 net rentable square feet, located in the West Loop/Galleria suburban office submarket of Houston, Texas. The purchase price was approximately $155,250, of which $100,000 was funded through borrowings under the Operating Partnership's $250,000 short-term loan provided by BankBoston and $55,250 through a draw under the Credit Facility.

     Preferred Offering. On February 19, 1998, Crescent Equities completed an offering (the "February 1998 Preferred Offering") of 8,000,000 shares of 6 3/4% Series A convertible cumulative preferred shares (the "Series A Preferred Shares") with a liquidation preference of $25 per share. Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of Crescent Equities at a conversion price of $40.86 per common share (equivalent to a conversion rate of .6119 common shares per Series A Preferred Share), subject to adjustment in certain circumstances. Net proceeds from the February 1998 Preferred Offering contributed to Operating Partnership were approximately $191,250. The net proceeds from the February 1998 Preferred Offering were used to repay borrowings under the Credit Facility.

     Washington Harbour. On February 25, 1998, the Operating Partnership acquired Washington Harbour, a Class A Office complex, consisting of a five-story and an eight-story office building (the top three stories of which contain 35 luxury condominiums, which were not included in the purchase), located in the Georgetown submarket of Washington, D.C. The two Office Properties contain approximately 536,000 net rentable square feet. The purchase price was approximately $161,000, which was funded through a draw under the Credit Facility.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                                        1997
                                               ------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                               ---------    --------    -------------    ------------
Revenues.....................................   $80,930     $99,129       $120,057         $147,257
Income before minority interests.............    20,245      29,186         34,835           50,758
Minority interests...........................      (416)       (386)          (390)            (242)
Net income...................................    19,829      28,800         34,445           50,516

                                                                        1996
                                               ------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                               ---------    --------    -------------    ------------
Revenues.....................................   $43,060     $44,999       $ 49,368         $ 71,434
Income before minority interests and
  extraordinary item.........................     8,563       9,655          8,517           21,216
Minority interests...........................        --        (320)          (635)            (527)
Extraordinary item...........................        --      (1,599)            --               --
Net income...................................     8,563       7,736          7,882           20,689

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Magellan Health Services, Inc:

     We have audited the accompanying combined balance sheets of the Provider Segment (the "Company") of Magellan Health Services, Inc., a Delaware corporation, as of September 30, 1995 and 1996, and the related combined statements of operations, changes in stockholder's deficit and cash flows for each of the three years in the period ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Provider Segment of Magellan Health Services, Inc. as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 7, 1996

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              SEPTEMBER 30,
                                                          ----------------------     MARCH 31,
                                                            1995         1996          1997
                                                          ---------    ---------    -----------
                                                          (AUDITED)    (AUDITED)    (UNAUDITED)
Current Assets:
  Cash, including cash equivalents of $60,234 in 1995
     and $20,999 in 1996 at cost which approximates
     market value.......................................  $ 103,735    $  71,822        66,151
  Accounts receivable, less allowance for doubtful
     accounts of $47,851 in 1995 and $48,299 in 1996....    170,728      148,805       145,296
  Supplies..............................................      5,768        4,753         4,465
  Other current assets..................................     13,064       20,120        20,074
                                                          ---------    ---------     ---------
          Total Current Assets..........................    293,295      245,500       235,986
Assets restricted for settlement of unpaid claims and
  other
  long-term liabilities.................................     94,138      105,303        96,402
Property and Equipment:
  Land..................................................     88,019       83,431        82,705
  Buildings and improvements............................    377,169      388,821       393,812
  Equipment.............................................    107,681      122,927       126,549
                                                          ---------    ---------     ---------
                                                            572,869      595,179       603,066
  Accumulated depreciation..............................    (89,046)    (118,937)     (132,806)
                                                          ---------    ---------     ---------
                                                            483,823      476,242       470,260
  Construction in progress..............................      2,902        1,879         2,573
                                                          ---------    ---------     ---------
          Total Property and Equipment..................    486,725      478,121       472,833
Other Long-Term Assets..................................     36,846       34,923        28,859
Goodwill, net of accumulated amortization of $944 in
  1995 and $1,147 in 1996...............................     18,208       18,800        18,373
Other Intangible Assets, net of accumulated amortization
  of $1,362 in 1995 and $2,958 in 1996..................      5,394        6,258         6,370
                                                          ---------    ---------     ---------
                                                          $ 934,606    $ 888,905     $ 858,823
                                                          =========    =========     =========

                             LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable......................................  $  69,726    $  61,685     $  56,154
  Accrued liabilities...................................    116,380      117,214        88,714
  Current maturities of long-term debt and capital lease
     obligations........................................      2,799        2,751         2,845
                                                          ---------    ---------     ---------
          Total Current Liabilities.....................    188,905      181,650       147,713
Long-Term Debt and Capital Lease Obligations............     77,111       73,620        72,380
Reserve for Unpaid Claims...............................    100,125       73,040        62,316
Deferred Credits and Other Long-Term Liabilities........     34,455       36,506        20,925
Minority Interest.......................................      7,486       21,421        21,947
Due to Parent...........................................    666,349      619,556       637,555
Commitments and Contingencies Stockholder's Deficit:
  Accumulated deficit...................................   (139,003)    (114,906)     (101,065)
  Cumulative foreign currency adjustments...............       (822)      (1,982)       (2,948)
                                                          ---------    ---------     ---------
                                                           (139,825)    (116,888)     (104,013)
                                                          ---------    ---------     ---------
                                                          $ 934,606    $ 888,905     $ 858,823
                                                          =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   SIX MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                         -----------------------------------   -------------------------
                                           1994         1995         1996         1996          1997
                                         ---------   ----------   ----------   -----------   -----------
                                         (AUDITED)   (AUDITED)    (AUDITED)    (UNAUDITED)   (UNAUDITED)
Net revenue............................  $904,646    $1,106,975   $1,044,345    $538,119      $479,289
                                         --------    ----------   ----------    --------      --------
Costs and expenses Salaries, supplies
  and other operating expenses.........   661,436       825,468      800,912     406,471       372,201
  Bad debt expense.....................    70,623        91,652       79,930      41,381        35,055
  Depreciation and amortization........    28,354        36,029       37,108      18,720        18,566
     Amortization of reorganization
       value in excess of amounts
       allocable to identifiable
       assets..........................    31,200        26,000           --          --            --
  Interest, unaffiliated...............     6,364         5,421        5,492       2,872         2,483
  Allocated interest, net from
     Parent............................    33,030        48,756       42,123      19,115        24,321
  ESOP expense.........................    49,197        73,527           --          --            --
  Stock option expense (credit)........    10,614          (467)         914       1,414         1,433
  Unusual items........................    71,287        57,437       37,271          --         1,395
                                         --------    ----------   ----------    --------      --------
                                          962,105     1,163,823    1,003,750     489,973       455,454
                                         --------    ----------   ----------    --------      --------
Income (loss) before income taxes and
  minority interest....................   (57,459)      (56,848)      40,595      48,146        23,835
Provision for (benefit from) income
  taxes................................   (10,504)      (12,934)      14,883      18,920         8,886
                                         --------    ----------   ----------    --------      --------
Income (loss) before minority
  interest.............................   (46,955)      (43,914)      25,712      29,226        14,949
Minority interest......................        48           340        1,615       1,476         1,108
                                         --------    ----------   ----------    --------      --------
Net income (loss)......................  $(47,003)   $  (44,254)  $   24,097    $ 27,750      $ 13,841
                                         ========    ==========   ==========    ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
                                 (IN THOUSANDS)

                                                                                  SIX MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                          ---------------------------------   -------------------------
                                            1994        1995        1996         1996          1997
                                          ---------   ---------   ---------   -----------   -----------
                                          (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Accumulated Deficit:
  Balance, beginning of period..........  $(47,746)   $ (94,749)  $(139,003)   $(139,003)    $(114,906)
  Net income (loss).....................   (47,003)     (44,254)     24,097       27,750        13,841
                                          --------    ---------   ---------    ---------     ---------
  Balance, end of period................   (94,749)    (139,003)   (114,906)    (111,253)     (101,065)
                                          --------    ---------   ---------    ---------     ---------
Cumulative Foreign Currency Adjustments:
  Balance, beginning of period..........    (4,660)      (2,454)       (822)        (822)       (1,982)
  Foreign currency translation gain
     (loss).............................     2,206        1,632      (1,160)      (1,045)         (966)
                                          --------    ---------   ---------    ---------     ---------
  Balance, end of period................    (2,454)        (822)     (1,982)      (1,867)       (2,948)
                                          --------    ---------   ---------    ---------     ---------
Total Stockholder's Deficit.............  $(97,203)   $(139,825)  $(116,888)   $(113,120)    $(104,013)
                                          ========    =========   =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  SIX MONTHS ENDED
                                                              YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                          ---------------------------------   -------------------------
                                                            1994        1995        1996         1996          1997
                                                          ---------   ---------   ---------   -----------   -----------
                                                          (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss).....................................  $ (47,003)  $ (44,254)  $ 24,097     $ 27,750      $ 13,841
                                                          ---------   ---------   --------     --------      --------
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
       Gain on sale of assets...........................         --      (2,961)    (1,697)        (138)       (3,302)
       Depreciation and amortization....................     59,554      62,029     37,108       18,720        18,566
       Non-cash portion of unusual items................     70,207      45,773     31,206           --            --
       ESOP expense.....................................     49,197      73,527         --           --            --
       Stock option expense (credit)....................     10,614        (467)       914        1,414         1,433
       Non-cash interest expense........................      2,005       2,735      2,424        1,202           882
       Cash flows from changes in assets and
          liabilities, net of effects from sales and
          acquisitions of businesses:
          Accounts receivable, net......................     (7,533)      9,451     22,905       (8,828)        3,509
          Other current assets..........................      4,563       8,273        575       (2,848)          667
          Other long-term assets........................      2,860      (5,726)     5,496        5,886        (3,350)
          Accounts payable and accrued liabilities......      2,683     (15,192)   (16,917)     (12,567)      (31,536)
          Reserve for unpaid claims.....................      1,215      (5,885)   (29,985)     (10,625)      (13,694)
          Other liabilities.............................     (8,249)    (21,127)   (18,968)      (5,669)      (15,179)
          Minority interest, net of dividends paid......         80          22      1,596        1,887         1,593
          Due to Parent -- interest and income taxes....    (42,459)    (11,966)    19,618       11,741         6,402
          Other.........................................        613         285      1,022          121        (1,063)
                                                          ---------   ---------   --------     --------      --------
          Total adjustments.............................    145,350     138,771     55,297          296       (35,072)
                                                          ---------   ---------   --------     --------      --------
           Net cash provided by (used in) operating
              activities................................     98,347      94,517     79,394       28,046       (21,231)
                                                          ---------   ---------   --------     --------      --------
Cash Flows From Investing Activities
  Capital expenditures..................................    (14,626)    (19,354)   (30,978)     (10,403)       (9,463)
  Acquisitions of businesses, net of cash acquired......   (130,550)    (62,125)      (235)        (256)       (6,998)
  Decrease (increase) in assets restricted for
     settlement of unpaid claims and other long-term
     liabilities........................................      7,076     (19,606)   (17,732)      (6,070)        8,626
  Proceeds from sale of assets..........................     16,584       5,879      5,098          503        10,386
  Investment in Parent..................................         --      (4,736)        --           --            --
  Other.................................................         --      (1,050)        --           --            --
                                                          ---------   ---------   --------     --------      --------
           Net cash provided by (used in) investing
              activities................................   (121,516)   (100,992)   (43,847)     (16,226)        2,551
                                                          ---------   ---------   --------     --------      --------
Cash Flows From Financing Activities
  Change in Due to Parent...............................     86,612     (16,970)   (62,625)     (30,443)       14,718
  Payments on debt and capital lease obligations........    (19,842)     (2,423)    (4,835)      (2,037)       (1,709)
                                                          ---------   ---------   --------     --------      --------
           Net cash provided by (used in) financing
              activities................................     66,770     (19,393)   (67,460)     (32,480)       13,009
                                                          ---------   ---------   --------     --------      --------
Net increase (decrease) in cash and cash equivalents....     43,601     (25,868)   (31,913)     (20,660)       (5,671)
Cash and cash equivalents at beginning of period........     86,002     129,603    103,735      103,735        71,822
                                                          ---------   ---------   --------     --------      --------
Cash and cash equivalents at end of period..............  $ 129,603   $ 103,735   $ 71,822     $ 83,075      $ 66,151
                                                          =========   =========   ========     ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
    (ALL REFERENCES TO MARCH 31, 1996 AND 1997 FINANCIAL DATA ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The combined financial statements of the Provider Segment of Magellan Health Services, Inc. ("CBHS" or the "Company") include the accounts of the Company and its subsidiaries except where control is temporary or does not rest with the Company. All significant intercompany accounts and transactions have been eliminated in combination. The accompanying unaudited combined financial statements for the six months ended March 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Magellan Health Services, Inc. ("Magellan" or "Parent") is an integrated behavioral healthcare company providing behavioral healthcare services in the United States, the United Kingdom and Switzerland. Magellan operates through three principal subsidiaries engaging in (i) the provider business, (ii) the managed care business and (iii) the public sector business.

     The Company utilizes certain Parent systems and services ("Magellan Overhead"), including, but not limited to, risk management, computer systems, auditing, third-party reimbursement and treasury. The Company procures insurance ("Insurance") for professional liability claims, worker's compensation claims and general matters through the Parent. The assets, liabilities and operating expenses for Magellan Overhead and Insurance are included in the combined financial statements of the Company. The combined financial statements of CBHS have been prepared in connection with the sale of certain CBHS assets and related transactions, which are more fully described in Note 2.

     The combined financial statements present the historical combined financial position, results of operations and cash flows of CBHS and, as a result, include certain assets, liabilities, operations and personnel that will not be included in the transactions described below in Note 2.

     On June 2, 1992, Magellan filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The prepackaged plan of reorganization (the "Plan") effected a restructuring of Magellan's debt and equity capitalization. Magellan's Plan was confirmed on July 8, 1992, and became effective on July 21, 1992 (effective on July 31, 1992 for financial reporting purposes). The combined financial statements for all periods are presented for the Company after the consummation of the Plan. These financial statements were prepared under the principles of fresh start accounting. (See Note 4.)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NET REVENUE

     Net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. Net revenue for fiscal 1994, 1995 and 1996 included $32.1 million, $35.6 million and $28.3 million,

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

respectively, for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Net revenue for the six months ended March 31, 1996 and 1997 (unaudited) includes $11.1 million and $13.8 million, respectively for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

ADVERTISING COSTS

     The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $35.6 million, $33.5 million and $30.3 million for the years ended September 30, 1994, 1995 and 1996, respectively.

CHARITY CARE

     The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the years ended September 30, 1994, 1995 and 1996, the Company provided, at its established billing rates, approximately $29.3 million, $41.2 million and $37.9 million, respectively, of such care.

ALLOCATED INTEREST, NET

     Magellan provides financing and cash management services for CBHS. Magellan's interest expense is allocated to CBHS based on the financing and the cost of financing provided directly to CBHS. Deferred financing costs and accrued interest related to such financing is carried on the books of the Parent.

INCOME TAXES

     The operations of CBHS are included in the Magellan consolidated federal income tax return and in various unitary, foreign and consolidated state income tax returns. Magellan allocates its consolidated income tax provision or benefit to CBHS, which approximates income taxes that would be calculated on a stand-alone basis.

     Current and deferred income taxes payable or receivable are settled currently through the Due to Parent account.

CASH AND CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

CONCENTRATION OF CREDIT RISK

     Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

ASSETS RESTRICTED FOR THE SETTLEMENT OF UNPAID CLAIMS AND OTHER LONG-TERM LIABILITIES

     Assets restricted for the settlement of unpaid claims and other long-term liabilities include marketable securities which are carried at fair market value. Transfer of such investments from the Insurance subsidiaries to the Company or any of its other subsidiaries is subject to approval by certain regulatory authorities. These assets will remain with Magellan subsequent to the sale of the psychiatric facilities.

     During fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, investments are classified into three categories: (i) held to maturity; (ii) available for sale; and (iii) trading. Unrealized holding gains or losses are recorded for trading and available for sale securities. The Company's investments are classified as available for sale and the adoption of FAS 115 did not have a material effect on the Company's financial statements, financial condition and liquidity or results of operations. The unrealized gain or loss on investments available for sale was not material at September 30, 1995 and 1996.

PROPERTY AND EQUIPMENT

     As a result of the adoption of fresh start accounting, property and equipment were adjusted to their estimated fair value as of July 31, 1992 and historical accumulated depreciation was eliminated. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company removes the cost and related accumulated depreciation from the accounts for property sold or retired, and any resulting gain or loss is included in operations. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 40 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $27.4 million, $34.5 million and $34.9 million for the years ended September 30, 1994, 1995 and 1996, respectively.

INTANGIBLE ASSETS

     Intangible assets are composed principally of (i) goodwill and (ii) non-compete agreements. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Non-compete agreements are amortized over the term of the related agreements.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in fiscal 1994 and 1996. Impairment losses of approximately $4.0 million were recorded in fiscal 1995. (See Note 4)

FOREIGN CURRENCY

     Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholder's deficit. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

Long-Lived Assets to be Disposed Of," which became effective for fiscal years beginning after December 15, 1995. FAS 121 established standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company adopted FAS 121 effective October 1, 1994. The initial financial statement impact of adopting FAS 121 was not material.

2. SALE OF PSYCHIATRIC FACILITIES (UNAUDITED)

     On January 30, 1997, Magellan announced that it had entered into a series of transactions including an agreement to sell substantially all of CBHS domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Limited Partnership ("Crescent"). In addition, Magellan's domestic portion of its provider business segment will be operated as a joint venture, New CBHS, that is initially owned equally by Magellan an affiliate of Crescent (the "Crescent Operating"). Magellan received $417.2 million in cash (before costs estimated to be $12.5 million), which includes $17.2 million for hospitals acquired after January 30, 1997, and warrants in the Crescent Operating for the purchase of 2.5% of the Crescent Operating's common stock, exercisable over 12 years, as consideration for the Assets. In addition to the assets, Crescent and the Crescent Operating will each receive 1,283,311 warrants (2,566,622 warrants in aggregate) to purchase Magellan Common Stock at $30 per share, exercisable over 12 years.

     In related agreements, (i) Crescent will lease the real estate and related assets to New CBHS for annual rent beginning at $41.7 million, which includes $1.7 million for hospitals acquired after January 30, 1997 that were sold to Crescent with a 5% annual escalation clause compounded annually and additional rent of $20 million, of which at least $10 million must be used for capital expenditures, and (ii) New CBHS will pay Magellan approximately $78 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees paid by New CBHS will be subordinated to the lease obligation with Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, treatment protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide New CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

3. ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

     In February 1995, the Company acquired a 90 percent ownership interest in Westwood Pembroke Health System ("Westwood Pembroke"), which includes two psychiatric hospitals and a professional group practice. The Company accounted for the acquisition using the purchase method of accounting. Magellan will retain its proportionate ownership interest in Westwood Pembroke subsequent to the closing of the transactions with Crescent and the Crescent Operating.

     During fiscal 1994, the Company agreed to acquire 40 psychiatric hospitals (the "Acquired Hospitals") from Tenet Healthcare Corporation (formerly National Medical Enterprises). The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals (the "Hospital Acquisition").

     On June 30, 1994, the Company completed the purchase of 27 of the Acquired Hospitals for a cash purchase price of approximately $129.6 million, which included approximately $39.3 million, subject to adjustment, for the net working capital of the facilities. On October 31, 1994, the Company completed the purchase of three additional Acquired Hospitals for a cash purchase price of approximately $5 million, which included approximately $2.2 million related to the net working capital of the facilities. On November 30, 1994,

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

the Company completed the purchase of the remaining ten Acquired Hospitals for a cash purchase price of approximately $36.8 million, including approximately $9.5 million related to the net working capital of the ten Acquired Hospitals. The Company accounted for the Hospital Acquisition using the purchase method of accounting. The operating results of the Acquired Hospitals are included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

JOINT VENTURES

     The Company has entered into four hospital-based joint ventures with Columbia/HCA Healthcare Corporation. Generally, each member of the joint venture leases and/or contributes certain assets in each respective market to the joint venture with the Company becoming the managing member.

     The joint ventures' results of operations have been included in the consolidated financial statements since inception, less minority interest. A summary of the joint ventures is as follows:

                           MARKET                                 DATE
                           ------                                 ----
Albuquerque, NM.............................................  May 1995
Raleigh, NC.................................................  June 1995
Lafayette, LA...............................................  October 1995
Anchorage, AK...............................................  August 1996

     Magellan will retain its proportionate ownership interest in these joint ventures subsequent to the closing of the transactions with Crescent and the Crescent Operating.

4. THE RESTRUCTURING AND FRESH START REPORTING

     Under the principles of fresh start accounting, Magellan's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment were reduced and its intangible assets were written off. The excess of the reorganization value over the value of identifiable assets was reported by Magellan as "reorganization value in excess of amounts allocable to identifiable assets" (the "Excess Reorganization Value").

     The total reorganization value assigned to Magellan's assets was estimated by calculating projected cash flows before debt service requirements, for a five-year period, plus an estimated terminal value of Magellan (calculated using a multiple of approximately six (6) on projected EBDIT (which is net revenue less operating and bad debt expenses)), each discounted back to its present value using a discount rate of 12% (representing the estimated after-tax weighted cost of capital). This amount was approximately $1.2 billion and was increased by (i) the estimated net realizable value of assets to be sold and
(ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization value of approximately $1.3 billion, of which the Excess Reorganization Value was $225 million, of which $129 million related to continuing operations. The Excess Reorganization Value was amortized by Magellan over the three-year period ended July 31, 1995, which is reflected in the Company's Statement of Operations for the years ended September 30, 1994 and 1995.

5. UNUSUAL ITEMS

INSURANCE SETTLEMENTS

     Unusual items included the resolutions of disputes between the Company and insurance carriers concerning certain billings for services.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     In November 1994, the Company and a group of insurance carriers resolved a billing dispute that arose in the fourth quarter of fiscal 1994 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $31 million plus interest, for a total of $37.5 million in four installments over a three year period. The Company and the insurance carriers will continue to do business at the same or similar general levels. Furthermore, the parties will seek additional business opportunities that will serve to enhance their present relationships.

     In March 1995, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1995 related to matters arising predominately in the 1980's. As part of the settlement, the Company agreed to pay the insurance carriers $29.8 million payable in five installments over a three year period. The Company and the insurance carriers have agreed to continue to do business at the same or similar general levels and to seek additional business opportunities that will serve to enhance their present relationships.

     In August 1996, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payer matters and associated legal fees, the Company recorded a charge of approximately $30.0 million during the quarter ended June 30, 1996. The Company will pay the insurance settlement amount in twelve installments over a three year period, beginning August 1996. The Company and the insurance carriers have agreed that the dispute and settlement will not negatively impact any present or pending business relationships nor will it prevent the parties from negotiating in good faith concerning additional business opportunities available to, and future relationships between, the parties.

     Amounts payable in future periods under the insurance settlements are as follows (in thousands):

                    YEAR ENDED
                   SEPTEMBER 30,
                   -------------
     1997..........................................  $21,510
     1998..........................................   14,180
     1999..........................................    5,745

FACILITY CLOSURES

     During fiscal 1995 and fiscal 1996, the Company consolidated, closed or sold fifteen and nine psychiatric facilities (the "Closed Facilities"), respectively. The Closed Facilities will be retained by Magellan subsequent to the closing of the transaction with Crescent and the Crescent Operating and will be sold, leased or used for alternative purposes depending on the market conditions in each geographic area.

     The Company recorded charges of approximately $3.6 million and $4.1 million related to facility closures in fiscal 1995 and fiscal 1996, respectively, as follows (in thousands):

                                                               1995      1996
                                                              ------    ------
Severance and related benefits..............................  $2,132    $2,334
Contract terminations and other.............................   1,492     1,782
                                                              ------    ------
                                                              $3,624    $4,116
                                                              ======    ======

     Approximately 500 and 620 employees were terminated at the facilities closed in the fourth quarter of fiscal 1995 and during fiscal 1996, respectively. Severance and related benefits paid and charged against the resulting liability were approximately $1.3 million and $2.9 million in fiscal 1995 and fiscal 1996, respectively. Other exit costs paid and applied against the resulting liabilities were approximately $212,000 and $1.4 million in fiscal 1995 and fiscal 1996, respectively.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     During the six months ended March 31, 1997, (unaudited) the Company consolidated or closed three psychiatric facilities and its one general hospital (the "1997 Closed Facilities"). The 1997 Closed Facilities which were owned by the Company are expected to be sold as part of the Crescent Transactions. The Company recorded charges of approximately $4.2 million related to facility closures during the six months ended March 31, 1997, (unaudited) which consisted of approximately $3.0 million for severance and related benefits and $1.2 million for contract terminations and other costs.

     Approximately 700 employees were terminated at the 1997 Closed Facilities. Severance and related benefits paid and applied against the resulting liability were approximately $2.3 million during the six months ended March 31, 1997, (unaudited). Other exit costs paid and applied against the resulting liability were approximately $280,000.

     The following table presents net revenue, salaries, supplies and other operating expenses and bad debt expenses and depreciation and amortization, of the 1995 and 1996 Closed Facilities and the 1997 Closed Facilities (in thousands):

                                                                      SIX MONTHS ENDED
                                    YEAR ENDED SEPTEMBER 30,              MARCH 31,
                                  -----------------------------   -------------------------
                                    1994       1995      1996        1996          1997
                                  --------   --------   -------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
Net revenues....................  $124,185   $156,164   $85,810     $51,649       $20,856
Salaries, supplies and other
  operating expenses and bad
  debt expenses.................   119,411    152,065    89,965      54,604        21,649
Depreciation and amortization...     3,291      3,134     1,870       1,193           299

     The Company also recorded a charge of approximately $2.0 million in fiscal 1996 related to severance and related benefits for approximately 275 employees who were terminated pursuant to planned overhead reductions.

ASSET IMPAIRMENTS

     As a result of the Hospital Acquisition, the Company reassessed its business strategy in certain markets at the end of fiscal 1994. The Company established a plan to consolidate services in selected markets and to close or sell certain facilities owned prior to the Hospital Acquisition. The Company recorded a charge of $23 million in fiscal 1994 primarily to write down the property and equipment at these facilities to their net realizable value.

     As discussed in Note 1, the Company adopted FAS 121 effective October 1, 1994. During fiscal 1995, the Company recorded impairment losses on property and equipment and intangible assets of approximately $23.0 million and $4.0 million, respectively. During fiscal 1996, the Company recorded impairment losses on property and equipment of approximately $1.2 million. Such losses resulted from changes in the manner that certain of the Company's assets will be used in future periods and current period operating losses at certain of the Company's operating facilities combined with projected future operating losses. Fair values of the long-lived assets that have been written down were determined using the best available information in each individual circumstance, which included quoted market price, comparable sales prices for similar assets or valuation techniques utilizing present value of estimated expected cash flows.

OTHER

     During fiscal 1994, the Company recorded a charge of approximately $4.5 million related to the relocation of the Company's executive offices. During fiscal 1995, the Company recorded a gain of approximately $3.0 million related to the sale of three psychiatric hospitals.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     The Company also sold two psychiatric facilities during the six months ended March 31, 1997 that were closed during fiscal 1995. The Company received approximately $5.6 million in proceeds from sales and recorded an aggregate gain on such sales of approximately $2.8 million during the six months ended March 31, 1997, (unaudited).

6. BENEFIT PLANS

     Magellan maintains an Employee Stock Ownership Plan (the "ESOP"), a noncontributory retirement plan that enables eligible Company employees to participate in the ownership of Magellan.

     Magellan had recorded unearned compensation to reflect the cost of Magellan Common Stock purchased by the ESOP but not yet allocated to participants' accounts. In the period that shares are allocated or projected to be allocated to participants, ESOP expense is recorded and unearned compensation is reduced. Magellan's ESOP expense is reflected in the Company's statement of operations. All shares had been allocated to the participants as of September 30, 1995.

     During fiscal 1992, Magellan reinstated a defined contribution plan (the "401-k Plan"). Employee participants can elect to voluntarily contribute up to 6% of their compensation to the 401-k Plan. Effective October 1, 1992, Magellan began making contributions to the 401-k Plan based on employee compensation and contributions. Magellan makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation. During the years ended September 30, 1994, 1995 and 1996, Magellan made contributions of approximately $4.9 million, $5.8 million and $5.3 million, respectively, to the 401-k Plan, which is reflected in salaries, supplies and other operating expenses.

     Magellan maintains five stock option plans that enable key employees and directors to purchase shares of Magellan Common Stock. Magellan's 1992 stock option plan allows for the exercise price of certain options to be reduced upon termination of employment of a certain optionee without cause. Stock option expense under Magellan's 1992 stock option plan is reflected in the Company's statement of operations. As of September 30, 1996, 362,990 options were outstanding at an exercise price of $4.36 and 6,000 options were outstanding at an exercise price of $22.75. Such options expire in October 2000 and are 100% vested.

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1995 and 1996 is as follows (in thousands):

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1995             1996
                                                            -------------    -------------
6.59% to 10.75% Mortgage and other notes payable through
  1999....................................................     $ 5,268          $ 3,163
Variable rate secured notes due through 2013 (3.65% to
  3.85% at September 30, 1996)............................      62,025           60,875
3.85% to 11.50% Capital lease obligations due through
  2014....................................................      12,617           12,333
                                                               -------          -------
                                                                79,910           76,371
Less amounts due within one year..........................       2,799            2,751
                                                               -------          -------
                                                               $77,111          $73,620
                                                               =======          =======

     The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1996, are as follows (in thousands): 1997 -- $2,751; 1998 -- $2,273; 1999 -- $2,103;
2000 -- $1,991 and 2001 -- $10,359.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

LEASES

     The Company leases certain of its operating facilities, some of which may be purchased during the term or at expiration of the leases. The book value of capital leased assets was approximately $8.4 million at September 30, 1996. The leases, which expire at various dates through 2069, generally require the Company to pay all maintenance, property tax and insurance costs.

     At September 30, 1996, aggregate amounts of future minimum payments under operating leases were as follows: 1997 -- $6.4 million; 1998 -- $4.8 million; 1999 -- $3.6 million; 2000 -- $2.2 million; 2001 -- $1.8 million; subsequent to 2001 -- $47.4 million.

     Rent expense for the years ended September 1994, 1995 and 1996 was $11.4 million, $15.4 million and $14.0 million, respectively.

8. INCOME TAXES

     The provision (benefit) for income taxes allocated to CBHS by Magellan consisted of the following (in thousands):

                                                          YEAR ENDED SEPTEMBER 30,
                                                        -----------------------------
                                                          1994       1995      1996
                                                        --------   --------   -------
Income taxes currently payable:
  Federal.............................................  $     --   $    595   $   977
  State, excluding California state refund............       639      1,694       971
  California state refund.............................        --         --    (3,695)
  Foreign.............................................     1,466      1,188     3,779
Deferred income taxes:
  Federal.............................................   (11,078)   (14,360)   11,214
  State...............................................    (1,583)    (2,051)    1,602
  Foreign.............................................        52         --        35
                                                        --------   --------   -------
                                                        $(10,504)  $(12,934)  $14,883
                                                        ========   ========   =======

     A reconciliation of the Company's income tax provision (benefit) to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                          YEAR ENDED SEPTEMBER 30,
                                                        -----------------------------
                                                          1994       1995      1996
                                                        --------   --------   -------
Income tax provision (benefit) at federal statutory
  income tax rate.....................................  $(20,111)  $(19,897)  $14,208
State income taxes, net of federal income tax benefit
  and excluding California state refund...............      (616)      (232)    1,673
  California state refund, net of federal income tax
     benefit..........................................        --         --    (2,402)
Foreign income taxes, net of federal income tax
  benefit.............................................       987        772     2,479
Amortization of excess reorganization value...........    10,920      9,100        --
Other -- net..........................................    (1,684)    (2,677)   (1,075)
                                                        --------   --------   -------
Income tax provision (benefit)........................  $(10,504)  $(12,934)  $14,883
                                                        ========   ========   =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

9. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Salaries, wages and other benefits..........................  $ 27,386    $ 27,313
Amounts due health insurance programs.......................    10,252      27,146
Other.......................................................    78,742      62,755
                                                              --------    --------
                                                              $116,380    $117,214
                                                              ========    ========

10. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,             MARCH 31,
                                          --------------------------    --------------------------
                                           1994      1995      1996        1996           1997
                                          ------    ------    ------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Cash paid for interest, net of amounts
  capitalized..........................   $5,842    $5,303    $5,680      $2,099         $2,278
                                          ======    ======    ======      ======         ======

     The non-cash portion of unusual items for fiscal 1995 and 1996 includes the unpaid portion of the $29.8 million and $30.0 million insurance settlements that were recorded during the quarters ended March 31, 1995, and June 30, 1996, respectively. The payments of the insurance settlements are included in accounts payable and other accrued liabilities in the statement of cash flows for the years ended September 30, 1995 and 1996.

11. COMMITMENTS AND CONTINGENCIES

     The Company is self-insured for a substantial portion of its general and professional liability risks through Magellan. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, are based on actuarial estimates that are discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. The undiscounted amount of the reserve for unpaid claims at September 30, 1995 and 1996 was approximately $113.1 million and $84.3 million, respectively. The reserve for unpaid claims is adjusted periodically as such claims mature, to reflect changes in actuarial estimates based on actual experience. During fiscal 1996, the Company recorded a reduction in malpractice claim reserves of approximately $15.3 million as a result of updated actuarial estimates. The Company recorded reductions of expenses of approximately $7.5 million and $5.0 million during the six months ended March 31, 1996 and 1997, (unaudited) respectively. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experiences, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded.

     Certain assets of the Company, including substantially all accounts receivable and personal property, are pledged to the Parent's bank lenders as collateral for certain Parent indebtedness. In the opinion of management, the Parent's obligations under such indebtedness will continue to be serviced from ongoing operations, thereby mitigating the lenders' potential claims against these assets.

     Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     In January 1996, the Company settled an ongoing dispute with the Resolution Trust Corporation ("RTC"), for itself or in its capacity as conservator or receiver for 12 financial institutions, which formerly held certain debt securities that were issued by the Company in 1988. In connection with the settlement, the Company, denying any liability or fault, paid $2.7 million to the RTC in exchange for a release of all claims.

     On August 1, 1996, the United States Department of Justice, Civil Division, filed an Amended Complaint in a civil qui tam action initiated in November of 1994 against Magellan and the Company's Orlando South hospital subsidiary by two former employees. The Amended Complaint alleges that the hospital violated the federal False Claims Act ("the Act") in billing for inpatient treatment provided to elderly patients. The Amended Complaint is based on disputed clinical and factual issues which the Company believes do not constitute a violation of the Act. The Company and its subsidiary deny any liability in this matter and will continue to vigorously defend themselves against the suit. As is its policy, the Company will continue to cooperate with the government in this matter. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

                      STATEMENT OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statement of excess of revenues over specific operating expenses (as defined in Note 2) of Carter-Crowley Operating Real Estate Portfolio for the year ended December 31, 1996. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the statement referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Carter-Crowley Operating Real Estate Portfolio for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  March 18, 1997

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

                             STATEMENT OF EXCESS OF
                   REVENUES OVER SPECIFIC OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1997

                                                                               MARCH 31,
                                                              DECEMBER 31,       1997
                                                                  1996        (UNAUDITED)
                                                              ------------    -----------
REVENUES:
  Office rent...............................................  $31,191,267     $8,650,675
  Residential rent..........................................      881,509        218,631
  Recoveries................................................      383,872        123,213
  Other.....................................................      355,157         61,952
                                                              -----------     ----------
                                                               32,811,805      9,054,471
SPECIFIC OPERATING EXPENSES:
  Utilities.................................................    5,085,564      1,213,195
  Repairs, maintenance, and contract services...............    4,493,230        992,070
  Real estate taxes.........................................    3,924,737      1,015,814
  Salaries..................................................    2,954,502        761,541
  General and administrative................................      526,811         99,209
  Insurance.................................................      272,421         77,201
  Ground lease..............................................      154,104         38,526
  Management fees...........................................       44,322         10,909
                                                              -----------     ----------
                                                               17,455,691      4,208,465
                                                              -----------     ----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........  $15,356,114     $4,846,086
                                                              ===========     ==========

         The accompanying notes are an integral part of this statement.

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

                          NOTES TO STATEMENT OF EXCESS
                  OF REVENUES OVER SPECIFIC OPERATING EXPENSES
                               DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Portfolio

     Carter-Crowley Operating Real Estate Portfolio (the "Portfolio") consists of 14 office buildings (the "Buildings") and two apartment/condominium complexes (the "Apartments") located in Dallas, Texas, and surrounding suburbs. The Properties contain approximately 3 million rentable square feet. The Portfolio, including the land on which the Buildings and Apartments are located (with the exception of one office building subject to a ground lease expiring May, 2079), are owned fee simple.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statement of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. This statement is not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Properties. This statement has been prepared in accordance with requirements for financial information required by Form 8-K and Rule 3.14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the statement does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

3. PROPERTY MANAGEMENT:

     The Buildings are managed internally and are allocated a management fee of 4% of gross rental receipts. Total management fees allocated to the Buildings for the year ended December 31, 1996, were approximately $1.3 million and are eliminated against the corresponding fees recorded by the Portfolio in the accompanying statement of excess of revenues over specific operating expenses. Approximately $1.1 million of home office salary expenses related to Building management are included in salaries in the accompanying statement of excess of revenues over specific operating expenses.

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

                          NOTES TO STATEMENT OF EXCESS
          OF REVENUES OVER SPECIFIC OPERATING EXPENSES -- (CONTINUED)

     The Portfolio entered into a management agreement with Columbus Management Services, Inc. (the "Manager") on January 1, 1996, relating to the management of the Apartments. The agreement with the Manager requires a monthly management fee of $200 and 5% of gross revenues, as defined. Total management fees for the year ended December 31, 1996, were approximately $44,000. The agreement may be terminated at any time by either party in accordance with the management agreement. If terminated, the management fees must be paid through the month in which the Manager's service will extend.

4. INTENT TO SELL:

     On February 10, 1997, the fee owner of the Properties entered into a contract to sell its interest in the Portfolio to an unaffiliated third party.

                              TRAMMELL CROW CENTER

                      STATEMENT OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statement of excess of revenues over specific operating expenses (as defined in Note 2) of Trammell Crow Center for the year ended December 31, 1996. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the statement referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Trammell Crow Center for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  February 14, 1997

                              TRAMMELL CROW CENTER

                        STATEMENT OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

REVENUES:
  Office rent...............................................  $19,616,793
  Parking...................................................    1,143,927
  Recoveries................................................    2,223,219
  Other.....................................................       20,751
                                                              -----------
                                                               23,004,690
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    2,207,946
  Utilities.................................................    1,924,197
  Repairs, maintenance, and contract services...............    1,916,371
  Ground lease..............................................    1,700,000
  Salaries..................................................    1,088,448
  General and administrative................................      821,717
  Management fees...........................................      454,099
  Insurance.................................................      151,982
                                                              -----------
                                                               10,264,760
                                                              -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........  $12,739,930
                                                              ===========

         The accompanying notes are an integral part of this statement.

                              TRAMMELL CROW CENTER

                    NOTES TO STATEMENT OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                               DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Trammell Crow Center (the "Property") is a 50-story office tower located in the central business district of Dallas, Texas. The Property contains approximately 1,133,000 rentable square feet as well as an underground parking garage. C-W #11 Limited Partnership ("C-W #11") is the lessee of the land under a ground lease, as amended February 28, 1997, which expires December 2037. The fee owner of the land is one of the Property's lenders.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statement of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. This statement is not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     C-W #11 entered into a management agreement with Trammell Crow Dallas/Fort Worth, Inc. (the "Manager") on June 1, 1993. The agreement with the Manager requires a management fee of 2% of gross rental receipts, as defined. Effective January 1, 1997, the monthly management fee decreases to 1.75% of gross rental receipts. Total management fees for the year ended December 31, 1996, were approximately $454,000. The agreement may be terminated at any time by either party in accordance with the management agreement. If terminated, the management fees must be paid through the month in which the Manager's service will extend.

4. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 173,000 square feet, or 15%, of the total leasable square footage. This lease expires in December 1999. The second largest tenant of the Property occupies approximately 132,000 square feet, or 12%, of the total leasable square footage. This lease expires in June 2005.

                              TRAMMELL CROW CENTER

                    NOTES TO STATEMENT OF EXCESS OF REVENUES
                OVER SPECIFIC OPERATING EXPENSES -- (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES:

  Lease Commitments

     Ground lease expense for the year ended December 31, 1996 was approximately $1.7 million. Future minimum lease payments due under the ground lease as of December 31, 1996, are as follows:

1997...........................................  $  2,500,000
1998...........................................     2,500,000
1999...........................................     2,500,000
2000...........................................     2,500,000
2001...........................................     2,500,000
Thereafter.....................................    90,000,000
                                                 ------------
                                                 $102,500,000
                                                 ============

  Contingencies

     The accompanying statement of excess of revenues over specific operating expenses includes bad debt expense of approximately $675,000 relating to a legal dispute which is in the settlement process.

6. INTENT TO SELL:

     On January 14, 1997, the fee owner of the Property and both of the Property's mortgage note lenders approved a nonbinding letter of intent to sell their interest (including equity, debt, and accrued interest) in the Property to an unaffiliated third party. The expected sales price is approximately $162 million.

                                 FOUNTAIN PLACE

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                  AND THE FIVE MONTH PERIOD ENDED MAY 31, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Fountain Place for the year ended December 31, 1996, and the five month period ended May 31, 1997. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Fountain Place for the year ended December 31, 1996, and the five month period ended May 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  July 23, 1997

                                 FOUNTAIN PLACE

                        STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                  THE FIVE MONTH PERIOD ENDED MAY 31, 1997 AND
           THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                          DECEMBER 31,    MAY 31,     SEPTEMBER 30,
                                                              1996          1997          1997
                                                          ------------   ----------   -------------
                                                                                       (UNAUDITED)
REVENUES:
  Office rent...........................................  $18,920,706    $7,523,968    $13,569,128
  Parking...............................................    1,003,465       415,852        750,573
  Recoveries............................................    1,934,493       918,133      1,967,193
  Other.................................................      648,730       254,579        260,067
                                                          -----------    ----------    -----------
                                                           22,507,394     9,112,532     16,546,961
                                                          -----------    ----------    -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.....................................    2,250,067     1,174,762      2,088,491
  Utilities.............................................    1,720,973       720,101      1,347,975
  Repairs, maintenance, and contract services...........    3,563,067     1,529,122      2,776,031
  Salaries..............................................    1,070,729       502,839        887,270
  General and administrative............................      375,787       223,369        465,128
  Management fees.......................................      648,505       243,322        428,392
  Insurance.............................................      205,864        80,829        146,726
                                                          -----------    ----------    -----------
                                                            9,834,992     4,474,344      8,140,013
                                                          -----------    ----------    -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.....  $12,672,402    $4,638,188    $ 8,406,948
                                                          ===========    ==========    ===========

        The accompanying notes are an integral part of these statements.

                                 FOUNTAIN PLACE

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                      MAY 31, 1997, AND DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Fountain Place (the "Property") is a 58-story office tower located in the central business district of Dallas, Texas. The Property contains approximately 1,200,000 rentable square feet as well as an underground parking garage.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate future minimum rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, and the five month period ended May 31, 1997, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     Chubb Realty of Texas, Inc. (the "Manager"), a wholly owned subsidiary of Bellemead Development Corporation, has had an arrangement to manage the Property since August 1995. The Manager requires a management fee of 3.25% of gross rental receipts, as defined. Total management fees for the year ended December 31, 1996, and the five month period ended May 31, 1997, were approximately $649,000 and $243,000, respectively.

4. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 300,000 square feet, or 25%, of the total square footage. This lease expires in December 1999. The second largest tenant of the Property occupies approximately 251,000 square feet, or 21%, of the total rentable square footage. This lease expires in February 2017.

                                 HOUSTON CENTER

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                   AND FOR THE SIX MONTHS ENDED JUNE 30, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Houston Center for the year ended December 31, 1996, and for the six month period ended June 30, 1997. These statements and the supplemental schedules are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements and the supplemental schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the excess of revenues over specific operating expenses of Houston Center for the year ended December 31, 1996, and for the six month period ended June 30, 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic statements taken as a whole. The supplemental schedules included on pages 4 and 5 are presented for the purposes of additional analysis and are not a required part of the basic statements. This information has been subjected to the auditing procedures applied in our audits of the basic statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  August 22, 1997

                                 HOUSTON CENTER

                        STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                  AND THE SIX MONTH PERIOD ENDED JUNE 30, 1997

                                                              DECEMBER 31,     JUNE 30,
                                                                  1996           1997
                                                              ------------    -----------
REVENUES:
  Office rent...............................................  $21,761,693     $10,745,759
  Stepped rent..............................................      (30,158)       (291,114)
  Parking...................................................    4,909,768       2,739,939
  Recoveries................................................   16,762,064       8,569,720
  Other.....................................................    2,165,715         862,381
                                                              -----------     -----------
                                                               45,569,082      22,626,685
                                                              -----------     -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    5,094,126       2,520,371
  Utilities.................................................    4,589,307       2,332,058
  Repairs, maintenance, and contract services...............    7,939,089       3,406,810
  Leasehold interest expense (First City Tower Garage)......      995,832         493,972
  Salaries..................................................    2,387,584       1,069,142
  General and administrative................................    1,844,256         829,184
  Management fees...........................................    1,962,873         958,472
  Insurance.................................................      529,401         278,342
                                                              -----------     -----------
                                                               25,342,468      11,888,351
                                                              -----------     -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING
  EXPENSES..................................................  $20,226,614     $10,738,334
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                                 HOUSTON CENTER

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                      DECEMBER 31, 1996, AND JUNE 30, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Houston Center (the "Property") is a combination of the following certain assets located in downtown Houston, Texas.

                         ASSET                            TYPE     SQUARE FEET/NO. OF UNITS
                         -----                            ----     ------------------------
1 Houston Center.......................................  Office    1,065,215 sq. ft.
2 Houston Center.......................................  Office    1,024,956 sq. ft.
4 Houston Center.......................................  Office    674,247 sq. ft.
The Park Shops.........................................  Retail    190,729 sq. ft.
Houston Center Garage..................................            1,353 spaces
First City Tower Garage leasehold interest.............            731 spaces
Undeveloped Land.......................................            870,000 sq. ft.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, and for the six months ended June 30, 1997, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     The Property (except for The Park Shops) entered into a management agreement with Heitman Properties of Texas Ltd. (the "Manager") on September 30, 1993. The agreement with the Manager requires a management fee of 4.25% of gross rental receipts, as defined. The Park Shops entered into a management agreement with Urban Retail Properties Co. ("Urban"). Urban receives a management fee of 4.25% of gross rental receipts, as defined. Total management fees for the year ended December 31, 1996, and for the six month period ended June 30, 1997, were approximately $1,962,873 and $ 958,472, respectively. The agreements currently expire September 30, 1999. However, in conjunction with the sale of the Property, the agreements are being amended to expire on December 31, 1998.

                                 HOUSTON CENTER

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                OVER SPECIFIC OPERATING EXPENSES -- (CONTINUED)

4. SIGNIFICANT TENANTS:

     There are no individual tenants that occupy more than 10% of the net rentable square footage of the Property as of June 30, 1997.

5. FIRST CITY TOWER GARAGE LEASEHOLD INTEREST:

     The Property's owner leases 731 spaces located in the First City Tower Garage from an affiliate. The lease expires in 2019. The lease requires monthly installments based on estimates of the garage's operations for each year. The estimates of expenses are reconciled to actual expenses in the following year.

                                   SCHEDULE I
                                 HOUSTON CENTER

                        STATEMENTS OF EXCESS OF REVENUES
                   OVER SPECIFIC OPERATING EXPENSES BY ASSET
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                         HOUSTON     FIRST CITY
                                   1 HOUSTON     2 HOUSTON    4 HOUSTON     THE PARK      CENTER       TOWER      UNDEVELOPED
                                    CENTER        CENTER        CENTER       SHOPS        GARAGE       GARAGE        LAND
                                  -----------   -----------   ----------   ----------   ----------   ----------   -----------
REVENUES:
  Office rent..................   $ 8,161,593   $ 7,274,383   $4,094,402   $2,231,315   $       --   $       --    $     --
  Stepped rent.................       206,622      (157,294)     (48,133)     (31,353)          --           --          --
  Parking(A)...................       387,759       673,414      211,222           --    1,819,681    1,218,419     599,273
  Recoveries...................     5,695,959     6,180,408    3,775,454    1,110,243           --           --          --
  Other........................       548,682       705,180      620,905      249,808        5,040           --      36,100
                                  -----------   -----------   ----------   ----------   ----------   ----------    --------
                                   15,000,615    14,676,091    8,653,850    3,560,013    1,824,721    1,218,419     635,373
                                  -----------   -----------   ----------   ----------   ----------   ----------    --------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes............     1,586,259     1,347,783    1,074,583      331,420      318,153      150,400     285,528
  Utilities....................     1,563,791     1,557,007      972,075      375,831       49,770           --      70,833
  Repairs, maintenance, and
    contract services..........     2,337,064     2,702,426    1,610,049    1,038,962      152,982           --      97,606
  Leasehold interest expense...            --            --           --           --           --      995,832          --
  Salaries.....................       693,682       815,513      548,190      318,786        7,184           --       4,229
  General and administrative...       576,957       395,332      269,810      536,424           --           --      65,733
  Management fees..............       626,037       625,602      382,744      177,368       74,451       48,550      28,121
  Insurance....................       156,642       193,887       93,758       34,686       25,871           --      24,557
                                  -----------   -----------   ----------   ----------   ----------   ----------    --------
                                    7,540,432     7,637,550    4,951,209    2,813,477      628,411    1,194,782     576,607
                                  -----------   -----------   ----------   ----------   ----------   ----------    --------
EXCESS OF REVENUES OVER
  SPECIFIC OPERATING
  EXPENSES.....................   $ 7,460,183   $ 7,038,541   $3,702,641   $  746,536   $1,196,310   $   23,637    $ 58,766
                                  ===========   ===========   ==========   ==========   ==========   ==========    ========


                                 CONSOLIDATED
                                    TOTAL
                                 ------------
REVENUES:
  Office rent..................  $21,761,693
  Stepped rent.................      (30,158)
  Parking(A)...................    4,909,768
  Recoveries...................   16,762,064
  Other........................    2,165,715
                                 -----------
                                  45,569,082
                                 -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes............    5,094,126
  Utilities....................    4,589,307
  Repairs, maintenance, and
    contract services..........    7,939,089
  Leasehold interest expense...      995,832
  Salaries.....................    2,387,584
  General and administrative...    1,844,256
  Management fees..............    1,962,873
  Insurance....................      529,401
                                 -----------
                                  25,342,468
                                 -----------
EXCESS OF REVENUES OVER
  SPECIFIC OPERATING
  EXPENSES.....................  $20,226,614
                                 ===========

---------------

(A) Parking is net of expenses paid by the third party operator.

                                                                     SCHEDULE II

                                 HOUSTON CENTER

                        STATEMENTS OF EXCESS OF REVENUES
                   OVER SPECIFIC OPERATING EXPENSES BY ASSET
                       FOR THE PERIOD ENDED JUNE 30, 1997

                                    1 HOUSTON    2 HOUSTON    4 HOUSTON     THE PARK       HOUSTON       FIRST CITY    UNDEVELOPED
                                      CENTER       CENTER       CENTER       SHOPS      CENTER GARAGE   TOWER GARAGE      LAND
                                    ----------   ----------   ----------   ----------   -------------   ------------   -----------
REVENUES:
  Office rent.....................  $4,366,484   $3,586,693   $1,720,578   $1,072,578    $       --       $     --      $     --
  Stepped rent....................     (67,273)    (129,295)     (67,218)     (27,328)           --             --            --
  Parking(A)......................     204,747      372,694      120,001           --     1,009,422        621,616       411,459
  Recoveries......................   3,009,647    3,058,185    1,823,901      677,987            --             --            --
  Other...........................     292,612      122,024      323,661      114,364         2,520             --         7,200
                                    ----------   ----------   ----------   ----------    ----------       --------      --------
                                     7,806,217    7,010,301    3,920,349    1,837,601     1,011,942        621,616       418,659
                                    ----------   ----------   ----------   ----------    ----------       --------      --------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes...............     793,130      666,990      537,291      141,398       160,574         77,854       143,134
  Utilities.......................     849,051      799,552      488,721      154,463        20,783             --        19,488
  Repairs, maintenance, and
    contract services.............   1,108,755    1,091,851      622,498      486,411        42,294             --        55,001
  Leasehold interest expense......          --           --           --           --            --        493,972            --
  Salaries........................     361,886      311,355      249,526      141,019         3,862             --         1,494
  General and administrative......     218,266      182,227      165,193      249,055            --             --        14,443
  Management fees.................     330,183      309,292      149,475       86,442        39,213         27,186        16,681
  Insurance.......................      92,074      100,223       44,550       17,464        12,360             --        11,671
                                    ----------   ----------   ----------   ----------    ----------       --------      --------
                                     3,753,345    3,461,490    2,257,254    1,276,252       279,086        599,012       261,912
                                    ----------   ----------   ----------   ----------    ----------       --------      --------
EXCESS OF REVENUES OVER SPECIFIC
  OPERATING EXPENSES..............  $4,052,872   $3,548,811   $1,663,095   $  561,349    $  732,856       $ 22,604      $156,747
                                    ==========   ==========   ==========   ==========    ==========       ========      ========

                                    CONSOLIDATED
                                       TOTAL
                                    ------------
REVENUES:
  Office rent.....................  $10,745,759
  Stepped rent....................     (291,114)
  Parking(A)......................    2,739,939
  Recoveries......................    8,569,720
  Other...........................      862,381
                                    -----------
                                     22,626,685
                                    -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes...............    2,520,371
  Utilities.......................    2,332,058
  Repairs, maintenance, and
    contract services.............    3,406,810
  Leasehold interest expense......      493,972
  Salaries........................    1,069,142
  General and administrative......      829,184
  Management fees.................      958,472
  Insurance.......................      278,342
                                    -----------
                                     11,888,351
                                    -----------
EXCESS OF REVENUES OVER SPECIFIC
  OPERATING EXPENSES..............  $10,738,334
                                    ===========

---------------

(A) Parking is net of expenses paid by the third party operator.

                                  MIAMI CENTER

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                  AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Miami Center for the year ended December 31, 1996, and the six-month period ended June 30, 1997. These statements are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the excess of revenues over specific operating expenses of Miami Center for the year ended December 31, 1996, and the six-month period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  August 21, 1997

                                  MIAMI CENTER

                        STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                  AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1997

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
REVENUES:
  Office rent...............................................  $12,554,877    $6,033,466
  Parking...................................................    1,259,118       624,675
  Recoveries................................................      930,406       492,001
  Other.....................................................       83,863         8,160
                                                              -----------    ----------
                                                               14,828,264     7,158,302
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    2,498,327     1,236,978
  Utilities.................................................    1,147,064       566,893
  Repairs, maintenance, and contract services...............    2,614,911     1,276,345
  Salaries..................................................      363,052       212,870
  General and administrative................................      546,345       224,529
  Management fees...........................................      331,665       167,269
  Insurance.................................................      209,933       100,828
                                                              -----------    ----------
                                                                7,711,297     3,785,712
                                                              -----------    ----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........  $ 7,116,967    $3,372,590
                                                              ===========    ==========

        The accompanying notes are an integral part of these statements.

                                  MIAMI CENTER

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                      DECEMBER 31, 1996, AND JUNE 30, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Miami Center (the "Property") is a 34-story office tower located in the central business district of Miami, Florida. The Property contains approximately 773,000 rentable square feet as well as a nine level attached parking facility. The building is owned by The Prudential Insurance Company of America, a New Jersey Corporation. The Property is managed by Premisys Real Estate Services, Inc.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, and the six-month period ended June 30, 1997, as certain items such as depreciation, amortization, interest, and administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     The Property entered into a management agreement with Premisys Real Estate Services, Inc. (the "Manager") in June 1995. The agreement with the Manager requires a management fee of 2.25 % of gross rental receipts, as defined. Total management fees for the year ended December 31, 1996, and the six-month period ended June 30, 1997, were approximately $331,665 and $167,269, respectively. The agreement may be terminated at any time by either party in accordance with the management agreement. If terminated, the Manager shall be paid an amount equal to the next monthly installment of the annual fee.

4. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 100,000 square feet, or 13%, of the total leasable square footage. This lease expires in January 2009. The second largest tenant of the Property occupies approximately 67,000 square feet, or 9%, of the total leasable square footage. This lease expires in October 2005.

                                BANK ONE CENTER

                      STATEMENT OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                AND THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership and TrizecHahn Office Properties, Inc.:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Bank One Center for the year ended December 31, 1996, and the eight month period ended August 31, 1997. These statements are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Bank One Center for the year ended December 31, 1996, and the eight month period ended August 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  October 15, 1997

                                BANK ONE CENTER

                        STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
                AND THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1997

                                                              DECEMBER 31,    AUGUST 31,
                                                                  1996           1997
                                                              ------------    -----------
REVENUES:
  Office rent...............................................  $15,443,972     $10,498,563
  Parking...................................................    1,950,290       1,251,984
  Recoveries................................................    6,816,286       4,614,930
  Other.....................................................      831,886         584,718
                                                              -----------     -----------
                                                               25,042,434      16,950,195
                                                              -----------     -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    2,366,374       2,103,054
  Utilities.................................................    1,861,291       1,290,853
  Repairs, maintenance, and contract services...............    3,688,396       2,754,971
  Salaries..................................................      908,148         610,310
  General and administrative................................    1,393,094         797,074
  Management fees...........................................      231,581         165,582
  Insurance.................................................      212,121         130,749
  Ground rent...............................................      264,033         183,626
                                                              -----------     -----------
                                                               10,925,038       8,036,219
                                                              -----------     -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING
  EXPENSES..................................................  $14,117,396     $ 8,913,976
                                                              ===========     ===========

        The accompanying notes are an integral part of these statements.

                                BANK ONE CENTER

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     AUGUST 31, 1997, AND DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Bank One Center (the "Property") is a 60-story office tower located in the central business district of Dallas, Texas. The Property contains approximately 1,531,000 rentable square feet as well as underground and attached above ground parking garages. A parcel of the Property's land is subject to a ground lease dated December 28, 1981, which expires May 31, 2042.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate future minimum rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, and the eight month period ended August 31, 1997, as certain items such as depreciation, amortization, and interest expense have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     The Property entered into a management agreement with LaSalle Partners Management Limited (the "Manager") in November 1995. The Manager requires a management fee of 1% of gross rental receipts, as defined. Total management fees for the year ended December 31, 1996, and the eight month period ended August 31, 1997, were approximately $232,000 and $166,000, respectively.

4. SIGNIFICANT TENANT:

     The largest tenant of the Property occupies approximately 350,000 square feet, or 23%, of the total square footage. This lease expires in January 2010.

                                 ENERGY CENTRE

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                   FOR THE YEAR ENDED DECEMBER 15, 1996, AND
                 THE NINE-MONTH PERIOD ENDED SEPTEMBER 15, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Energy Centre for the year ended December 15, 1996, and the nine-month period ended September 15, 1997. These statements are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the excess of revenues over specific operating expenses of Energy Centre for the year ended December 15, 1996, and the nine-month period ended September 15, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
December 4, 1997

                                 ENERGY CENTRE

                        STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 15, 1996,
               AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 15, 1997

                                                               DECEMBER 15,    SEPTEMBER 15,
                                                                   1996            1997
                                                               ------------    -------------
REVENUES:
  Office rent...............................................    $8,081,180      $6,088,826
  Parking...................................................       838,914         640,834
  Recoveries................................................        67,519          38,398
  Other.....................................................       356,294         345,389
                                                                ----------      ----------
                                                                 9,343,907       7,113,447
                                                                ----------      ----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................       850,622         639,123
  Utilities.................................................       863,193         654,141
  Repairs, maintenance, and contract services...............       846,475         492,322
  Salaries and benefits.....................................       436,045         331,202
  General and administrative................................       917,319         719,876
  Management fees...........................................       114,247          74,406
  Insurance.................................................       173,993         131,382
                                                                ----------      ----------
                                                                 4,201,894       3,042,452
                                                                ----------      ----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........    $5,142,013      $4,070,995
                                                                ==========      ==========

        The accompanying notes are an integral part of these statements.

                                 ENERGY CENTRE

                   NOTES TO STATEMENTS OF EXCESS OF REVENUES
                        OVER SPECIFIC OPERATING EXPENSES
                   DECEMBER 15, 1996, AND SEPTEMBER 15, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Energy Centre (the "Property") is a 39-story office tower located in the central business district of New Orleans, Louisiana. The Property contains approximately 761,500 rentable square feet.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate future minimum rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses are presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 15, 1996, and the nine-month period ended September 15, 1997, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     Transwestern Property Company (the "Manager") has had an arrangement to manage the Property since January 1995. The Manager required a management fee of 1.5% of gross rental revenue in 1996 and through March 1997. Effective April 1997, the management fee was adjusted to 1.4% through June 1997, then adjusted to 1.0% from July through September 15, 1997. Total management fees for the year ended December 15, 1996, and the nine-month period ended September 15, 1997, were approximately $114,000 and $74,000, respectively.

4. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 73,000 square feet, or 10%, of the total square footage. This lease expires in July 2008.

                                POST OAK CENTRAL

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1996,
              AND THE ELEVEN-MONTH PERIOD ENDED NOVEMBER 30, 1997

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF
CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Post Oak Central for the year ended December 31, 1996, and the eleven-month period ended November 30, 1997. These statements are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the excess of revenues over specific operating expenses of Post Oak Central for the year ended December 31, 1996, and the eleven-month period ended November 30, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
January 16, 1998

                                POST OAK CENTRAL

         STATEMENTS OF EXCESS REVENUES OVER SPECIFIC OPERATING EXPENSES
                   FOR THE YEAR ENDED DECEMBER 31, 1996, AND
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1997

                                                                 1996          1997
                                                              -----------   -----------
REVENUES:
  Rent......................................................  $15,830,875   $14,769,083
  Parking...................................................      465,641       522,713
  Recoveries................................................      345,622       286,543
  Other.....................................................       52,804        38,500
                                                              -----------   -----------
                                                               16,694,942    15,616,839
                                                              -----------   -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    2,167,817     2,099,717
  Utilities.................................................    1,793,577     1,764,849
  Repairs, maintenance, and contract services...............    2,620,143     2,375,625
  Salaries..................................................      819,825       758,039
  General and administrative................................      477,066       251,582
  Management fees...........................................      465,058       409,899
  Insurance.................................................       70,532        64,654
                                                              -----------   -----------
                                                                8,414,018     7,724,365
                                                              -----------   -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........  $ 8,280,924   $ 7,892,474
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                                POST OAK CENTRAL

                 NOTES TO STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                    DECEMBER 31, 1996, AND NOVEMBER 30, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Post Oak Central (the "Property") consists of three 24-story office towers, each with an adjacent parking garage. The ground floor of each parking garage is used as supporting retail space. The Property is located in the West Loop Galleria submarket of Houston, Texas, and it contains approximately 1,277,516 rentable square feet and approximately 4,400 parking spaces.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate future minimum rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, and the eleven-month period ended November 30, 1997, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     O'Connor Realty Advisors, Inc. (the "Asset Manager") has had an arrangement to be the Property's asset manager since April 1994 and PM Realty Group (the "Property Manager") has had an arrangement to manage the Property since December 1991. The Asset Manager requires an asset management fee of approximately $270,000 per year, which is not recoverable from tenants, and the Property Manager requires a management fee of 1.25% of gross rental receipts, as defined, which is recoverable from tenants. Total combined management fees for both the Asset Manager and Property Manager for the year ended December 31, 1996, and the eleven-month period ended November 30, 1997, were approximately $465,000 and $410,000, respectively.

4. RENTAL INCOME:

     The Property records rental income on a straight-line basis in accordance with FAS 13 "Accounting for Leases". Rental income was increased $655,094 and $1,059,295 for the year ended December 31, 1996 and for the period ended November 30, 1997, respectively, in order to reflect rental income on a straight-line basis.

                                POST OAK CENTRAL

                 NOTES TO STATEMENTS OF EXCESS OF REVENUES OVER
                   SPECIFIC OPERATING EXPENSES -- (CONTINUED)

5. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 260,000 square feet, or 20%, of the total square footage. Approximately 97% of this lease expires in April 2007, with the remainder being month to month storage. The second largest tenant occupies approximately 216,000 square feet, or 17% of the total square footage. Approximately 98% of this lease expires in September 2004, with the remainder being 80 square feet of month to month storage and 3,693 square feet expiring in December 2000.

                               WASHINGTON HARBOUR

                     STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Crescent Real Estate Equities Limited Partnership:

     We have audited the accompanying statements of excess of revenues over specific operating expenses (as defined in Note 2) of Washington Harbour for the years ended December 31, 1997 and 1996. These statements are the responsibility of the Property's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Washington Harbour for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
January 16, 1998

                               WASHINGTON HARBOUR

       STATEMENTS OF EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997           1996
                                                              -----------    -----------
REVENUES:
  Office rent...............................................  $13,918,108    $14,464,169
  Parking...................................................      965,603        912,328
  Recoveries................................................      245,022        626,675
  Other.....................................................       69,080        108,356
                                                              -----------    -----------
                                                               15,197,813     16,111,528
                                                              -----------    -----------
SPECIFIC OPERATING EXPENSES:
  Real estate taxes.........................................    1,236,201      1,544,022
  Utilities.................................................      915,630        728,192
  Repairs, maintenance, and contract services...............    1,649,117      1,657,240
  Salaries..................................................      460,176        982,766
  General and administrative................................      210,934        449,079
  Management fees...........................................      400,000        602,010
  Insurance.................................................      128,030        127,826
                                                              -----------    -----------
                                                                5,000,088      6,091,135
                                                              -----------    -----------
EXCESS OF REVENUES OVER SPECIFIC OPERATING EXPENSES.........  $10,197,725    $10,020,393
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                               WASHINGTON HARBOUR

                 NOTES TO STATEMENTS OF EXCESS OF REVENUES OVER
                          SPECIFIC OPERATING EXPENSES
                           DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Description of Property

     Washington Harbour (the "Property") is a two-building complex containing a 5-story and an 8-story Class A office/condo property located in the Georgetown submarket of Washington, D.C. The Property contains approximately 540,000 rentable square feet as well as an underground parking garage.

  Use of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Income and Deferred Rent Concessions

     In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate future minimum rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

  Recoveries

     A portion of the operating expenses is charged back to tenants on an annual basis based upon actual expenses.

2. BASIS OF ACCOUNTING:

     The accompanying statements of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. These statements are not intended to be a complete presentation of revenues and operating expenses for the years ended December 31, 1997 and 1996, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Property.

3. PROPERTY MANAGEMENT:

     Jones Lang Wootton USA, Inc. (the "Manager") has had an arrangement to manage the Property since January 1, 1997. The Manager requires an asset and property management fee of approximately $33,000 a month. Prior to January 1, 1997, Washington Harbour Management Corp. was the management company. Prior to 1997, management fees were assessed at 2 1/2% of gross operating revenue, as defined, in addition to an asset management fee of approximately $16,000 per month. Total management fees for the years ended December 31, 1997 and 1996, were approximately $400,000 and $602,000, respectively.

4. SIGNIFICANT TENANTS:

     The largest tenant of the Property occupies approximately 146,000 square feet, or 27%, of the total square footage. This lease expires in June 2002. The second largest tenant of the Property occupies approximately 102,000 square feet, or 19%, of the total rentable square footage. This lease expires in June 2005.

                               WASHINGTON HARBOUR

                 NOTES TO STATEMENTS OF EXCESS OF REVENUES OVER
                   SPECIFIC OPERATING EXPENSES -- (CONTINUED)

5. REAL ESTATE TAXES:

     During 1997, the Property received a refund of approximately $817,000 related to a reduction in property taxes for previous years. This amount has been excluded from the accompanying statements of excess of revenues over specific operating expenses as it does not relate to the future operations of the Property.

6. CONDOMINIUM DISPUTE:

     The Property currently receives reimbursement under the condominium Settlement Agreement from adjacent condominiums related to the condominiums' allocable portion of maintenance of the common areas between the Property and condominiums. The condominiums are disputing the portion of common area maintenance cost being allocated to them. No resolution has been reached regarding this matter.

                                STATION CASINOS

                             STATION CASINOS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1997
                                                              ------------    ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   53,662     $   42,522
  Accounts and notes receivable, net........................       16,455          7,852
  Inventories...............................................        4,825          3,473
  Prepaid gaming taxes......................................        7,022          4,291
  Prepaid expenses and other................................       14,618         11,231
                                                               ----------     ----------
          TOTAL CURRENT ASSETS..............................       96,582         69,369
Property and equipment, net.................................    1,141,268      1,069,052
Land held for development...................................       27,114         26,354
Other assets, net...........................................       59,432         69,343
                                                               ----------     ----------
          TOTAL ASSETS......................................   $1,324,396     $1,234,118
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........................   $   14,955     $   18,807
  Accounts payable..........................................       15,762         21,106
  Accrued payroll and related...............................       19,243         13,460
  Construction contracts payable............................       12,543         94,835
  Accrued interest payable..................................       13,970         10,625
  Accrued expenses and other................................       39,102         26,433
                                                               ----------     ----------
          TOTAL CURRENT LIABILITIES.........................      115,575        185,266
Long-term debt, less current portion........................      904,609        742,156
Deferred income taxes, net..................................       12,975          7,848
                                                               ----------     ----------
          TOTAL LIABILITIES.................................    1,033,159        935,270
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01; authorized 5,000,000
     shares; 2,070,000 convertible preferred shares issued
     and outstanding........................................      103,500        103,500
  Common stock, par value $.01; authorized 90,000,000
     shares; 35,306,657 and 35,318,057 shares issued and
     outstanding............................................          353            353
  Additional paid-in capital................................      167,155        167,397
  Deferred compensation -- restricted stock.................         (652)        (1,225)
  Retained earnings.........................................       20,881         28,823
                                                               ----------     ----------
          TOTAL STOCKHOLDERS' EQUITY........................      291,237        298,848
                                                               ----------     ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $1,324,396     $1,234,118
                                                               ==========     ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             STATION CASINOS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                       DECEMBER 31,          DECEMBER 31,
                                                    -------------------   -------------------
                                                      1997       1996       1997       1996
                                                    --------   --------   --------   --------
OPERATING REVENUES:
  Casino..........................................  $154,172   $102,002   $436,872   $314,074
  Food and beverage...............................    34,282     20,954     97,859     63,580
  Room............................................    10,474      7,053     27,692     19,711
  Other...........................................    12,557     12,440     41,233     35,192
                                                    --------   --------   --------   --------
          Gross revenues..........................   211,485    142,449    603,656    432,557
  Less promotional allowances.....................   (14,289)    (8,682)   (38,847)   (25,316)
                                                    --------   --------   --------   --------
          Net revenues............................   197,196    133,767    564,809    407,241
                                                    --------   --------   --------   --------
OPERATING COSTS AND EXPENSES:
  Casino..........................................    73,910     45,976    211,502    139,254
  Food and beverage...............................    22,764     15,499     67,626     47,774
  Room............................................     3,520      2,328     10,001      7,425
  Other...........................................     5,744      5,659     19,225     16,919
  Selling, general and administrative.............    45,523     26,781    127,419     82,387
  Corporate expenses..............................     3,524      4,735     11,168     13,377
  Development expenses............................        --        377        104        979
  Depreciation and amortization...................    17,227     10,876     50,396     30,968
  Preopening expenses.............................        --         --     10,866         --
                                                    --------   --------   --------   --------
                                                     172,212    112,231    508,307    339,083
                                                    --------   --------   --------   --------
OPERATING INCOME..................................    24,984     21,536     56,502     68,158
                                                    --------   --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest expense, net...........................   (19,884)    (7,631)   (55,597)   (23,891)
  Other...........................................       199       (116)    (4,797)       (50)
                                                    --------   --------   --------   --------
                                                     (19,685)    (7,747)   (60,394)   (23,941)
                                                    --------   --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES.................     5,299     13,789     (3,892)    44,217
Income tax (provision) benefit....................    (1,874)    (5,033)     1,384    (15,884)
                                                    --------   --------   --------   --------
NET INCOME (LOSS).................................     3,425      8,756     (2,508)    28,333
PREFERRED STOCK DIVIDENDS.........................    (1,812)    (1,812)    (5,434)    (5,434)
                                                    --------   --------   --------   --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK......  $  1,613   $  6,944   $ (7,942)  $ 22,899
                                                    ========   ========   ========   ========
EARNINGS (LOSS) PER COMMON SHARE..................  $   0.05   $   0.20   $  (0.22)  $   0.65
                                                    ========   ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........    35,307     35,318     35,309     35,315
                                                    ========   ========   ========   ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             STATION CASINOS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  (2,508)   $  28,333
                                                              ---------    ---------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................     50,396       30,968
     Increase in deferred income taxes......................      3,089        7,772
     Preopening expenses....................................     10,866           --
     Changes in assets and liabilities:
       Increase in accounts and notes receivable, net.......     (8,603)      (6,586)
       Increase in inventories and prepaid expenses and
        other...............................................     (5,432)      (3,532)
       (Decrease) increase in accounts payable..............     (5,344)       4,007
       Increase in accrued expenses and other...............     20,265        7,384
     Other, net.............................................     10,597        5,196
                                                              ---------    ---------
          Total adjustments.................................     75,834       45,209
                                                              ---------    ---------
          Net cash provided by operating activities.........     73,326       73,542
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (121,824)    (373,496)
  (Decrease) increase in construction contracts payable.....    (82,292)      56,882
  Preopening expenses.......................................     (8,516)          --
  Other, net................................................      3,523      (22,659)
                                                              ---------    ---------
          Net cash used in investing activities.............   (209,109)    (339,273)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments) borrowings under bank facility, net............    (47,000)     183,500
  Borrowings under Sunset loan agreement....................     64,000       22,500
  Proceeds from the issuance of notes payable...............     16,250        2,250
  Principal payments on notes payable.......................    (23,381)     (25,147)
  Proceeds from the issuance of senior subordinated notes,
     net....................................................    144,287           --
  Proceeds from the issuance of preferred stock, net........         --       13,095
  Dividends paid............................................     (5,434)      (5,174)
  Other, net................................................     (1,799)      (4,735)
                                                              ---------    ---------
          Net cash provided by financing activities.........    146,923      186,289
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) in cash and cash equivalents..........     11,140      (79,442)
  Balance, beginning of period..............................     42,522      114,868
                                                              ---------    ---------
  Balance, end of period....................................  $  53,662    $  35,426
                                                              =========    =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest, net of amounts capitalized........  $  47,121    $  18,287
  Cash paid for income taxes................................  $      92    $   5,950
  Property and equipment purchases financed by debt.........  $   3,532    $     361

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                             STATION CASINOS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming enterprise that currently owns and operates four casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada.

     The accompanying condensed consolidated financial statements include the accounts of Station Casinos, Inc. and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Texas Station, Inc. ("Texas Station"), Kansas City Station Corporation ("Station Casino Kansas City", opened January 16, 1997), Sunset Station, Inc. ("Sunset Station", opened June 10, 1997) and Southwest Gaming Services, Inc. Material intercompany accounts and transactions have been eliminated.

     The accompanying condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three and nine months ended December 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

2. MERGER AGREEMENT

     On January 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to the Merger Agreement, the Company will be merged with and into Crescent (the "Merger"). The Merger Agreement also provides for certain alternative structures to facilitate the combination of the businesses of the Company and Crescent.

     Upon consummation of the Merger, each share of the Company's $.01 par value common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") together with the associated rights issued pursuant to the Rights Agreement dated October 6, 1997 shall as of the Effective Time, be converted into the right to receive 0.466 validly issued, fully paid and nonassessable shares of Crescent's $.01 par value common shares of beneficial interest. Each share of the Company's $3.50 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall as of the Effective Time be converted into the right to receive one validly issued, fully paid and nonassessable $3.50 Convertible Preferred Share of Crescent convertible into the number of Crescent common shares and having the terms required by the Company's Convertible Preferred Stock. In addition, at the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company (the "Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January 16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 Shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Unless written consent from Crescent is received, the Company has agreed to

                             STATION CASINOS, INC.

use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions, including the approval of the Company's stockholders, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the approval of any other governmental entity with jurisdiction in respect of gaming laws required or necessary in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement entitles Crescent to a $54 million break-up fee if such agreement is terminated (i) by either Crescent or the Board of Directors of the Company if any required approval of the Merger is not obtained by reason of the failure to obtain the required vote of stockholders, (ii) by Crescent, if the Board of Directors of the Company withdraws its approval or recommendation of the Merger, recommends a superior proposal or (iii) by the Board of Directors of the Company, if it receives a superior proposal that Crescent does not match or exceed.

     Upon consummation of the Merger, it is anticipated that an operating company owned equally by the Company's management team and Crescent Operating, Inc. (the "Operating Company") will operate the six casino properties currently operated by the Company pursuant to a lease with Crescent. The lease will be a 10-year lease with one, five-year renewal option. The lease also will be a triple-net lease, and will provide that the Operating Company is required to maintain the property in good condition at its expense during the term of the lease. The lease provides for base and percentage rent but the amount of the rent has not yet been determined.

     Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 (the "Rights Agreement"), to exclude Crescent and its affiliates from the definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

                             STATION CASINOS, INC.

3. LONG-TERM DEBT

     Long-term debt consists of the following (amounts in thousands):

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1997
                                                              ------------    ---------
Station Casinos, Inc. (excluding Sunset Station):
  Reducing revolving credit facility, secured by
     substantially all of the assets of Palace Station,
     Boulder Station, Texas Station, Station Casino St.
     Charles and Station Casino Kansas City, $330 million
     limit at December 31, 1997, due September 2000,
     interest at a margin above the bank's prime rate or the
     Eurodollar Rate (8.21% at December 31, 1997)...........    $230,000      $277,000
  9 5/8% senior subordinated notes, payable interest only
     semi-annually, principal due June 1, 2003, net of
     unamortized discount of $6.2 million at December 31,
     1997...................................................     186,841       186,248
  9 3/4% senior subordinated notes, payable interest only
     semi-annually, principal due April 15, 2007, net of
     unamortized discount of $5.5 million at December 31,
     1997...................................................     144,541            --
  10 1/8% senior subordinated notes, payable interest only
     semi-annually, principal due March 15, 2006, net of
     unamortized discount of $1.1 million at December 31,
     1997...................................................     196,885       196,818
  Notes payable to banks and others, collateralized by slot
     machines, furniture and equipment, monthly installments
     including interest ranging from 7.8% to 8.0% at
     December 31, 1997......................................      16,710        27,564
  Capital lease obligations, collateralized by furniture and
     equipment..............................................      18,488         7,703
  Other long-term debt......................................      16,099        19,630
                                                                --------      --------
          Sub-total.........................................     809,564       714,963
Sunset Station, Inc.:
  $110 million Sunset Station first mortgage
     construction/term loan agreement, secured by
     substantially all of the assets of Sunset Station,
     interest at a margin of 375 basis points above the
     Eurodollar Rate (9.58% at December 31, 1997), due
     September 2000.........................................     110,000        46,000
                                                                --------      --------
          Total long-term debt..............................     919,564       760,963
Current portion of long-term debt...........................     (14,955)      (18,807)
                                                                --------      --------
          Total long-term debt, less current portion........    $904,609      $742,156
                                                                ========      ========

     In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that rank pari passu with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes is recorded as a reduction to long-term debt. Proceeds from the offering were used to pay down amounts outstanding under the reducing revolving credit facility.

     In June 1997, the Company obtained an amendment to the reducing revolving credit facility (the "Bank Facility"). This amendment modified the covenant restricting the maximum consolidated funded debt to EBITDA ratio as follows:
5.75 to 1.00 for the fiscal quarter ended December 31, 1997, 5.75 to 1.00 for the fiscal quarter ending March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. For the quarter ended December 31, 1997, the Company obtained a one time waiver modifying the funded debt to EBITDA ratio to a maximum of 5.90 to 1.00. As of

                             STATION CASINOS, INC.

December 31, 1997, the Company's funded debt to EBITDA ratio was 5.80 to 1.00. In addition, in July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998, at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000.

4. OTHER MATTERS

  Preopening Expenses

     Prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. The Company expenses preopening expenses upon the opening of the related facility. In June 1997, Sunset Station Hotel & Casino opened. During the nine months ended December 31, 1997, $10.9 million of preopening expenses primarily related to Sunset Station were expensed.

  Expired Option Payments

     In June 1997, $5 million of certain expired option payments to lease or acquire land for future development, which had previously been capitalized, were expensed. Such amounts are included in other income/expense in the accompanying condensed consolidated statements of operations for the nine months ended December 31, 1997.

  Earnings Per Share

     The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for fiscal years ending after December 15, 1997. This statement replaces primary earnings per share ("EPS") with basic EPS. No dilution for potentially dilutive securities is included in basic EPS. This statement also requires when applying the treasury stock method for diluted EPS to compute dilution for options and warrants, to use average share price for the period, rather than the more dilutive greater of the average share price or end-of-period share price. The Company will adopt SFAS No. 128 in its fiscal year 1998 annual financial statements. Management believes the adoption of SFAS No. 128 will have no impact on the Company's previously reported earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

1. OVERVIEW

     The following table highlights the results of operations for the Company and its subsidiaries:

                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                 DECEMBER 31,         DECEMBER 31,
                                              ------------------   -------------------
                                                1997      1996       1997       1996
                                              --------   -------   --------   --------
NEVADA OPERATIONS:
PALACE STATION
  Net revenues..............................  $ 32,314   $32,059   $ 95,704   $100,559
  Operating income..........................  $  7,087   $ 7,222   $ 21,075   $ 23,407
  EBITDA (1)................................  $  9,018   $ 9,214   $ 27,232   $ 29,444
BOULDER STATION
  Net revenues..............................  $ 34,814   $35,904   $103,897   $105,948
  Operating income..........................  $  9,214   $ 9,054   $ 28,060   $ 27,267
  EBITDA (1)................................  $ 12,063   $11,818   $ 36,805   $ 35,285
TEXAS STATION
  Net revenues..............................  $ 24,560   $19,435   $ 67,217   $ 59,239
  Operating income..........................  $  3,962   $   476   $  8,618   $  2,324
  EBITDA (1)................................  $  6,228   $ 2,814   $ 15,296   $  8,153
SUNSET STATION
  Net revenues..............................  $ 32,479   $    --   $ 74,629   $     --
  Operating income..........................  $  5,661   $    --   $  2,275   $     --
  EBITDAR (1)...............................  $  9,847   $    --   $ 21,674   $     --
  EBITDA (1)................................  $  7,420   $    --   $ 16,696   $     --
TOTAL NEVADA OPERATIONS:
  Net revenues..............................  $124,167   $87,398   $341,447   $265,746
  Operating income..........................  $ 25,924   $16,752   $ 60,028   $ 52,998
  EBITDA (1)................................  $ 34,729   $23,846   $ 96,029   $ 72,882
MISSOURI OPERATIONS:
STATION CASINO ST. CHARLES
  Net revenues..............................  $ 29,629   $39,209   $ 90,779   $120,026
  Operating income..........................  $  2,159   $ 9,221   $  8,749   $ 27,451
  EBITDA (1)................................  $  5,441   $12,235   $ 18,588   $ 36,317
STATION CASINO KANSAS CITY
  Net revenues..............................  $ 37,601   $    --   $112,595   $     --
  Operating loss............................  $    (77)  $    --   $ (2,391)  $     --
  EBITDA (1)................................  $  4,534   $    --   $ 11,052   $     --
TOTAL MISSOURI OPERATIONS:
  Net revenues..............................  $ 67,230   $39,209   $203,374   $120,026
  Operating income..........................  $  2,082   $ 9,221   $  6,358   $ 27,451
  EBITDA (1)................................  $  9,975   $12,235   $ 29,640   $ 36,317
STATION CASINOS, INC. AND OTHER:
  Net revenues..............................  $  5,799   $ 7,160   $ 19,988   $ 21,469
  Operating loss............................  $ (3,022)  $(4,437)  $ (9,884)  $(12,291)
  EBITDA (1)................................  $ (2,493)  $(3,669)  $ (7,905)  $(10,073)

---------------


(1) "EBITDA" consists of operating income plus depreciation, amortization, preopening expenses and a one time restructuring charge in 1997. EBITDAR represents EBITDA plus rent expense. The Company believes that in addition to cash flows and net income, EBITDA and EBITDAR are useful financial performance measurements for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA and EBITDAR provide investors with an additional basis to evaluate the ability of the Company to incur and service debt and capital expenditures. To evaluate EBITDA and EBITDAR and the trends they depict, the components of each should be considered. The impact of interest, taxes, depreciation and amortization, preopening expenses, a one time restructuring charge in 1997 and rent expense, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance. Further, EBITDA and EBITDAR do not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principals ("GAAP") and do not necessarily indicate that cash flows will be sufficient to fund cash needs. They should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or EBITDAR information may calculate EBITDA and EBITDAR in the same manner as the Company, and, therefore, the Company's measures of EBITDA and EBITDAR may not be comparable to similarly titled measures used by other gaming companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

2. RESULTS OF OPERATIONS

  Three and Nine months ended December 31, 1997 Compared to Three and Nine months ended December 31, 1996.

     Consolidated net revenues increased 47.4% to $197.2 million for the three months ended December 31, 1997, from $133.8 million in the prior year. The Company's Nevada Operations contributed $124.2 million of net revenues for the three months ended December 31, 1997, an increase of 42.1% over the prior year. This increase in net revenues is due primarily to the opening of Sunset Station in June 1997, as well as the continued improvement at Texas Station. Net revenues at Boulder Station declined 3.0% due primarily to the opening of Sunset Station on June 10, 1997. The Company's Missouri Operations contributed $67.2 million of net revenues for the three months ended December 31, 1997, an increase of 71.5% over the prior year. This increase in net revenues is due to the opening of Station Casino Kansas City in January 1997, offset by a decline of 24.4% in net revenues at Station Casino St. Charles due to increased competition in the St. Louis market with the opening of a new hotel/casino in Maryland Heights in March 1997. For the nine months ended December 31, 1997, consolidated net revenues increased 38.7% to $564.8 million, as compared to $407.2 million in the prior year. The Nevada Operations contributed $341.4 million of net revenues for the nine months ended December 31, 1997, an increase of $75.7 million over the prior year. The Missouri Operations contributed $203.4 million of net revenues for the nine months ended December 31, 1997, an increase of $83.3 million over the prior year. These net improvements are due to the factors noted above.

     Consolidated operating income increased 16.0% to $25.0 million for the three months ended December 31, 1997, from $21.5 million in the prior year. Operating income at the Company's Nevada Operations increased 54.8% to $25.9 million for the three months ended December 31, 1997, from $16.8 million in the prior year. Operating income at the Company's Missouri Operations declined 77.4% to $2.1 million for the three months ended December 31, 1997, from $9.2 million in the prior year. The increase in consolidated operating income, together with an increase in net interest expense of $12.3 million and a decrease in the income tax provision resulted in net income applicable to common stock of $1.6 million, or earnings per common share of $0.05 for the three months ended December 31, 1997. For the nine months ended December 31, 1997, consolidated operating income decreased 17.1% to $56.5 million, from $68.2 million in the prior year. The Nevada Operations generated operating income of $60.0 million, an increase of 13.3% compared to the prior year. Excluding $10.9 million of preopening expenses primarily related to the opening of Sunset Station, the Nevada Operations generated operating income of $70.9 million, an increase of 33.8% over the prior year. The Missouri Operations generated operating income of $6.4 million, a decrease of 76.8% due primarily to a decrease of $18.7 million at Station Casino St. Charles related to increased competition and an operating loss of $2.4 million at Station Casino Kansas City. The decline in consolidated operating income, an increase in net interest expense of $31.7 million, and the expiration of certain option payments to lease or acquire land for future development resulting in an expense of $5.0 million, resulted in a net loss applicable to common stock of $7.9 million, or a loss per common share of $0.22 for the nine months ended December 31, 1997, compared to net income applicable to common stock of $22.9 million, or earnings per common share of $0.65 in the prior year.

     Casino. Casino revenues increased 51.1% to $154.2 million for the three months ended December 31, 1997, from $102.0 million in the prior year. For the nine months ended December 31, 1997, casino revenues increased 39.1% to $436.9 million, from $314.1 million in the prior year. These increases are due to the opening of Sunset Station in June 1997, the opening of Station Casino Kansas City in January 1997 and improvements at Texas Station, offset by a decrease at Station Casino St. Charles due to the factors noted above.

     Casino expenses increased 60.8% to $73.9 million for the three months ended December 31, 1997, from $46.0 million in the prior year. For the nine months ended December 31, 1997, casino expenses increased 51.9% to $211.5 million, from $139.3 million in the prior year. These increases in casino expenses are

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

consistent with the increase in casino revenues noted above. The casino net profit margin decreased to 52.1% for the three months ended December 31, 1997, from 54.9% in the prior year. The Company's Nevada Operations experienced a slight increase in net casino margin, while the Missouri Operations were negatively impacted in St. Charles due to the increased competition and Station Casino Kansas City which has a lower margin due to the start-up nature of its operations, and its late entry into the Kansas City market. In addition, the Missouri Operations have a lower margin than the Company's combined margin, due primarily to higher gaming tax rates in Missouri as compared to Nevada. For the nine months ended December 31, 1997, the casino net profit margin declined to 51.6% from 55.7% in the prior year for the same reasons as noted above.

     Food and Beverage. Food and beverage revenues increased 63.6% to $34.3 million for the three months ended December 31, 1997, from $21.0 million in the prior year. For the nine months ended December 31, 1997, food and beverage revenues increased 53.9% to $97.9 million, from $63.6 million in the prior year. These increases are due to the opening of Station Casino Kansas City and Sunset Station as noted above.

     Food and beverage net profit margins improved to 33.6% for the three months ended December 31, 1997, from 26.0% in the prior year. For the nine months ended December 31, 1997, food and beverage net profit margins improved to 30.9%, from 24.9% in the prior year. These increases in margin are due to improvement at the Company's Nevada Operations, especially Texas Station, primarily as a result of continued focus on cost control.

     Room. Room revenues increased 48.5% to $10.5 million for the three months ended December 31, 1997, from $7.1 million in the prior year. For the nine months ended December 31, 1997, room revenues increased 40.5% to $27.7 million, from $19.7 million in the prior year. These increases are due primarily to the opening of Station Casino Kansas City and Sunset Station which added 632 rooms for a total of 2,160 rooms company-wide. Room occupancy company-wide decreased to 93% from 96%, while the average daily room rate increased to $52 from $48 during the nine months ended December 31, 1997.

     Other. Other revenue increased 1.0% to $12.6 million for the three months ended December 31, 1997, from $12.4 million in the prior year. For the nine months ended December 31, 1997, other revenues increased 17.2% to $41.2 million from $35.2 million in the prior year. These increases are due primarily to the addition of Station Casino Kansas City and Sunset Station. Revenues from the Company's slot route business increased 10.4% to $17.0 million for the nine months ended December 31, 1997.

     Selling, General and Administrative. Selling, general and administrative expenses ("SG&A") increased 70.0% to $45.5 million for the three months ended December 31, 1997, from $26.8 million in the prior year. For the nine months ended December 31, 1997, SG&A increased 54.7% to $127.4 million, from $82.4 million in the prior year. These increases are due to the addition of Station Casino Kansas City and Sunset Station. SG&A as a percentage of net revenues increased to 23.1% for the three months ended December 31, 1997, from 20.0% in the prior year. For the nine months ended December 31, 1997, SG&A as a percentage of net revenues increased to 22.6% from 20.2% in the prior year. These increases are due primarily to the new operations at Sunset Station and Station Casino Kansas City which, as new properties, tend to have a higher percentage of SG&A to net revenues.

     Corporate Expenses. Corporate expenses decreased 25.6% to $3.5 million for the three months ended December 31, 1997, from $4.7 million in the prior year. For the nine months ended December 31, 1997, corporate expenses decreased 16.5% to $11.2 million, from $13.4 million in the prior year. Corporate expenses declined to 1.8% of net revenues for the three months ended December 31, 1997, from 3.5% in the prior year. For the nine months ended December 31, 1997, corporate expenses declined to 2.0% of net revenues from 3.3% in the prior year. These reductions were the result of management's efforts to lower corporate expenses.

     Development Expenses. The Company incurred no development expenses during the three months ended December 31, 1997. Such costs have historically been incurred by the Company in its efforts to identify and pursue potential gaming opportunities in selected jurisdictions, including those in which gaming has not been

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

approved. The Company expenses development costs including lobbying, legal and consulting until such time as the jurisdiction has approved gaming and the Company has identified a specific site. Costs incurred subsequent to these criteria being met are capitalized.

     Depreciation and Amortization. Depreciation and amortization increased 58.4% to $17.2 million for the three months ended December 31, 1997, from $10.9 million in the prior year. For the nine months ended December 31, 1997, depreciation and amortization increased 62.7% to $50.4 million, from $31.0 million in the prior year. These increases are due primarily to the addition of Station Casino Kansas City and Sunset Station.

     Preopening Expenses. The Company capitalizes preopening expenses associated with its construction projects, including Sunset Station which opened June 10, 1997. These amounts are expensed upon the opening of the related project. During the nine months ended December 31, 1997, the Company expensed preopening expenses of $10.9 million related primarily to Sunset Station.

     Interest Expense, net. Interest costs incurred (expensed and capitalized) increased 57.9% to $23.7 million for the three months ended December 31, 1997. For the nine months ended December 31, 1997 interest costs incurred increased 67.3% to $68.9 million. This increase is primarily attributable to added interest costs associated with the 9 3/4% senior subordinated notes issued by the Company in April 1997, borrowings under the Sunset Station loan agreement and borrowings under the reducing revolving credit facility. Effective January 1, 1998, the Company will stop capitalizing interest on the St. Charles Expansion Project.

3. LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended December 31, 1997, the Company's sources of capital included net proceeds of $144.3 million from the issuance of 9 3/4% senior subordinated notes, which were used to repay amounts outstanding under the Company's reducing revolving bank credit facility, cash flows from operating activities of $73.3 million, and borrowings under the Sunset Loan Agreement (as defined herein) of $64.0 million. At December 31, 1997, the Company had available borrowings of $100.0 million under its reducing revolving credit facility, subject to covenant restrictions and $53.7 million in cash and cash equivalents. Also, in connection with the Merger Agreement, the Company will issue to Crescent and Crescent has agreed to purchase up to an aggregate of 115,000 shares of a new series of preferred stock of the Company at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares (See Liquidity and Capital Resources -- New Series of Preferred Stock).

     During the nine months ended December 31, 1997, total capital expenditures were approximately $125.4 million, of which approximately (i) $43.6 million was associated with the development and construction of Sunset Station, (ii) $31.6 million was associated with the development and construction of the expansion project at Station Casino St. Charles, (iii) $7.0 million was associated with the acquisition of land adjacent to Boulder Station, and (iv) $43.2 million was associated with various other projects, maintenance capital expenditures and net construction period interest.

     The Company's primary capital requirements during the remainder of fiscal year 1998 are expected to include (i) the payment of construction contracts payable of approximately $12.5 million as of December 31, 1997, (ii) maintenance capital expenditures, (iii) principal and interest payments on indebtedness,
(iv) dividend payments on convertible preferred stock, and (v) general corporate purposes.

     The Company has commenced construction of an expansion project at Station Casino St. Charles (the "St. Charles Expansion Project"). As of December 31, 1997, approximately $131.2 million (excluding construction period interest) had been incurred. As of December 31, 1997, construction on the project has ceased and management does not expect that any major construction on the project will resume before the Merger with Crescent is consummated (See Note 2 to Condensed Consolidated Financial Statements). Once the merger is consummated, the Company jointly with Crescent will determine the scope and timing of the

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

project. Effective January 1, 1998, the Company will stop capitalizing interest on the St. Charles Expansion Project.

     The Company believes that cash flows from operations, borrowings under the reducing revolving bank credit facility, vendor and lease financing of equipment, the Redeemable Preferred Stock (see Note 2 to Condensed Consolidated Financial Statements) and existing cash balances will be adequate to satisfy the Company's anticipated uses of capital during the remainder of fiscal year 1998. The Company, however, continually is evaluating its financing needs. If more attractive financing alternatives become available to the Company, the Company may amend its financing plans assuming such financing would be permitted under its existing debt agreements (See "Description of Certain Indebtedness and Capital Stock") and other applicable agreements, including the Merger Agreement which requires the Company to obtain the consent of the other party prior to issuing additional securities or selling assets.

  Description of Certain Indebtedness and Capital Stock

     Bank Facility

     The Company's secured, Amended and Restated Reducing Revolving Loan Agreement, dated as of March 19, 1996, as amended on June 27, 1997 (the "Bank Facility"), is a reducing revolving credit facility which provides for borrowings up to an aggregate principal amount of $330 million as of December 31, 1997. The Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Station Casino Kansas City and Station Casino St. Charles (collectively, the "Borrowers"). The Company and Southwest Gaming Services, Inc. guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000. In July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998 at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000. Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or the Eurodollar Rate, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrowers' and the Company's consolidated (exclusive of Sunset Station) ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for preopening expenses. As of December 31, 1997, the Borrowers' margin above the Eurodollar Rate on borrowings under the Bank Facility was 2.25%. Such margin will increase to 2.75% if the maximum funded debt to EBITDA (adjusted for preopening expenses) ratio is reached.

     The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio for the Borrowers combined of 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for the periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of December 31, 1997, the Borrowers funded debt to EBITDA ratio was 2.01 to 1.00 and the fixed charge coverage ratio for the preceding four quarters ended December 31, 1997 was 1.38 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station ($10 million plus 95% of net income determined as of the end of each fiscal quarter with no reduction for net losses) and certain restrictions on distributions of cash from Palace Station to the Company. As of December 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7.9 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

     In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on, or redemptions of, the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

subordinated notes and other specified indebtedness, minimum consolidated tangible net worth requirements (adjusted upwards for post October 1, 1995 preopening expenses, not to exceed $18 million and for potential losses on disposed or discontinued assets, not to exceed $30 million), for the Company of $165 million plus 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures and investments. As of December 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $18.5 million. In March and June 1997, the Company obtained certain amendments to the Bank Facility in order to enhance its borrowing capacity under the Bank Facility. As amended, the Bank Facility includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio, including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year, for the Company on a consolidated basis of 5.75 to 1.00 for the fiscal quarter ended December 31, 1997, 5.75 to 1.00 for the fiscal quarter ending March 31, 1998,
5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to
1.00 thereafter. For the quarter ended December 31, 1997, the Company obtained a one time waiver modifying the funded debt to EBITDA ratio to a maximum of 5.90 to 1.00. As of December 31, 1997, the Company's funded debt to EBITDA ratio was
5.80 to 1.00. Such consolidated calculations for the Company do not include Sunset Station. In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and preferred stock, the amounts necessary to fund casino bankroll in the ordinary course of business and $2.0 million. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the indentures governing the senior subordinated notes.

  Senior Subordinated Notes

     The Company has $528.2 million, net of unamortized discount of $12.8 million, of senior subordinated notes outstanding as of December 31, 1997, $186.8 million of these notes bear interest, payable semi-annually, at a rate of 9 5/8% per year, $196.9 million of these notes bear interest, payable semi-annually, at a rate of 10 1/8% per year and $144.5 million of the notes bear interest, payable semi-annually, at a rate of 9 3/4% per year (collectively the "Notes"). The indentures governing the Notes (the "Indentures") contain certain customary financial and other covenants which prohibit the Company and its subsidiaries from incurring indebtedness (including capital leases) other than (a) non-recourse debt for certain specified subsidiaries, (b) certain equipment financings, (c) the Notes, (d) up to $15 million of additional indebtedness, (e) additional indebtedness if, after giving effect thereto, a
2.00 to 1.00 pro forma Consolidated Coverage Ratio (as defined) has been met,
(f) Permitted Refinancing Indebtedness (as defined), (g) borrowings of up to $72 million under the Bank Facility (the Line A Commitment), of which no amounts were outstanding as of December 31, 1997 and (h) certain other indebtedness. At December 31, 1997, the Company's Consolidated Coverage Ratio was 2.01 to 1.00. In addition, the Indentures prohibit the Company from paying dividends on any of its capital stock unless at the time of and after giving effect to such dividends, among other things, the aggregate amount of all Restricted Payments and Restricted Investments (as defined in the Indentures, and which include any dividends on any capital stock of the Company) do not exceed the sum of (i) 50% of Cumulative Consolidated Net Income (as defined) of the Company (less 100% of any consolidated net losses), (ii) certain net proceeds from the sale of equity securities of the Company, and (iii) $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Indentures may significantly affect the Company's ability to pay dividends on its capital stock. The Indentures also give the holders of the Notes the right to require the Company to purchase the Notes at 101% of the principal amount of the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures) of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

  Sunset Loan Agreement, Supplemental Loan Agreement and Sunset Operating Lease

     On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association ("Bank of America NT&SA"), Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station.

     The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station, and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. As of December 31, 1997, Sunset Station had borrowed the full $110 million under the Sunset Note. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow (as defined). The Sunset Note carries an interest rate of 375 basis points over the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with respect to the real property on which Sunset Station is situated, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station, and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment.

     The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any full quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less than $52 million plus 80% of net income (not reduced by net losses), plus 100% of certain additional equity contributions by the Company and Supplemental Loans (as defined). As of December 31, 1997, Sunset Station's fixed charge coverage ratio was 2.98 to 1.00 and the funded debt to EBITDA ratio was
3.76 to 1.00. As of December 31, 1997, Sunset Station's net worth exceed the minimum requirement by approximately $8.5 million. In addition, the Sunset Loan Agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

     In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan agreement (the "Supplemental Loan Agreement"). The Sunset Loan Agreement requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down up to $10 million during the first year after September 30, 1997, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment currently financed under the Sunset Operating Lease (as defined herein). Sunset Station will pay interest at a rate per annum equal to the three month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the Indentures and the Bank Facility.

     In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America NT&SA. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $100 million notional amount at December 1997 and then decreases to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense for the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal.

     The Company has also entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") between the Company and First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. As of December 31, 1997, $35.7 million of this facility had been drawn and no further draws pursuant to the lease will be made. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement).

     In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders advanced funds to the trustee for the purchase by the trustee of, or to reimburse the Company for the purchase, of the Equipment, which is currently being leased to the Company under the Sunset Operating Lease, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

  Common Stock

     The Company is authorized to issue up to 90,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), 35,306,657 shares of which were issued and outstanding as of December 31, 1997. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares other than pursuant to the Rights Plan described below. Subject to any preferences that may be granted to the holders of the Company's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

  Rights Plan

     On October 6, 1997, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock. The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the rights to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition.

     Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 to exclude Crescent and its affiliates from the definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

  Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of its preferred stock, $0.01 par value per share (the "Preferred Stock"). As of December 31, 1997, 2,070,000 shares of $3.50 Convertible Preferred Stock (the "Convertible Preferred Stock") has been issued and are outstanding. The Board of Directors, without further action by the holders of Common Stock or the Convertible Preferred Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock or the Convertible Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

     Convertible Preferred Stock

     Each of the Convertible Preferred Stock shares outstanding, have a liquidation preference of $50.00 per share plus an amount equal to any accumulated and unpaid dividends at the annual rate of $3.50 per share, or 7.0% of such liquidation preference. Such dividends accrue and are cumulative from the date of issuance and are payable quarterly. The Convertible Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into shares of Common Stock at an initial conversion rate of 3.2573 shares

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS --  (CONTINUED)

of Common Stock for each share of Convertible Preferred Stock, subject to adjustment in certain circumstances. The Company may reduce the conversion price of the Convertible Preferred Stock by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period. The Convertible Preferred Stock is redeemable, at the option of the Company, in whole or in part, for shares of Common Stock, at any time after March 15, 1999, initially at a price of $52.45 per share of Convertible Preferred Stock, and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The Common Stock to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's Common Stock for the preceding 20 trading days or the closing price of the Company's Common Stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. There is no mandatory sinking fund obligation with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock do not have any voting rights, except as required by applicable law and except that, among other things, whenever accrued and unpaid dividends on the Convertible Preferred Stock are equal to or exceed the equivalent of six quarterly dividends payable on the Convertible Preferred Stock, the holders of the Convertible Preferred Stock, voting separately as a class with the holders of any other series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Board of Directors until dividend arrearage has been paid or amounts have been set apart for such payment. The Convertible Preferred Stock is senior to the Common Stock with respect to dividends and upon liquidation, dissolution or winding-up.

     New Series of Preferred Stock

     At the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company (the "Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January 16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Crescent must fund the purchase price for the purchase of shares of Redeemable Preferred Stock on the 10th business day following notice from the Company or, in the case of a notice to sell 25,000 or more shares of Redeemable Preferred Stock, the 20th business day following such notice. The Company may not require Crescent to purchase shares of Redeemable Preferred Stock more than two times in any 30-day period. The Company may redeem the Redeemable Preferred Stock at any time for cash or for common stock of the Company that has a then market price (determined on the basis of closing prices for such stock for the 20 trading days immediately preceding the redemption notice) equal to approximately 111% of the redemption price for the Redeemable Preferred Shares to be redeemed. Any such issuance in redemption will be made such that stock held by each owner of such common stock so issued in excess of 9.9% of the Company's outstanding common stock will generally be non-voting common stock. The Redeemable Preferred Stock will have no voting rights except as required by law. Dividends of $100 per share of Redeemable Preferred Stock per annum shall accrue without interest and be payable when, as, and if declared out of legally available funds on a fully cumulative basis. Unless written consent from Crescent is received, the Company has agreed to use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Station Casinos, Inc.:

     We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (a Nevada corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Las Vegas, Nevada
April 23, 1997 (except for Note 5
  as to which the date is June 27, 1997
  and Note 14 as to which the date is
  January 16, 1998)

                             STATION CASINOS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    MARCH 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Current assets:
  Cash and cash equivalents.................................  $   42,522    $114,868
  Accounts and notes receivable, net........................       7,852       5,151
  Inventories...............................................       3,473       2,299
  Prepaid gaming taxes......................................       4,291       3,726
  Prepaid expenses and other................................      11,231       7,395
                                                              ----------    --------
          Total current assets..............................      69,369     133,439
Property and equipment, net.................................   1,069,052     616,211
Land held for development...................................      26,354      28,934
Other assets, net...........................................      69,343      48,730
                                                              ----------    --------
          Total assets......................................  $1,234,118    $827,314
                                                              ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   18,807    $ 23,256
  Accounts payable..........................................      21,106      11,091
  Accrued payroll and related...............................      13,460      11,519
  Construction contracts payable............................      94,835      27,879
  Accrued interest payable..................................      10,625       6,875
  Accrued expenses and other current liabilities............      26,433      16,706
                                                              ----------    --------
          Total current liabilities.........................     185,266      97,326
Long-term debt, less current portion........................     742,156     441,742
Deferred income taxes, net..................................       7,848       9,776
                                                              ----------    --------
          Total liabilities.................................     935,270     548,844
                                                              ----------    --------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, par value $.01; authorized 5,000,000
     shares; 2,070,000 and 1,800,000 convertible preferred
     shares issued and outstanding..........................     103,500      90,000
  Common stock, par value $.01; authorized 90,000,000
     shares; 35,318,057 and 35,303,346 shares issued and
     outstanding............................................         353         353
  Additional paid-in capital................................     167,397     167,623
  Deferred compensation -- restricted stock.................      (1,225)     (1,811)
  Retained earnings.........................................      28,823      22,305
                                                              ----------    --------
          Total stockholders' equity........................     298,848     278,470
                                                              ----------    --------
          Total liabilities and stockholders' equity........  $1,234,118    $827,314
                                                              ==========    ========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                        ------------------------------------------
                                                            1997           1996           1995
                                                        ------------   ------------   ------------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Operating revenues:
  Casino..............................................  $   450,013    $   358,495    $   210,534
  Food and beverage...................................       92,220         73,057         43,208
  Room................................................       27,420         23,614         17,690
  Other...............................................       48,957         39,099         36,561
                                                        -----------    -----------    -----------
     Gross revenues...................................      618,610        494,265        307,993
  Promotional allowances..............................      (35,095)       (27,408)       (17,715)
                                                        -----------    -----------    -----------
     Net revenues.....................................      583,515        466,857        290,278
                                                        -----------    -----------    -----------
Operating costs and expenses:
  Casino..............................................      203,857        150,805         92,812
  Food and beverage...................................       68,994         57,659         34,045
  Room................................................       10,318          9,147          7,014
  Other...............................................       23,927         24,902         27,270
  Selling, general and administrative.................      120,285         97,466         60,810
  Corporate expense...................................       18,284         15,979         13,141
  Restructuring charge................................        2,016             --             --
  Development expenses................................        1,302          3,960          7,200
  Depreciation and amortization.......................       44,589         35,039         22,220
  Preopening expenses.................................       31,820          2,436         19,378
                                                        -----------    -----------    -----------
                                                            525,392        397,393        283,890
                                                        -----------    -----------    -----------
Operating income......................................       58,123         69,464          6,388
Other income (expense):
  Interest expense, net...............................      (36,698)       (30,563)       (19,967)
  Other...............................................          (47)         1,150          2,160
                                                        -----------    -----------    -----------
                                                            (36,745)       (29,413)       (17,807)
                                                        -----------    -----------    -----------
Income (loss) before income taxes.....................       21,378         40,051        (11,419)
Income tax (provision) benefit........................       (7,615)       (14,579)         3,477
                                                        -----------    -----------    -----------
Net income (loss).....................................       13,763         25,472         (7,942)
Preferred stock dividends.............................       (7,245)           (53)            --
                                                        -----------    -----------    -----------
Net income (loss) applicable to common stock..........  $     6,518    $    25,419    $    (7,942)
                                                        ===========    ===========    ===========
Earnings (loss) per common share......................  $      0.18    $      0.75    $     (0.26)
                                                        ===========    ===========    ===========
Weighted average common shares outstanding............   35,316,077     33,917,646     30,112,851
                                                        ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     DEFERRED         RETAINED
                                                     ADDITIONAL   COMPENSATION --     EARNINGS         TOTAL
                                PREFERRED   COMMON    PAID-IN       RESTRICTED      (ACCUMULATED   STOCKHOLDERS'
                                  STOCK     STOCK     CAPITAL          STOCK          DEFICIT)        EQUITY
                                ---------   ------   ----------   ---------------   ------------   -------------
                                                             (AMOUNTS IN THOUSANDS)
Balances, March 31, 1994......  $     --     $300     $ 90,663        $    --         $ 4,828        $ 95,791
Restricted stock grant (Note
  9)..........................        --        1        2,929         (2,930)             --              --
Amortization of deferred
  compensation................        --       --           --             37              --              37
Net loss......................        --       --           --             --          (7,942)         (7,942)
                                --------     ----     --------        -------         -------        --------
Balances, March 31, 1995......        --      301       93,592         (2,893)         (3,114)         87,886
Issuance of common stock
  (Note 7)....................        --       52       77,309             --              --          77,361
Issuance of preferred stock
  (Note 7)....................    90,000       --       (3,278)            --              --          86,722
Amortization of deferred
  compensation................        --       --           --          1,082              --           1,082
Preferred stock dividends.....        --       --           --             --             (53)            (53)
Net income....................        --       --           --             --          25,472          25,472
                                --------     ----     --------        -------         -------        --------
Balances March 31, 1996.......    90,000      353      167,623         (1,811)         22,305         278,470
Issuance of preferred stock
  (Note 7)....................    13,500       --         (405)            --              --          13,095
Exercise of stock options.....        --       --          179             --              --             179
Amortization of deferred
  compensation................        --       --           --            586              --             586
Preferred stock dividends.....        --       --           --             --          (7,245)         (7,245)
Net income....................        --       --           --             --          13,763          13,763
                                --------     ----     --------        -------         -------        --------
Balances March 31, 1997.......  $103,500     $353     $167,397        $(1,225)        $28,823        $298,848
                                ========     ====     ========        =======         =======        ========

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEARS ENDED MARCH 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Net income (loss).......................................  $  13,763    $  25,472    $  (7,942)
                                                          ---------    ---------    ---------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.........................     44,589       35,039       22,220
  Amortization of debt discount and issuance costs......      5,279        3,141        1,211
  Preopening expenses...................................     31,820        2,436       19,378
  (Decrease) increase in deferred income taxes..........     (3,752)       8,995       (5,449)
  Changes in assets and liabilities:
     Increase in accounts and notes receivable, net.....     (1,151)        (522)        (955)
     Increase in inventories and prepaid expenses and
       other............................................     (3,751)      (2,428)      (3,152)
     (Decrease) increase in accounts payable............     10,015       (2,710)      10,547
     Increase in accrued expenses and other current
       liabilities......................................     13,723        4,822       12,041
  Other, net............................................      1,268        3,708          595
                                                          ---------    ---------    ---------
          Total adjustments.............................     98,040       52,481       56,436
                                                          ---------    ---------    ---------
          Net cash provided by operating activities.....    111,803       77,953       48,494
                                                          ---------    ---------    ---------
Cash flows from investing activities:
  Capital expenditures..................................   (505,735)    (279,340)    (141,165)
  Proceeds from sale of land, property and equipment....      8,900        6,578       12,483
  Land held for development.............................        (36)      (5,018)      (5,507)
  Other long-term assets................................    (15,772)      (1,638)      (2,489)
  Refund on land held for development...................         --           --        9,500
  Increase (decrease) in construction contracts
     payable............................................     66,956       21,460      (10,337)
  Preopening expenses...................................    (31,820)      (2,436)     (19,378)
  Other, net............................................     (1,501)      (6,541)        (692)
                                                          ---------    ---------    ---------
          Net cash used in investing activities.........   (479,008)    (266,935)    (157,585)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings (payments) under bank facility, net........    277,000      (65,000)      37,000
  Borrowings under Sunset loan agreement................     46,000           --           --
  Proceeds from notes payable...........................      2,250       42,438       13,757
  Principal payments on notes payable...................    (30,444)     (34,958)      (8,195)
  Proceeds from the issuance of common stock............         --       78,246           --
  Proceeds from the issuance of senior subordinated
     notes..............................................         --      191,292       72,091
  Proceeds from the issuance of preferred stock.........     13,095       87,300           --
  Distributions paid to stockholders....................         --           --       (4,014)
  Dividends paid on preferred stock.....................     (6,985)          --           --
  Debt issuance costs and other, net....................     (6,057)     (12,429)        (746)
                                                          ---------    ---------    ---------
          Net cash provided by financing activities.....    294,859      286,889      109,893
                                                          ---------    ---------    ---------
Cash and cash equivalents:
  (Decrease) increase in cash and cash equivalents......    (72,346)      97,907          802
  Balance, beginning of year............................    114,868       16,961       16,159
                                                          ---------    ---------    ---------
  Balance, end of year..................................  $  42,522    $ 114,868    $  16,961
                                                          =========    =========    =========
Supplemental cash flow disclosures:
  Cash paid for interest, net of amounts capitalized....  $  28,577    $  27,817    $  17,021
  Cash paid for income taxes, net.......................  $   9,250    $   8,668    $   1,303
  Property and equipment purchases financed by debt.....  $     361    $  28,405    $  22,719
  Assets sold for note receivable.......................  $   1,550    $      --    $      --

 The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Basis of Presentation and Organization

     Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming enterprise that currently owns and operates three hotel/casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada and Louisiana. Additionally, the Company is constructing a new hotel/casino property in Las Vegas.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), and Southwest Gaming Services, Inc. ("SGSI"). The Company owns a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company. The Company accounts for this investment using the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

  Inventories

     Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

  Capitalization of Interest

     The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is complete. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's average cost of borrowed money. Interest capitalized for the fiscal years ended March 31, 1997, 1996 and 1995 was approximately $21.1 million, $6.1 million and $6.0 million, respectively.

                             STATION CASINOS, INC.

  Debt Issuance Costs

     Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

  Development Activities

     The Company expenses all internal salaries and related expenses with respect to development activities. Other development costs, including legal, lobbying, and consulting are expensed, until such time as the jurisdiction has approved gaming and the Company has a specific site identified. Costs incurred subsequent to these criteria being met are capitalized. At March 31, 1997 and 1996, the Company had capitalized costs of $0.7 million and $1.3 million, respectively, related to various development projects. These costs are included in other assets, net in the accompanying consolidated balance sheets.

  Preopening Expenses


     During the construction of and prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. The construction phase typically covers a period of 12 to 24 months. The majority of preopening costs are incurred in the three months prior to opening. At March 31, 1997, $2.4 million of preopening expenses related to a new hotel/casino under construction known as Sunset Station had been capitalized and are included in other assets, net in the accompanying consolidated balance sheets. The Company expenses preopening expenses upon the opening of the related facility. During the fiscal year ended March 31, 1995, the Company incurred preopening expenses of $7.5 million and $11.9 million related to Boulder Station and Station Casino St. Charles, respectively. During the fiscal year ended March 31, 1996, the Company incurred preopening expenses of $2.4 million related to new projects for Texas Station and Barley's Casino & Brewing Company and expansion projects at Boulder Station and Station Casino St. Charles. During the fiscal year ended March 31, 1997, the Company incurred preopening expenses of $31.8 million substantially related to the opening of Station Casino Kansas City.


  Revenues and Promotional Allowances

     In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                                        FOR THE YEARS ENDED MARCH 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Food and beverage.....................................  $27,418    $23,483    $14,276
Room..................................................    1,439      1,203        874
Other.................................................    1,263        653        313
                                                        -------    -------    -------
          Total.......................................  $30,120    $25,339    $15,463
                                                        =======    =======    =======

  Earnings (Loss) per Common Share

     Earnings (loss) per common share is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Earnings per share assuming full dilution is not presented because the exercise of stock options and the conversion of the convertible preferred stock does not have a dilutive effect on the per share amounts.

                             STATION CASINOS, INC.

     The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which is effective for fiscal years ending after December 15, 1997. This statement replaces primary earnings per share ("EPS") with basic EPS. No dilution for potentially dilutive securities is included in basic EPS. This statement also requires when applying the treasury stock method for diluted EPS to compute dilution for options and warrants, to use average share price for the period, rather than the more dilutive greater of the average share price or end-of-period share price. The Company will adopt SFAS No. 128 in the fiscal year ending March 31, 1998. Management believes the adoption of SFAS No. 128 will have no impact on the Company's previously reported earnings per share.

  Recently Issued Accounting Standards

     The Financing Accounting Standards Board has issued SFAS No. 129, "Disclosure of Information about Capital Structure," which is effective for periods ending after December 15, 1997, SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997 and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. Management estimates that SFAS No.'s 129, 130 and 131 will have no impact on the consolidated financial statements of the Company.

2. ACCOUNTS AND NOTES RECEIVABLE

     Components of accounts and notes receivable are as follows (amounts in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                               1997         1996
                                                              -------      ------
Casino......................................................  $ 3,698      $2,569
Hotel.......................................................    1,331       1,144
Other.......................................................    3,876       2,082
                                                              -------      ------
                                                                8,905       5,795
Allowance for doubtful accounts.............................   (1,053)       (644)
                                                              -------      ------
          Accounts and notes receivable, net................  $ 7,852      $5,151
                                                              =======      ======

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of March 31, 1997 and 1996 (amounts in thousands):

                                                                          MARCH 31,
                                                   ESTIMATED LIFE   ----------------------
                                                      (YEARS)          1997        1996
                                                   --------------   ----------   ---------
Land.............................................     --            $   27,718   $  16,962
Land leases acquired.............................      48-52             4,395       4,395
Buildings and leasehold improvements.............      31-45           554,294     285,558
Boats and barges.................................      20-45           123,774      81,463
Furniture, fixtures and equipment................        3-7           192,546     163,580
Construction in progress.........................     --               273,188     165,513
                                                                    ----------   ---------
                                                                     1,175,915     717,471
Accumulated depreciation and amortization........                     (106,863)   (101,260)
                                                                    ----------   ---------
          Property and equipment, net............                   $1,069,052   $ 616,211
                                                                    ==========   =========

     At March 31, 1997 and 1996, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

                             STATION CASINOS, INC.

4. LAND HELD FOR DEVELOPMENT

     The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. The Company's decision whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. At March 31, 1997 and 1996, $22.6 million and $22.7 million, respectively, of land had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, at March 31, 1997 and 1996, $3.7 million and $6.2 million, respectively, of land had been acquired in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

     The Company has entered into various purchase agreements whereby the Company has the option to acquire or lease land for development of potential new gaming projects totaling $31.3 million and $34.2 million at March 31, 1997 and 1996, respectively. In consideration for these options, the Company has paid or placed in escrow $6.0 million and $2.4 million at March 31, 1997 and 1996, respectively. Should the Company not exercise its option to acquire or lease the land, it would forfeit all amounts paid or placed in escrow as of March 31, 1997. These option payments are included in other assets, net in the accompanying consolidated balance sheets.

5. LONG-TERM DEBT

     Long-term debt consists of the following (amounts in thousands):

                                                              MARCH 31,    MARCH 31,
                                                                1997         1996
                                                              ---------    ---------
Station Casinos, Inc. (excluding Sunset Station):
Reducing revolving credit facility, secured by substantially all of the assets of Palace Station, Boulder Station,
  Texas Station, Station Casino St. Charles and Station
  Casino Kansas City, $368 million limit at March 31, 1997,
  reducing quarterly by varying amounts until September 2000 when the remaining principal balance is due, interest at a margin above the bank's prime rate or the Eurodollar Rate
  (7.89% at March 31, 1997).................................  $277,000     $     --
9 5/8% senior subordinated notes, payable interest only
  semi-annually, principal due June 1, 2003, net of
  unamortized discount of $6.8 million at March 31, 1997....   186,248      185,531
10 1/8% senior subordinated notes, payable interest only
  semi-annually, principal due March 15, 2006, net of
  unamortized discount of $1.2 million at March 31, 1997....   196,818      196,737
Notes payable to banks and others, collateralized by slot
  machines and related equipment, monthly installments
  including interest ranging from 7.47% to 7.94%............    15,952       24,726
Capital lease obligations, collateralized by furniture and
  equipment.................................................     7,703       12,171
Other long-term debt........................................    31,242       45,833
                                                              --------     --------
          Sub-total.........................................   714,963      464,998

                             STATION CASINOS, INC.

                                                              MARCH 31,    MARCH 31,
                                                                1997         1996
                                                              ---------    ---------
Sunset Station, Inc.:
$110 million Sunset Station first mortgage construction/term loan agreement, secured by substantially all of the assets of Sunset Station, interest at a margin of 375 basis
  points above the Eurodollar Rate (9.37% at March 31,
  1997), due September 2000.................................    46,000           --
                                                              --------     --------
          Total long-term debt..............................   760,963      464,998
Current portion of long-term debt...........................   (18,807)     (23,256)
                                                              --------     --------
          Total long-term debt, less current portion........  $742,156     $441,742
                                                              ========     ========

     In June 1993, the Company completed an offering at par of $110 million in 9 5/8% senior subordinated notes due in June 2003. In May 1994, the Company completed an offering of $83 million in senior subordinated notes that rank pari passu with the existing $110 million senior subordinated notes, and have identical maturities and covenants as the original issue. The $83 million senior subordinated notes have a coupon rate of 9 5/8% and were priced to yield 11.5% to maturity. The discount on the $83 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In March 1996, the Company completed an offering of $198 million of senior subordinated notes due in March 2006, that rank pari passu with the existing $193 million of senior subordinated notes. The $198 million senior subordinated notes have a coupon rate of 10 1/8% and were priced to yield 10.24% to maturity. The discount on the $198 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that rank pari passu with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes will be recorded as a reduction to long-term debt. Proceeds from the offering were used to pay down amounts outstanding under the reducing revolving credit facility.

     The indentures governing the Company's senior subordinated notes ("the Indentures") contain certain customary financial and other covenants, which among other things, govern the Company and certain of its subsidiaries ability to incur indebtedness (except, as specifically allowed) unless after giving effect thereto, a 2.0 to 1.0 pro forma Consolidated Coverage Ratio (as defined in the Indentures) has been met. As of March 31, 1997, the Company's Consolidated Coverage Ratio was 2.66 to 1.00.

     On July 5, 1995, the Company obtained a $275 million reducing revolving credit facility. On March 25, 1996, the Company amended and restated this bank facility, providing for borrowings up to an aggregate principal amount of $400 million. On March 21, 1997, the Company obtained certain amendments to the reducing revolving bank credit facility in order to enhance its borrowing capacity (the "Bank Facility"). The Bank Facility is secured by substantially all the assets of Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City (collectively, the "Borrowers"). The Company and SGSI guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000 and reduces quarterly by varying amounts (including $8 million for the fiscal quarter ending on June 30, 1997 and $10 million for each quarter ending September 30, 1997, December 31, 1997 and March 31, 1998). Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or LIBOR, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrower's and the

                             STATION CASINOS, INC.

Company's consolidated ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").

     The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA ratio for the Borrowers combined of 3.00 to 1.00 for each fiscal quarter through June 30, 1997, 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of March 31, 1997, the Borrowers funded debt to EBITDA ratio was 1.97 to 1.00 and the fixed charge coverage ratio for the fiscal year ended March 31, 1997 was 2.54 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station (as defined) and certain restrictions on distributions of cash from Palace Station to the Company. As of March 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

     In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on or redemptions of the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior subordinated notes and up to $25 million of purchase money indebtedness, minimum consolidated net worth requirements for the Company of $165 million plus post October 1, 1995 preopening expenses, 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures. As of March 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $20 million. The Bank Facility also includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year for the Company on a consolidated basis of 5.00 to 1.00 for the fiscal quarter ended March 31, 1997, 5.25 to 1.00 for each fiscal quarter through December 31, 1997, 5.00 to 1.00 for each fiscal quarter through June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. As previously discussed, in June 1997, the Company obtained an amendment to the Bank Facility. This amendment modified the covenant restricting the maximum consolidated funded debt to EBITDA ratio as follows: 5.75 to 1.00 for the fiscal quarter ended June 30, 1997, 5.85 to 1.00 for the fiscal quarter ended September 30, 1997, 5.75 to 1.00 for the fiscal quarters ending December 31, 1997 and March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. In addition, in July 1997, the Company reduced the total amount available under the Bank Facility by $30 million. As a result, no additional reductions are required until June 30, 1998, at which time the Bank Facility will reduce by $22.4 million each fiscal quarter through March 31, 2000. As of March 31, 1997, the Company's funded debt to EBITDA ratio was 4.54 to 1.00. Such consolidated calculations for the Company do not include Sunset Station (see below). In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and the Convertible Preferred Stock (see Note 7), the amounts necessary to fund casino bankroll in the ordinary course of business, and $2,000,000. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the Indentures.

                             STATION CASINOS, INC.

     On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association, Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station as part of the Sunset Station Project (See Note 6).

     The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow, as defined. The Sunset Note carries an interest rate of 375 basis points above the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with respect to the real property on which Sunset Station is being constructed, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment to be used by Sunset Station.

     The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter, reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less than $52 million plus 80% of net income (not reduced by net losses) for each quarter after opening, plus 100% of certain additional equity contributions by the Company and Supplemental Loans, as defined. In addition, the agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

     In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan agreement (the "Supplemental Loan Agreement"). The Sunset Loan Agreement requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down beginning on the last day of the first full calendar quarter ending after Sunset Station opens for business in the amount of up to $10 million during the first year after such date, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment under the Sunset Operating Lease. Sunset Station will pay interest at a rate per annum equal to the three-month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the indentures governing the Company's existing senior subordinated notes and the Bank Facility.

                             STATION CASINOS, INC.

     In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America National Trust and Savings Association. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense on the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal. As of March 31, 1997, the market value of this interest rate swap was $1.0 million. There are no hedging gains or losses explicitly deferred.

     The estimated fair value of the Company's long-term debt at March 31, 1997 was approximately $755.6 million, compared to its book value of approximately $761.0 million. The estimated fair value amounts were based on quoted market prices on or about March 31, 1997 for the Company's debt securities that are publicly traded. For debt securities that are not publicly traded, fair value was estimated based on the quoted market prices for similar issues or the current rates offered to the Company for debt having the same remaining maturities.

     Scheduled maturities of long-term debt are as follows (amounts in thousands):

                                               FISCAL YEAR ENDING
                                                   MARCH 31,
                                               ------------------
1998.........................................       $ 18,807
1999.........................................         12,948
2000.........................................         11,141
2001.........................................        333,373
2002.........................................          1,288
Thereafter...................................        383,406
                                                    --------
          Total..............................       $760,963
                                                    ========

6. COMMITMENTS AND CONTINGENCIES

  Station Casino St. Charles

     In September 1994, Station Casino St. Charles entered into an agreement for property acquisitions with the City of St. Charles, Missouri which allows for the acquisition by the Company of property within a designated 107-acre Redevelopment Project Area, a portion of which is adjacent to Station Casino St. Charles. This land is being acquired for the construction of a mixed use development which may include retail space, a hotel, office space, convention space or restaurants. The Company has a right to terminate the agreement if all related acquisition costs exceed $13.7 million. As of March 31, 1997, the Company has incurred $3.4 million of acquisition costs included in property and equipment, net in the accompanying consolidated balance sheets.

  Boulder Station Lease

     The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is KB Enterprises, an affiliated company owned by Frank
J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a term of 65 years with monthly payments of $125,000 through June 1998. In June 1998, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual

                             STATION CASINOS, INC.

rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003, and every ten years thereafter by a cost of living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

  Texas Station Lease

     The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a term of 65 years with monthly rental payments of $150,000 through July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company will have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

  Sunset Station Lease

     In June 1994, the Company entered into a lease agreement for approximately
47.5 acres of land in the Southeast area of Las Vegas on which Sunset Station is being developed. The lease has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary of the lease, the Company has an option to purchase this land for $23.8 million. Additionally, on the seventh anniversary of the lease, the lessor has an option to sell this land to the Company for $21.8 million.

  Station Casino Kansas City Lease

     The Company has entered into a joint venture which owns the land on which Station Casino Kansas City is located. At March 31, 1997, $3.5 million related to this investment is included in other assets, net in the accompanying consolidated balance sheets.

     In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. The agreement requires monthly payments of $85,000 through March 31, 1997 and $90,000 through the remainder of the lease term. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor. In connection with the joint venture agreement, the Company received an option providing for the right to acquire the joint venture partner's interest in this joint venture. The Company has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, commencing April 1, 1998 the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At March 31, 1997, $2.6 million paid by the Company in consideration for this option is included in other assets, net in the accompanying consolidated balance sheets.

  Southern Florida

     In October 1994, the Company entered into an agreement to form a limited partnership with the existing operator of a pari-mutuel facility in Southern Florida. In the event casino gaming is approved by the voters of Florida by October 2000 and in the event the site is licensed by the state, the Company will be obligated to

                             STATION CASINOS, INC.

make capital contributions to the partnership totaling $35 million, reduced by credits for amounts previously contributed to any Florida gaming referendum campaign.

  Operating Leases

     The Company leases several parcels of land and equipment used in operations at Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City and for land on which Sunset Station is being developed. Leases on various parcels ranging from 13 acres to 171 acres have terms expiring between March 2006 and July 2060. Future minimum lease payments required under these operating leases and other noncancelable operating leases are as follows for the fiscal years ending March 31, (amounts in thousands):

FUTURE MINIMUM LEASE PAYMENTS

1998..............................................  $  6,423
1999..............................................     6,296
2000..............................................     5,932
2001..............................................     5,932
2002..............................................     5,932
Thereafter........................................   280,479
                                                    --------
          Total...................................  $310,994
                                                    ========

     Rent expense totaled approximately $5.4 million, $6.5 million and $4.9 million for the years ended March 31, 1997, 1996 and 1995, respectively. Rents of $2.2 million and $2.1 million were capitalized in connection with the construction of Station Casino Kansas City and Sunset Station for the fiscal years ended March 31, 1997 and 1996, respectively.

     During fiscal 1995, the Company sold approximately $13.0 million of equipment and leased it back under lease agreements ranging from three to seven years. The transactions produced gains of approximately $665,000 which have been deferred and are being amortized against lease expense over the remaining lease terms.

  Equipment Lease

     In connection with the Sunset Loan Agreement, the Company entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") with First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement) (See Note 5).

     In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders will advance funds to the trustee for the purchase by the trustee of, or to reimburse the Company for, the purchase of the Equipment, which will then be leased to the Company, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

                             STATION CASINOS, INC.

  Legal Matters

     The Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

7. STOCKHOLDER'S EQUITY

     In July 1995, the Company completed a public offering of 5,175,000 shares of common stock at $16 per share generating net proceeds of approximately $78.2 million, before deducting $0.8 million of offering costs paid by the Company. The proceeds from this offering were primarily used to acquire the assets of Texas Station located in North Las Vegas, which commenced operations July 12, 1995. The seller of the assets is a wholly-owned subsidiary of a trust of which the Related Lessor is the sole trustee (the "Seller"). The purchase price of such assets was an amount equal to the Seller's out-of-pocket costs incurred in connection with the financing, development and construction of the hotel/casino through the closing date. At closing, the Company paid $62.8 million to the Seller and assumed various liabilities and contracts to complete construction of the facility. The total cost of the property was approximately $84.9 million. The land on which the Texas Station facility is situated is being leased to the Company by the Seller pursuant to a long-term ground lease (See Note 6).

     In March 1996, the Company completed a public offering of 1,800,000 shares of convertible preferred stock (the "Convertible Preferred Stock") at $50.00 per share generating net proceeds of approximately $87.3 million, before deducting $0.6 million of offering costs paid by the Company. In April 1996, the underwriters exercised their option to purchase an additional 270,000 shares of the Convertible Preferred Stock generating net proceeds to the Company of approximately $13.1 million. The Convertible Preferred Stock is convertible at an initial conversion rate of 3.2573 shares of common stock for each share of Convertible Preferred Stock. The Convertible Preferred Stock is redeemable, at the option of the Company in whole or in part, for shares of the Company's common stock at any time after March 15, 1999, initially at a redemption price of $52.45 per share and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The common shares to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's common stock for the preceding 20 trading days or the closing price of the Company's common stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. Dividends on the Convertible Preferred Stock of $3.50 per share annually, accrue and are cumulative from the date of issuance. The Convertible Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

8. RELATED PARTIES

     The Company has employed McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") to provide advertising and marketing research services. Certain stockholders of the Company own a 50% interest in MMDS. During the fiscal years ended March 31, 1997, 1996 and 1995 the Company paid MMDS $27.2 million, $17.4 million and $12.7 million respectively, for advertising, market research and other costs related to these activities. In management's opinion, these transactions were conducted with terms as fair to the Company as could have been obtained from unaffiliated companies. In April 1997, the Company purchased the assets of MMDS for approximately $0.8 million.

9. BENEFIT PLANS

  Stock Compensation Program

     The Company has adopted a Stock Compensation Program (the "Program") which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan

                             STATION CASINOS, INC.

providing for the grant of non-qualified stock options, and (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock. Officers, key employees, directors (whether employee directors or non-employee directors) and independent contractors or agents of the Company and its subsidiaries are eligible to participate in the program. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

     A maximum of 6,307,000 shares of common stock have been reserved for issuance under the Program. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, ranging from immediate to twenty percent a year for five years, to be determined at the time of grant. All options have an exercise period of ten years from the date of grant.

     The Program will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date. Summarized information for the Program is as follows:

                                             1997                   1996                    1995
                                     --------------------   ---------------------   --------------------
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                                 EXERCISE                EXERCISE               EXERCISE
                                      OPTIONS     PRICE      OPTIONS      PRICE      OPTIONS     PRICE
                                     ---------   --------   ----------   --------   ---------   --------
Outstanding Beginning of the
  Year.............................  2,697,012    $16.24     2,372,100    $19.05    1,943,725    $20.09
  Granted..........................  2,160,822    $14.01     1,593,305    $13.42      541,750    $15.50
  Exercised........................    (14,711)   $12.16           (46)   $12.00           --    $   --
  Canceled.........................   (410,941)   $15.70    (1,268,347)   $17.95     (113,375)   $19.89
                                     ---------              ----------              ---------
Outstanding End of the Year........  4,432,182    $15.22     2,697,012    $16.24    2,372,100    $19.05
                                     =========              ==========              =========
Restricted Stock Grants............         --                      --                170,500
                                     =========              ==========              =========
Exercisable at End of Year.........  1,408,893    $16.50       993,032    $16.67      721,200    $20.06
                                     =========              ==========              =========
Options Available for Grant........  1,689,561                 649,942                479,910
                                     =========              ==========              =========

     The following table summarizes information about the options outstanding at March 31, 1997:

                                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                              ---------------------------------------    -----------------------
                                               WEIGHTED                    NUMBER
                                 NUMBER         AVERAGE      WEIGHTED    EXERCISABLE    WEIGHTED
         RANGE OF             OUTSTANDING      REMAINING     AVERAGE         AT         AVERAGE
         EXERCISE             AT MARCH 31,    CONTRACTUAL    EXERCISE     MARCH 31,     EXERCISE
          PRICES                  1997           LIFE         PRICE         1997         PRICE
         --------             ------------    -----------    --------    -----------    --------
$ 9.38 - $ 9.88............      228,000          9.9         $ 9.50             --      $   --
$11.63 - $13.75............      890,081          7.3         $12.07        549,284      $12.04
$14.38 - $15.00............    2,149,101          8.9         $14.59        100,709      $14.44
$18.00 - $20.00............    1,075,000          6.3         $19.72        695,900      $19.83
$22.00 - $22.00............       90,000          2.8         $22.00         63,000      $22.00
                               ---------          ---         ------      ---------      ------
                               4,432,182          7.9         $15.22      1,408,893      $16.50
                               =========          ===         ======      =========      ======

     Restricted stock grants in the amount of 170,500 shares were issued during the fiscal year ended March 31, 1995. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and recorded as compensation expense in selling, general, and administrative expense in the accompanying consolidated statements of operations.

                             STATION CASINOS, INC.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Program. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the Company's net income applicable to common stock and earnings per common share would have been as follows (amounts in thousands, except per share data):

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                               1997          1996
                                                              -------      --------
Net income applicable to common stock:
  As reported...............................................  $6,518       $25,419
  Proforma..................................................  $3,640       $23,562
Earnings per common share:
  As reported...............................................  $ 0.18       $  0.75
  Proforma..................................................  $ 0.10       $  0.69

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following assumptions: (i) no dividends, (ii) expected volatility for both years of 45.5%, (iii) risk free interest rate of 6.46% for 1997 and 6.04% for 1996, and (iv) the expected average life of 3.92 years for 1997 and 3.05 years for 1996. The weighted average fair value of options granted in 1997 and 1996 were $5.64 and $4.91, respectively.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

     In May 1995, the Board of Directors of the Company authorized the repricing of 1,156,900 options with option prices ranging from $13.00 to $20.00. Options held by certain members of the Company's Board of Directors, including the Chairman and Chief Executive Officer of the Company were not repriced. The effect of the repricing of all the subject options was the cancellation of 1,116,500 options and the reissuance of 872,680 options ("replacement options") with a price of $12.00 (market value at date of the repricing) which are included in granted and canceled options in the table above. The number of replacement options was determined, based upon a valuation model, so that the value of the replacement options was equivalent to the value of the options originally granted.

  401(k) Plans

     The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was $442,000, $293,000, and $203,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

10. EXECUTIVE COMPENSATION PLANS

     The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary with annual adjustments and an annual cash bonus equal to at least 5 percent of the executive's base salary, and supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. The Company elected to self-insure with respect to the long-term disability benefits. In addition, the Company has adopted a Supplemental

                             STATION CASINOS, INC.

Executive Retirement Plan for its Chief Executive Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan. The expenses related to these plans are included in corporate expenses in the accompanying consolidated statements of operations.

11. RESTRUCTURING CHARGE

     In March 1997, the Company introduced a plan designed to reduce costs and improve efficiency of operations. This plan resulted in a one-time charge to earnings in the fourth quarter of fiscal 1997 totaling $2,016,000, primarily related to employee severance payments.

12. INCOME TAXES

     The Company files a consolidated federal income tax return. The provision (benefit) for income taxes consists of the following (amounts in thousands):

                                                                  MARCH 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Current:
  Federal.............................................  $ 7,708    $ 4,784    $   721
  State...............................................   (1,834)       374     (1,053)
                                                        -------    -------    -------
                                                          5,874      5,158       (332)
Deferred..............................................    1,741      9,421     (3,145)
                                                        -------    -------    -------
          Total income taxes..........................  $ 7,615    $14,579    $(3,477)
                                                        =======    =======    =======

     The income tax provision (benefit) differs from that computed at the federal statutory corporate tax rate as follows:

                                                                   MARCH 31,
                                                          ---------------------------
                                                          1997       1996       1995
                                                          -----      -----      -----
Federal statutory rate..................................   35.0%      35.0%     (35.0)%
State income taxes, net of federal benefit..............   (5.5)       0.6       (6.0)
Meals and entertainment.................................    0.2        0.6        4.1
Other, net..............................................    5.9        0.2        6.5
                                                          -----      -----      -----
Effective tax rate......................................   35.6%      36.4%     (30.4)%
                                                          =====      =====      =====

                             STATION CASINOS, INC.

     The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                    MARCH 31,
                                                              ---------------------
                                                                1997         1996
                                                              --------     --------
Deferred tax assets:
  Current:
     Accrued vacation, bonuses and group insurance..........  $  2,981     $  2,119
     Prepaid gaming taxes...................................    (1,341)      (1,177)
     Other..................................................     2,261        1,135
                                                              --------     --------
  Total current.............................................     3,901        2,077
                                                              --------     --------
  Long-term:
     Preopening and other costs, net of amortization........    15,077        4,485
     State deferred taxes...................................     1,907          462
     Alternative minimum tax credits........................     9,000        4,600
                                                              --------     --------
          Total long-term...................................    25,984        9,547
                                                              --------     --------
          Total deferred tax assets.........................    29,885       11,624
                                                              --------     --------
Deferred tax liabilities:
  Long-term:
     Temporary differences related to property and
       equipment............................................   (32,583)     (18,201)
     Other..................................................    (1,249)      (1,122)
                                                              --------     --------
          Total deferred tax liabilities....................   (33,832)     (19,323)
                                                              --------     --------
          Net...............................................  $ (3,947)    $ (7,699)
                                                              ========     ========

     The excess of the alternative minimum tax over the regular Federal income tax is a tax credit which can be carried forward indefinitely to reduce future regular Federal income tax liabilities. The Company did not record a valuation allowance at March 31, 1997 relating to recorded tax benefits because all benefits are likely to be realized.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                  NET
                                                                                    INCOME       INCOME      EARNINGS
                                                                                    (LOSS)       (LOSS)       (LOSS)
                                                                      OPERATING     BEFORE     APPLICABLE      PER
                                                            NET        INCOME       INCOME     TO COMMON      COMMON
                                                         REVENUES      (LOSS)       TAXES        STOCK        SHARE
                                                         ---------    ---------    --------    ----------    --------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
YEAR ENDED MARCH 31, 1997
First quarter........................................    $ 135,440    $ 22,813     $ 14,581     $  7,648      $ 0.22
Second quarter.......................................    $ 138,034    $ 23,809     $ 15,847     $  8,307      $ 0.24
Third quarter........................................    $ 133,767    $ 21,536     $ 13,789     $  6,944      $ 0.20
Fourth quarter.......................................    $ 176,274    $(10,035)    $(22,839)    $(16,381)     $(0.46)
YEAR ENDED MARCH 31, 1996
First quarter........................................    $  94,145    $ 13,043     $  5,530     $  3,511      $ 0.12
Second quarter.......................................    $ 119,850    $ 17,666     $ 11,459     $  7,257      $ 0.21
Third quarter........................................    $ 122,929    $ 18,969     $ 11,509     $  7,360      $ 0.21
Fourth quarter.......................................    $ 129,933    $ 19,786     $ 11,553     $  7,291      $ 0.21
YEAR ENDED MARCH 31, 1995
First quarter........................................    $  47,672    $ (8,361)    $(11,055)    $ (7,399)     $(0.25)
Second quarter.......................................    $  62,384    $ (6,962)    $(11,428)    $ (7,379)     $(0.25)
Third quarter........................................    $  83,641    $  6,295     $    807     $    483      $ 0.02
Fourth quarter.......................................    $  96,581    $ 15,416     $ 10,257     $  6,353      $ 0.22

14. SUBSEQUENT EVENT

     On January 16, 1997, the Company's gaming licenses for Station Casino Kansas City were formally issued for its facility which is located in a man-made basin filled with water piped in from the surface of the

                             STATION CASINOS, INC.

Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of its gaming license, the Company built and opened the Station Casino Kansas City facility. The licenses issued to the Company and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration.

     On November 25, 1997, the Supreme Court of Missouri ruled, in a case challenging the gaming licensing of certain operators located in Maryland Heights, Missouri who compete with Station Casino St. Charles, that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri or Mississippi Rivers. The case was remanded to the trial court for a factual determination as to whether such competing operators meet this requirement.

     Based upon this Missouri Supreme Court ruling (the so-called "Akin Ruling"), the Missouri Gaming Commission attempted to issue preliminary orders for disciplinary action to all licensees in Missouri that operate gaming facilities in artificial basins. These preliminary orders started the hearing process which allow the affected licensees to demonstrate that they are in fact, contiguous to the surface stream of the Missouri or Mississippi River. The preliminary orders were challenged by the licensees. The Circuit Court of Cole County has entered writs of prohibition preventing the Missouri Gaming Commission from proceeding with such hearings under the Missouri Gaming Commission's existing procedures. The Missouri Gaming Commission is currently seeking further review of these writs of prohibition in the Missouri Supreme Court, which has not yet ruled on the matter.

     Further, the Akin case was dismissed by the plaintiffs without prejudice after the Akin Ruling was entered by the Missouri Supreme Court, but before any further proceedings on remand. Therefore, the status of the Akin Ruling is unclear.

     On January 16, 1998, Station Casino Kansas City's licenses were renewed for one year, subject to the satisfactory resolution of the issues raised in the Akin Ruling. This renewal occurred before any writs of prohibition were entered preventing the Missouri Gaming Commission from proceeding with hearings concerning Station Casino Kansas City or any other licensees for alleged non-compliance with the Akin Ruling.

     Because of the open questions raised but not answered in the Akin Ruling, it is not possible to predict what effect the Akin Ruling or Missouri Gaming Commission's actions will have on operations at Station Casino Kansas City.

     At this time, based on discussions with Missouri legal counsel, management believes that it has potentially meritorious defenses in any lawsuit or administrative action based on the Akin Ruling. In addition, based on its current understanding of the ruling, management believes that if it were to be required to take remedial action with respect to Station Casino Kansas City, such remediation could be completed at a cost that would not have a material adverse effect on the Company's financial condition.

     However, management cannot provide any assurance as to whether the Station Casino Kansas City facility would be found to comply with the guidelines described in the Akin Ruling, whether it would be permitted to modify the facility to comply with such standards, or whether the Company's legal defenses, legislative alternatives, or other means available to permit the continued use of this current configuration would succeed.

     Further, it is unclear, in the event of a determination that the configuration at Station Casino Kansas City does not comply with the Akin Ruling, whether Station Casino Kansas City would be able to continue to operate or whether such findings would result in the possible temporary or permanent closure of Station Casino Kansas City. The Company cannot provide any assurance that there would not be a material adverse impact in such an eventuality.

     The Company does not believe the Akin Ruling will have a material adverse impact on the Station Casino St. Charles operations.

                             STATION CASINOS, INC.

MERGER AGREEMENT (UNAUDITED)

     On January 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to the Merger Agreement, the Company will be merged with and into Crescent (the "Merger"). The Merger Agreement also provides for certain alternative structures to facilitate the combination of the businesses of the Company and Crescent.

     Upon consummation of the Merger, each share of the Company's $.01 par value common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") together with the associated rights issued pursuant to the Rights Agreement dated October 6, 1997 shall as of the Effective Time, be converted into the right to receive 0.466 validly issued, fully paid and nonassessable shares of Crescent's $.01 par value common shares of beneficial interest. Each share of the Company's $3.50 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall as of the Effective Time be converted into the right to receive one validly issued, fully paid and nonassessable $3.50 Convertible Preferred Share of Crescent convertible into the number of Crescent common shares and having the terms required by the Company's Convertible Preferred Stock. In addition, at the option of the Company, the Company will issue to Crescent and Crescent has agreed to purchase subject to the terms, conditions and procedures set forth in the Merger Agreement up to an aggregate of 115,000 shares of a new series of preferred stock of the Company ("the Redeemable Preferred Stock") at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. The Redeemable Preferred Stock is convertible at the option of the holder any time after January 16, 1999, unless previously redeemed, into shares of common stock at a conversion rate of 60.606 Shares of Common Stock for each share of Redeemable Preferred Stock subject to ordinary antidilution provisions. Unless written consent from Crescent is received, the Company has agreed to use the net proceeds from the sale of the Redeemable Preferred Stock to repay indebtedness under its revolving loan agreement, borrowings under which were used for acquisitions and master-planned expansions.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions, including the approval of the Company's stockholders, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the approval of any other governmental entity with jurisdiction in respect of gaming laws required or necessary in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement entitles Crescent to a $54 million break-up fee if such agreement is terminated (i) by either Crescent or the Board of Directors of the Company if any required approval of the Merger is not obtained by reason of the failure to obtain the required vote of stockholders, (ii) by Crescent if the Board of Directors of the Company withdraws its approval or recommendation of the Merger, or recommends a superior proposal or (iii) by the Board of Directors of the Company if it receives a superior proposal that Crescent does not match or exceed.

     Upon consummation of the Merger, it is anticipated that an operating company owned equally by the Company's management team and Crescent Operating, Inc. (the "Operating Company") or another affiliate established by Crescent will operate the six casino properties currently operated by the Company pursuant to a lease with Crescent. The lease will be a 10-year lease with one, five-year renewal option. The lease also will be a triple-net lease, and will provide that the Operating Company is required to maintain the property in good condition at its expense during the term of the lease. The lease provides for base and percentage rent but the amount of the rent has not yet been determined.

     Immediately prior to the execution of the Merger Agreement, the Company amended its Rights Agreement dated October 6, 1997 (the "Rights Agreement"), to exclude Crescent and its affiliates from the definition of Acquiring Person to the extent that it is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution or delivery of, or the consummation of the transactions contemplated by, the Merger Agreement, including, without limitation, the purchase by Crescent of the Redeemable Preferred Stock.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                 PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


     The pro forma information for the three months ending March 31, 1998 and year ended December 31, 1997 assumes completion, as of January 1, 1997 in determining balance sheet, operating and other data, of (i) the Company's public offering of its common shares in April 1997 (the "April 1997 Offering") and the additional public offering of 500,000 common shares that closed on May 14, 1997 and these net proceeds were contributed to the Operating Partnership, which used the net proceeds to fund approximately $593,500 of Property acquisitions and other investments in the second quarter of 1997, (ii) the Company's offering of 4,700,000 common shares to an affiliate of Union Bank of Switzerland (the "UBS Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $145,000 of indebtedness under the Credit Facility, (iii) the Operating Partnership's offering of an aggregate principal amount of $400 million of senior notes (the "September 1997 Note Offering") and the use of the net proceeds therefrom to fund approximately $337,600 of the purchase price of two Properties and to repay approximately $57,200 of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the Company's public offering of its Common Shares in October 1997 (the "October 1997 Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds therefrom to fund approximately $45,000 of the purchase price of one Property and to repay approximately $325,100 of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Company's offering of 5,375,000 Common Shares to Merrill Lynch (the "Merrill Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $199,900 of indebtedness under the Credit Facility, (vi) the Company's public offering of 8,000,000 Preferred Shares in February 1998 ("February 1998 Preferred Offering") and the contribution of the proceeds to the Operating Partnership, which used the net proceeds to repay approximately $191,500 of indebtedness under the Credit Facility, (vii) the Company's public offering of 1,365,138 Common Shares to Merrill Lynch & Co. in April 1998 which Merrill Lynch & Co. deposited with the trustee of a unit investment trust ("Unit Investment Trust Offering") and the contribution of the net proceeds to the Operating Partnership, which used the net proceeds to repay approximately $44,000 of indebtedness under the Credit Facility, (viii) Property acquisitions, other investments and related financing and share issuances during 1997 and 1998, and (ix) Pending Investment and related financing, including $1,035,200 for refinancing and/or assumption of indebtedness, and associated refinancing and transaction costs, in connection with the Merger with Station.



     The unaudited pro forma Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the historical audited financial statements of the Operating Partnership for the year ended December 31, 1997, filed herein. In management's opinion, all adjustments necessary to reflect the above discussed transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Operating Partnership would have been for the period, nor does it purport to represent the Operating Partnership's results of operations for future periods.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS


                                                   CRESCENT REAL
                                                  ESTATE EQUITIES
                                                LIMITED PARTNERSHIP       PRO FORMA        PRO FORMA
                                                   HISTORICAL(A)         ADJUSTMENTS      CONSOLIDATED
                                                -------------------      -----------      ------------
Investments in real estate....................      $3,877,013           $1,801,510(B)     $5,678,523
Less -- accumulated depreciation..............        (302,826)                  --          (302,826)
                                                    ----------           ----------        ----------
          Net investment in real estate.......       3,574,187            1,801,510         5,375,697
Cash and cash equivalents.....................          67,924                8,360(C)         76,284
Restricted cash and cash equivalents..........          26,519                   --            26,519
Accounts receivable, net......................          23,984                   --            23,984
Deferred rent receivable......................          48,397                   --            48,397
Investments in real estate mortgages and
  equity of unconsolidated companies..........         583,262               27,750(D)        611,012
Notes receivable, net.........................         151,711                                151,711
Other assets, net.............................         118,616                   --           118,616
                                                    ----------           ----------        ----------
          Total assets........................      $4,594,600           $1,837,620        $6,432,220
                                                    ==========           ==========        ==========

                                             LIABILITIES

Borrowings under Credit Facility..............      $  457,000           $   15,650(E)     $  472,650
Notes payable.................................       1,517,927            1,082,200(F)      2,600,127
Accounts payable, accrued expenses and other
  liabilities.................................          79,163                                 79,163
                                                    ----------           ----------        ----------
          Total liabilities...................       2,054,090            1,097,850         3,151,940
                                                    ----------           ----------        ----------
MINORITY INTERESTS............................          27,815                   --            27,815
PARTNERS' CAPITAL
  General partner.............................           4,279                   --             4,279
  Limited partners'...........................       2,508,416              739,770(G)      3,248,186
                                                    ----------           ----------        ----------
          Total partners' capital.............       2,512,695              739,770         3,252,465
                                                    ----------           ----------        ----------
          Total liabilities and partners'
            capital...........................      $4,594,600           $1,837,620        $6,432,220
                                                    ==========           ==========        ==========


        See accompanying notes to Pro Forma Consolidated Balance Sheet.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)


(A)    Reflects Crescent Real Estate Equities Limited Partnership
         audited consolidated historical balance sheet as of March
         31, 1998..................................................          --
(B)    Increase reflects the following:
       Acquisition of Datran office property.......................  $   70,500
       Pending acquisition of Station's casino/hotel properties....   1,731,010
                                                                     ----------
                                                                     $1,801,510
                                                                     ==========
(C)    Net increase reflects the following:
         Capital contribution made by the Company from the April
            1998 Unit Investment Trust Offering....................  $   43,960
       Partial repayment of Credit Facility........................     (44,100)
       Borrowings under the Credit Facility for working capital....       8,500
                                                                     ----------
                                                                     $    8,360
                                                                     ==========
(D)    Net increase reflects the following:
       Additional investment in Refrigerated Warehouse
         partnerships..............................................  $   27,750
                                                                     ----------
                                                                     $   27,750
                                                                     ==========
(E)    Net increase in borrowings under the Credit Facility as a
         result of:
       Additional investment in Refrigerated Warehouse
         partnerships..............................................  $   27,750
       Partial repayment of Credit Facility........................     (44,100)
       Borrowings for the acquisition of Datran office property and
         working capital...........................................      32,000
                                                                     ----------
                                                                     $   15,650
                                                                     ==========
(F)    Net increase in notes payable as a result of:
       Debt relating to the pending acquisition of Station's
         casino/hotel properties...................................  $1,035,200
       Assumption of notes as a part of the acquisition of Datran
         office property...........................................      47,000
                                                                     ----------
                                                                     $1,082,200
                                                                     ==========
(G)    Increase reflects the following:
       The Company's issuance of preferred and common shares in
         conjunction with the   pending acquisition of Station's
         casino/hotel properties...................................  $  695,810
         Capital contribution made by the Company from the April
            1998 Unit Investment Trust Offering....................      43,960
                                                                     ----------
                                                                     $  739,770
                                                                     ==========

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                               CRESCENT REAL
                                              ESTATE EQUITIES
                                                  LIMITED       1998 ACQUIRED
                                                PARTNERSHIP      AND PENDING       OTHER         PRO FORMA
                                               HISTORICAL(A)    INVESTMENT(B)   ADJUSTMENTS     CONSOLIDATED
                                              ---------------   -------------   -----------     ------------
REVENUES:
  Rental property...........................     $153,125         $ 53,304       $      --        $206,429
  Interest and other income.................        8,024               --              --           8,024
                                                 --------         --------       ---------        --------
          Total revenues....................      161,149           53,304              --         214,453
                                                 --------         --------       ---------        --------
EXPENSES:
  Real estate taxes.........................       16,097              751              --          16,848
  Repairs and maintenance...................        8,700              821              --           9,521
  Other rental property operating...........       29,891            1,578            (132)(C)      31,337
  Corporate general and administrative......        3,147               --              --           3,147
  Interest expense..........................       34,283               --          21,386(D)       55,669
  Depreciation and amortization.............       26,582           20,300              --          46,882
  Amortization of deferred financing
     costs..................................        1,140               --              --           1,140
                                                 --------         --------       ---------        --------
          Total expenses....................      119,840           23,450          21,254         164,544
                                                 --------         --------       ---------        --------
          Operating income (loss)...........       41,309           29,854         (21,254)         49,909
OTHER INCOME:
  Equity in net income of unconsolidated
     companies..............................        5,845              486              --           6,331
                                                 --------         --------       ---------        --------
INCOME (LOSS) BEFORE MINORITY INTERESTS.....       47,154           30,340         (21,254)         56,240
Minority interests..........................         (400)              --              --            (400)
                                                 --------         --------       ---------        --------
NET INCOME (LOSS)...........................       46,754         $ 30,340       $ (21,254)       $ 55,840
Preferred dividend(E).......................       (1,575)              --          (3,611)         (5,186)
                                                 --------         --------       ---------        --------
Net income applicable to partners'..........     $ 45,179         $ 30,340       $ (24,865)       $ 50,654
                                                 ========         ========       =========        ========
PER UNIT OF PARTNERSHIP INTEREST DATA:(F)
Net Income -- Basic.........................                                                      $    .68
                                                                                                  ========
Net Income -- Dilutive......................                                                      $    .66
                                                                                                  ========


 See adjustments to Pro Forma Consolidated Statement of Operations on following page.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)


(A) Reflects Crescent Real Estate Equities Limited Partnership's audited consolidated historical statement of operations for the three months ended March 31, 1998.



(B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investment, assuming the investments were acquired at the beginning of the period.



     Austin Centre office property...............................  1/23/98
     Omni Austin Hotel property(i)...............................  1/23/98
     Post Oak Central office property complex....................  2/13/98
     Washington Harbour office properties........................  2/25/98
     Datran office property......................................   5/1/98
     Station's casino/hotel properties(ii).......................  pending
    (i)   Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent)
          from the hotel lessee to the Operating Partnership
          calculated by applying the rent provisions (as defined in
          the lease agreement) to the historical revenues of the hotel property.
    (ii)  Calculated estimated lease payment using the historical operating results of the casino/hotel properties for the
          quarter ended March 31, 1998. Current negotiations provide for a lease payment equal to 98% of Station's operating
          income for the three months ended March 31, 1998, plus
          depreciation, amortization and preopening expenses for the three month period, and less an historical equipment rental lease payment which will be eliminated upon consummation of the Operating Partnership's Merger with Station ("Adjusted
          Operating Income"). The definitive terms of the lease
          agreement have not yet been finalized. The following
          reflects the components of the calculation of Adjusted
          Operating Income.
     Operating income............................................    27,684
     Adjusted for depreciation and amortization..................    17,019
     Elimination of historical equipment rental lease payment, as a result of the Operating Partnership's Merger with
     Stations....................................................     2,063
                                                                   --------
     Adjusted Operating Income...................................  $ 46,766
     98% of Adjusted Operating Income............................  $ 45,831
                                                                   ========
(C)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the
     properties...................................................................  $   (132)
                                                                                    ========

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

(D) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the April 1998 Unit Investment Trust Offering and the February 1998 Preferred Offering, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.



Credit Facility.........................  $  472,650     @   6.89%  $     32,566
Bridge Loan.............................     250,000     @   6.89%        17,225
BankBoston Note II......................     100,000     @   6.89%         6,890
Note Offering -- 7.125% Notes due
  2007..................................     250,000     @  7.125%        17,813
Note Offering -- 6.625% Notes due
  2002..................................     150,000     @  6.625%         9,938
Station's Refinanced Debt...............   1,035,200     @   7.50%        77,640
LaSalle Note I..........................     239,000     @   7.83%        18,714
LaSalle Note II.........................     161,000     @   7.79%        12,542
LaSalle Note III........................     115,000     @   7.81%         8,982
Chase Manhattan Note....................      97,123     @   7.44%         7,226
Cigna Note..............................      63,500     @   7.47%         4,743
Metropolitan Life Note II...............      44,831     @   6.93%         3,107
Metropolitan Life Note III..............      40,000     @   7.74%         3,096
Metropolitan Life Note IV...............       7,000     @   7.11%           498
Northwestern Life Note..................      26,000     @   7.66%         1,992
Metropolitan Life Note I................      12,030     @   8.88%         1,068
Nomura Funding VI Note..................       8,666     @  10.07%           873
Rigney Note.............................         777     @   8.50%            66
                                          ----------                ------------
Total annual amount.....................  $3,072,777                $    224,979
Prorated for three months...............                                  56,244
Less: Capitalized interest..............                                    (575)
Historical interest expense.............                                 (34,283)
                                                                    ------------
                                                                                   $ 21,386
                                                                                   ========



(E)  Reflects the following:



7% preferred dividend for the $103.5 million of preferred
  shares issued in connection with the Station
  transaction...............................................      $ 7,245
6.75% preferred dividend for the February 1998 Preferred
  Offering..................................................       13,500
                                                                  -------
                                                                  $20,745
                                                                  =======
Prorated for three months...................................      $ 5,186
                                                                  =======



(F) Reflects net income per unit of partnership interest based on 74,684,485 weighted average units -- basic and 77,260,143 weighted average units -- diluted assumed to be outstanding during the three months ended March 31, 1998.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                   CRESCENT REAL
                                  ESTATE EQUITIES
                                      LIMITED                        1998 ACQUIRED
                                    PARTNERSHIP     1997 ACQUIRED     AND PENDING       OTHER         PRO FORMA
                                   HISTORICAL(A)    INVESTMENTS(B)   INVESTMENT(C)   ADJUSTMENTS     CONSOLIDATED
                                  ---------------   --------------   -------------   -----------     ------------
REVENUES:
  Rental property...............     $430,383          $125,295        $210,458       $      --        $766,136
  Interest and other income.....       16,990                --              --           6,363(D)       23,353
                                     --------          --------        --------       ---------        --------
          Total revenues........      447,373           125,295         210,458           6,363         789,489
                                     --------          --------        --------       ---------        --------
EXPENSES:
  Real estate taxes.............       44,154            11,277           5,224              --          60,655
  Repairs and maintenance.......       27,783            13,317           5,777              --          46,877
  Other rental property
     operating..................       86,931            21,974          10,179            (283)(E)     117,223
                                                                                         (1,578)(F)
  Corporate general and
     administrative.............       12,858                --              --              --          12,858
  Interest expense..............       86,441                --              --         136,505(G)      222,946
  Depreciation and
     amortization...............       74,426            22,554          86,365              --         183,345
  Amortization of deferred
     financing costs............        3,499                --              --             539(H)        4,038
                                     --------          --------        --------       ---------        --------
          Total expenses........      336,092            69,122         107,545         135,183         647,942
                                     --------          --------        --------       ---------        --------
          Operating income
            (loss)..............      111,281            56,173         102,913        (128,820)        141,547
OTHER INCOME:
  Equity in net income of
     unconsolidated companies...       23,743            10,590           1,943              --          36,276
                                     --------          --------        --------       ---------        --------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS.....................      135,024            66,763         104,856        (128,820)        177,823
Minority interests..............       (1,434)               --              --              --          (1,434)
                                     --------          --------        --------       ---------        --------
NET INCOME (LOSS)...............     $133,590          $ 66,763        $104,856       $(128,820)       $176,389
                                     ========          ========        ========       =========        ========
Preferred dividend(I)...........                                                                        (20,745)
                                                                                                       --------
Net income applicable to
  partners'.....................                                                                       $155,644
                                                                                                       ========
PER UNIT OF PARTNERSHIP INTEREST
  DATA(J):
Net income -- Basic.............                                                                       $   2.08
                                                                                                       ========
Net income -- Dilutive..........                                                                       $   2.02
                                                                                                       ========


 See adjustments to Pro Forma Consolidated Statement of Operations on following page.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)

(A) Reflects Crescent Real Estate Equities Limited Partnership's audited consolidated historical statement of operations for the year ended December 31, 1997.

(B) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all investments acquired in 1997, assuming the investments were acquired at the beginning of the period.

                                                              ACQUISITION
                         INVESTMENT                              DATE
                         ----------                           -----------
Greenway II office property.................................    1/17/97
Trammell Crow Center office property........................    2/28/97
Three Denver office properties..............................    2/28/97
Carter-Crowley Real Estate Assets...........................     5/9/97
Magellan Real Estate Assets(i)..............................    6/17/97
The Woodlands(ii)(iii)......................................    7/31/97
Desert Mountain(iv).........................................    8/29/97
Houston Center mixed-use property complex...................    9/22/97
Four Seasons Hotel -- Houston hotel property(v).............    9/22/97
Miami Center office property................................    9/30/97
U.S. Home Building office property..........................   10/15/97
Bank One Center office property(vi).........................   10/22/97
Refrigerated Warehouse Investment(vii)......................   10/31/97
Fountain Place office property..............................    11/7/97
Ventana Country Inn hotel property(v).......................   12/19/97
Energy Centre office property...............................   12/22/97

        (i) Calculated to reflect the lease payment from the behavioral healthcare facilities' lessee to the Operating Partnership by applying the rent provisions (as set forth in the facilities' lease agreement). Rent provisions include no percentage rent component.

        (ii) The Operating Partnership has an indirect 40.375% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership whose primary holding consists of The Woodlands land assets.

        (iii) The Operating Partnership has a 42.5% equity investment in the limited partnership whose primary holding consists of The Woodlands commercial property assets.

        (iv) The Operating Partnership has an indirect 88.35% (after sale of voting common stock to COI) non-voting equity investment in the limited partnership that owns Desert Mountain.


        (v) Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent) from the hotel lessee to the Operating Partnership calculated by applying the rent provisions (as defined in the lease agreement) to the historical revenues of the hotel property.


        (vi) The Operating Partnership has a 50% equity investment in the partnership that owns Bank One Center office property.

        (vii) The Operating Partnership has an indirect 38% (after the sale of voting common stock to COI) non-voting equity investment in two corporations that own the refrigerated warehouse properties.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

(C) Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with the 1998 acquired and pending investment, assuming the investments were acquired at the beginning of the period.


     Austin Centre office property...............................  1/23/98
     Omni Austin Hotel property(i)...............................  1/23/98
     Post Oak Central office property complex....................  2/13/98
     Washington Harbour office properties........................  2/25/98
     Datran office property......................................  5/01/98
     Station's casino/hotel properties(ii).......................  pending
    (i)   Historical operations of the hotel property were adjusted to reflect the lease payment (base rent and percentage rent)
          from the hotel lessee to the Operating Partnership
          calculated by applying the rent provisions (as defined in
          the lease agreement) to the historical revenues of the hotel property.
    (ii)  Calculated estimated lease payment using the historical operating results of the casino/hotel properties for the
          twelve months ended December 31, 1997. Current negotia-
          tions provide for a lease payment equal to 100% of Station's operating income for the twelve months ended December 31,
          1997, plus depreciation, amortization, preopening expenses and a one-time restructuring charge for the twelve-month
          period, and less an historical equipment rental lease
          payment which will be eliminated upon consummation of the
          operating Partnership's Merger with Station ("Adjusted
          Operating Income"). The definitive terms of the lease
          agreement have not yet been finalized. The following
          reflects the components of the calculation of Adjusted
          Operating Income.
     Operating income............................................  $ 46,467
     Adjusted for depreciation, amortization, preopening expenses
       and a one-time restructuring charge.......................   108,719
     Elimination of historical equipment rental lease payment, as a result of the Operating Partnership's Merger with
       Station...................................................     4,178
                                                                   --------
     Adjusted Operating Income...................................  $159,364
                                                                   ========


(D) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.


     Carter Crowley Notes...............................  ($53,365 @ 10%) $ 5,336
     Ritz Note..........................................  ($ 8,850 @ 18%)   1,593
     COI Note...........................................  ($33,924 @ 12%)   4,070
     Residential Development Corp Note..................  ($ 7,800 @ 10%)     780
     Desert Mountain Note...............................  ($23,251 @ 12%)   2,790
                                                                          -------
     Total..............................................                  $14,569
     Less: Historical interest income...................                   (8,206)
                                                                          -------
     Total..............................................                            $  6,363
                                                                                    ========
(E)  Reflects the elimination of historical ground lessee's expense, as a result of the Operating Partnership acquiring the land underlying Trammell Crow
     Center, assuming Trammell Crow Center was acquired at the beginning of the
     period.......................................................................  $   (283)
                                                                                    ========
(F)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the properties...................................................................  $ (1,578)
                                                                                    ========

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

(G) Net increase as a result of interest costs for long and short-term financing, as follows, net of repayment with proceeds of the April 1998 Unit Investment Trust Offering, the February 1998 Preferred Offering, the Equity Offering to Merrill Lynch in December 1997, the October 1997 Equity Offering, the September 1997 Note Offering, the Equity Offering to UBS in August 1997 and the April and May 1997 Equity Offerings, assuming the borrowings to finance investment acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.



Credit Facility.........................  $  472,650     @   6.89%  $     32,566
Bridge Loan.............................     250,000     @   6.89%        17,225
BankBoston Note II......................     100,000     @   6.89%         6,890
Note Offering -- 7.125% Notes due
  2007..................................     250,000     @  7.125%        17,813
Note Offering -- 6.625% Notes due
  2002..................................     150,000     @  6.625%         9,938
Station's Refinanced Debt...............   1,035,200     @   7.50%        77,640
LaSalle Note I..........................     239,000     @   7.83%        18,714
LaSalle Note II.........................     161,000     @   7.79%        12,542
LaSalle Note III........................     115,000     @   7.81%         8,982
Chase Manhattan Note....................      97,123     @   7.44%         7,226
Metropolitan Life Note II...............      44,831     @   6.93%         3,107
Cigna Note..............................      63,500     @   7.47%         4,743
Metropolitan Life Note III..............      40,000     @   7.74%         3,096
Metropolitan Life Note IV...............       7,000     @   7.11%           498
Northwestern Life Note..................      26,000     @   7.66%         1,992
Metropolitan Life Note I................      12,030     @   8.88%         1,068
Nomura Funding VI Note..................       8,666     @  10.07%           873
Rigney Note.............................         777     @   8.50%            66
                                          ----------                ------------
Total annual amount.....................  $3,072,777                $    224,979
Less: Capitalized interest..............                                  (2,033)
Historical interest expense.............                                 (86,441)
                                                                    ------------
                                                                                   $136,505
                                                                                   ========


(H) Amortization of capitalized costs associated with the September 1997 Note Offering ($4,731 purchaser's discount and $500 other costs).

                                                              AMORTIZATION OF
                                                                   FEES
                                                              ---------------
Note Offering -- 6.625% Notes due 2002......................       $392
Note Offering -- 7.125% Notes due 2007......................        327
                                                                   ----
Total.......................................................       $719
                                                                   ----
Prorated for nine months....................................                    $    539
                                                                                ========

(I)  Reflects the following:

7% preferred dividend for the $103.5 million of preferred
  shares issued in connection with the Station
  transaction...............................................      $ 7,245
6.75% preferred dividend for the February 1998 Preferred
  Offering..................................................       13,500
                                                                  -------
                                                                                $ 20,745
                                                                                ========


(J) Reflects net income per unit of partnership interest based on 74,684,485 weighted average units -- basic and 76,984,912 weighted average units -- diluted assumed to be outstanding during the year ended December 31, 1997.

                                   APPENDIX A

NEVADA GAMING REGULATIONS


     The ownership and operation of casino gaming facilities, the operation of gaming device routes and the manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada are subject to the Nevada Gaming Control Act and regulations promulgated thereunder (the "Nevada Act") and various local ordinances and regulations, and to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board ("Nevada Board"), and various other local city and county regulatory agencies (collectively, the "Nevada Gaming Authorities").



     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Station Lessee's gaming operations and Crescent's ability to participate in the lease.



     Station is currently registered and found suitable to own the stock of its subsidiaries that conduct gaming operations (the "Station Gaming Subsidiaries") at its casino/hotel properties (the "Initial Nevada Casino Properties"). The Company must receive approval to acquire control of Station through the Merger. In addition, financing transactions relating to the Merger may require prior approval or administrative rulings that approval is required. In Nevada, the Company and the Operating Partnership, which will have an interest in earnings from gaming operations through the lease with the Station Lessee (a "Gaming Interest") in Nevada are required to be registered and found suitable, or to be licensed by, the Nevada Gaming Authorities. Station is and the Company, the Operating Partnership and a parent of the Station Lessee (the "JV Parent"), which may be Crescent Operating, will each be required to be registered by the Nevada Commission as a "publicly traded corporation" as such term is defined in the Nevada Act (a "Registered Corporation") (assuming that the JV Parent is a "publicly traded corporation"). The Operating Partnership will also be required to be registered and found suitable to own the stock of a subsidiary ("DSUB") which will be required to be registered and found suitable to own the stock of certain Station Gaming Subsidiaries that will be acquired in the Merger, including Southwest Gaming Services, Inc. and Green Valley Station, Inc., which own approximately 50% of a casino and a brew pub located in southeast Las Vegas and a subsidiary formed to own certain furniture, fixtures and equipment transferred by Station (collectively, the "Gaming Subsidiaries"). The General Partner, as the general partner of the Operating Partnership, will be required to be registered and licensed and the limited partners of the Operating Partnership may be required to be licensed or found suitable as limited partners in the discretion of the Nevada Gaming Authorities. The JV Parent will also be required to be registered by the Nevada Commission as a Registered Corporation and to be registered or licensed as a limited partner of the Station Lessee. The JV Parent will also be required to be found suitable to own the stock of any subsidiary (the "JV Parent Subsidiary") which will be required to be registered or licensed as a general partner of the Station Lessee. Crescent Operating or such other entity as Crescent Operating establishes to be a limited partner in the Station Lessee (such subsidiary limited partner, "COI-SUB") will be required to be registered or licensed as a limited partner of the Station Lessee. Assuming that Crescent Operating establishes a subsidiary called Crescent Operating, Ltd. ("COL") to be the general partner of the Station Lessee, Crescent Operating will also be required to be found suitable to own the stock of COL, which will be required to be registered or licensed as a general partner of the Station Lessee. The Management Entity and the Secondary Management Entity will be required to be registered or licensed as a general partner and limited partner, respectively, of the Station Lessee. The Station Lessee will be required to be registered and licensed to own the interests of its limited liability company gaming subsidiaries (individually, a "Lessee Gaming Subsidiary" and collectively, the "Lessee Gaming Subsidiaries") under the terms of the Nevada Act. The

Lessee Gaming Subsidiaries will be required to be licensed to conduct certain gaming operations at the Initial Nevada Casino Properties. All registrations, approvals, findings of suitability and licenses required to conduct gaming operations or receive a Gaming Interest are collectively referred to hereinafter as "Gaming Licenses." Each of the Company, the Operating Partnership, the General Partner, DSUB, JV Parent, COL, COI-SUB, the Management Entity and the Secondary Management Entity is individually referred to hereinafter as a "Station Party," and they are collectively referred to hereinafter as the "Station Parties."



     As a Registered Corporation, Station is, and the Company, the Operating Partnership and the JV Parent will be, required to periodically submit detailed financial and operating reports to the Nevada Commission and the Nevada Board and furnish any other information which the Nevada Commission or the Nevada Board may require. No person may become a member or holder of an interest of, or receive any percentage of profits from COL, DSUB, the Gaming Subsidiaries, the Management Entity, the Secondary Management Entity, the Station Lessee or the Lessee Gaming Subsidiaries without first obtaining Gaming Licenses and approvals from the Nevada Gaming Authorities. The Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries will apply for Gaming Licenses required in order to engage in gaming activities in Nevada or to have a Gaming Interest, as applicable. The following regulatory requirements are currently applicable to Station and the Station Gaming Subsidiaries, and will be applicable to the Station Parties, the Gaming Subsidiaries, the Station Lessee and the Lessee Gaming Subsidiaries upon their receipt of all necessary Gaming Licenses and approvals from the Nevada Gaming Authorities to conduct gaming operations at the Initial Nevada Casino Properties or to have a Gaming Interest, as applicable. The Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries have not yet obtained the Gaming Licenses necessary to conduct gaming operations in Nevada or to receive a Gaming Interest, as applicable, and no assurances can be given that such Gaming Licenses will be obtained, or that they will be obtained on a timely basis. Individual and Company gaming license applications have recently been submitted to the Nevada Board.



     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or a company which holds a Gaming License, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of the Station Parties, the Station Lessee and the Lessee Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and will be required to be licensed or found suitable by the Nevada Gaming Authorities in connection with the Merger. Following consummation of the Merger, officers, directors, trust managers and key employees of the Station Parties and the Station Lessee who are actively and directly involved in gaming activities of the Lessee Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information, followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.



     If the Nevada Gaming Authorities were to find an officer, director, trust manager or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Station Parties, the Station Lessee or the Lessee Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Station Parties, the Station Lessee, the Gaming Subsidiaries or the Lessee Gaming Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.



     Station is required, and the Station Parties, the Station Lessee, the Gaming Subsidiaries and the Lessee Gaming Subsidiaries will be required, to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Station Parties, the Station Lessee, the Gaming Subsidiaries and the Lessee Gaming Subsidiaries will be required to be reported to or approved by the Nevada Commission.

     If it were determined that the Nevada Act was violated by Station Parties, the Station Lessee, a Gaming Subsidiary or a Lessee Gaming Subsidiary, the Gaming Licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Station Parties, the Station Lessee, the Gaming Subsidiaries and the Lessee Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the Gaming Licenses of the Station Parties, the Station Lessee, the Gaming Subsidiaries or the Lessee Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any Gaming License would) materially adversely affect the results of operations of the Company and the Operating Partnership and their ability to have Gaming Interests and the gaming operations of the Station Lessee.



     Any beneficial holder of Station's voting securities, regardless of the number of shares owned, may be, and, at any time following consummation of the Merger, any beneficial owner of the voting securities of the Company or the JV Parent or the limited partnership interests of the Operating Partnership may be, required to file an application, be investigated, and have its suitability as a beneficial holder of such voting securities or the limited partnership interests of the Operating Partnership determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.


     The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determined to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.


     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Station is and, following consummation of the Merger, the Company, the Operating Partnership and the JV Parent will be subject to disciplinary action if, after they receive notice that a person is unsuitable to be a stockholder or limited partner or to have any other relationship with Station, the Company, the Operating Partnership or the JV Parent, as the case may be, (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of redemption, conversion, exchange, liquidation or similar transaction.



     The Nevada Commission, in its discretion, may require the holder of any debt security of a Registered Corporation, including preferred stock, the Private Notes and the Exchange Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.



     Station is, and, following consummation of the Merger, the Company, the Operating Partnership, the JV Parent and the Station Lessee will be, required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Station is also, and, following consummation of the Merger, the Company, the Operating Partnership, the JV Parent will be, required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of Station, and will have the power to require the share or limited partnership certificates of the Company, and the Operating Partnership and the JV Parent to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Station and it is unknown whether such a requirement will be imposed on the Company, the Operating Partnership or the JV Parent.



     Station is not, and, following consummation of the Merger, the Company, the Operating Partnership and the JV Parent will not be permitted to, make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 20, 1997, the Nevada Commission granted Station prior approval to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval") and the Company, the Operating Partnership and the JV Parent are expected to seek a similar approval. However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two-year approval period. The Shelf Approval also applies to any affiliated company wholly owned by Station which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval to place restrictions upon and enter into agreements not to encumber equity securities of the Station Gaming Subsidiaries, and for the Station Gaming Subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, Station or an affiliate in a public offering under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the Prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.



     Changes in control of Station through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, including the Merger, may not (and, following consummation of the Merger, in the case of the Company, the Operating Partnership and the JV Parent will not be permitted to) occur without the prior approval of the Nevada Commission. The Merger must be approved by the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission and meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.



     License fees and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the state of Nevada and to the counties and cities in which the Nevada licensee's operations are conducted. Depending upon the fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated or (iii) the number of table games operated. A casino entertainment tax is also required to be paid in connection with casino operations where certain entertainment is furnished in a cabaret, nightclub, cocktail lounge or casino showroom in connection with the serving or selling of food or refreshments, or the selling of any merchandise.


     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operations who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

NEVADA LIQUOR REGULATIONS

     The sale of alcoholic beverages at Palace Station and Boulder Station is subject to licensing, control and regulation by the City of Las Vegas and the Clark County Board, respectively. Texas Station is subject to the licensing, control and regulation of the City of North Las Vegas. Sunset Station is subject to the licensing, control and regulation of the City of Henderson. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Lessee Gaming Subsidiaries and, therefore, impact the ability of Station Lessee to make lease payments.

MISSOURI GAMING REGULATIONS

     Gaming was originally authorized in the State of Missouri and the City of St. Charles on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos. On September 20, 1993, Station filed its initial application with the Missouri Gaming Commission for either a dockside or a cruising gaming license in St. Charles, Missouri, which license was issued on May 27, 1994, thereby making Station one of the first two entrants in the Missouri riverboat gaming market.

     However, due to both a January 25, 1994 ruling by the Missouri Supreme Court, which held that games of chance, including certain games authorized under the Missouri Gaming Law such as bingo and keno, constitute "lotteries" and were therefore prohibited under the Missouri Constitution and the failure of a statewide election on April 5, 1994 to adopt a constitutional amendment that would have exempted excursion boats and floating facilities from such constitutional prohibition on lotteries, Station commenced operations with only those games which involve some element of skill ("limited gaming"), such as poker and blackjack, that would be constitutionally permissible. The authorization of both games of skill and games of chance ("full-scale gaming") occurred on November 9, 1994 with passage by Missouri voters of a constitutional amendment virtually identical to the measure which was defeated on April 5, 1994. Full-scale gaming became effective on December 9, 1994, and by the end of December 1994, Station was conducting full-scale gaming on both its excursion and dockside casinos in St. Charles, Missouri.

     On January 16, 1997, the Missouri Gaming commission granted Station Casino Kansas City a Class A and Class B Excursion Gambling Boat license to own and operate the River King and River Queen floating gaming facilities.

     Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of Station and its subsidiaries and, following consummation of the Merger, the operations of the Station Parties. The Supreme Court of Missouri has recently ruled, in a case involving certain competitors of Station Casino St. Charles, that gaming may occur only in artificial spaces that are contiguous to the surface stream on the Missouri and Mississippi Rivers. It is not possible to predict the effect this ruling may have on operations at Station Casino Kansas City. See "Recent Developments -- Station Casinos, Inc. Litigation" for a more detailed description of litigation relating to Station's ability to conduct gaming operations in Missouri.

     Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. By virtue of its gaming license in Missouri, Station, any subsidiaries it has or it may form and certain of its officers and employees are subject to the Missouri Gaming Law and the regulations of the Missouri Gaming Commission. Upon obtaining Gaming Licenses in Missouri, the Station Parties, the Station Lessee, the Licensed Gaming Subsidiaries and certain of their officers and employees will be subject to the laws and regulations of the Missouri Gaming Commission.

     As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit personal disclosure forms which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things, (a) investigations into an applicant's character, financial responsibility and experience and (b) that applicants furnish (i) an affirmative action plan for the hiring and training of minorities and women and (ii) an economic development or impact report. License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter.

     The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including, without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times an operator's highest daily gross adjusted receipts during the preceding twelve months. The gaming licenses may not be transferred or pledged as collateral, and the Missouri Gaming Law regulations bar a licensee from taking any of the following actions without 15 days' prior notice to, and approval by, the Missouri Gaming Commission: any issuance of an ownership interest of five percent or more of the issued and outstanding ownership interests; any private incurrence of debt by the licensee or any holding company of $1,000,000 or more; and any public issuance of debt by a licensee or its holding company. The Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee's suitability. In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company, the pledge of five percent or more of the ownership interest in a licensee or holding company and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to Station and its subsidiaries and, following consummation of the Merger, will apply to the Station Parties, the Station Lessee and the Licensed Gaming Subsidiaries.

     The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of $2.00 per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the Commission and pay the associated auditing fees. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion and requires licensees to maintain scheduled excursions with boarding and disembarking times regardless of whether the riverboat cruises. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All eleven licensees in Missouri are authorized to conduct all or a portion of their operations on a dockside basis.

     With respect to the availability of dockside gaming, which may be more profitable than excursion gaming, the Missouri Gaming Commission is empowered to determine on a site-by-site basis where such gaming is appropriate and shall be permitted.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Summary................................    1
Risk Factors...........................   13
The Operating Partnership..............   20
Conflicts of Interest..................   24
Recent Developments....................   26
No Cash Proceeds to the Operating
  Partnership..........................   36
Capitalization.........................   37
The Exchange Offer.....................   38
Description of the Exchange Notes......   45
Summary Selected Financial Data........   55
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of the Operating
  Partnership..........................   58
Ratios of Earnings to Fixed Charges....   69
Business and Properties................   70
Certain Policies.......................   84
Management.............................   87
Principal Shareholders.................   94
Certain Relationships and Related
  Transactions.........................   97
Structure of the Operating
  Partnership..........................  102
U.S. Federal Income Tax Consequences...  103
Plan of Distribution...................  104
Available Information..................  104
Experts................................  105
Legal Matters..........................  105
Glossary...............................  106
Index to Financial Statements..........  F-1
Appendix A.............................  A-1


             ======================================================

             ======================================================

                              CRESCENT REAL ESTATE
                                EQUITIES LIMITED
                                  PARTNERSHIP

                               OFFER TO EXCHANGE

    6 5/8% NOTES DUE 2002 FOR ANY AND ALL OUTSTANDING 6 5/8% NOTES DUE 2002 7 1/8% NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 7 1/8% NOTES DUE 2007

                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------
                                  MAY   , 1998

             ======================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Operating Partnership's limited partnership agreement (the "Agreement") provides that the Operating Partnership will indemnify any director or officer of the Operating Partnership, Crescent Real Estate Equities Company (the "Company") or Crescent Real Estate Equities, Ltd. (the "General Partner") who is made a party to a proceeding by reason of his status as such director or officer (an "Indemnitee") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership as set forth in the Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceedings and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The indemnity extends to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Operating Partnership or any subsidiary entity (including, without limitation, any indebtedness which the Operating Partnership or any subsidiary entity has assumed or taken subject to). The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth for indemnification. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendre or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified for indemnification with respect to the subject matter of such proceeding.

     The right to indemnification conferred in the Agreement is a contract right and includes the right of each Indemnitee to be paid by the Operating Partnership the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Operating Partnership of (i) a written affirmation of the Indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Operating Partnership has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay all amounts so advanced if it shall ultimately be determined that the standard of conduct has not been met.

     The Company's Restated Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. The Declaration of Trust provides that no trust manager shall be liable to the Company for any act, omission, loss, damage or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

     The Company and the Operating Partnership have entered into indemnification agreements with each of the Company's executive officers and trust managers. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify such officers and trust managers to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company and the Operating Partnership also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's and Operating Partnership's directors' and officers' liability insurance, if any. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust, the Company's Bylaws and Operating Partnership Agreement, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Trust Managers or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all exhibits and financial statement schedules filed as a part of this Registration Statement on Form S-4, including those incorporated herein by reference.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          1.01**         -- Form of Purchase Agreement, dated September 19, 1997,
                            among the Registrant, Merrill Lynch & Co., Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated and Salomon Brothers
                            Inc.
          3.01           -- Second Amended and Restated Agreement of Limited
                            Partnership of Crescent Real Estate Equities Limited
                            Partnership dated as of November 1, 1997 (filed as
                            Exhibit 4.06 to the Registration Statement on Form S-3
                            (File No. 333-41049) of Crescent Real Estate Equities
                            Company (the "Company") and incorporated herein by
                            reference).
          4.01**         -- Indenture, dated as of September 22, 1997, between the
                            Registrant and State Street Bank and Trust Company of
                            Missouri, N.A.
          4.02           -- Restated Declaration of Trust of the Company (filed as
                            Exhibit No. 4.01 to the Company's Registration Statement
                            on Form S-3 (File No. 333-21905) (the "1997 Form S-3")
                            and incorporated herein by reference).
          4.03           -- Amended and Restated Bylaws of the Company, as amended
                            (filed as Exhibit 4.02 to the Company's Form 8-K dated
                            October 8, 1997 and filed October 14, 1997, and
                            incorporated herein by reference).
          4.04**         -- Form of 6 5/8% Note due 2002.
          4.05**         -- Form of 7 1/8% Note due 2007.
          4.06**         -- Registration Rights Agreement, dated as of September 22,
                            1997, among the Registrant, Merrill Lynch & Co., Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated and Salomon
                            Brothers Inc.
          5.01*          -- Opinion of Shaw Pittman Potts & Trowbridge as to the
                            legality of the securities being registered by the
                            Registrant.
          8.01*          -- Opinion of Shaw Pittman Potts & Trowbridge regarding
                            certain material tax issues relating to the Registrant.
         10.01           -- Noncompetition Agreement (Rainwater) (filed as Exhibit
                            No. 10.02 to the Company's Annual Report on Form 10-K for
                            the fiscal year ended December 31, 1997 (the "1997 10-K")
                            and incorporated herein by reference).
         10.02           -- Noncompetition Agreement (Goff) (filed as Exhibit No.
                            10.03 to the 1997 10-K and incorporated herein by
                            reference).
         10.03           -- Noncompetition Agreement (Haddock) (filed as Exhibit No.
                            10.04 to the 1997 10-K and incorporated herein by
                            reference).
         10.04           -- Employment Agreement (Goff) (the "Goff Employment
                            Agreement") (filed as Exhibit No. 10.05 to the 1997 10-K
                            and incorporated herein by reference).
         10.05           -- Employment Agreement (Haddock) (the "Haddock Employment
                            Agreement") (filed as Exhibit No. 10.06 to the 1997 10-K
                            and incorporated herein by reference).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.06           -- Form of Registration Rights, Lock-Up and Pledge Agreement
                            (filed as Exhibit No. 10.05 to the Registration Statement
                            on Form S-11 (File No. 33-78188) (the "1994 S-11") of the
                            Company and incorporated herein by reference).
         10.07**         -- Form of Officers' and Trust Managers' Indemnification
                            Agreement as entered into between the Company and each of
                            its executive officers and trust managers.
         10.08           -- Crescent Real Estate Equities Company 1994 Stock
                            Incentive Plan (filed as Exhibit No. 10.07 to the 1994
                            S-11 and incorporated herein by reference).
         10.09           -- Crescent Real Estate Equities, Ltd. First Amended and
                            Restated 401(k) Plan (filed as Exhibit No. 10.10 to the
                            1997 10-K and incorporated herein by reference).
         10.10           -- Agreement, dated as of August 15, 1996, relating to the acquisition of the Greenway Plaza Portfolio (filed as
                            Exhibit No. 10.02 to the 1996 Form 8-K and incorporated
                            herein by reference).
         10.11           -- Form of Amended and Restated Lease Agreement, dated
                            January 1, 1996, among the Registrant, Mogul Management,
                            LLC and RoseStar Management, LLC, relating to the Hyatt
                            Regency Beaver Creek (filed as Exhibit 10.12 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1995 (the "1995 10-K") and
                            incorporated herein by reference).
         10.12           -- Real Estate Purchase and Sale Agreement, dated as of
                            January 29, 1997, between the Registrant, as purchaser,
                            and Magellan Health Services, Inc., as seller, relating
                            to the acquisition of 92 behavioral healthcare facilities
                            (the "Magellan Facilities"), as amended effective
                            February 28, 1997 and May 29, 1997 (filed as Exhibit No.
                            10.13 to the Company's Quarterly Report on Form 10-Q/A
                            for the quarter ended June 30, 1997 (the "1997 10-Q") and
                            incorporated herein by reference).
         10.13**         -- Second Amended and Restated 1995 Crescent Real Estate
                            Equities Company Stock Incentive Plan.
         10.14           -- Lease Agreement, dated December 19, 1995 between the
                            Registrant and RoseStar Management, LLC, relating to the
                            Hyatt Regency Albuquerque (filed as Exhibit 10.16 to the
                            1995 10-K and incorporated herein by reference).
         10.15           -- Amended and Restated Lease Agreement, dated June 30, 1995 between the Registrant and RoseStar Management, LLC,
                            relating to the Denver Marriott (filed as Exhibit 10.17
                            to the 1995 10-K and incorporated herein by reference).
         10.16           -- Loan Agreement, dated August 24, 1995, including Form of
                            Deed of Trust, Assignment of Rents, Security Agreement
                            and Fixture Filing, and Amendment to Loan Agreement,
                            dated October 19, 1995, between Crescent Real Estate
                            Funding I, L.P. and Nomura Asset Capital Corporation
                            (filed as Exhibit 10.15 to the 1995 10-K and incorporated
                            herein by reference).
         10.17           -- Loan Agreement, dated August 24, 1995, including Form of
                            Deed of Trust, Assignment of Rents, Security Agreement
                            and Fixture Filing, between Crescent Real Estate Funding
                            II, L.P. and Nomura Asset Capital Corporation (filed as
                            Exhibit 10.19 to the 1995 10-K and incorporated herein by
                            reference).
         10.18           -- Mortgage Loan Application and Agreement, dated October 3,
                            1995, as amended by letter agreements dated October 10,
                            1995 and October 30, 1995, between the Registrant and
                            CIGNA Investments, Inc. and Secured Promissory Note dated
                            December 11, 1995 (filed as Exhibit 10.20 to the 1995
                            10-K and incorporated herein by reference).
         10.19           -- 1995 Crescent Real Estate Equities Limited Partnership
                            Unit Incentive Plan (filed as Exhibit No. 99.01 to the
                            Company's Registration Statement on Form S-8 (File No.
                            333-3452) and incorporated herein by reference).
         10.20           -- 1996 Crescent Real Estate Equities Limited Partnership
                            Unit Incentive Plan (filed as Exhibit No. 10.01 to the
                            1996 Form 8-K and incorporated herein by reference).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.21           -- Lease Agreement, dated July 26, 1996, between Canyon
                            Ranch, Inc. and Canyon Ranch Leasing, L.L.C., as assigned
                            by Canyon Ranch, Inc. to the Registrant pursuant to the
                            Assignment and Assumption of Master Lease, dated July 26,
                            1996 (filed as Exhibit 10.24 to the 1997 10-Q and
                            incorporated herein by reference).
         10.22           -- Lease Agreement, dated November 18, 1996, between the
                            Registrant and Wine Country Hotel, LLC. (filed as Exhibit
                            10.25 to the 1996 10-K and incorporated herein by
                            reference).
         10.23           -- Lease Agreement, dated December 11, 1996, between Canyon
                            Ranch-Bellefontaine Associates, L.P., and Vintage
                            Resorts, LLC as assigned by Canyon Ranch-Bellefontaine
                            Associates, L.P. to Crescent Real Estate Funding VI, L.P.
                            pursuant to the Assignment and Assumption of Master
                            Lease, dated December 11, 1996 (filed as Exhibit 10.26 to
                            the 1997 10-Q and incorporated herein by reference).
         10.24           -- Master Lease Agreement, dated June 16, 1997, as amended, between Crescent Real Estate Funding VII, L.P. and
                            Charter Behavioral Health Systems, LLC and its
                            subsidiaries, relating to the Magellan Facilities (filed
                            as Exhibit 10.27 to the 1997 10-K and incorporated herein
                            by reference).
         10.25**         -- Fourth Amended and Restated Revolving Credit Agreement,
                            dated December 19, 1997 among the Registrant, BankBoston,
                            N.A. and the other banks named therein.
         10.26           -- Intercompany Agreement, dated June 3, 1997, between the
                            Registrant and Crescent Operating, Inc. (filed as Exhibit
                            10.2 to the Registration Statement on Form S-1 (File No.
                            333-25223) of Crescent Operating, Inc. and incorporated
                            herein by reference).
         10.27**         -- First Amendment to the Second Amended and Restated
                            Agreement of Limited Partnership of Crescent Real Estate
                            Equities Limited Partnership, dated February 19, 1998,
                            among Crescent Real Estate Equities, Ltd. and the limited
                            partners of the Registrant.
         10.28**         -- Second Amendment to the Second Amended and Restated
                            Agreement of Limited Partnership of Crescent Real Estate
                            Equities Limited Partnership, dated March 2, 1998 among
                            Crescent Real Estate Equities, Ltd. and the limited
                            partners of the Registrant.
         10.29**         -- Amendment No. 5 to the Goff Employment Agreement, dated
                            March 10, 1998.
         10.30**         -- Amendment No. 4 to the Haddock Employment Agreement,
                            dated March 10, 1998.
         12.01**         -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges and Preferred Shares Dividends.
         21.01**         -- Subsidiaries of the Registrant.
         23.01           -- Consent of Arthur Andersen LLP (Dallas), Certified Public
                            Accountants, dated May 19, 1998 (filed herewith).
         23.02           -- Consent of Arthur Andersen LLP (Atlanta), Certified
                            Public Accountants, dated May 18, 1998 (filed herewith).
         23.03           -- Consent of Arthur Andersen LLP (Las Vegas), Certified
                            Public Accountants, dated May 19, 1998 (filed herewith).
         23.04*          -- Consent of Shaw Pittman Potts & Trowbridge (to be
                            included in its opinion to be filed as Exhibit 5.01 to
                            this Registration Statement).
         23.05*          -- Consent of Shaw Pittman Potts & Trowbridge (to be
                            included in its opinion to be filed as Exhibit 8.01 to
                            this Registration Statement).
         23.06**         -- Consent of Thompson Coburn.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         25.01**         -- Statement of Eligibility of Trustee.
         27.01**         -- Financial Data Schedule.
         99.01**         -- Form of Letter of Transmittal.
         99.02**         -- Form of Notice of Guaranteed Delivery.
         99.03**         -- Form of Letter to Brokers.
         99.04**         -- Form of Letter to Clients.
         99.05**         -- Form of Instruction to Registered Holder and for Bank
                            Entry Transfer Participant from Beneficial Owner.

---------------

 * To be filed by amendment.

** Previously filed.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned Registrant hereby undertakes:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 22nd day of May, 1998.


                                            CRESCENT REAL ESTATE
                                            EQUITIES LIMITED PARTNERSHIP

                                            By: CRESCENT REAL ESTATE EQUITIES,
                                              LTD., its General Partner

                                            By:    /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----

                /s/ GERALD W. HADDOCK                  Sole Director, President and       May 22, 1998
-----------------------------------------------------    Chief Executive Officer of the
                  Gerald W. Haddock                      General Partner (Principal
                                                         Executive Officer)

                 /s/ DALLAS E. LUCAS                   Senior Vice President and Chief    May 22, 1998
-----------------------------------------------------    Financial Officer of the
                   Dallas E. Lucas                       General Partner (Principal
                                                         Financial and Accounting
                                                         Officer)

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------

          1.01**         -- Form of Purchase Agreement, dated September 19, 1997,
                            among the Registrant, Merrill Lynch & Co., Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated and Salomon Brothers
                            Inc.
          3.01           -- Second Amended and Restated Agreement of Limited
                            Partnership of Crescent Real Estate Equities Limited
                            Partnership dated as of November 1, 1997 (filed as
                            Exhibit 4.06 to the Registration Statement on Form S-3
                            (File No. 333-41049) of Crescent Real Estate Equities
                            Company (the "Company") and incorporated herein by
                            reference).
          4.01**         -- Indenture, dated as of September 22, 1997, between the
                            Registrant and State Street Bank and Trust Company of
                            Missouri, N.A.
          4.02           -- Restated Declaration of Trust of the Company (filed as
                            Exhibit No. 4.01 to the Company's Registration Statement
                            on Form S-3 (File No. 333-21905) (the "1997 Form S-3")
                            and incorporated herein by reference).
          4.03           -- Amended and Restated Bylaws of the Company, as amended
                            (filed as Exhibit 4.02 to the Company's Form 8-K dated
                            October 8, 1997 and filed October 14, 1997, and
                            incorporated herein by reference).
          4.04**         -- Form of 6 5/8% Note due 2002.
          4.05**         -- Form of 7 1/8% Note due 2007.
          4.06**         -- Registration Rights Agreement, dated as of September 22,
                            1997, among the Registrant, Merrill Lynch & Co., Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated and Salomon
                            Brothers Inc.
          5.01*          -- Opinion of Shaw Pittman Potts & Trowbridge as to the
                            legality of the securities being registered by the
                            Registrant.
          8.01*          -- Opinion of Shaw Pittman Potts & Trowbridge regarding
                            certain material tax issues relating to the Registrant.
         10.01           -- Noncompetition Agreement (Rainwater) (filed as Exhibit
                            No. 10.02 to the Company's Annual Report on Form 10-K for
                            the fiscal year ended December 31, 1997 (the "1997 10-K")
                            and incorporated herein by reference).
         10.02           -- Noncompetition Agreement (Goff) (filed as Exhibit No.
                            10.03 to the 1997 10-K and incorporated herein by
                            reference).
         10.03           -- Noncompetition Agreement (Haddock) (filed as Exhibit No.
                            10.04 to the 1997 10-K and incorporated herein by
                            reference).
         10.04           -- Employment Agreement (Goff) (the "Goff Employment
                            Agreement") (filed as Exhibit No. 10.05 to the 1997 10-K
                            and incorporated herein by reference).
         10.05           -- Employment Agreement (Haddock) (the "Haddock Employment
                            Agreement") (filed as Exhibit No. 10.06 to the 1997 10-K
                            and incorporated herein by reference).
         10.06           -- Form of Registration Rights, Lock-Up and Pledge Agreement
                            (filed as Exhibit No. 10.05 to the Registration Statement
                            on Form S-11 (File No. 33-78188) (the "1994 S-11") of the
                            Company and incorporated herein by reference).
         10.07**         -- Form of Officers' and Trust Managers' Indemnification
                            Agreement as entered into between the Company and each of
                            its executive officers and trust managers.
         10.08           -- Crescent Real Estate Equities Company 1994 Stock
                            Incentive Plan (filed as Exhibit No. 10.07 to the 1994
                            S-11 and incorporated herein by reference).
         10.09           -- Crescent Real Estate Equities, Ltd. First Amended and
                            Restated 401(k) Plan (filed as Exhibit No. 10.10 to the
                            1997 10-K and incorporated herein by reference).
         10.10           -- Agreement, dated as of August 15, 1996, relating to the acquisition of the Greenway Plaza Portfolio (filed as
                            Exhibit No. 10.02 to the 1996 Form 8-K and incorporated
                            herein by reference).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.11           -- Form of Amended and Restated Lease Agreement, dated
                            January 1, 1996, among the Registrant, Mogul Management,
                            LLC and RoseStar Management, LLC, relating to the Hyatt
                            Regency Beaver Creek (filed as Exhibit 10.12 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended December 31, 1995 (the "1995 10-K") and
                            incorporated herein by reference).
         10.12           -- Real Estate Purchase and Sale Agreement, dated as of
                            January 29, 1997, between the Registrant, as purchaser,
                            and Magellan Health Services, Inc., as seller, relating
                            to the acquisition of 92 behavioral healthcare facilities
                            (the "Magellan Facilities"), as amended effective
                            February 28, 1997 and May 29, 1997 (filed as Exhibit No.
                            10.13 to the Company's Quarterly Report on Form 10-Q/A
                            for the quarter ended June 30, 1997 (the "1997 10-Q") and
                            incorporated herein by reference).
         10.13**         -- Second Amended and Restated 1995 Crescent Real Estate
                            Equities Company Stock Incentive Plan.
         10.14           -- Lease Agreement, dated December 19, 1995 between the
                            Registrant and RoseStar Management, LLC, relating to the
                            Hyatt Regency Albuquerque (filed as Exhibit 10.16 to the
                            1995 10-K and incorporated herein by reference).
         10.15           -- Amended and Restated Lease Agreement, dated June 30, 1995 between the Registrant and RoseStar Management, LLC,
                            relating to the Denver Marriott (filed as Exhibit 10.17
                            to the 1995 10-K and incorporated herein by reference).
         10.16           -- Loan Agreement, dated August 24, 1995, including Form of
                            Deed of Trust, Assignment of Rents, Security Agreement
                            and Fixture Filing, and Amendment to Loan Agreement,
                            dated October 19, 1995, between Crescent Real Estate
                            Funding I, L.P. and Nomura Asset Capital Corporation
                            (filed as Exhibit 10.15 to the 1995 10-K and incorporated
                            herein by reference).
         10.17           -- Loan Agreement, dated August 24, 1995, including Form of
                            Deed of Trust, Assignment of Rents, Security Agreement
                            and Fixture Filing, between Crescent Real Estate Funding
                            II, L.P. and Nomura Asset Capital Corporation (filed as
                            Exhibit 10.19 to the 1995 10-K and incorporated herein by
                            reference).
         10.18           -- Mortgage Loan Application and Agreement, dated October 3,
                            1995, as amended by letter agreements dated October 10,
                            1995 and October 30, 1995, between the Registrant and
                            CIGNA Investments, Inc. and Secured Promissory Note dated
                            December 11, 1995 (filed as Exhibit 10.20 to the 1995
                            10-K and incorporated herein by reference).
         10.19           -- 1995 Crescent Real Estate Equities Limited Partnership
                            Unit Incentive Plan (filed as Exhibit No. 99.01 to the
                            Company's Registration Statement on Form S-8 (File No.
                            333-3452) and incorporated herein by reference).
         10.20           -- 1996 Crescent Real Estate Equities Limited Partnership
                            Unit Incentive Plan (filed as Exhibit No. 10.01 to the
                            1996 Form 8-K and incorporated herein by reference).
         10.21           -- Lease Agreement, dated July 26, 1996, between Canyon
                            Ranch, Inc. and Canyon Ranch Leasing, L.L.C., as assigned
                            by Canyon Ranch, Inc. to the Registrant pursuant to the
                            Assignment and Assumption of Master Lease, dated July 26,
                            1996 (filed as Exhibit 10.24 to the 1997 10-Q and
                            incorporated herein by reference).
         10.22           -- Lease Agreement, dated November 18, 1996, between the
                            Registrant and Wine Country Hotel, LLC. (filed as Exhibit
                            10.25 to the 1996 10-K and incorporated herein by
                            reference).
         10.21           -- Lease Agreement, dated July 26, 1996, between Canyon
                            Ranch, Inc. and Canyon Ranch Leasing, L.L.C., as assigned
                            by Canyon Ranch, Inc. to the Registrant pursuant to the
                            Assignment and Assumption of Master Lease, dated July 26,
                            1996 (filed as Exhibit 10.24 to the 1997 10-Q and
                            incorporated herein by reference).
         10.22           -- Lease Agreement, dated November 18, 1996, between the
                            Registrant and Wine Country Hotel, LLC. (filed as Exhibit
                            10.25 to the 1996 10-K and incorporated herein by
                            reference).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.23           -- Lease Agreement, dated December 11, 1996, between Canyon
                            Ranch-Bellefontaine Associates, L.P., and Vintage
                            Resorts, LLC as assigned by Canyon Ranch-Bellefontaine
                            Associates, L.P. to Crescent Real Estate Funding VI, L.P.
                            pursuant to the Assignment and Assumption of Master
                            Lease, dated December 11, 1996 (filed as Exhibit 10.26 to
                            the 1997 10-Q and incorporated herein by reference).
         10.24           -- Master Lease Agreement, dated June 16, 1997, as amended, between Crescent Real Estate Funding VII, L.P. and
                            Charter Behavioral Health Systems, LLC and its
                            subsidiaries, relating to the Magellan Facilities (filed
                            as Exhibit 10.27 to the 1997 10-K and incorporated herein
                            by reference).
         10.25**         -- Fourth Amended and Restated Revolving Credit Agreement,
                            dated December 19, 1997 among the Registrant, BankBoston,
                            N.A. and the other banks named therein.
         10.26           -- Intercompany Agreement, dated June 3, 1997, between the
                            Registrant and Crescent Operating, Inc. (filed as Exhibit
                            10.2 to the Registration Statement on Form S-1 (File No.
                            333-25223) of Crescent Operating, Inc. and incorporated
                            herein by reference).
         10.27**         -- First Amendment to the Second Amended and Restated
                            Agreement of Limited Partnership of Crescent Real Estate
                            Equities Limited Partnership, dated February 19, 1998,
                            among Crescent Real Estate Equities, Ltd. and the limited
                            partners of the Registrant.
         10.28**         -- Second Amendment to the Second Amended and Restated
                            Agreement of Limited Partnership of Crescent Real Estate
                            Equities Limited Partnership, dated March 2, 1998 among
                            Crescent Real Estate Equities, Ltd. and the limited
                            partners of the Registrant.
         10.29**         -- Amendment No. 5 to the Goff Employment Agreement, dated
                            March 10, 1998.
         10.30**         -- Amendment No. 4 to the Haddock Employment Agreement,
                            dated March 10, 1998.
         12.01**         -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges and Preferred Shares Dividends.
         21.01**         -- Subsidiaries of the Registrant.
         23.01           -- Consent of Arthur Andersen LLP (Dallas), Certified Public
                            Accountants, dated May 19, 1998 (filed herewith).
         23.02           -- Consent of Arthur Andersen LLP (Atlanta), Certified
                            Public Accountants, dated May 18, 1998 (filed herewith).
         23.03           -- Consent of Arthur Andersen LLP (Las Vegas), Certified
                            Public Accountants, dated May 19, 1998 (filed herewith).
         23.04*          -- Consent of Shaw Pittman Potts & Trowbridge (to be
                            included in its opinion to be filed as Exhibit 5.01 to
                            this Registration Statement).
         23.05*          -- Consent of Shaw Pittman Potts & Trowbridge (to be
                            included in its opinion to be filed as Exhibit 8.01 to
                            this Registration Statement).
         23.06**         -- Consent of Thompson Coburn.
         25.01**         -- Statement of Eligibility of Trustee.
         27.01**         -- Financial Data Schedule.
         99.01**         -- Form of Letter of Transmittal.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         99.02**         -- Form of Notice of Guaranteed Delivery.
         99.03**         -- Form of Letter to Brokers.
         99.04**         -- Form of Letter to Clients.
         99.05**         -- Form of Instruction to Registered Holder and for Bank
                            Entry Transfer Participant from Beneficial Owner.


---------------


 * To be filed by amendment.



** Previously filed.